                                           REGISTRATION NOS. 33-56183, 33-57069
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                      POST-EFFECTIVE AMENDMENT NO. 3
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                           BURLINGTON NORTHERN INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     4000                    41-1400580
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)
    INCORPORATION OR
      ORGANIZATION)          3800 CONTINENTAL PLAZA
                                777 MAIN STREET
                         FORT WORTH, TEXAS 76102-5384
                                (817) 333-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                                      AND

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               BNSF CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     4000                    APPLIED FOR
     (STATE OR OTHER      (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)       IDENTIFICATION NO.)
    INCORPORATION OR
      ORGANIZATION)           3800 CONTINENTAL PLAZA
                                  777 MAIN STREET
                           FORT WORTH, TEXAS 76102-5384
                                  (817) 333-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                             EDMUND W. BURKE, ESQ.
                  EXECUTIVE VICE PRESIDENT, LAW AND SECRETARY
                           BURLINGTON NORTHERN INC.
                            3800 CONTINENTAL PLAZA
                                777 MAIN STREET
                         FORT WORTH, TEXAS 76102-5384
                                (817) 333-2000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE
                  OF AGENT FOR SERVICE FOR BOTH REGISTRANTS)

                               ----------------
                                  COPIES TO:

 JEFFREY R. MORELAND,  ESQ.     SCOTT J. DAVIS, ESQ.    DAVID L. CAPLAN, ESQ.
SANTA FE PACIFIC CORPORATION    MAYER, BROWN & PLATT    DAVIS POLK & WARDWELL
  1700 EAST GOLF ROAD           190 SOUTH LASALLE ST.   450 LEXINGTON AVENUE
 SCHAUMBURG, ILLINOIS      CHICAGO, ILLINOIS 60603-3441 NEW YORK, NEW YORK 10017
      60173                       (312) 782-0600             (212) 450-4000
  (708) 995-6000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger of Santa Fe Pacific Corporation with and into Burlington Northern Inc., pursuant to an Agreement and Plan of Merger dated as of June 29, 1994, as amended by an Amendment thereto dated as of October 26, 1994 and Amendment No. 2 thereto dated as of December 18, 1994, described in the enclosed Joint Proxy Statement/Prospectus, have been satisfied or waived.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ----------------


  Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus contained herein constitutes a combined prospectus relating to BNI's earlier Registration Statements on Form S-4 (Reg. Nos. 33-56007 and 33-56183). This filing also constitutes Post-Effective Amendment No. 3 to Registration Statement No. 33-56183.

  THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                   BURLINGTON NORTHERN INC. BNSF CORPORATION

  CROSS REFERENCE SHEET PURSUANT TO RULE 404(A) OF THE SECURITIES ACT OF 1933 AND ITEM 501(B) OF REGULATION S-K, SHOWING THE LOCATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS OF THE INFORMATION REQUIRED BY PART I OF FORM S-4

 ITEM                                       LOCATION OR CAPTION IN JOINT
  NO.       FORM S-4 CAPTION                 PROXY STATEMENT/PROSPECTUS
 ----       ----------------                ----------------------------
  1.  Forepart of Registration
       Statement and Outside Front   Facing Page of Registration Statement;
       Cover Page of Prospectus...    Cross Reference Sheet; Outside Front Cover
                                      Page of Joint Proxy Statement/Prospectus
  2.  Inside Front and Outside
       Back Cover Pages of           Available Information; Incorporation of
       Prospectus.................    Certain Documents by Reference; Inside
                                      Front Cover Page of Joint Proxy
                                      Statement/Prospectus; Table of Contents
  3.  Risk Factors, Ratio of
       Earnings to Fixed Charges     Summary; The Companies; Other
       and Other Information......    Considerations; The Merger; The Offer;
                                      Unaudited Pro Forma Financial Statements;
                                      Other Matters
  4.  Terms of the Transaction....   Summary; The Merger; The Offer; The Special
                                      Meetings; The Merger Agreement; Comparison
                                      of Rights of Stockholders of BNI and SFP;
                                      Other Matters
  5.  Pro Forma Financial            Summary; Unaudited Pro Forma Financial
       Information................    Statements
  6.  Material Contacts with the
       Company Being Acquired.....   Summary; The Merger
  7.  Additional Information
       Required for Reoffering by
       Persons and Parties Deemed
       to Be Underwriters.........   Not Applicable
  8.  Interests of Named Experts
       and Counsel................   Experts; Legal Matters
  9.  Disclosure of Commission
       Position on Indemnification
       for Securities Act
       Liabilities................   Not Applicable
 10.  Information with Respect to    Available Information; Incorporation of
       S-3 Registrants............    Certain Documents by Reference; The
                                      Companies
 11.  Incorporation of Certain
       Information by Reference...   Incorporation of Certain Documents by
                                      Reference
 12.  Information with Respect to
       S-2 or S-3 Registrants.....   Not Applicable
 13.  Incorporation of Certain
       Information by Reference...   Not Applicable
 14.  Information with Respect to
       Registrants Other Than S-2
       or S-3 Registrants.........   Not Applicable
 15.  Information with Respect to    Available Information; Incorporation of
       S-3 Companies..............    Certain Documents by Reference
 16.  Information with Respect to
       S-2 or S-3 Companies.......   Not Applicable
 17.  Information with Respect to
       Companies Other Than S-2 or
       S-3 Companies..............   Not Applicable

 ITEM                                           LOCATION OR CAPTION IN JOINT
  NO.         FORM S-4 CAPTION                   PROXY STATEMENT/PROSPECTUS
 ----         ----------------                  ----------------------------
 18.  Information if Proxies, Consents
       or Authorizations are to be       Summary; Recent Developments; The
       Solicited......................    Companies; The Special Meetings; The
                                          Merger; The Offer; The Merger Agreement
 19.  Information if Proxies, Consents
       or Authorizations are not to be
       Solicited or in an Exchange
       Offer..........................    Not Applicable

                                      LOGO

                            BURLINGTON NORTHERN INC.
                             3800 CONTINENTAL PLAZA
                                777 MAIN STREET
                          FORT WORTH, TEXAS 76102-5384

                                                                 January  , 1995

DEAR STOCKHOLDER:

  You are cordially invited to attend a Special Meeting of Stockholders of Burlington Northern Inc. ("BNI") to be held at Burlington Northern Railroad Company, 3017 Lou Menk Drive, Fort Worth, Texas 76131-2815, on January 27, 1995 at 10:00 a.m., Fort Worth time.

  At this important meeting you are being asked to consider and vote upon a proposed merger of BNI and Santa Fe Pacific Corporation ("SFP"), pursuant to which SFP will be merged with and into BNI and stockholders of SFP will become stockholders of BNI. In the merger, each share of SFP common stock will be converted into 0.40 shares of BNI common stock. BNI will be the surviving corporation in the merger and, upon completion of the merger, will change its name to Burlington Northern Santa Fe Corporation. Each share of BNI common stock will remain outstanding and will be unchanged as a result of the merger. In addition, pursuant to the Merger Agreement between BNI and SFP, BNI and SFP have commenced tender offers for an aggregate of 63 million shares of SFP common stock at a price of $20 per share. The tender offers, which are conditioned on BNI and SFP stockholder approval of the merger and certain other matters, are currently scheduled to expire on January 30, 1995.

  The merger is contingent upon, among other things, approval by the Interstate Commerce Commission (the "ICC"). The merger would be consummated shortly after ICC approval is obtained and the other conditions to the merger are satisfied or waived. The tender offers are not conditioned on ICC approval of the merger.

  The merger will provide significant benefits to BNI's stockholders. Those benefits are explained in the attached Joint Proxy Statement/Prospectus, which you should review carefully. As you will see in the Joint Proxy Statement/Prospectus, in their application to the ICC for approval of the merger, BNI and SFP state that the merger is expected to result in an increase in operating income of approximately $560 million per year, most of which will be achieved in the first three years following the merger. The application further states that when these benefits are realized, this will result in combined operating income in excess of $1.5 billion per year and a combined operating ratio of 79 percent. There can be no assurance that these potential benefits will be realized or that the ICC will not impose conditions on the operations of the merged entity that will affect its ability to fully achieve any one or more of these benefits. Moreover, in order to achieve the increases in operating revenue mentioned above, it is expected that certain nonrecurring cash costs would be incurred, which would include relocation, employee separation and retraining and capital improvement costs. The ICC application states that those costs are approximately $350 million, a substantial portion of which will be incurred during the first year following consummation of the BNI-SFP merger. A more detailed description of what BNI and SFP have stated in the ICC application, as well as some important caveats about this information, is provided at pages 89 through 91 of the Joint Proxy Statement/Prospectus.

  Two-thirds of the members of the Board of Directors of the merged company will be designated by BNI, and one-third of the members of the Board will be designated by SFP. I will serve as Chairman of the Board of the merged company, and Mr. Robert D. Krebs, Chairman, President and Chief Executive Officer of SFP, will serve as President and Chief Executive Officer.

  Attached is a Joint Proxy Statement/Prospectus which will provide you with a detailed description of the merger, the tender offers and other important information relating to BNI and SFP. Please give this information your careful attention and consideration.

  Your Board of Directors believes that the merger is fair to and in the best interests of BNI and its stockholders and will create a strong, new rail carrier with a diversified traffic base and excellent financial prospects. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT YOU VOTE FOR THE MERGER.

  Approval of the merger requires the affirmative vote of a majority of the outstanding shares of BNI common stock.

  Whether or not you plan to attend the Special Meeting, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE. Your prompt cooperation is greatly appreciated.

  If you are present at the Special Meeting, you may, of course, withdraw your proxy and vote your shares in person.

                                          Very truly yours,

                                          /s/ Gerald Grinstein

                                          Gerald Grinstein
                                          Chairman and
                                          Chief Executive Officer

                                      LOGO
                          SANTA FE PACIFIC CORPORATION
                              1700 EAST GOLF ROAD
                        SCHAUMBURG, ILLINOIS 60173-5860

                                                                 January  , 1995

DEAR STOCKHOLDER:

  You are cordially invited to attend a Special Meeting of Stockholders of Santa Fe Pacific Corporation ("Santa Fe") to be held at the Wyndham Northwest Chicago, 400 Park Boulevard, Itasca, Illinois on January 27, 1995 at 3:00 p.m., Chicago time.

  At this important meeting you are being asked to consider and vote upon a proposed merger of Santa Fe and Burlington Northern Inc. ("Burlington Northern"), pursuant to which Santa Fe will be merged with and into Burlington Northern and stockholders of Santa Fe will become stockholders of Burlington Northern. In the merger, each share of Santa Fe common stock will be converted into 0.40 shares of Burlington Northern common stock. On January , 1995, the value of 0.40 of a share of Burlington Northern common stock had a value of
$    , based on the closing price on that day.

  In addition, pursuant to the Merger Agreement between BNI and SFP, BNI and SFP have commenced tender offers for an aggregate of 63 million shares of SFP common stock at a price of $20 per share. The tender offers, which are conditioned on BNI and SFP stockholder approval of the merger and certain other matters, are currently scheduled to expire on January 30, 1995.

  The merger is contingent upon, among other things, approval by the Interstate Commerce Commission (the "ICC"), which the Santa Fe Board of Directors believes is likely to occur. The merger would be consummated shortly after ICC approval is obtained. The tender offer is not conditioned on ICC approval of the merger.

  The merger will provide significant benefits to Santa Fe's stockholders. Those benefits are explained in the attached Joint Proxy Statement/Prospectus, which you should review carefully. As you will see in the Joint Proxy Statement/Prospectus, in their application to the ICC for approval of the merger, Burlington Northern and Santa Fe state that the merger is expected to result in an increase in operating income of approximately $560 million per year, most of which will be achieved in the first three years following the merger. The application further states that when these benefits are realized, this will result in combined operating income in excess of $1.5 billion per year and a combined operating ratio of 79 percent. There can be no assurance that these potential benefits will be realized or that the ICC will not impose conditions on the operations of the merged entity that will affect its ability to fully achieve any one or more of these benefits. Moreover, in order to achieve the increases in operating revenue mentioned above, it is expected that certain nonrecurring cash costs would be incurred, which would include relocation, employee separation and retraining and capital improvement costs. The ICC application states that those costs are approximately $350 million, a substantial portion of which will be incurred during the first year following consummation of the Burlington Northern--Santa Fe merger. A more detailed description of what Burlington Northern and Santa Fe have stated in the ICC application, as well as some important caveats about this information, is provided at pages 89 through 91 of the Joint Proxy Statement/Prospectus.

  As you are probably aware, Union Pacific Corporation ("Union Pacific") has made an offer (which includes a tender offer) to acquire Santa Fe. Santa Fe's Board of Directors has concluded that the new agreement with Burlington Northern is superior, especially on a long-term basis, to Union Pacific's offer. For this reason, Santa Fe's Board recommends that you do not tender your shares to Union Pacific in response to its tender offer.

  Your Board of Directors believes that the Burlington Northern-Santa Fe merger is fair to and in the best interests of Santa Fe and its stockholders, and that it will create a strong new rail carrier with a diversified traffic base and excellent financial prospects. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE BURLINGTON NORTHERN-SANTA FE MERGER AND RECOMMENDS THAT YOU VOTE FOR THE BURLINGTON NORTHERN-SANTA FE MERGER.

  Whether or not you plan to attend the Special Meeting, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE. Your prompt cooperation is greatly appreciated.

                                          Very truly yours,

                                          /s/ Robert D. Krebs

                                          Robert D. Krebs
                                          Chairman, President and
                                          Chief Executive Officer

                            BURLINGTON NORTHERN INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD JANUARY 27, 1995

TO THE STOCKHOLDERS OF BURLINGTON NORTHERN INC.:

  A Special Meeting of the Stockholders of Burlington Northern Inc. ("BNI") will be held at Burlington Northern Railroad Company, 3017 Lou Menk Drive, Fort Worth, Texas, 76131-2815, on January 27, 1995, at 10:00 a.m., Fort Worth time, for the purpose of considering and voting upon the following:

    1. The approval and adoption of an Agreement and Plan of Merger dated as of June 29, 1994, as amended by an Amendment thereto dated as of October 26, 1994 and Amendment No. 2 thereto dated as of December 18, 1994 (such Merger Agreement prior to such Amendments, the "Original Merger Agreement," and, as so amended, the "Merger Agreement") between BNI and Santa Fe Pacific Corporation ("SFP"), a copy of which is set forth as Appendix A to the attached Joint Proxy Statement/Prospectus. Pursuant to the Merger Agreement, among other things, (i) SFP is to merge with and into BNI (the "Merger"), with BNI to be the surviving corporation in the Merger, (ii) each share of common stock, par value $1.00 per share, of SFP outstanding at the effective time of the Merger (other than shares held by SFP as treasury stock or held by BNI or its subsidiaries) will be converted into the right to receive 0.40 shares of common stock, no par value, of BNI and
  (iii) BNI will issue approximately 63 million shares of its common stock to SFP stockholders, all as more fully set forth in the Merger Agreement and described in the attached Joint Proxy Statement/Prospectus.

    2. Such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

  Only stockholders of record at the close of business on December 27, 1994 are entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

  Whether or not you expect to attend the Special Meeting, please fill in, date and sign the accompanying CREAM proxy card with a blue stripe and mail it promptly in the enclosed prepaid return envelope. If you have already submitted the previously distributed proxy card, you do not need to submit the accompanying proxy card unless you wish to change your vote. A vote indicated on a previously submitted proxy card will be deemed to be a corresponding vote on the Merger Agreement unless you submit a subsequent proxy card changing your vote. If you attend the Special Meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

                                      By Order of the Board of Directors.

                                      /s/ Edmund W. Burke

                                      Edmund W. Burke
                                      Executive Vice President,
                                      Law and Secretary

Fort Worth, Texas
January  , 1995

                          SANTA FE PACIFIC CORPORATION

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD JANUARY 27, 1995

TO THE STOCKHOLDERS OF SANTA FE PACIFIC CORPORATION:

  A Special Meeting of Stockholders of Santa Fe Pacific Corporation ("SFP") will be held at the Wyndham Northwest Chicago, 400 Park Boulevard, Itasca, Illinois on January 27, 1995, at 3:00 p.m., Chicago time, for the purpose of considering and voting upon the following:

    1. The approval and adoption of an Agreement and Plan of Merger dated as of June 29, 1994, as amended by an Amendment thereto dated as of October 26, 1994 and Amendment No. 2 thereto dated as of December 18, 1994 (such Merger Agreement prior to such Amendments, the "Original Merger Agreement," and, as so amended, the "Merger Agreement") between Burlington Northern Inc. ("BNI") and SFP, a copy of which is set forth as Appendix A to the attached Joint Proxy Statement/Prospectus. Pursuant to the Merger Agreement, among other things, (i) SFP is to merge with and into BNI (the "Merger"), with BNI to be the surviving corporation in the Merger, (ii) each share of common stock, par value $1.00 per share, of SFP outstanding at the effective time of the Merger (other than shares held by SFP as treasury stock or held by BNI or its subsidiaries) will be converted into the right to receive 0.40 shares of common stock, no par value, of BNI and
  (iii) BNI will issue approximately 63 million shares of its common stock to SFP stockholders, all as more fully set forth in the Merger Agreement and described in the attached Joint Proxy Statement/Prospectus.

    2. Such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

  Only stockholders of record at the close of business on December 27, 1994 are entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

  Whether or not you expect to attend the Special Meeting, please fill in, date and sign the accompanying WHITE proxy card with a blue stripe and mail it promptly in the enclosed prepaid return envelope. If you have already submitted the previously distributed proxy card, you do not need to submit the accompanying proxy card unless you wish to change your vote. A vote indicated on a previously submitted proxy card will be deemed to be a corresponding vote on the Merger Agreement unless you submit a subsequent proxy card changing your vote. If you attend the Special Meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

                                          By Order of the Board of Directors.

                                          /s/ Marsha K. Morgan

                                          Marsha K. Morgan
                                          Corporate Secretary

Schaumburg, Illinois
January  , 1995

                           BURLINGTON NORTHERN INC.
                                      AND
                         SANTA FE PACIFIC CORPORATION
                             JOINT PROXY STATEMENT
                     FOR SPECIAL MEETINGS OF STOCKHOLDERS
                          TO BE HELD JANUARY 27, 1995

                           BURLINGTON NORTHERN INC.
                               BNSF CORPORATION
                                  PROSPECTUS
                                 COMMON STOCK

  This Joint Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of Santa Fe Pacific Corporation, a Delaware corporation ("SFP"), with and into Burlington Northern Inc., a Delaware corporation ("BNI"), pursuant to the Agreement and Plan of Merger dated as of June 29, 1994, as amended by an Amendment thereto dated as of October 26, 1994 and Amendment No. 2 thereto dated as of December 18, 1994 (such Merger Agreement prior to such Amendments, the "Original Merger Agreement," and, as so amended, the "Merger Agreement") between BNI and SFP. If the proposed merger is consummated, each outstanding share of common stock, par value $1.00 per share, of SFP ("SFP Common Stock"), other than shares of SFP Common Stock held by SFP as treasury stock or held by BNI or its subsidiaries (all of which will be canceled), will be converted into the right to receive 0.40 shares of common stock, no par value, of BNI ("BNI Common Stock"). The consummation of the Merger is subject to various conditions, including, among other things, the consummation of the tender offers referred to below, approval by the stockholders of each of BNI and SFP at their respective Special Meetings, described herein, and approval by the Interstate Commerce Commission (the "ICC"). This Joint Proxy Statement/Prospectus is being furnished to stockholders of each of BNI and SFP in connection with the solicitation of proxies to be used at the respective Special Meetings of BNI and SFP to be held for the purposes described herein.

  On December 23, 1994, BNI and SFP commenced tender offers for 63 million shares of SFP Common Stock (together, the "Offer"). The consummation of the Offer is subject to, among other things, the approval of the Merger by the stockholders of each of BNI and SFP. The Offer is currently scheduled to expire on January 30, 1995. Consummation of the Offer is not subject to ICC approval of the Merger. See "Other Considerations" and "The Merger Agreement-- The Offer."

  This Joint Proxy Statement/Prospectus also constitutes a prospectus of BNI with respect to up to 63 million shares of BNI Common Stock issuable to SFP stockholders in the Merger. It is a condition to SFP's obligation to consummate the Merger that such shares of BNI Common Stock be listed on the New York Stock Exchange ("NYSE") at the effective time of the Merger. To the extent BNI Rights (as defined below) are then outstanding, each share of BNI Common Stock issued in the Merger will be accompanied by one BNI Right to purchase Junior Class A Preferred Stock of BNI on the terms and subject to the conditions set forth in the BNI Rights Agreement (as defined below). Pursuant to the BNI Rights Agreement, the BNI Rights will expire on July 24, 1996 unless they are earlier redeemed or the term of the BNI Rights Agreement is extended. For a description of the BNI Common Stock and the BNI Rights, see "Description of BNI Capital Stock" and "Comparison of Rights of Stockholders of BNI and SFP."

  This Joint Proxy Statement/Prospectus also constitutes a prospectus of BNSF Corporation ("Holdings") with respect to up to 170 million shares of common stock, par value $.01 per share ("Holdings Common Stock"), that would be issued in the event that either BNI or SFP elect to effect the Merger through the use of a holding company structure (the "Alternative Merger") pursuant to the Merger Agreement. The parties intend to effectuate the Alternative Merger if necessary or prudent to ensure that a BNI-SFP merger is tax-free for federal income tax purposes to BNI, SFP and their respective stockholders. The Alternative Merger would have the same economic effect on stockholders of BNI and SFP as the Merger in its current structure. See "The Merger Agreement-- Alternative Transaction Structure." The issuance of the BNI Common Stock in the Merger or the Holdings Common Stock in the Alternative Merger is at the option of BNI and SFP, and not their respective stockholders. A vote in favor of the adoption of the Merger Agreement is, therefore, a vote in favor of both the Merger and the Alternative Merger.

  All information herein concerning BNI has been furnished by BNI, and all information herein concerning SFP has been furnished by SFP. BNI has represented and warranted to SFP, and SFP has represented and warranted to BNI, that the particular information so furnished is true and complete.

  This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of each of BNI and SFP on or about January , 1995.

                               ----------------
  THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------
     The date of this Joint Proxy Statement/Prospectus is January  , 1995.

                             AVAILABLE INFORMATION

  Each of BNI and SFP is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by each of BNI and SFP with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and should be available at the Commission's Regional Offices at 7 World Trade Center, Thirteenth Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, material filed by each of BNI and SFP may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and also at the offices of the Chicago Stock Exchange, Incorporated, 440 South LaSalle Street, One Financial Place, Chicago, Illinois 60605 and the Pacific Stock Exchange Incorporated, 301 Pine Street, San Francisco, California 94104.

  BNI has filed with the Commission two Registration Statements on Form S-4 (together with any amendments thereto, the "BNI Registration Statements") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of BNI Common Stock offered hereby and Holdings has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Holdings Registration Statement," and, together with the BNI Registration Statements, the "Registration Statements") under the Securities Act relating to the shares of Holdings Common Stock that may be offered hereby. This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statements and the exhibits thereto filed by BNI and Holdings, certain portions of which have been omitted pursuant to the rules and regulations of the Commission and to which portions reference is hereby made for further information with respect to BNI, Holdings, SFP and the securities offered hereby. The Registration Statements and the exhibits thereto may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the Commission at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed with the Commission by BNI pursuant to the Exchange Act are incorporated by reference in this Joint Proxy Statement/Prospectus:

  1. BNI's Annual Report on Form 10-K for the year ended December 31, 1993 (which incorporates by reference certain information from BNI's Proxy Statement relating to the 1994 Annual Meeting of Stockholders and includes Amendment No. 1 on Form 10-K/A dated October 5, 1994);

  2. BNI's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1994 (including Amendment No. 1 on Form 10-Q/A each dated October 5, 1994, respectively) and September 30, 1994;

  3. BNI's Current Reports on Form 8-K dated June 29, 1994, October 6, 1994, October 26, 1994, November 18, 1994 and December 18, 1994;

  4. BNI's Registration Statement on Form 8-A dated July 15, 1986; and

  5. BNI's Tender Offer Statement on Form 14D-1 dated December 23, 1994.

  The following documents previously filed with the Commission by SFP pursuant to the Exchange Act are incorporated by reference in this Joint Proxy Statement/Prospectus:

  1. SFP's Annual Report on Form 10-K for the year ended December 31, 1993 (which incorporates by reference certain information from SFP's Proxy Statement relating to the 1994 Annual Meeting of Stockholders and includes both Amendment No. 1 and Amendment No. 2 on Form 10-K/A dated June 29, 1994 and October 5, 1994, respectively);

  2. SFP's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1994 (including Amendment No. 1 thereto on Form 10-Q/A each dated October 5, 1994, respectively) and the quarter ended September 30, 1994;

  3. SFP's Current Reports on Form 8-K dated June 29, 1994 (including Amendment No. 1 thereto on Form 8-K/A dated July 29, 1994), August 3, 1994 (including Amendment No. 1 thereto on Form

     8-K/A dated October 5, 1994), October 5, 1994, October 19, 1994, October 28, 1994, November 2, 1994 and November 28, 1994;

  4. SFP's Registration Statement on Form 8-B filed with the Commission on November 29, 1983 (Item 4 of which incorporates by reference the description of the SFP Common Stock as set forth under the sections "Comparison of Certain Provisions of Certificates of Incorporation and By-Laws of SFSP, Santa Fe and Southern Pacific" and "Description of Common Stock of SFSP" in the Joint Proxy Statement-Prospectus of SFP and Southern Pacific Corporation dated November 10, 1983);

  5. SFP's Registration Statement on Form 8-A dated November 28, 1994;

  6. SFP's Issuer Tender Offer Statement on Form 13E-4 dated December 23, 1994 (including Amendment No. 1 thereto on Form 13E-4/A dated January 5,
     1995) including exhibits thereto; and

  7. SFP's Solicitation/Recommendation Statement on Schedule 14D-9 dated December 23, 1994 (including Amendment No. 1 thereto on Schedule 14D-9/A dated January 5, 1995).

                               ----------------

  All documents filed by BNI, Holdings and SFP pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the Special Meetings of the stockholders of BNI and SFP shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the dates of filing such documents or reports. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

                               ----------------

  THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN CERTAIN EXHIBITS TO DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM A COPY OF THIS JOINT PROXY STATEMENT/PROSPECTUS HAS BEEN DELIVERED UPON WRITTEN OR ORAL REQUEST, IN THE CASE OF BNI DOCUMENTS, TO BURLINGTON NORTHERN INC., 3800 CONTINENTAL PLAZA, 777 MAIN STREET, FORT WORTH, TEXAS 76102-5384,
ATTENTION: CORPORATE SECRETARY, TELEPHONE NUMBER (817) 333-7951, AND, IN THE CASE OF SFP DOCUMENTS, TO SANTA FE PACIFIC CORPORATION, 1700 EAST GOLF ROAD, SCHAUMBURG, ILLINOIS 60173-5860, ATTENTION: CORPORATE SECRETARY, TELEPHONE NUMBER (708) 995-6000. IN ORDER TO ENSURE DELIVERY PRIOR TO THE SPECIAL MEETINGS, REQUESTS SHOULD BE RECEIVED BY JANUARY 18, 1995.

                               ----------------

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFERING AND THE SOLICITATIONS MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BNI, SFP OR HOLDINGS. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THESE SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY INFERENCE THAT THERE HAS NOT BEEN ANY CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF BNI, SFP OR HOLDINGS SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   2
SUMMARY...................................................................   6
  The Parties.............................................................   6
    Burlington Northern Inc...............................................   6
    Santa Fe Pacific Corporation..........................................   6
    Change of Name........................................................   6
  The Special Meetings and Votes Required.................................   6
    Time, Date and Place..................................................   6
    Matters to be Considered at the Special Meetings......................   6
    Required Vote.........................................................   7
    Recommendations of the Boards of Directors............................   7
    Opinions of Financial Advisors........................................   7
    Record Date; Shares Outstanding and Entitled to Vote..................   8
    Security Ownership of Management......................................   8
    Other Considerations..................................................   8
  The Merger..............................................................   8
    General...............................................................   8
    Effect on SFP Stockholders............................................   8
    Effect on BNI Stockholders............................................   8
    ICC Approval; Effective Time..........................................   8
    Benefits of Merger Described in ICC Application.......................   9
    Conditions to the Merger; Termination; Break-Up Fee...................   9
    Board of Directors after the Merger...................................  10
    Interests of Certain Persons in the Merger; Management after the
     Merger...............................................................  10
    No Appraisal Rights...................................................  10
    NYSE Listing..........................................................  10
    Accounting Treatment..................................................  10
    Tax Consequences......................................................  10
    SFP Stock Options.....................................................  10
    Alternative Transaction Structure.....................................  11
  The Offer...............................................................  11
    The Offer.............................................................  11
    Conditions to the Offer...............................................  11
    Recommendation of SFP Board of Directors..............................  11
  Market Prices...........................................................  12
  Selected Historical Financial Data......................................  13
  Unaudited Selected Pro Forma Financial Data.............................  17
  Unaudited Comparative Per Share Data....................................  18
INTRODUCTION..............................................................  19
THE COMPANIES.............................................................  19
  Burlington Northern Inc.................................................  19
  Santa Fe Pacific Corporation............................................  20
  BNSF Corporation........................................................  21
THE SPECIAL MEETINGS......................................................  21
  Purpose of the BNI and SFP Special Meetings.............................  21
  Date, Place and Time....................................................  21
  Record Dates............................................................  21
  Required Vote...........................................................  21
  Voting and Revocation of Proxies........................................  22
  Solicitation of Proxies.................................................  22
OTHER CONSIDERATIONS......................................................  23
THE MERGER................................................................  24
  Background of the Merger and the Offer..................................  24
  Recommendations of the Boards of Directors and Reasons for the Merger...  40
  Opinions of Financial Advisors..........................................  42
  Merger Consideration....................................................  49
  Effective Time..........................................................  49
  Conversion of Shares; Procedures for Exchange of Certificates;
   Dividends; No Fractional Shares........................................  50
  Name of Surviving Entity................................................  51
  NYSE Listing............................................................  51
  Expenses................................................................  51
  Interests of Certain Persons in the Merger..............................  52

                                                                            PAGE
                                                                            ----
  Accounting Treatment....................................................   57
  Certain Federal Income Tax Consequences.................................   58
  Management and Director Stock Options...................................   59
  No Appraisal Rights.....................................................   59
THE OFFER.................................................................   59
BOARD OF DIRECTORS AND MANAGEMENT AFTER THE MERGER........................   60
THE MERGER AGREEMENT......................................................   60
  The Merger..............................................................   60
  Representations and Warranties..........................................   62
  Covenants...............................................................   62
    Conduct of Business Pending the Merger................................   62
    Stockholder Meetings..................................................   63
    Access to Information.................................................   63
    Notice of Certain Events..............................................   64
    Tax Matters...........................................................   64
    No Solicitations......................................................   64
    Additional SFP Covenants..............................................   64
    Additional BNI Covenants..............................................   65
    Joint Covenants of SFP and BNI........................................   65
  Registrations Rights....................................................   66
  The Offer...............................................................   66
  Conditions to the Consummation of the Merger............................   67
  Termination.............................................................   68
  Survival of Representations and Warranties..............................   68
  Amendments; No Waivers..................................................   69
  Alternative Transaction Structure.......................................   69
  Expenses................................................................   70
  Governing Law...........................................................   70
  Jurisdiction............................................................   70
UNAUDITED PRO FORMA FINANCIAL STATEMENTS..................................   71
OTHER MATTERS.............................................................   87
  ICC Approval............................................................   87
  Other Regulatory Approvals..............................................   88
  Additional Financial Considerations.....................................   88
  Recent Developments Related to UPC's Voting Trust Proposal..............   90
  The Gold Spinoff........................................................   92
  Certain Pending Litigation..............................................   93
DESCRIPTION OF BNI CAPITAL STOCK..........................................   96
  BNI Common Stock........................................................   96
  6 1/4% Convertible Preferred Stock......................................   96
  Additional Classes of Preferred Stock...................................   98
  BNI Rights; Junior Class A Preferred Stock..............................   99
COMPARISON OF RIGHTS OF STOCKHOLDERS OF BNI AND SFP.......................   99
  Board of Directors......................................................   99
  Special Meetings of Stockholders........................................  100
  No Stockholder Action by Written Consent................................  100
  Advance Notice Provisions for Stockholder Proposals.....................  100
  Vote Required for Certain Business Combinations.........................  100
  Indemnification of Directors and Officers...............................  102
  Rights Plans............................................................  102
CERTAIN ADDITIONAL INFORMATION CONCERNING HOLDINGS........................  106
  Description of Capital Stock............................................  106
  Rights of Holdings Stockholders.........................................  107
EXPERTS...................................................................  107
LEGAL MATTERS.............................................................  108
OTHER BUSINESS AT THE SPECIAL MEETINGS; STOCKHOLDER PROPOSALS.............  108
REPORT OF INDEPENDENT ACCOUNTANTS.........................................  F-1
APPENDIX A--AGREEMENT AND PLAN OF MERGER..................................  A-1
APPENDIX B--LETTER AGREEMENT BETWEEN BURLINGTON NORTHERN INC. AND SANTA FE
 PACIFIC CORPORATION......................................................  B-1
APPENDIX C--OPINION OF LAZARD FRERES & CO.................................  C-1
APPENDIX D--OPINION OF GOLDMAN, SACHS & CO................................  D-1

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. This summary is qualified in its entirety by reference to the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus, the Appendices hereto and the documents referred to herein. Stockholders are urged to review carefully this Joint Proxy Statement/Prospectus, the Merger Agreement attached as Appendix A and the other appendices attached hereto.

THE PARTIES

 Burlington Northern        Burlington Northern Inc., a Delaware corporation
 Inc.....................    ("BNI"), is a holding company primarily engaged in
                             the rail transportation business. BNI's principal subsidiary, Burlington Northern Railroad Company, operates the largest railroad system in the United
                             States based on miles of road and second main track, with approximately 24,500 total miles at December 31, 1993, covering 25 states and two
                             Canadian provinces. See "The Companies--
                             Burlington Northern Inc." See also "--The Merger--
                             Alternative Transaction Structure."

 Santa Fe Pacific           Santa Fe Pacific Corporation, a Delaware
 Corporation.............    corporation ("SFP"), is a holding company
                             primarily engaged in (i) rail transportation and
                             (ii) operation of a refined petroleum products pipeline system. SFP's equity interest in Santa Fe
                             Pacific Gold Corporation ("SFP Gold") was distributed to SFP's stockholders on September 30, 1994 (the "Gold Spinoff"). Primarily through its subsidiary, The Atchison, Topeka and Santa Fe
                             Railway Company, SFP operates a rail system of approximately 8,500 total miles (excluding, among other things, second main track) at December 31, 1993, covering twelve states. See "The Companies--
                             Santa Fe Pacific Corporation." See also "--The
                             Merger--Alternative Transaction Structure."

 Change of Name..........   Upon consummation of the Merger (as defined below),
                             BNI will change its name to Burlington Northern Santa Fe Corporation.

THE SPECIAL MEETINGS AND
 VOTES REQUIRED

 Time, Date and Place....   A Special Meeting (the "BNI Special Meeting") of
                             stockholders of BNI will be held at Burlington Northern Railroad Company, 3017 Lou Menk Drive, Fort Worth, Texas 76131-2815 on January 27, 1995 at 10:00 a.m., Fort Worth time.

                            A Special Meeting (the "SFP Special Meeting") of
                             stockholders of SFP will be held at the Wyndham Northwest Chicago, 400 Park Boulevard, Itasca, Illinois, on January 27, 1995 at 3:00 p.m., Chicago time.

 Matters to be
  Considered at the
  Special Meetings.......
                            At the BNI and SFP Special Meetings, the
                             stockholders of BNI and SFP, respectively, will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of June 29, 1994, as amended by an Amendment thereto dated as of October 26, 1994 and Amendment No. 2 thereto dated as of December 18, 1994 (such Merger Agreement prior to such Amendments, the "Original Merger Agreement," and, as so amended, the "Merger Agreement") between BNI and SFP providing for the merger of SFP with and into BNI (the "Merger") and the issuance by BNI of its common stock, no par value (the "BNI Common Stock"), in connection with the Merger. A vote in favor of the Merger will also constitute a vote in favor of the Alternative Merger. See "The Special Meetings--Voting and Revocation of Proxies" and "The Merger Agreement-- Alternative Transaction Structure."

 Required Vote...........   The approval and adoption of the Merger Agreement
                             require the affirmative vote of a majority of the outstanding shares of BNI Common Stock.

                            The approval and adoption of the Merger Agreement
                             require the affirmative vote of a majority of the outstanding shares of common stock, par value $1.00 per share, of SFP (the "SFP Common Stock"). See "The Special Meetings--Required Vote."

 Recommendations of the
  Boards of Directors....
                            The Boards of Directors of BNI and SFP believe that
                             the transactions contemplated by the Merger
                             Agreement (including the Offer referred to below) are fair to and in the best interest of their respective stockholders and each has, by unanimous vote, approved the Merger Agreement and each unanimously recommends that its stockholders vote FOR approval of the Merger Agreement. Each of the BNI and SFP Boards of Directors believes that a BNI-SFP combination, which will create a rail system with broad geographic coverage, should, among other things, provide shippers with efficient single-line rail service, diversify each railroad's traffic base, generate significant operating efficiencies and create a financially strong, more effective competitor. See "The Merger--Recommendations of the Boards of Directors and Reasons for the Merger."

 Opinions of Financial      Lazard Freres & Co. ("Lazard") has delivered its
 Advisors................    written opinion to the Board of Directors of BNI
                             to the effect that, based upon and subject to various considerations and assumptions set forth therein and based upon such other matters as Lazard considered relevant, the Exchange Ratio (as defined below), together with the consideration to be paid to SFP stockholders in the Offer, taken as a whole, is fair to the stockholders of BNI.

                            Goldman, Sachs & Co. ("Goldman Sachs") has
                             delivered its written opinion to the Board of Directors of SFP to the effect that as of the date thereof, based upon and subject to various considerations and assumptions set forth therein and based upon such other matters as Goldman Sachs considered relevant, the aggregate of the cash and stock consideration to be received by all of the holders of the outstanding shares of SFP Common Stock pursuant to the Offer and the Merger, considered as a unitary transaction, is fair to such holders.

                            For information on the assumptions made, matters
                             considered and limits of the reviews by Lazard and Goldman Sachs, see "The Merger--Opinions of Financial Advisors." Holders of BNI Common Stock and SFP Common Stock are urged to, and should, read in their entirety the opinions of Lazard and Goldman Sachs dated the date of this Joint Proxy Statement/Prospectus, copies of which are attached as Appendices C and D, respectively, to this Joint Proxy Statement/Prospectus.

 Record Date; Shares
  Outstanding and
  Entitled to Vote.......   The record date (the "Record Date") for each of the
                             BNI Special Meeting and the SFP Special Meeting is December 27, 1994. As of December 31, 1994, there were outstanding 89,223,821 shares of BNI Common Stock. As of December 31, 1994, there were outstanding 188,301,537 shares of SFP Common Stock. Only holders of record of BNI Common Stock on the Record Date are entitled to vote at the BNI Special Meeting. Only holders of record of SFP Common Stock on the Record Date are entitled to vote at the SFP Special Meeting.

 Security Ownership of
  Management.............
                            As of December 31, 1994, directors and executive
                             officers of BNI and their affiliates were beneficial owners of an aggregate of 1,917,706 shares of BNI Common Stock (approximately 2% of the shares of BNI Common Stock then outstanding). As of December 31, 1994, directors and executive officers of SFP and their affiliates were beneficial owners of an aggregate of 2,924,595 shares of SFP Common Stock (approximately 1.6% of the shares of SFP Common Stock then outstanding).

 Other Considerations....   For a discussion of certain factors relating to the
                             Offer and Merger, see "Other Considerations."

THE MERGER

 General.................   At the effective time of the Merger (the "Effective
                             Time"), SFP will be merged with and into BNI, which will be the surviving corporation in the Merger.

 Effect on SFP              At the Effective Time, each issued and outstanding
 Stockholders............    share of SFP Common Stock (other than shares of
                             SFP Common Stock held by SFP as treasury stock or shares held by BNI or its subsidiaries, all of which will be canceled) will be converted into the right to receive 0.40 shares of BNI Common Stock
                             (the "Exchange Ratio"), with cash being paid in lieu of fractional shares of BNI Common Stock. To the extent BNI Rights (as defined below) are then outstanding, each share of BNI Common Stock issued in the Merger will be accompanied by one right (a
                             "BNI Right") to purchase Junior Class A Preferred
                             Stock of BNI on the terms and subject to the conditions of the Rights Agreement dated July 14, 1986 (the "Rights Agreement") between BNI and The
                             First National Bank of Boston, as Rights Agent.
                             The BNI Rights will be evidenced by the
                             certificate for the BNI Common Stock issued in the Merger. Pursuant to the Rights Agreement, the BNI
                             Rights will expire on July 24, 1996 unless they are earlier redeemed or the term of the BNI Rights
                             Agreement is extended.

 Effect on BNI              At the Effective Time, each share of BNI Common
 Stockholders............    Stock then issued and outstanding will continue as
                             one share of BNI Common Stock and, to the extent that BNI Rights are then outstanding, will continue to be accompanied by one BNI Right.

 ICC Approval; Effective    The approval of the Interstate Commerce Commission
 Time....................    (the "ICC") is required to consummate the Merger.
                             Under existing law, the ICC is required to enter a final order with respect to the Merger within 31 months after the application for such approval is filed by BNI and SFP. On October 5, 1994 the ICC served an order establishing a schedule that would result in a final ICC decision within 535 days from the filing of the application. The parties filed their application on October 13, 1994. Thereafter, in response to requests by several parties to the merger proceeding, the ICC on December 5, 1994 issued an order holding the procedural schedule in abeyance until such time as an SFP stockholder vote on the Merger occurs. The December 5 order further stated that upon approval of the proposed Merger by SFP stockholders, the ICC would immediately issue a new schedule requiring the first comments, originally due on December 27, 1994, to be filed
                             30 days from the service date of the new schedule and adjusting other schedule dates accordingly.
                             There can be no assurance that the ICC will issue a decision any sooner than the 31 month period permitted the ICC by law. In addition, if the decision of the ICC is appealed to the courts, and if that decision should be stayed by the ICC or the courts, more time could elapse before the Merger could be consummated. Accordingly, the actual consummation of the Merger may not occur for two or more years in the future. See "Other
                             Matters--ICC Approval."

 Benefits of Merger
  Described in ICC
  Application............   The application to the ICC filed by the parties
                             describes certain estimates of the anticipated benefits relating to the Merger. In addition to such benefits, the incurrence of indebtedness in connection with the Offer (as defined below), will result, among other things, in additional interest costs to BNI and SFP. See "Other Matters-- Additional Financial Considerations" for a discussion of the estimates, assumptions, methods of calculation and caveats applied to the ICC application and "The Merger--Factors for Consideration of the Merger" for a discussion of certain of the effects of such indebtedness.

 Conditions to the
  Merger; Termination;
  Break-up Fee...........   The obligations of BNI and SFP to consummate the
                             Merger are subject to various conditions, including the consummation of the Offer, obtaining requisite stockholder approvals, the approval of the ICC, the termination or expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the absence of any order or other legal restraint or prohibition preventing the consummation of the Merger and receipt of an opinion of counsel in respect of certain Federal income tax consequences of the Merger.

                            The Merger Agreement may be terminated, and the
                             Merger abandoned, at any time prior to the Effective Time, whether or not stockholder approvals have been obtained, (i) by mutual consent of BNI and SFP, (ii) by either BNI or SFP
                             (a) if the Merger is not consummated on or before December 31, 1997, (b) if any non- appealable judgment, injunction, order or decree is entered enjoining BNI or SFP from consummating the Merger or (c) if the required stockholder approvals are not obtained, and (iii) by BNI or SFP in certain other situations.

                            SFP has agreed that if the Merger Agreement is
                             terminated, under certain circumstances, it will pay BNI an amount equal to

                             $50,000,000 plus all out-of-pocket expenses, not to exceed $10,000,000 incurred by BNI in connection with the Merger Agreement, the Offer and all related transactions. See "The Merger Agreement--Expenses."

 Board of Directors
  after the Merger.......
                            The board of directors of the merged entity
                             initially will be constituted as follows: two-thirds of the directors will be designated by BNI, and one-third of the directors will be designated by SFP.

 Interests of Certain
  Persons in the Merger;
  Management after the
  Merger.................
                            Pursuant to a letter agreement between BNI and SFP,
                             attached hereto as Appendix B, Gerald Grinstein, Chairman and Chief Executive Officer of BNI, is to become Chairman of the merged entity, and Robert
                             D. Krebs, Chairman, President and Chief Executive Officer of SFP, is to become President and Chief Executive Officer of the merged entity. Other senior officers of the merged entity will be selected by the merged entity's board of directors based upon, among other things, the recommendations of Mr. Grinstein and Mr. Krebs.

                            Under Delaware law, neither holders of BNI Common
 No Appraisal Rights.....    Stock nor holders of SFP Common Stock are entitled
                             to appraisal rights in connection with the Merger.
                             See "The Merger--No Appraisal Rights."

 NYSE Listing............   It is a condition to SFP's obligation to consummate
                             the Merger that the BNI Common Stock to be issued to SFP stockholders in the Merger be approved for listing on the New York Stock Exchange.

 Accounting Treatment....   The Merger will be accounted for under the
                             "purchase" method of accounting. See "The Merger-- Accounting Treatment."

 Tax Consequences........   Consummation of the Merger is conditioned upon
                             receipt by SFP and BNI of an opinion of nationally recognized tax counsel to the effect that the Merger will constitute a tax-free transaction for federal income tax purposes. If the Merger so qualifies, no gain or loss will be recognized by stockholders of SFP Common Stock or BNI Common Stock, except to the extent of cash received in lieu of fractional shares by SFP stockholders. If necessary or prudent to ensure satisfaction of this condition, either BNI or SFP may elect to restructure the Merger in the manner described in "Alternative Transaction Structure" below. All stockholders are urged to read the discussion under "The Merger--Certain Federal Income Tax Consequences" below and to consult their own tax advisors as to the particular Federal, state, local and foreign tax consequences to them of the Merger.

 SFP Stock Options.......   At the Effective Time, each outstanding option to
                             purchase shares of SFP Common Stock granted under any employee stock option or compensation plan or arrangement of SFP will be canceled and replaced by an option (an "Adjusted BNI Option") to acquire shares of BNI Common Stock. Each Adjusted BNI Option will provide the option holder with rights and benefits that are no less favorable to the holder than were provided under the SFP stock option for which the Adjusted BNI Option was substituted. See "The Merger--Management and Director Stock Options."

 Alternative Transaction
  Structure..............
                            In the Merger Agreement, BNI and SFP have agreed
                             that either BNI or SFP may elect to effect the Merger through the use of a holding company as described below and have established BNSF Corporation, a Delaware corporation ("Holdings"), for such purpose. In this structure (the "Alternative Merger"), (x) Holdings would create two new wholly owned subsidiaries, cause one of such subsidiaries to merge into BNI and cause the other such subsidiary to merge into SFP, (y) each holder of BNI Common Stock would receive one share of common stock, par value $.01 per share ("Holdings Common Stock"), for each share of BNI Common Stock and (z) each holder of SFP Common Stock would receive 0.40 shares of Holdings Common Stock. The rights of a stockholder of Holdings will be substantially identical to the rights of a stockholder of BNI, and the Alternative Merger would otherwise have the same economic effect on the stockholders of BNI and SFP as the Merger in its current structure. The parties intend to effectuate the Alternative Merger if necessary or prudent to ensure that a BNI-SFP merger is tax-free for federal income tax purposes to BNI, SFP and their respective stockholders. See "The Merger Agreement--Alternative Transaction Structure."
THE OFFER

 The Offer...............   On December 23, 1994, SFP and BNI commenced
                             separate offers (together, the "Offer") to purchase up to 63,000,000 shares of SFP Common Stock in the aggregate (together with the associated preferred share purchase rights issued under the Rights Agreement dated as of November 28, 1994 between SFP and First Chicago Trust Company of New York, as Rights Agent), at a price of $20 per share, net to the seller in cash, with SFP severally obligated to purchase up to 38,000,000 shares of SFP Common Stock accepted for payment under the Offer and BNI severally obligated to purchase up to 25,000,000 shares of SFP Common Stock accepted for payment under the Offer. See "The Offer."

 Conditions to the          The several obligations of BNI and SFP under the
  Offer..................    Offer are conditioned on, among other things, (i)
                             at least 63,000,000 shares of SFP Common Stock
                             being validly tendered and not withdrawn before
                             the expiration of the Offer (the "Minimum
                             Condition"), (ii) SFP and BNI having obtained
                             sufficient financing on terms satisfactory to them
                             to purchase 63,000,000 shares of SFP Common Stock
                             pursuant to the Offer and to effect certain other
                             transactions and (iii) the approval of the Merger
                             Agreement by the stockholders of SFP and BNI. The
                             Offer is not conditioned on ICC approval of the
                             Merger. See "The Offer."
 Recommendation of  SFP
  Board of Directors.....

                            SFP's Board of Directors unanimously recommended
                             that those of its stockholders who wish to receive cash for a portion of their shares of SFP Common Stock accept the Offer. Up to 63,000,000 shares of SFP Common Stock are to be purchased in the Offer; any shares tendered in response to the Offer over and above such amount would be subject to proration in accordance with the terms of the Offer. Proration may result in SFP stockholders receiving cash for only a portion of any shares tendered, with the remaining consideration to be received in the form of BNI Common Stock pursuant to the Merger after the receipt of ICC approval and satisfaction or waiver of the other conditions to the Merger.

                                 MARKET PRICES

  BNI Common Stock and SFP Common Stock are both listed and traded on the New York Stock Exchange ("NYSE"), the Chicago Stock Exchange ("CSE") and the Pacific Stock Exchange. The following table sets forth the high and low closing prices per share of BNI Common Stock and SFP Common Stock as reported in The Wall Street Journal for the periods indicated.

                                                   BNI COMMON      SFP COMMON
                                                      STOCK           STOCK
                                                 --------------- ---------------
                                                  HIGH     LOW    HIGH     LOW
                                                 ------- ------- ------- -------
1992
 First Quarter.................................. $44 3/4 $33 1/8 $13 7/8 $11 1/4
 Second Quarter.................................  47 1/4  36 1/8  13 3/8  11 3/8
 Third Quarter..................................  39 5/8  33 1/2  12 3/4      11
 Fourth Quarter.................................  43 7/8  35 7/8  13 7/8  11 1/4
1993
 First Quarter..................................      52  42 1/4  15 3/8  12 7/8
 Second Quarter.................................  58 5/8      50  18 3/8  14 3/4
 Third Quarter..................................  57 1/2  51 1/8  18 7/8      17
 Fourth Quarter.................................      58  48 3/4  22 1/4  18 1/2
1994
 First Quarter..................................      66  56 3/4  26 1/8  22 3/8
 Second Quarter.................................  60 1/8  52 1/2  24 1/4      20
 Third Quarter..................................  53 5/8  48 1/4      23  18 1/2
 Fourth Quarter.................................  51 5/8  46 5/8  17 5/8  12 5/8
1995
 First Quarter (through January 6, 1995)........  51 1/8  47 7/8  17 3/4  17 3/8

  On June 29, 1994, the last trading day before public announcement of execution of the Original Merger Agreement, the closing prices of BNI Common Stock and SFP Common Stock as reported in The Wall Street Journal were $53 1/2 per share and $20 3/8 per share, respectively.

  SFP's gold operations have been conducted through SFP Gold. On June 23, 1994, SFP Gold, previously a wholly owned subsidiary of SFP, sold to the public 19.2 million newly issued shares of its common stock at a price of $14.00 per share. SFP Gold has been listed and traded on the NYSE and the CSE since June 16, 1994. On June 29, 1994, the Board of Directors of SFP approved the Gold Spinoff, which was effected through the distribution on September 30, 1994 of approximately 0.60 of a share of common stock of SFP Gold for each share of SFP Common Stock held of record on September 12, 1994 (or one share of SFP Gold common stock for approximately each 1.67 shares of SFP Common Stock). SFP Common Stock traded both on a "Regular Way" and an "Ex-Distribution" (i.e., giving effect to the Gold Spinoff) basis from September 6 through September 30, 1994.

  On January 6, 1995, the closing prices of BNI Common Stock and SFP Common Stock as reported in The Wall Street Journal were $51 1/8 per share and $17 3/4 per share, respectively. On December 16, 1994, the closing prices of BNI Common Stock and SFP Common Stock as reported in The Wall Street Journal were $51 1/2 per share and $16 7/8 per share, respectively. The market value of 0.40 of a share of BNI Common Stock (the equivalent per share value of the SFP Common Stock to be exchanged in the Merger) on December 16, 1994 was $20.60 per share.

  BNI AND SFP STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE BNI COMMON STOCK AND THE SFP COMMON STOCK IN CONNECTION WITH VOTING THEIR SHARES.

                       SELECTED HISTORICAL FINANCIAL DATA

  The following tables set forth selected historical financial data of BNI and SFP for each of the last five years and selected unaudited historical financial data for the nine months ended September 30, 1994 and 1993. The selected historical financial data of each of BNI and SFP have been derived from and should be read in conjunction with the annual audited consolidated financial statements of BNI or SFP, as the case may be, including the notes thereto, and the unaudited nine months consolidated financial statements of BNI or SFP, as the case may be, including the notes thereto, which are incorporated by reference in this Joint Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference." The BNI Income Statement Data and Per Share Data for the nine months ended September 30, 1994 and 1993 and the balance sheet data at September 30, 1994 include, in the opinion of BNI's management, all adjustments necessary to present fairly the information for such periods. Such adjustments consist only of normal recurring adjustments. The SFP Income Statement Data and Per Share Data for the nine months ended September 30, 1994 and 1993 and the Balance Sheet Data at September 30, 1994 include, in the opinion of SFP's management, all adjustments necessary to present fairly the information for such periods. Such adjustments consist only of normal recurring adjustments. The results for certain periods for which selected historical financial data are provided include the impact of various special items. The affected periods, together with a description of the nature and financial impact of such special items, are set forth after each table. Per share amounts are net of tax. The data presented is not necessarily indicative of results to be expected in the future.

        SELECTED HISTORICAL FINANCIAL DATA FOR BURLINGTON NORTHERN INC.

                              AT OR FOR
                             NINE MONTHS
                                ENDED
                            SEPTEMBER 30,  AT OR FOR YEAR ENDED DECEMBER 31,
                            -------------- ------------------------------------
                             1994    1993   1993   1992    1991    1990   1989
                            ------  ------ ------ ------  ------  ------ ------
                              (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
  Revenues................. $3,651  $3,453 $4,699 $4,630  $4,559  $4,674 $4,606
  Income (loss) before
   extraordinary items and
   cumulative effect of
   changes in accounting
   methods.................    284     178    296    299    (306)    222    243
  Extraordinary
   items/cumulative effect
   of changes in accounting
   methods.................    (10)    --     --     (21)    (14)     14    --
  Net income (loss)........    274     178    296    278    (320)    236    243
PER SHARE DATA
  Income (loss) before
   extraordinary items and
   cumulative effect of
   changes in accounting
   methods................. $ 2.97  $ 1.81 $ 3.06 $ 3.35  $(3.96) $ 2.89 $ 3.19
  Extraordinary
   items/cumulative effect
   of changes in accounting
   methods.................   (.11)    --     --    (.24)   (.18)    .18    --
  Net income (loss)........   2.86    1.81   3.06   3.11   (4.14)   3.07   3.19
  Book value...............  19.85    (a)   17.73  15.61   13.64   16.13  14.15
  Cash dividends declared..    .90     .90   1.20   1.20    1.20    1.20   1.20
BALANCE SHEET DATA
  Total assets............. $7,536    (a)  $7,045 $6,563  $6,324  $6,061 $6,144
  Total debt, including
   current portion and com-
   mercial paper...........  1,791    (a)   1,737  1,567   1,982   2,133  2,333
  Redeemable preferred
   stock...................    --     (a)     --       9      11      12     14
  Stockholders' equity.....  2,116    (a)   1,919  1,728   1,202   1,241  1,080

- --------
(a) Not required.

NINE MONTHS ENDED SEPTEMBER 30,

1994
   --BNI adopted Statement of Financial Accounting Standards (SFAS) No. 112,
    "Employers' Accounting for Postemployment Benefits." The cumulative effect, net of $7 million income tax benefit, of this change in accounting attributable to years prior to 1994, at the time of adoption, was to decrease income by $10 million, or $.11 per common share.

1993
   --Results include the effects of the Omnibus Budget Reconciliation Act of 1993 (the "Act") which was signed into law on August 10, 1993. The Act increased the corporate federal income tax rate by 1 percent, effective January 1, 1993, which reduced net income by $29 million, or $.32 per common share, through the date of enactment.

YEAR ENDED DECEMBER 31,

1993
   --Results include the effects of the Act as discussed above.

1992
   --Results include a settlement agreement relating to the reimbursement of attorneys' fees and costs incurred by BNI in conjunction with litigation filed by Energy Transportation Systems, Inc. ("ETSI"), and others, and reimbursement of a portion of the amount paid in prior years by BNI in settlement of that action. Under the terms of the settlement, BNI received approximately $50 million, before $3 million in legal fees, for a net amount of $47 million. The after-tax effect of the settlement increased net income by $31 million, or $.35 per common share.

    BNI received notification that an Appeals Division settlement of the Internal Revenue Service audits for the years 1981 through 1985 had been approved by the Joint Committee on Taxation. This action settled all unagreed issues for those years. The tax effect of the settlement was included in the 1992 tax provision and resulted in an increase in net income of $17 million, or $.19 per common share.

    Results reflect the cumulative effect of the change in accounting method for revenue recognition and the cumulative effect of the implementation of the accounting standard for postretirement benefits (SFAS No. 106). The cumulative effect of the change in accounting method for revenue recognition decreased 1992 net income by $11 million, or $.13 per common share. The cumulative effect of the change in accounting method for postretirement benefits decreased 1992 net income by $10 million, or $.11 per common share. Neither change had an effect on cash flows.

1991
   --Results include a $708 million pre-tax special charge which relates to
    (i) restructuring costs for reducing surplus crew positions and a management separation pay program, (ii) increases in estimated personal injury costs and (iii) increases in estimated environmental clean-up costs. The after-tax effect of the charge decreased net income by $442 million, or $5.79 per common share.

    BNI extinguished debt through an early redemption resulting in an extraordinary loss, net of income taxes, of $14 million, or $.18 per common share.

    Beginning in November 1991, shares used in computation of earnings
    (loss) per common share reflect a November 1991 public offering of 10,350,000 shares.

1990
   --Results include the extinguishment of debt through note exchange agreements and the purchase of certain debentures. The net income for the year ended December 31, 1990 includes a resulting extraordinary gain, net of income taxes, of $14 million, or $.18 per common share.

      SELECTED HISTORICAL FINANCIAL DATA FOR SANTA FE PACIFIC CORPORATION

                              AT OR FOR
                             NINE MONTHS
                                ENDED
                            SEPTEMBER 30, AT OR FOR YEAR ENDED DECEMBER 31,
                            ------------- ------------------------------------
                             1994   1993   1993   1992    1991   1990    1989
                            ------ ------ ------ ------  ------ ------  ------
                              (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
  Revenues................. $1,970 $1,778 $2,409 $2,252  $2,154 $2,112  $2,202
  Income (loss) from con-
   tinuing
   operations..............    153    124    177     21      62   (245)   (316)
  Income from discontinued
   operations, net of tax..     23    148    162     42      34    162     170
  Extraordinary
   items/cumulative effect
   of changes in accounting
   methods.................    --     --     --    (168)    --     (29)    161
  Net income (loss)........    176    272    339   (105)     96   (112)     15
PER SHARE DATA
  Income (loss) from con-
   tinuing
   operations.............. $  .81 $  .67 $  .95 $  .11  $  .35 $(1.51) $(1.99)
  Income from discontinued
   operations, net of tax..    .12    .79    .86    .23     .19   1.00    1.07
  Extraordinary
   items/cumulative effect
   of changes in accounting
   methods.................    --    --      --    (.91)    --    (.18)   1.01
  Net income (loss)........    .93   1.46   1.81   (.57)    .54   (.69)    .09
  Book value...............   6.46  (a)     6.83   5.11    5.77   5.27    5.39
  Cash dividends declared..    --     .10    .10    .10     .10    .10     .10
BALANCE SHEET DATA
  Total assets............. $5,316  (a)   $5,374 $4,946  $4,812 $4,710  $5,087
  Total debt, including
   current portion.........  1,082  (a)    1,176  1,307   1,702  1,791   2,067
  Stockholders' equity.....  1,208  (a)    1,268    929   1,037    912     852

- --------
(a) Not required

NINE MONTHS ENDED SEPTEMBER 30,

1994--Income from continuing operations includes pre-tax gains of $24 million related to the sale of an investment and $29 million resulting from a change in eligibility requirements for postretirement medical benefits. The after-tax effect of the gains increased net income by $31 million, or $.17 per common share.

1993--Income from continuing operations includes a pre-tax gain of $145 million related to the sale of rail lines in southern California and a $28 million increase in income tax expense related to the retroactive impact from the date of enactment of the increase in the corporate federal income tax rate by 1 percent. The net effect of the above items was to increase net income by $57 million, or $.31 per common share.

   Discontinued operations includes an after-tax gain of $108 million, or $.58 per common share, related to the exchange of mineral assets.

YEAR ENDED DECEMBER 31,

1993--Income from continuing operations includes the gain on sale of California lines and the increase in income tax expense discussed above.

   Discontinued operations in 1993 include the after-tax gain discussed above.

1992
   --Income from continuing operations includes a pre-tax gain of $205 million for the sale of rail lines in southern California and a pre-tax special charge of $320 million related to a new labor agreement, operations centralization and environmental accruals. The net effect of the above items was to decrease net income by $73 million, or $.39 per common share.

    Net loss includes a noncash reduction of $163 million, or $.88 per common share, related to the cumulative effect of adopting SFAS No.'s 106 and 112, and a $5 million, or $.03 per common share, reduction for an extraordinary charge on the early retirement of debt.

1990
   --Loss from continuing operations includes a $342 million pre-tax charge related to settlement of litigation with ETSI and a pre-tax credit of $51 million related to favorable property tax settlements. The net after-tax effect of the above items was to reduce net income by $188 million, or $1.16 per common share.

    Income from discontinued operations includes an after-tax gain of $102 million, or $.63 per common share, related to a litigation settlement.

    Net loss includes a reduction of $29 million, or $.18 per common share, for an extraordinary charge on the early retirement of debt.

1989
   --Loss from continuing operations includes a $442 million pre-tax special charge related to restructuring and an increase in accruals for personal injury costs. The after-tax effect of the charge reduced net income by $272 million, or $1.71 per common share.

    Net income includes a credit of $161 million, or $1.01 per common share, related to the cumulative effect of a change in accounting for income taxes.

                  UNAUDITED SELECTED PRO FORMA FINANCIAL DATA

  The following unaudited selected pro forma financial data gives effect to the cash tender offers and the related borrowings of Santa Fe Pacific Corporation
(SFP) and Burlington Northern Inc. (BNI) for 38 million and 25 million shares, respectively (approximately 20 percent and 13 percent, respectively) of the shares outstanding of SFP Common Stock. In addition, the combined pro forma financial statements include the exchange of 0.40 shares of BNI Common Stock for each share of SFP Common Stock pursuant to the Merger Agreement, with the Merger accounted for under the purchase method. The unaudited pro forma balance sheet data as of September 30, 1994 gives effect to the Merger as if it had occurred on that date, and the unaudited pro forma income statement data gives effect to the Merger as if it had occurred on January 1, 1993. The unaudited selected pro forma financial data set forth below does not reflect any potential increases in operating income, or one-time costs to achieve such increases, which may arise from the Merger or adjustments to conform the accounting practices of BNI and SFP and should be read in conjunction with the respective audited and unaudited consolidated historical financial statements of BNI and SFP, including the respective notes thereto, which are incorporated by reference in this Joint Proxy Statement/Prospectus and the unaudited pro forma combined financial statements, including the notes thereto, appearing elsewhere in this Joint Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference" and "Unaudited Pro Forma Financial Statements." The unaudited selected pro forma financial data is prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that might have occurred had the Merger actually taken place on the dates indicated, or of future results of operations or financial position of the combined company. The unaudited selected pro forma financial data for the Merger, if consummated using the Alternative Merger structure, would be identical to the financial data set forth below. See "The Merger Agreement--Alternative Transaction Structure."

                                             AT OR FOR NINE     AT OR FOR YEAR
                                              MONTHS ENDED          ENDED
                                           SEPTEMBER 30, 1994 DECEMBER  31, 1993
                                           ------------------ ------------------
                                                       (IN MILLIONS)
   COMBINED PRO FORMA BASIS
     INCOME STATEMENT DATA
       Revenues..........................       $ 5,621             $7,108
       Income from continuing operations
        (b)..............................           341                347
     BALANCE SHEET DATA
       Total assets (b)..................       $16,771              (a)
       Total debt, including current por-
        tion and commercial paper........         4,279              (a)
       Stockholders' equity (b)..........         4,802              (a)

- --------
(a) Not required.

(b) The Staff of the Securities and Exchange Commission (the "Commission") has indicated that in its view, for purposes of calculating the purchase price, the value of the BNI Common Stock issued in the Merger should be measured at or about the time of the consummation of the Merger. BNI and SFP believe the value of BNI Common Stock issued in the Merger should be measured at or about the time of the announcement of the amended transaction. If, notwithstanding the views of BNI and SFP, BNI is required to calculate the purchase price based on the value of BNI Common Stock at or about the time of the consummation of the Merger, the financial statements of the merged entity could be affected. A $1 increase in the value of BNI Common Stock would result in an approximately $50 million increase in purchase price and goodwill and a $1 million decrease in income from continuing operations. A $1 decrease in the value of BNI Common Stock would have the opposite effect.

                      UNAUDITED COMPARATIVE PER SHARE DATA

  The following table sets forth for BNI Common Stock and SFP Common Stock certain historical, pro forma and pro forma equivalent per share data for the nine months ended September 30, 1994 and for the year ended December 31, 1993. The information presented herein should be read in conjunction with the selected historical financial data and the unaudited selected pro forma financial data appearing elsewhere in this Joint Proxy Statement/Prospectus. See "Unaudited Selected Pro Forma Financial Data" and "Selected Historical Financial Data." The unaudited comparative per share data for the Merger, if consummated using the Alternative Merger structure, would be identical to the financial data set forth below. See "The Merger Agreement--Alternative Transaction Structure."

                                               AT OR FOR          AT OR FOR
                                           NINE MONTHS ENDED     YEAR ENDED
                                           SEPTEMBER 30, 1994 DECEMBER 31, 1993
                                           ------------------ -----------------
BNI COMMON STOCK
 Income from continuing operations per
  share:
  Historical..............................       $ 2.97             $3.06
  Investment in SFP pro forma (a).........         2.78              2.82
  Combined pro forma (e)..................         2.30              2.33
 Book value per share:
  Historical..............................        19.85             17.73
  Investment in SFP pro forma (a).........        20.02             17.89
  Combined pro forma (e)..................        32.11             30.91
 Cash dividends per share:
  Historical..............................          .90              1.20
  Investment in SFP pro forma (b).........          .90              1.20
  Combined pro forma (b)..................          .90              1.20
SFP COMMON STOCK
 Income from continuing operations per
  share:
  Historical..............................       $  .81             $ .95
  Pro forma for SFP recapitalization (c)..          .77               .88
  Pro forma equivalent (d)(e).............          .92               .93
 Book value per share:
  Historical..............................         6.46              6.83
  Pro forma for SFP recapitalization (c)..         2.78              3.21
  Pro forma equivalent (d)(e).............        12.84             12.36
 Cash dividends per share:
  Historical..............................          --                .10
  Pro forma for SFP recapitalization .....          --                .10
  Pro forma equivalent (b)(d).............          .36               .48

- --------
(a) Income from continuing operations and book value per share include pro forma adjustments to reflect BNI's investment in SFP which includes borrowing $500 million to be used to finance the purchase of 25 million shares of outstanding SFP Common Stock. In addition, book value per share includes BNI vesting of restricted stock. See "Unaudited Pro Forma Financial Statements" for further discussion.
(b) Cash dividends declared are assumed to be the same as those paid by BNI on an historical basis.
(c) Income from continuing operations and book value per share include pro forma adjustments to reflect SFP's recapitalization plan which includes borrowing $1,075 million to be used to finance the purchase of 38 million shares of outstanding SFP Common Stock and the retirement of outstanding senior indebtedness. See "Unaudited Pro Forma Financial Statements" for further discussion.
(d) Calculated by multiplying combined pro forma amounts by the exchange ratio of 0.40.

(e) The Staff of the Commission has indicated that in its view, for purposes of calculating the purchase price, the value of the BNI Common Stock issued in the Merger should be measured at or about the time of the consummation of the Merger. BNI and SFP believe the value of BNI Common Stock issued in the Merger should be measured at or about the time of the announcement of the amended transaction. If, notwithstanding the views of BNI and SFP, BNI is required to calculate the purchase price based on the value of BNI Common Stock at or about the time of the consummation of the Merger, the financial statements of the merged entity could be affected. A $1 increase in the value of BNI Common Stock would result in a $.36 increase in book value per share and a $.01 decrease in earnings per common share on a combined pro forma basis. A $1 decrease in the value of BNI Common Stock would have the opposite effect.

                                  INTRODUCTION

  This Joint Proxy Statement/Prospectus is being furnished to stockholders of Burlington Northern Inc., a Delaware corporation ("BNI"), in connection with the solicitation of proxies by the BNI Board of Directors for use at the Special Meeting of Stockholders of BNI (the "BNI Special Meeting") to be held at Burlington Northern Railroad Company, 3017 Lou Menk Drive, Fort Worth, Texas 76131-2815, on January 27, 1995 at 10:00 a.m., Fort Worth time, and at any adjournment or postponement thereof.

  This Joint Proxy Statement/Prospectus is also being furnished to the stockholders of Santa Fe Pacific Corporation, a Delaware corporation ("SFP"), in connection with the solicitation of proxies by the SFP Board of Directors for use at the Special Meeting of Stockholders of SFP (the "SFP Special Meeting") to be held at the Wyndham Northwest Chicago, 400 Park Boulevard, Itasca, Illinois on January 27, 1995 at 3:00 p.m., Chicago time, and at any adjournment or postponement thereof.

  At the BNI Special Meeting and the SFP Special Meeting, the common stockholders of BNI and SFP, respectively, will be asked to adopt and approve the Agreement and Plan of Merger dated as of June 29, 1994, as amended by an Amendment thereto dated as of October 26, 1994 and Amendment No. 2 thereto dated as of December 18, 1994 thereto (such Merger Agreement prior to such Amendments, the "Original Merger Agreement," and, as so amended, the "Merger Agreement") between BNI and SFP, pursuant to which SFP is to merge with and into BNI, with BNI to be the surviving corporation in the merger (the "Merger").

  This Joint Proxy Statement/Prospectus also constitutes a prospectus of BNI with respect to up to 63 million shares of common stock, no par value, of BNI (the "BNI Common Stock") issuable to SFP stockholders in connection with the Merger. Unless the context otherwise requires, all references in this Joint Proxy Statement/Prospectus to BNI Common Stock include the associated rights (the "BNI Rights") to purchase Junior Class A Preferred Stock of BNI issued pursuant to the Rights Agreement dated as of July 14, 1986 between BNI and The First National Bank of Boston, as Rights Agent (the "BNI Rights Agreement"). To the extent BNI Rights are then outstanding, each share of BNI Common Stock to be issued in the Merger will be accompanied by one BNI Right, which will be evidenced by the certificate of BNI Common Stock. Pursuant to the BNI Rights Agreement, the BNI Rights will expire on July 24, 1996 unless they are earlier redeemed or the term of the BNI Rights Agreement is extended.

  This Joint Proxy Statement/Prospectus also constitutes a prospectus of BNSF Corporation, a Delaware corporation ("Holdings"), with respect to up to 170 million shares of common stock, par value $.01 per share, of Holdings (the "Holdings Common Stock"), that may be issued in the event that either BNI or SFP elects to restructure the Merger as described below. See "The Merger Agreement--Alternative Transaction Structure."

  All information herein concerning BNI has been furnished by BNI, and all information herein concerning SFP has been furnished by SFP. BNI has represented and warranted to SFP, and SFP has represented and warranted to BNI, that the particular information so furnished is true and complete.

  This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of BNI and SFP on or about January , 1995.

                                 THE COMPANIES

BURLINGTON NORTHERN INC.

  BNI was incorporated in the State of Delaware in 1981 as part of a holding company reorganization. BNI and its majority-owned subsidiaries are primarily engaged in the rail transportation business. BNI's principal subsidiary is Burlington Northern Railroad Company ("BN Railroad"). BN Leasing Corporation, a wholly owned subsidiary of BNI, was formed in 1989 to acquire railroad rolling stock and other equipment necessary for the transportation and other business affairs of BNI.

  BN Railroad operates the largest railroad system in the United States based on miles of road and second main track, with approximately 24,500 total miles at December 31, 1993. The principal cities served include Chicago, Minneapolis-St. Paul, Fargo-Moorhead, Billings, Spokane, Seattle, Portland, St. Louis, Kansas City, Des Moines, Omaha, Lincoln, Cheyenne, Denver, Fort Worth, Dallas, Houston, Galveston, Tulsa, Wichita, Springfield (Missouri), Memphis, Birmingham, Mobile and Pensacola.

  The transportation of coal is BN Railroad's single largest source of revenues, accounting for approximately one-third of the total. Based on carloadings and tons hauled, BN Railroad is the largest transporter of western low-sulfur coal in the United States. Based on the same criteria, BN Railroad is also the largest rail transporter of grain in North America. Other significant aspects of BN Railroad's business include intermodal transportation and the transportation of forest products, chemicals, consumer products, minerals processors, iron and steel, vehicles and machinery and aluminum, nonferrous metals and ores.

  The principal executive offices of BNI are located at 3800 Continental Plaza, 777 Main Street, Fort Worth, Texas 76102-5384. BNI's telephone number is (817) 333-2000.

SANTA FE PACIFIC CORPORATION

  SFP was incorporated in the State of Delaware in 1983. A holding company, SFP owns subsidiaries engaged in two businesses: Rail, consisting principally of The Atchison, Topeka and Santa Fe Railway Company ("SFP Rail" or "ATSF"), a major Class I railroad operating in twelve midwestern, western and southwestern states; and Pipeline, reflecting SFP's interest in a refined petroleum products pipeline system operating in six western and southwestern states. Prior to the consummation of the Gold Spinoff (as defined below) on September 30, 1994, SFP was also engaged in the exploration for and development of gold properties and the mining and processing of gold ores through Santa Fe Pacific Gold Corporation ("SFP Gold") and its subsidiaries.

  One of the nation's major freight railroads, SFP Rail operated as of December 31, 1993 approximately 8,500 route miles of track (excluding, among other things, second main track) extending from Chicago to the Gulf of Mexico and the West Coast and operated related facilities in twelve midwestern, western and southwestern states. Major markets served directly by SFP Rail include Albuquerque, Chicago, Dallas, Denver, Houston, Kansas City, Los Angeles, Phoenix, the San Francisco Bay area and the United States/Mexico crossings of El Paso and San Diego.

  In serving the midwestern, western and southwestern regions of the country, SFP Rail transports a broad range of commodities derived from manufacturing, agricultural and natural resource industries. Intermodal transportation constitutes the single largest source of freight revenues for SFP Rail, which also transports, among other things, chemicals and petroleum, coal, vehicles and parts, whole grain, minerals and ores, forest products, consumer products, grain products and primary metals.

  Santa Fe Pacific Pipelines, Inc. ("SFP Pipelines"), an indirect, wholly owned subsidiary of SFP, serves as the general partner of Santa Fe Pacific Pipeline Partners, L.P. (the "Partnership"), a publicly traded Delaware master limited partnership formed in 1988 to acquire and operate the refined petroleum products pipeline business of SFP. SFP Pipelines owns a two percent interest in the Partnership as the Partnership's general partner and approximately 42 percent as a limited partner. The Partnership is one of the largest independent pipeline common carriers of refined petroleum products in the United States, and the largest in the western United States, in terms of product deliveries, barrel miles, and pipeline mileage, with approximately 3,300 miles of pipeline and fourteen truck loading terminals serving six states.

  SFP Gold is engaged in the exploration for and the development of gold properties and the mining and processing of gold ores. On June 23, 1994, SFP Gold effected an initial public offering of 19.2 million shares of common stock or approximately 14.6% of its outstanding shares at a price of $14.00 per share. On June 29, 1994, the SFP Board declared a special dividend to holders of SFP Common Stock as of September 12, 1994, consisting of a pro-rata distribution of its interests in SFP Gold (the "Gold Spinoff"). The distribution became effective on September 30, 1994.

  The principal executive offices of SFP are located at 1700 East Golf Road, Schaumburg, Illinois 60173-5860. SFP's telephone number is (708) 995-6000.

BNSF CORPORATION

  Holdings was incorporated under the laws of the State of Delaware on December 16, 1994 for the purpose of effectuating the Alternative Merger (as defined below) if either BNI or SFP shall elect to do so pursuant to the Merger Agreement. The parties intend to effectuate the Alternative Merger if necessary or prudent to ensure that a BNI-SFP merger is tax-free for federal income tax purposes to BNI, SFP and their respective stockholders. Holdings is jointly owned by each of BNI and SFP and has not engaged in any activity since its formation other than activities related to the transactions contemplated by the Merger Agreement. Pursuant to the Merger Agreement, SFP and BNI have agreed not to permit Holdings to take any actions or undertake any operations except as may be necessary in connection with the consummation of the Alternative Merger and the transactions contemplated by the Merger Agreement.

                              THE SPECIAL MEETINGS

PURPOSE OF THE BNI AND SFP SPECIAL MEETINGS

  The purpose of the BNI and SFP Special Meetings is to consider and vote upon the adoption and approval of the Merger Agreement.

  EACH OF THE BOARDS OF DIRECTORS OF BNI AND SFP HAS, BY UNANIMOUS VOTE, APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT ITS STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

DATE, PLACE AND TIME

  BNI. The BNI Special Meeting will be held at Burlington Northern Railroad Company, 3017 Lou Menk Drive, Fort Worth, Texas 76131-2815 on January 27, 1995, commencing at 10:00 a.m., Fort Worth time.

  SFP. The SFP Special Meeting will be held at the Wyndham Northwest Chicago, 400 Park Boulevard, Itasca, Illinois on January 27, 1995, commencing at 3:00 p.m., Chicago time.

RECORD DATES

  BNI. The Board of Directors of BNI has fixed the close of business on December 27, 1994 as the record date for the determination of stockholders entitled to notice of and to vote at the BNI Special Meeting. As of December 31, 1994, there were issued and outstanding 89,223,821 shares of BNI Common Stock. Only holders of record of BNI Common Stock on the Record Date are entitled to vote.

  SFP. The Board of Directors of SFP has fixed the close of business on December 27, 1994 as the record date for the determination of stockholders entitled to notice of and to vote at the SFP Special Meeting. As of December 31, 1994, there were issued and outstanding 188,301,537 shares of SFP Common Stock. Only holders of record of SFP Common Stock on the Record Date are entitled to vote.

  December 27, 1994 is referred to in this Joint Proxy Statement/Prospectus as the "Record Date."

REQUIRED VOTE

  BNI. The affirmative vote of a majority of the shares of BNI Common Stock outstanding on the Record Date is required to approve the Merger Agreement. Each share of BNI Common Stock is entitled to one vote on each matter on which the respective holders of such shares are entitled to vote as set forth above in the BNI Special Meeting. Holders of BNI's 6 1/4% Cumulative Convertible Preferred Stock, Series A No Par Value are not entitled to vote on the Merger. See "Description of BNI Capital Stock--6 1/4% Convertible Preferred Stock."

  As of December 31, 1994, directors and executive officers of BNI and their affiliates were beneficial owners of an aggregate of 1,917,706 shares of BNI Common Stock (approximately 2% of the shares then outstanding). The directors and executive officers of BNI have indicated that they intend to vote their shares of BNI Common Stock in favor of approval of the Merger Agreement.

  SFP. The affirmative vote of a majority of the shares of SFP Common Stock outstanding on the Record Date is required to approve the Merger Agreement. Each share of SFP Common Stock is entitled to one vote on each matter on which the respective holders of such shares are entitled to vote as set forth above in the SFP Special Meeting.

  As of December 31, 1994, directors and executive officers of SFP and their affiliates were beneficial owners of an aggregate of 2,924,595 shares of SFP Common Stock (approximately 1.6% of the shares then outstanding). The directors and executive officers of SFP have indicated that they intend to vote their shares of SFP Common Stock in favor of the approval of the Merger Agreement.

VOTING AND REVOCATION OF PROXIES

  A CREAM PROXY CARD WITH A BLUE STRIPE for use at the BNI Special Meeting or a WHITE PROXY CARD WITH A BLUE STRIPE for use at the SFP Special Meeting, as the case may be, accompany this Joint Proxy Statement/Prospectus. A stockholder may use the appropriate CREAM PROXY CARD WITH A BLUE STRIPE or WHITE PROXY CARD WITH A BLUE STRIPE, as the case may be, if he or she is unable to attend the meeting in person or wishes to have his or her shares voted by proxy even if he or she does attend the meeting. A proxy may be revoked by the person giving it at any time before it is exercised by providing written notice of such revocation to the Secretary of BNI or SFP, as the case may be, by submitting a proxy having a later date, or by appearing at the meeting and electing to vote in person. Any proxy validly submitted and not revoked will be voted in the manner specified therein by the stockholder. IF A PROXY IS SUBMITTED BUT NO SPECIFICATION IS MADE THEREIN, SHARES OF BNI COMMON STOCK OR SFP COMMON STOCK, AS THE CASE MAY BE, REPRESENTED BY PROXY WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT. If you have already submitted a previously distributed proxy card, you do not need to submit the accompanying proxy card unless you wish to change your vote. A vote indicated on a previously submitted proxy card will be deemed to be a corresponding vote on the Merger Agreement unless you submit a subsequent proxy card changing your vote. Because approval of the Merger Agreement by BNI stockholders requires the affirmative vote of a majority of the shares of BNI Common Stock outstanding as of the Record Date, and approval of the Merger Agreement by SFP stockholders requires the affirmative vote of a majority of the shares of SFP Common Stock outstanding as of the Record Date, failures to submit a proxy, abstentions and broker non-votes will have the effect of a vote against approval of the Merger Agreement. Neither BNI's nor SFP's Board of Directors knows of any other matter that will be presented for action at either of the Special Meetings. If, however, any other matter properly comes before either of the Special Meetings, the persons named in the proxy or their substitutes will vote thereon in accordance with their judgment.

  The issuance of the BNI Common Stock in the Merger or the Holdings Common Stock in the Alternative Merger is at the option of BNI and SFP, and not their respective stockholders. A vote in favor of the adoption of the Merger Agreement is, therefore, a vote in favor of both the Merger and the Alternative Merger.

SOLICITATION OF PROXIES

  BNI and SFP each will bear the cost of the solicitation of proxies from its own stockholders, except that BNI and SFP will share equally the cost of printing and mailing this Joint Proxy Statement/Prospectus. In addition to solicitation by mail, the directors, officers and employees of BNI and SFP and their subsidiaries may solicit proxies from stockholders of the relevant corporation by telephone or telegram or in person. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by such persons, and BNI and SFP will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

   Kissel-Blake Inc. will assist in the solicitation of proxies by BNI for a fee of $625,000 plus reasonable out-of-pocket expenses. In addition to Kissel-Blake Inc., Lazard will also assist in the solicitation of proxies by BNI. Lazard will not receive any additional compensation for such assistance. Lazard's compensation arrangements with BNI for services rendered in connection with the Merger are described in "The Merger--Opinions of Financial Advisors-- Opinion of Lazard."

  D. F. King & Co., Inc. and MacKenzie Partners, Inc. will assist in the solicitation of proxies by SFP for an aggregate anticipated fee of $600,000 plus reasonable out-of-pocket expenses. In addition to D.F. King & Co., Inc. and MacKenzie Partners, Inc., Goldman, Sachs will also assist in the solicitation of proxies by SFP. Goldman Sachs will not receive any additional compensation for such assistance. Goldman Sachs' compensation arrangements with SFP for services rendered in connection with the Merger are described in "The Merger--Opinions of Financial Advisors--Opinion of Goldman Sachs". Furthermore, SFP has asked BNI and Lazard to assist SFP in its solicitation of proxies. Such assistance may include, among other things, discussions with SFP stockholders. Neither BNI nor Lazard will receive any compensation for providing such assistance.

                           OTHER CONSIDERATIONS

EFFECT OF FAILURE TO ACHIEVE EXPECTED BENEFITS AND REGULATORY APPROVAL

  Each of the BNI and SFP Boards of Directors believes that a BNI-SFP combination, which will create a rail system with broad geographic coverage, should, among other things, provide shippers with efficient single-line rail service, diversify each railroad's traffic base, generate significant operating efficiencies and create a financially strong, more effective competitor. See "The Merger--Recommendations of the Boards of Directors and Reasons for the Merger." However, there can be no assurances that these potential benefits will be realized or that the ICC will not impose conditions on the operation of the merged entity that will affect its ability to fully achieve any one or more of such benefits. See "Other Matters--Additional Financial Considerations." In addition, if the Merger cannot be consummated because the ICC does not give its approval, each of BNI and SFP will have incurred expenses without a corresponding benefit. In particular, BNI may be disadvantaged by having spent $500 million in the Offer if the Merger can not be consummated.

INCREASE IN LEVERAGE

  SFP anticipates borrowing up to $1.31 billion (of which approximately $400 million will be to replace existing debt) in connection with the Offer and related matters from a syndicate of banks under a new credit agreement. In addition, the new credit agreement will provide for a $250 million revolving credit facility for general corporate purposes. The anticipated terms of such financings are summarized in BNI's Tender Offer Statement on Form 14D-1 and SFP's Issuer Tender Offer Statement on Form 13E-4, both of which documents are incorporated herein by reference. See "Incorporation of Certain Documents by Reference" and "Available Information." SFP anticipates that its ability to borrow additional funds will be restricted by the terms of the new credit agreement. SFP's credit rating status was placed under review with direction uncertain by Moody's Investors Service and on Credit Watch with developing implications by Standard & Poor's prior to announcement of the Offer and continues in that status. It is possible that SFP's credit ratings would be downgraded upon completion of the Offer. SFP does not expect that any ratings downgrade, should one occur, would impair its ability to maintain adequate liquidity to meet its ongoing obligations.

  The interest expense on SFP's anticipated borrowings would reduce SFP's net income. Principal and interest on the debt being used by SFP to finance the Offer, as well as other operating expenses and liquidity needs of SFP, are expected to be funded by SFP during the period prior to the ICC's decision on the Merger from net cash generated before borrowings, currently available cash balances and borrowings in excess of requirements in connection with the Offer. Should the ICC not approve the Merger, SFP believes, on a stand-alone basis, it will be able to fund the debt service attributable to the debt incurred in connection with the Offer through a combination of net cash generated before borrowings and refinancings in the capital markets. In either case, SFP will have access to the $250 million revolving credit facility for general corporate purposes, if required. Although the SFP Board believes that SFP's proposed borrowing is prudent, it is possible that the need to repay the debt incurred in its borrowing will have a detrimental effect on SFP, either before the Merger or if the Merger cannot be consummated.

  BNI intends to finance its purchase of SFP Common Stock pursuant to the Offer with funds borrowed from a syndicate of banks pursuant to a new $500 million credit agreement. The anticipated terms of such borrowings are summarized in BNI's Tender Offer Statement on Form 14D-1 and SFP's Issuer Tender Offer Statement on Form 13E-4, both of which documents are incorporated herein by reference. See "Incorporation of Certain Documents by Reference" and "Available Information." BNI's existing credit agreements will not be affected by the Offer and consequently its ability to borrow under these agreements and maintain its liquidity should not be materially adversely affected by consummation of the Offer. BNI's credit ratings are under review for possible downgrade by Moody's Investors Service and are on Credit Watch with negative implications by Standard & Poor's. BNI does not expect that any ratings downgrade, should one occur, would materially impact its ability to borrow money or maintain adequate liquidity to meet its ongoing obligations. The interest expense related to the new credit agreement is expected to be paid from net cash generated before borrowings and would reduce BNI's net income.

  Following consummation of the Merger, the combined company is expected to fund debt service related to the Offer and liquidity requirements of ongoing operations from net cash generated before borrowings and financing in the capital markets.

DIVIDENDS

  SFP paid annual cash dividends of ten cents ($.10) per share of SFP Common Stock for each of the years ending December 31, 1992, 1993 and 1994. The terms of SFP's new borrowings are anticipated to limit SFP's ability to pay dividends, and SFP currently does not plan to pay dividends for the foreseeable future if the Offer is consummated.

  BNI does not anticipate that the borrowings in connection with the Offer or transaction costs associated with the Offer or the Merger will affect its currently existing dividend policy.

PRORATION

  Up to 63,000,000 shares of SFP Common Stock are to be purchased in the Offer; any shares tendered in response to the Offer over and above such amount would be subject to proration in accordance with the terms of the Offer. Proration may result in SFP stockholders receiving cash for only a portion of any shares tendered, with the remaining consideration to be received in the form of BNI Common Stock pursuant to the Merger after the receipt of ICC approval and satisfaction or waiver of the other conditions to the Merger.

THE SFP RIGHTS PLAN

  On November 28, 1994, SFP's Board of Directors adopted a Shareholders Rights Plan. See "Comparison of Rights of Stockholders of BNI and SFP--Rights Plans." The SFP Rights Plan could have the effect of deterring a change of control of SFP without the approval of the Board of Directors of SFP.

                                   THE MERGER

BACKGROUND OF THE MERGER AND THE OFFER

  The possibility of a business combination between BNI and SFP was first discussed on July 16, 1993 in a meeting between Mr. Gerald Grinstein, Chairman and Chief Executive Officer of BNI, and Mr. Robert D. Krebs, Chairman, President and Chief Executive Officer of SFP. Following that meeting, senior members of management of both companies, together with their legal and financial advisors, undertook to examine, on a preliminary basis, a possible transaction. On the basis of that investigation, both companies concluded that a BNI-SFP merger presented significant strategic and financial opportunities. The two companies then agreed to investigate further a possible stock merger transaction, executed a confidentiality agreement on or about July 28, 1993 and exchanged confidential information.

  From August through November 1993, each company undertook a detailed due diligence investigation of the other. Beginning in October 1993, representatives of BNI and SFP, and their financial and legal advisors, met on a number of occasions and held numerous additional discussions to attempt to negotiate the terms of a merger transaction, including the terms of a merger agreement. A number of difficult issues were raised during the course of these discussions. Of particular importance were the parties' views as to an appropriate exchange ratio.

  At meetings during this period, each of the SFP Board and BNI Board separately received information about a possible BNI-SFP merger, discussed the possibility of such a merger and was briefed by its management on the merger negotiations.

  On November 29, 1993, BNI and SFP separately concluded that they could not reach an agreement on an exchange ratio. In addition, BNI had concerns with respect to certain tax issues and several matters relating to the planned Gold Spinoff. Thereafter, each company independently decided to discontinue merger negotiations.

  On January 31, 1994, Mr. Grinstein and Mr. Krebs met to discuss the possibility of resuming merger negotiations, but reached no conclusion as to whether to do so.

  On or about February 15, 1994, CS First Boston informed representatives of BNI and SFP that Kansas City Southern Industries, Inc. ("KCSI") intended to explore strategic transactions involving its wholly owned railroad subsidiary, The Kansas City Southern Railway Company and related transportation businesses ("KCSR").

  During the period January 1994 through June 1994, the SFP Board was kept informed of and discussed the possibility of resuming merger negotiations with BNI. At its May 24, 1994 board meeting, SFP management reported to the SFP Board on both the status of the potential BNI transaction and a possible KCSR transaction, and stated its view that, although each of these potential transactions would have advantages, a BNI transaction would be superior for SFP and its stockholders.

  On several occasions in June 1994, representatives of BNI and SFP discussed whether to resume merger negotiations in light of, among other things, the fact that KCSI had informed potential bidders that it would establish in the near future a deadline for bids to acquire KCSR and that the KCSI Board would meet, and might select the winning bidder for KCSR, on June 30, 1994.

  On June 24, 1994, the SFP Board, in light of the fact that merger negotiations with BNI had not resumed, authorized SFP management to make a bid for KCSR. That bid was communicated to KCSI on June 24, 1994.

  On June 24, 1994, the BNI Board authorized BNI management to make a bid for KCSR. That bid was communicated to KCSI on June 24, 1994. At that meeting and following presentations from BNI's management and financial and legal advisors, the Board of Directors of BNI also authorized management, together with its financial and legal advisors, to attempt to negotiate a merger agreement with SFP. The Board noted that, among other things, some of its prior concerns had been alleviated by SFP's progress in effecting the Gold Spinoff.

  On June 24, 1994, after the SFP Board had met, a representative of BNI informed a representative of SFP that BNI was interested in resuming merger negotiations with SFP. From shortly after that time through June 29, 1994, representatives of BNI, SFP and their financial and legal advisors resumed negotiations, which resulted in a definitive merger agreement, subject to BNI and SFP Board approval.

  On June 29, 1994, the Boards of Directors of SFP and BNI each met separately to consider a BNI-SFP merger. Each Board separately received presentations from its management and financial and legal advisors about a BNI-SFP merger.

  Lazard rendered to the BNI Board of Directors its written opinion dated June 29, 1994, that, based upon and subject to various considerations set forth in the opinion and such other factors as it deemed relevant, on June 29, 1994, the exchange ratio of 0.27 shares of BNI Common Stock per share of SFP Common Stock (the "Original Exchange Ratio") was fair to the holders of BNI Common Stock from a financial point of view.

  Goldman Sachs delivered its oral opinion to the SFP Board of Directors on June 29, 1994 that, as of the date of such opinion, the Original Exchange Ratio was fair to the holders of SFP Common Stock. That opinion was subsequently confirmed in writing. See the full text of the opinion of Goldman Sachs dated the date of the Joint Proxy Statement/Prospectus dated October 12, 1994 (attached as Appendix D to such Joint Proxy Statement/Prospectus dated October 12, 1994), which sets forth certain assumptions made by Goldman Sachs, including the assumption that under the foregoing circumstances Goldman Sachs, in analyzing the Original Exchange Ratio, need not take into account the consideration which might be received under the UPC Proposal (as defined below).

  Each Board then resumed the discussions in which it had engaged at earlier meetings about whether to pursue such a merger. Following these discussions, each Board approved the terms of the agreement negotiated by their respective managements and advisors and the Merger Agreement was executed and delivered promptly after receipt of such approval. Upon approval of the Merger, each of the SFP and the BNI Boards authorized SFP management and BNI management, respectively, to withdraw their bids for KCSR. The KCSR bids were withdrawn shortly thereafter.

  On October 5, 1994, Mr. Drew Lewis, the Chairman and Chief Executive Officer of Union Pacific Corporation ("UPC"), called Mr. Robert D. Krebs, the Chairman, President and Chief Executive Officer of SFP, and stated that UPC wished to acquire SFP and that Mr. Lewis wanted to meet with Mr. Krebs. Mr. Lewis further stated that he was going to call Mr. Gerald Grinstein, the Chairman and Chief Executive Officer of BNI, to request a meeting with him as well. Mr. Krebs told Mr. Lewis that SFP was already a party to a merger agreement, that it was unlikely that the ICC would permit a merger between SFP and UPC, and that therefore there was no reason to have a meeting. Mr. Lewis replied that UPC intended to make public a proposal if no meeting occurred and urged that a meeting be held. The two men then agreed that Mr. Krebs would consult his counsel. After doing so, Mr. Krebs called Mr. Lewis back and agreed to a meeting. During the conversations, Mr. Lewis told Mr. Krebs that UPC had looked at Southern Pacific and at SFP, and had decided that SFP was the company to break up. Mr. Lewis also stated that UPC would offer concessions to BNI to persuade it to acquiesce to UPC's proposal.

  Mr. Lewis then called Mr. Grinstein, stated that UPC wanted to acquire SFP and asked to see Mr. Grinstein. Mr. Grinstein declined to see Mr. Lewis.

  Mr. Lewis, Mr. Richard Davidson, President of UPC, Mr. Krebs, and Mr. Robert
A. Helman, SFP's counsel, had a meeting in the late afternoon of October 5. At the meeting, Mr. Helman stated that SFP is subject to a binding merger agreement and that it is unlikely that a UPC-SFP combination would be approved by the ICC. Mr. Helman also stated that UPC had misled SFP because, earlier in 1994, when Mr. Krebs returned an unsolicited telephone call from Mr. Lewis, Mr. Lewis had stated that if SFP made its deal with BNI, UPC would not oppose it.

  Mr. Lewis denied having made that statement, contending that what he had stated was that UPC would not oppose a BNI-SFP merger subject to an evaluation of its merits. Mr. Lewis then placed a written proposal (the "UPC Proposal") on Mr. Krebs' desk and, as Mr. Lewis was leaving, stated that Mr. Krebs was making a mistake, that UPC would offer more -- $20 per share -- than the amount provided for in the UPC Proposal, and that UPC would consider using a voting trust for the proposed transaction. Mr. Lewis and Mr. Davidson then left SFP's headquarters, where the meeting had taken place.

  In the UPC Proposal, UPC proposed to acquire SFP in a tax-free merger in which SFP stockholders would have received, for each share of SFP Common Stock,
0.344 of a share of UPC common stock.

  The transaction contemplated in the UPC Proposal was subject to ICC approval, the termination of the BNI-SFP merger agreement, execution of a definitive agreement and the approval of the Board of Directors and the stockholders of SFP. The UPC Proposal was also conditioned upon the satisfactory completion of a due diligence review of SFP. UPC offered to facilitate an SFP due diligence review of UPC.

  The UPC Proposal stated that UPC was prepared to grant conditions to Southern Pacific, BNI or other railroads, including access to points that would otherwise change from two serving railroads to one, rights to handle service-sensitive business moving between California, Chicago and the Midwest, and access to the Kansas and Oklahoma grain markets. The UPC Proposal further stated that UPC envisions that certain members of the SFP Board would be invited to serve on UPC's Board. The UPC Proposal further stated that UPC was prepared to immediately commence negotiation of a definitive merger agreement containing mutually agreeable terms and conditions.

  The SFP Board met to consider the UPC Proposal on October 5 and October 6, 1994. At those meetings, counsel for SFP explained that SFP's directors did not have the right to terminate the Original Merger Agreement in response to the UPC Proposal but did have the right, to the extent required by their fiduciary duties under applicable law if so advised by outside counsel, (i) to engage in negotiations or provide any confidential information or data to UPC relating to the UPC Proposal and (ii) to withdraw, modify or amend their recommendation that SFP's stockholders approve the Original Merger Agreement and the BNI-SFP merger.

  Mr. Krebs reminded the SFP Board of his description at prior Board meetings of two telephone calls he had had with Mr. Lewis earlier in the year. The first, on June 7, 1994, occurred when Mr. Krebs returned

Mr. Lewis' unsolicited telephone call made on June 6. Mr. Lewis stated on June 7 that if SFP made its deal with BNI, UPC would not oppose it and, in fact, would welcome it because UPC liked good competitors. Mr. Lewis went on to say that UPC also would not object if SFP entered into a transaction to acquire Kansas City Southern Railway Company. The second telephone call was shortly after the BNI-SFP merger agreement was announced on June 29, 1994. Mr. Krebs called Mr. Lewis as a courtesy, and Mr. Lewis stated that he had seen the press release and that UPC would study the matter.

  After discussions at both meetings and consultation with its financial and legal advisors, the SFP Board unanimously decided to reject the UPC Proposal and reaffirm its recommendation to SFP's stockholders that they approve the Original Merger Agreement and the BNI-SFP merger. In reaching its decision, the SFP Board considered the following factors:

  1. Likelihood of ICC Approval. The SFP Board concluded that it is unlikely that a UPC-SFP combination would receive ICC approval. The SFP Board based its conclusion in part on its own knowledge, and the view of management, that the extensive market overlaps between the two railroad systems and the dominant position of UPC would make such a combination anticompetitive. The SFP Board also based its conclusion in part on advice of counsel that, given the anticompetitive effects of a UPC-SFP combination, the ICC was unlikely to approve such a combination absent concessions by UPC that would make the transaction untenable and the ICC might well not approve it regardless of any concessions made by UPC. The SFP Board noted that in the past it had, as part of management's strategic reviews with the SFP Board, discussed the possibility of a UPC-SFP combination, but had not pursued this idea because of the improbability of obtaining ICC approval, given the adverse effect on competition that such a combination would have.

  2. Perception of UPC Proposal. The SFP Board perceived the UPC Proposal as apparently designed to prevent the consummation of the BNI-SFP merger and the creation of a strong competitor to UPC. The SFP Board based this perception on its conclusion that ICC approval of a UPC-SFP combination is unlikely and on the timing of the UPC Proposal. The SFP Board also took account of the inconsistency between UPC's present position and Mr. Lewis' earlier statement to Mr. Krebs that UPC would not oppose a BNI-SFP merger.

  3. Opinion of Financial Advisor. Goldman Sachs advised the SFP Board that under the circumstances described to the SFP Board by SFP's management and counsel, Goldman Sachs reaffirmed its opinion with respect to the Original Exchange Ratio contemplated by the BNI-SFP merger.

  4. Binding Agreement. The SFP Board noted that SFP had no right to terminate the Original Merger Agreement and that it was important to avoid breaches of the Original Merger Agreement, particularly in light of the SFP Board's belief that consummation of the BNI-SFP merger is in the best interest of SFP's stockholders because (1) the BNI-SFP merger has significant benefits for SFP stockholders and (2) if the Original Merger Agreement were terminated and if the UPC Proposal could not be consummated, SFP would be left without a strategic combination which is required to protect and enhance shareholder value.

  The SFP Board also discussed the significance of Mr. Lewis' remarks to Mr. Krebs regarding the possibility of UPC offering a $20 per share price and establishing a voting trust. The SFP Board noted that Mr. Lewis' statements were inconsistent with the UPC Proposal and UPC's press release, which was issued after Mr. Lewis met with Mr. Krebs. However, the SFP Board decided, after being advised by outside counsel that its fiduciary duties under applicable law required such a step, that SFP should communicate to UPC that, if UPC were to make a proposal at a fair price and with an adequate provision for a voting trust that would substantially eliminate the regulatory risk for SFP stockholders, the SFP Board would consider that proposal in light of its fiduciary duties.

  On October 6, 1994, this information, along with the SFP Board's decision to reject the UPC Proposal, was sent to UPC in a letter from Mr. Krebs to Mr. Lewis and in a press release issued by SFP. BNI was made aware of, and did not object to, the contents of the letter and press release before they were sent or issued.

  On October 11, 1994, in a letter addressed to Mr. Krebs, UPC expressed its dissatisfaction with the SFP Board's prompt rejection of the UPC Proposal. It emphasized the possible benefits to be attained in accepting the UPC Proposal, asked the SFP Board to consider UPC's analysis of ICC matters, and urged Mr. Krebs, along with his advisors, to meet with UPC representatives. UPC concluded its letter by stating that the proposed purchase price was considered by UPC to be a "fair price" but that UPC would be prepared to receive information from SFP that might justify a greater consideration. The SFP Board considered the October 11 letter, and decided to reaffirm its prior position but requested UPC to provide SFP with UPC's analysis of ICC matters.

  On October 11, 1994, in a letter to Mr. Lewis, Mr. Krebs communicated (i) the SFP Board's decision to reject the previously made proposal by UPC to acquire SFP and to reaffirm its recommendation to SFP's stockholders that they approve the Original Merger Agreement and the Merger contemplated thereby and (ii) the SFP Board's request that UPC provide SFP with UPC's analysis of ICC matters.

  On October 12, 1994, SFP and BNI commenced solicitation of proxies from their respective stockholders for approval of the Original Merger Agreement.

  On October 13, 1994, UPC announced that it would solicit proxies in opposition to approval of the Original Merger Agreement.

  On October 17, 1994, Mr. Lewis sent Mr. Krebs a fourteen page memorandum prepared by UPC's Vice President of Strategic Planning (the "UPC Memorandum") dated October 17, 1994, which Mr. Lewis described as a "summary analysis of the case regarding our merger proposal that we would expect to present to the Interstate Commerce Commission." The UPC Memorandum described alleged benefits that would be created by a UPC-SFP merger, acknowledged that such a merger would have anticompetitive effects, and proposed to deal with these effects through certain conditions that UPC "might" accept. Mr. Krebs directed SFP's management, lawyers and other advisors to study the UPC Memorandum in order to advise the SFP Board whether the UPC Memorandum provided any basis for the SFP Board to change its position with respect to a possible UPC-SFP merger.

  At a meeting on October 20, 1994, the Board of Directors of BNI met to consider whether any action should be taken with respect to the Original Merger Agreement and the transactions contemplated thereby. The BNI Board received presentations from its management and legal advisors concerning various recent developments as well as a presentation from Lazard analyzing the possibility of increasing the Original Exchange Ratio. In connection with its presentation, Lazard considered, among other things, the impact of the anticipated increase in operating income of the merged entity set forth in the application filed by BNI and SFP with the ICC in connection with the Merger (the "ICC Application"), as well as the fact that the proposed merger with SFP would be accounted for under the "pooling of interests" method of accounting rather than, as had been expected on June 29, 1994, the "purchase" method of accounting.

  On October 24, 1994, Mr. Grinstein spoke with Mr. Krebs concerning the possibility of increasing the exchange ratio included in the Original Merger Agreement.

  Also on October 24, 1994, UPC sent Mr. Krebs another set of materials (the "UPC Panel Statement"), in which five experts retained by UPC offered their views in support of UPC's position with respect to various issues regarding ICC approval of a UPC-SFP combination.

  The SFP Board met on October 25, 1994. At the meeting, Mr. Krebs advised the SFP Board of his telephone call with Mr. Grinstein the previous day, and Goldman Sachs provided the SFP Board with an analysis of the effects of an increase in the original exchange ratio to various levels, including an increase to 0.34. The SFP Board discussed the possibility of entering into an amended merger agreement with BNI.

  The SFP Board also received at the meeting oral and written presentations as to whether the UPC Memorandum or the UPC Panel Statement warranted a change in the SFP Board's position with respect to a possible UPC-SFP merger. These presentations examined the likelihood of ICC approval of a BNI-SFP merger and a UPC-SFP merger. The Board heard from SFP's management, its lawyers and Mr. Paul Lamboley, a former ICC Commissioner, and was provided with a written statement prepared by Mr. Barry C. Harris, a Principal and Senior Vice-President of Economists Incorporated, a Washington, D.C.-based consulting firm. Mr. Harris served as Deputy Assistant Attorney General and Chief Economist in the Antitrust Division of the United States Department of Justice ("DOJ") from October 1992 until mid-January 1993 and testified on behalf of the DOJ against the proposed merger between SFP and Southern Pacific Company ("Southern Pacific"). Both Mr. Lamboley and Mr. Harris have been retained by SFP to serve as expert advisors to the SFP Board. In particular, Mr. Lamboley has been retained by SFP to advise and assist it in connection with the pending Delaware litigation arising out of the proposed BNI-SFP merger and related matters concerning the likelihood of ICC approval of a UPC-SFP combination.

  Mr. Lamboley provided the SFP Board with an overview on merger cases since the late 1970's before the ICC, outlined the statutory criteria and analytical approach the ICC typically uses in reviewing proposed railroad mergers and described how the ICC would most likely review a UPC-SFP merger proposal, focusing on competitive impact. He opined that it is unlikely that the ICC would approve the UPC-SFP merger, as proposed, absent imposition of substantial conditions to ameliorate the significant competitive concerns, which conditions could make the transaction untenable. He noted, however, that the ICC will generally not use its conditioning authority to substantially restructure a transaction beyond the scope proposed. Because a detailed analysis of the corridors and commodities would be needed to determine the competitive impact and the level of conditions necessary, the proceedings would be protracted--likely to require the full 31-month statutory period-- with the outcome uncertain. (The SFP Board was aware that the ICC had at that time adopted a schedule for the BNI-SFP application that would have resulted in a final decision in the first quarter of 1996.) Mr. Lamboley characterized the UPC-SFP merger proposal as being largely parallel, with potentially significant anticompetitive effects, observing that the ICC had rejected a parallel merger (SFP-Southern Pacific) involving similar markets. Mr. Lamboley opined that the DOJ, as it did in the SFP-Southern Pacific case, would likely actively oppose the UPC-SFP combination because of its substantial competitive impact and, although not binding, antitrust principles would provide guidance for ICC evaluation of competition. Mr. Lamboley stated that, in his view, the benefits claimed by UPC for the proposed combination were on balance unlikely to overcome the combination's competitive effects, distinguishing private benefits from public benefits. By way of contrast, Mr. Lamboley stated that in his view the BNI-SFP merger could provide significant public benefits and thus was more likely to receive ICC approval without imposition of substantial conditions.

  In his written statement, Mr. Harris opined, based on his professional knowledge and experience and his review of Mr. Lewis' October 5, 1994 letter proposal, the UPC Memorandum and other publicly available information, that the DOJ would subject a UPC-SFP combination to intense scrutiny and very likely would vigorously oppose such a combination. Mr. Harris noted that, while a complete DOJ analysis would include a review of confidential traffic data, the DOJ likely would have serious concerns about competitive problems, including diminished competition in the important Midwest-California corridor, the Midwest-Texas corridor and U.S.-Mexico traffic, likely to result from such a combination. Mr. Harris also opined that the DOJ likely would conclude that the conditions that UPC indicated in the UPC Memorandum that UPC might accept would be inadequate to address the competitive problems raised by a UPC-SFP combination. In addition, Mr. Harris stated his view that, from an economic perspective, there were serious questions regarding the benefits that UPC asserted in the UPC Memorandum would result from such a combination and that the DOJ was unlikely to be persuaded by those asserted benefits. Mr. Harris did not discuss the likelihood of ICC approval of a BNI-SFP merger. Except as stated in this paragraph and the immediately preceding paragraph, neither Mr. Lamboley nor Mr. Harris made any assumptions or qualifications in providing their advice to the SFP Board.

  The SFP Board questioned SFP's management, its lawyers and Mr. Lamboley about their presentations and discussed the issues raised, but took no action with respect to these issues at the October 25 meeting.

  At a meeting on October 26, 1994, the Board of Directors of BNI, by unanimous vote, determined that it would be fair to and in the best interests of BNI and its stockholders to increase the exchange ratio from 0.27 shares of BNI Common Stock per share of SFP Common Stock to 0.34 shares of BNI Common Stock per share of SFP Common Stock (the "Revised Exchange Ratio") and approved the amendment to the Original Merger Agreement implementing such increase. In reaching this determination, the BNI Board of Directors considered, among other things, reports from BNI management and BNI's legal and financial advisors updating the Board on recent developments; the fact that the Merger would be accounted for under the "pooling of interests" method of accounting rather than, as had been expected on June 29, 1994, the "purchase" method of accounting; the financial data, including the anticipated increase in operating income, set forth in the ICC Application; and a presentation by Lazard, BNI's financial advisor, as to the proposed increase in the exchange ratio and the Merger. At that meeting Lazard rendered to the BNI Board of Directors its oral opinion that, based upon and subject to various considerations and such other factors as it deemed relevant, on October 26, 1994, the Revised Exchange Ratio was fair to the holders of BNI Common Stock from a financial point of view. That opinion was subsequently confirmed in writing.

  After the October 26 BNI Board of Directors meeting, Mr. Grinstein called Mr. Krebs and advised him that the BNI Board was willing to amend the Original Merger Agreement to provide for an exchange ratio of 0.34.

  On October 26, after the BNI Board meeting, the SFP Board held a meeting. Mr. Krebs advised the SFP Board of Mr. Grinstein's telephone call earlier in the day, and the SFP Board took up the question of whether to enter into an amended Merger Agreement on the terms proposed by BNI. The SFP Board decided to do so for a number of reasons, some of which were discussed at the October 26 meeting and some of which were discussed at the October 25 meeting. The SFP Board noted that, based on closing stock prices on October 25, 1994, the market price of 0.34 of a share of BNI Common Stock was slightly more than the market price of 0.344 (the exchange ratio set forth in the UPC Proposal) of a share of UPC common stock.

  The SFP Board also noted that the UPC Proposal was not legally binding because it was subject to a due diligence investigation and the negotiation and execution of a merger agreement. Thus, SFP's stockholders could have no assurance that UPC would, in fact, offer 0.344 shares of UPC common stock if the BNI transaction were rejected and the Original Merger Agreement were terminated. The SFP Board considered the risk of UPC not proceeding with its proposal if the Original Merger Agreement with BNI were terminated to be substantial because of the SFP Board's perception that the UPC Proposal was apparently designed to prevent the consummation of the BNI-SFP merger and the creation of a strong competitor to UPC. If the Original Merger Agreement were terminated and no agreement with UPC were reached, the price of SFP Common Stock might well drop significantly and SFP would be left without a strategic combination which is required to protect and enhance stockholder value.

  The SFP Board also took account of the substantial long-term benefits that might accrue to SFP's stockholders from a merger. The SFP Board concluded, in part on the basis of the presentations of SFP's management, its lawyers and Mr. Lamboley, that the long-term benefits from a BNI-SFP merger were likely to be realized because that merger was likely to receive ICC approval while any long-term benefits from a UPC-SFP merger were uncertain and unlikely to be realized because the UPC Proposal, as further described in the UPC Memorandum, was unlikely to receive ICC approval.

  In reaching its conclusion about the likelihood of ICC approval of either transaction, the SFP Board considered the following factors:

                                BNI-SFP MERGER

  1. Benefits. A BNI-SFP combination would create substantial benefits for shippers and the public, as well as for SFP's stockholders. The combination would create an integrated rail network capable of reaching most of the key domestic and export gateways in the western United States, thereby giving shippers substantially increased opportunities for efficient single-line service to numerous important markets. The combination would also introduce new competition in service to shippers needing to reach multiple points (including all major West Coast and many Gulf Coast ports). Reduced operating and overhead costs of a consolidated BN Railroad--SFP Rail would result in more efficient service. Given the predominantly end-to-end nature of the merger (i.e., very little overlap), these benefits would be created without significant adverse effects on competition.

  2. Risks. Although the SFP Board believes that it is likely that the ICC will approve a BNI-SFP merger, there is a risk that the ICC might find that the benefits to the public and the applicants from a BNI-SFP merger were outweighed by the potential harm to the public produced by such a merger, particularly any reduction in rail competition, harm to essential rail services or other factors deemed detrimental to the public interest. Opponents of the transaction may raise a number of challenges to the proposal, including allegations of diminution in competition, claims of harm to essential rail services, criticisms of the scale of the benefits claimed by SFP and BNI, complaints about the fairness of the exchange ratio to the stockholders of the two companies, concerns about the effect of the transaction on affected employees of the two companies and similar points. For example, there are some limited areas where the BN Railroad and SFP Rail systems do overlap--such as in Amarillo and Lubbock, Texas--and it is probable that objections will be raised during the ICC proceeding about the reduction in rail competition in those areas. SFP and BNI have advised the ICC of their willingness to negotiate ameliorative arrangements to address any such reductions in competition.

                                 UPC-SFP MERGER

  1. Adverse Effect on Competition. Because the UPC and SFP rail systems are substantially parallel and SFP Rail and the railroad subsidiaries of UPC ("UP Rail") are currently major competitors on many routes, a UPC-SFP combination would have a substantial anticompetitive effect. It would significantly reduce competition by combining the dominant carrier in the West (UP Rail) with its major competitor (SFP Rail) in the very important Chicago-California and Kansas City-California routes and leave the combined UP Rail-SFP Rail as an even more dominant competitor on those routes. In light of the coverage of both SFP and UPC in Kansas, and their common connections with major regional carriers, a UP Rail-SFP Rail combination would present significant competitive impacts on Kansas grain shippers. Wheat and feed grains moving from Southern Colorado to either California or the Gulf of Mexico would present another competitive issue. There would also be a competitive issue raised by a reduction in the number of carriers serving the ports of Houston and Los Angeles/Long Beach. A UP Rail-SFP Rail merger would also eliminate competition between SFP Rail service to Mexico through El Paso and UP Rail service to Mexico through Laredo; UP Rail's overwhelming post-merger share of all U.S. traffic to Mexico would cause competitive concerns.

  A UPC-SFP merger would create major competitive problems with respect to specific commodities as well. Precise market share data by corridors are not readily available, but the combined share of western railroad movements handled by UP Rail and SFP Rail in major categories would be substantial and more than 70% in the important Midwest-Southern California intermodal domestic flow. On a combined basis, UP Rail and SFP Rail would originate more than 70% of automotive movements in the West. Eliminating competition between UP Rail and SFP Rail would end a fierce rivalry. In 1990, for example, UP Rail succeeded in underbidding SFP Rail on a contract (valued in the tens of millions of dollars) to carry all Ford traffic from Kansas City to California.

  2. Inadequate Conditions. Only three out of the fourteen pages in the UPC Memorandum discussed the competition issues that a UPC-SFP combination would raise. The UPC Memorandum proposed to deal with these issues with certain conditions that UPC "might" accept. SFP's management, its lawyers and Mr. Lamboley noted that UPC had not identified and proposed specific solutions for all of the significant competition problems that a UPC-SFP merger would create. SFP's management, its lawyers and Mr. Lamboley concluded that, even where UPC had suggested conditions, they were unlikely to be sufficient. For example, as to the most severe competitive problem--reduced competition among railroads serving the routes between California and the Upper Midwest and a combined UP Rail-SFP Rail's dominant position on those routes--UPC proposed only that it might accept a grant to Southern Pacific, the other carrier that currently does compete in the California-Upper Midwest corridor, of trackage rights or other conditions. SFP's management, its lawyers and Mr. Lamboley doubted the value of conditions that would only benefit a carrier already serving the routes in question, concluding that such conditions were unlikely to be sufficient to compensate for a substantial diminution in competition on one of the nation's most important railroad routes.

  SFP's management, its lawyers and Mr. Lamboley also noted that UPC had made no commitment to accept the conditions it had proposed. They also advised the SFP Board that there is no precedent for the extent of conditions that would address the various competitive issues and level of concentration that would arise in a UPC-SFP combination and that, even on the dubious assumption that complex conditions could be crafted to solve all the competitive problems in such a combination, such conditions would not necessarily lead to approval because the ICC might be concerned about whether such conditions would work and whether the agency could adequately supervise them. Such conditions would also be economically costly, potentially depressing the value of the UPC stock that SFP's stockholders would receive in a merger. SFP's management, its lawyers and Mr. Lamboley also advised the SFP Board that opponents of the transaction might argue that the history of conditions demonstrates that such conditions have often been found ineffective in providing long-term competitive alternatives. The conditions granted the Milwaukee Road in the Northern Lines case, the trackage rights granted Southern Pacific between Kansas City and St. Louis in the MP-UPC, and the long-term validity of the so-called "DT&I" conditions granted in many early mergers have all been criticized as ineffective.

  SFP's management, its lawyers and Mr. Lamboley noted that the authors of the UPC Panel Statement assumed that UPC would agree to sufficient conditions to permit a UPC-SFP merger to be approved and that it was unwise for SFP or its stockholders to make such an assumption. They also noted that, while some of the authors of the UPC Panel Statement stated that UPC could make a "strong" or "credible" case for ICC approval of a UPC-SFP merger, none of them, despite their retention by UPC, stated that such approval was likely.

  3. Benefits. SFP's management, its lawyers and Mr. Lamboley concluded that the service benefits described in the UPC Memorandum were unlikely to be persuasive to the ICC because many of them would be achievable only at the expense of a substantial reduction in competition. SFP's management, its lawyers and Mr. Lamboley also concluded that many of the benefits claimed by UPC were overstated. For example, what UPC describes as new single-line service is often, in reality, nothing more than a different route between an origin and a destination that UP Rail already serves. Many of the service improvements claimed by UPC appear based on a misunderstanding of SFP Rail's current operations. For intermodal traffic, SFP Rail already has frequent departures between Chicago and California, approximately every four hours--the same frequency UPC proposes; SFP Rail already offers service between Chicago and Northern California every six hours; and with respect to automotive traffic, SFP Rail already offers solid unit trains to California.

  4. Timing. SFP's management, its lawyers and Mr. Lamboley indicated that a UPC-SFP merger application would be highly contested and would be likely to require the full 31 months permitted by statute to resolve. This would result in a schedule that was substantially longer than the ICC schedule for the BNI-SFP application, which at the time called for a ruling in the first quarter of 1996. Because of this timing difference, SFP and its stockholders would be faced with a significantly longer period of uncertainty while ICC approval was being sought under an agreement with UPC than they would under the BNI Merger Agreement.

  At the October 26 meeting, Goldman Sachs gave the SFP Board an oral opinion to the effect that, as of October 26, based on various considerations and assumptions, including the circumstances described to the SFP Board by SFP's management, its lawyers and Mr. Lamboley, the Revised Exchange Ratio was fair to SFP's stockholders. That opinion was subsequently confirmed in writing. See the full text of the Opinion of Goldman Sachs dated the date of the Supplemental Joint Proxy Statement/Prospectus dated October 28, 1994 (attached as Appendix C to such Supplemental Joint Proxy Statement/Prospectus dated October 28, 1994), which sets forth certain assumptions made by Goldman Sachs, including the assumption that under the foregoing circumstances Goldman Sachs, in analyzing the Revised Exchange Ratio, need not take into account the consideration which might be received under the UPC Proposal.

  The SFP Board voted unanimously to approve the amended Merger Agreement. The Amendment to the Original Merger Agreement was executed and delivered promptly by BNI and SFP after such approval. The SFP Board also authorized Mr. Krebs to communicate to UPC that the UPC Memorandum and the UPC Panel Statement did not change the SFP Board's views. Mr. Krebs did so promptly.

  On October 30, 1994, UPC announced that it was revising the UPC Proposal to provide for an exchange ratio of 0.407 of a share of UPC common stock for each share of SFP Common Stock outstanding.

  On November 8, 1994, UPC announced that, subject to the approval of the staff of the ICC, it would establish a voting trust to acquire SFP and would commence a partial cash tender offer for SFP Common Stock. A voting trust would permit SFP's stockholders to receive the consideration UPC was offering them without the need to wait for the ICC to decide whether to approve a UPC-SFP combination.

  On November 9, 1994, UP Acquisition Corporation, a Utah corporation ("UP Acquisition"), a wholly owned subsidiary of UPC, commenced a tender offer (the "UP Tender Offer") for 115,903,127 shares of SFP
Common Stock, or such greater number of shares as equals 57.1% of the shares of SFP Common Stock outstanding on a fully diluted basis, at $17.50 per share, net to the tendering shareholder in cash upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 9, 1994 (the "UP Offer to Purchase").

  According to the UP Tender Offer, UP Acquisition proposed to acquire the remaining shares of SFP Common Stock in a "back-end" merger in which the holders of each remaining share of SFP Common Stock would receive 0.354 of a share of UPC common stock. As of January , 1995, 0.354 of a share of UPC
common stock had a value of $   based on the closing market price of UPC common
stock on that date as reported in The Wall Street Journal. Also on November 9, 1994, UPC stated that it would still be willing to pursue its earlier proposal to acquire SFP in a tax-free, all stock merger transaction with an exchange ratio of 0.407 of a share of UPC common stock for each share of SFP Common Stock, but with no provision for a voting trust. As of January , 1995, 0.407
of a share of UPC common stock had a value of $   based on the closing market
price of UPC common stock as reported in The Wall Street Journal.

  On November 11, 1994, SFP requested that BNI consider restructuring the Merger in response to UPC's announcement that it would establish a voting trust. BNI did not make a substantive response to this request.

  On November 14, 1994, Alleghany Corporation ("Alleghany"), the holder of approximately 7% of SFP Common Stock, sent a letter to SFP in which it indicated that it would be interested in providing equity financing for a recapitalization of SFP designed to permit SFP to remain as an independent company. Alleghany stated, by way of illustration, that such a recapitalization might be financed through SFP borrowings and a purchase by Alleghany of up to $300 million of convertible preferred stock of SFP.

  Also on November 14, SFP and BNI each postponed its respective stockholders meeting to vote on the Merger Agreement to December 2, 1994.

  On November 22, 1994, SFP's Board of Directors recommended that SFP stockholders not tender their shares to UPC at that time, noting that the Board's recommendation was subject to change as events unfolded that would clarify whether a transaction with UPC was in their best interest. SFP noted that (i) the UP Tender Offer was subject to the condition that the staff of the ICC issue an informal, non-binding opinion, acceptable to UPC, that the use of the voting trust submitted by UPC was consistent with applicable ICC policies and (ii) it was unclear as of November 22 whether or when such a favorable ICC staff opinion would be issued or whether the ICC might prevent UPC from using a voting trust. SFP also pointed out that the transaction proposed in the UP Offer to Purchase was taxable, whereas the transaction contemplated by the BNI-SFP Merger Agreement is tax-free, that SFP believed that UPC should improve the financial terms of its latest proposal, and that the UPC proposal was subject to a number of other conditions which suggested that the proposal was too uncertain to be considered a firm alternative to the BNI-SFP Merger Agreement at that time.

  On November 28, 1994, UPC announced that it had received an informal non-binding opinion from the staff of the ICC that UPC's proposed voting trust was consistent with applicable ICC policies. Also on November 28, SFP's Board of Directors adopted a Shareholder Rights Plan and authorized SFP's management to meet with UPC in order to clarify and improve UPC's offer. Both of these events were announced on November 29, 1994. Also on November 29, SFP and BNI each postponed its respective stockholders meeting to vote on the Merger Agreement to December 16, 1994.

  On December 1, 1994, SFP announced that its Board of Directors continued to recommend that stockholders not tender their shares into the UP Tender Offer at that time. SFP noted that, while UPC had received an opinion from ICC staff with respect to a voting trust, there were other areas of concern with the UPC offer, including SFP's belief that UPC should act promptly to improve the financial terms of its offer and the fact that the UP Tender Offer was still subject to a number of conditions. SFP also noted that it had agreed to meet with UPC to help determine what course of action was in the best interest of SFP's stockholders.

  Beginning on December 1, 1994, counsel for SFP and counsel for UPC discussed the non-financial terms of a possible merger agreement between SFP and UPC.

  Between December 2, 1994 and December 8, 1994, representatives of UPC and its counsel, advisors and consultants (collectively, the "UPC Group") were given access to various financial, legal and other information relating to SFP. After appropriate provisions had been agreed to limiting UPC's access to certain commercially sensitive information, UPC's counsel, advisors and consultants were allowed to review certain additional information on December 3, 1994. Certain members of the UPC Group were invited to SFP's offices in Schaumburg, Illinois on December 4, 1994, where representatives of SFP presented certain financial information regarding SFP and representatives of UPC presented certain financial information regarding UPC. The UPC Group was also given the opportunity to request additional information.

  Between December 1 and December 17, 1994, representatives of SFP repeatedly suggested to representatives of UPC that UPC should act promptly to make an improved offer to acquire SFP if UPC was willing to do so. SFP's representatives did not insist that an improved UPC offer have any specific value, but when they were asked by UPC's representatives for guidance, SFP's representatives told UPC's representatives that they should consider the $20 per share figure that Drew Lewis had mentioned to Robert Krebs on October 5, 1994.

  On December 2, 1994, SFP asked BNI to consider revising the Merger Agreement to provide for a higher exchange ratio combined with tender offers by BNI and SFP for SFP Common Stock and open market repurchases by SFP of its own common stock after the tender offer and prior to the consummation of the Merger, in each case contingent on stockholder approval of the Merger. SFP advised BNI that, based on discussions with some of SFP's large stockholders, such a revision might draw the support of those stockholders. BNI made no substantive response to this request.

  On December 7, 1994, UPC announced that it had extended the UP Tender Offer to December 23, 1994.

  On December 13, 1994, representatives of BNI informed representatives of SFP that BNI might be willing, subject to BNI Board approval, to combine an increase in the exchange ratio for the Merger with a tender offer by both BNI and SFP for SFP Common Stock and possible repurchases by SFP of its common stock in the open market after the tender offer and prior to the consummation of the Merger, in each case contingent on stockholder approval of the Merger. Representatives of BNI advised SFP that any such revision would also be conditioned upon payment of a break-up fee to BNI under certain circumstances. Representatives of BNI and representatives of SFP then discussed the possible terms such a transaction might include. Both companies recognized that pooling of interests accounting treatment of the Merger would no longer be possible under this revised structure.

  On or about December 14, 1994, SFP and BNI each postponed its respective stockholders meeting to vote on the Merger Agreement to January 27, 1995, and changed the record date for that meeting to December 27, 1994. Also on December 14, representatives of BNI and representatives of SFP continued the discussions they had conducted the previous day.

  Also on December 14, Mr. Lewis sent the following letter to Mr. Krebs:

                                          December 14, 1994

    Mr. Robert D. Krebs
    Chairman, President and CEO
    Santa Fe Pacific Corporation
    1700 East Golf Road
    Schaumburg, IL 60173

    Dear Rob:

      I am writing to advise you, as requested by your advisors, of our position concerning our merger proposal.

      Our response at this stage is a function of Santa Fe's having pursued a flawed sale process. Your advisors have repeatedly demanded that we improve our proposal while refusing to establish any procedures for considering competing proposals on a fair and equal basis. In fact, your advisors have frequently told us you will not negotiate with Union Pacific unless we agree to pay at least $20 per Santa Fe share. This position is clearly inconsistent with your negotiating and recommending several transactions with Burlington Northern at prices well below $20.

      We believe our current proposal is an extremely attractive one and in the best interests of Santa Fe and its shareholders and customers. Despite this, you have continued to pursue a process that favors any result other than a transaction with Union Pacific. We are prepared to continue discussions with you, but we urge you to establish a fair and open sale process.

                                          Sincerely,

                                          /s/ Drew

    DL/ss

  On December 15, 1994, Mr. Krebs sent the following letter to Mr. Lewis:


                                          December 15, 1994

    Mr. Drew Lewis, Chairman
    Union Pacific Corporation
    Martin Tower
    Eighth and Eaton Avenues
    Bethlehem, Pennsylvania 18018

    Dear Drew:

      This is in response to your letter dated December 14, 1994 concerning the process that Santa Fe is currently pursuing. Your letter assumes that Santa Fe is conducting an auction. In fact, however, the Board of Santa Fe has never put the company up for sale. Instead, subject to shareholder approval, the Board agreed to a strategic combination with the Burlington Northern, which is designed to achieve significant long-term growth for Santa Fe's shareholders far beyond the current value of the Burlington Northern stock that is to be exchanged in the merger. After that agreement was announced, Union Pacific made an unsolicited merger proposal to Santa Fe.

      As you know, under our contract with Burlington Northern, Santa Fe could not provide confidential information to or negotiate with any other potential merger partner unless the Board was advised by counsel that it had a fiduciary duty to do so. After Union Pacific improved its offer and obtained the ICC staff's approval of its proposed voting trust, we were advised by our counsel that we did have a fiduciary duty to provide information and to negotiate with Union Pacific. In the past two weeks, we have made available to Union Pacific all of the information that was given to Burlington Northern, and more. In fact at a meeting in our office on December 4, 1994, your Executive Vice President-Finance, L. White Matthews III, told a group of our senior officers that the amount of information Union Pacific had received from Santa Fe was more than they "dreamed" of obtaining. In addition, we have negotiated in good faith the terms of Union Pacific's proposed merger agreement and tender offer.

      Throughout our discussions over the past two weeks we have continually emphasized the need for Union Pacific to improve its offer as soon as possible. We have also been negotiating with Burlington Northern with a view toward improving the existing merger agreement. In all of these discussions, our goal has been to achieve the best result for our shareholders, taking into account both short-term and long-term objectives.

      I believe that we have done everything we can to enable Union Pacific to improve its offer, and, as our financial advisors have been telling your financial advisors for many days, we hope you will do so promptly. The process we have followed is designed to promote the best interests of our shareholders.

                                          Sincerely,

                                          /s/ Rob

      Also on December 15, UPC announced that it was extending the UPC Tender Offer to January 19, 1995.

  At a meeting on December 15, 1994, the Board of Directors of BNI, by unanimous vote, determined that it would be fair to and in the best interests of BNI and its stockholders to effect the Offer and to increase the exchange ratio from 0.34 of BNI Common Stock per share of SFP Common Stock to 0.40 share of BNI Common Stock per share of SFP Common Stock (the "Exchange Ratio"), and the Board approved the proposed terms of Amendment No. 2 to the Original Merger Agreement and the transactions contemplated thereby, including possible repurchases by SFP of SFP Common Stock in the open market after the tender offer and prior to the consummation of the Merger. In reaching these determinations, the BNI Board of Directors considered, among other things, reports from BNI management and BNI's legal and financial advisors updating the Board on recent developments; the financial impact of SFP's willingness to incur substantial leverage in order to repurchase a significant percentage of the shares of outstanding SFP Common Stock; and a presentation of Lazard, BNI's financial advisor, as to the financial aspects of the Offer and the proposed increase in the Exchange Ratio. At that meeting Lazard rendered to the BNI Board of Directors its oral opinion that, based upon and subject to various considerations and such other factors as it deemed relevant, on December 15, 1994, the Exchange Ratio, together with the consideration to be paid by BNI pursuant to the Offer, was fair to the holders of BNI Common Stock from a financial point of view.

  In connection with its approval of Amendment No. 2 to the Original Merger Agreement, the BNI Board instructed BNI's management to request that SFP use its best efforts to obtain written commitments from certain of SFP's large stockholders to support the revised Merger and indicated that its approval of Amendment No. 2 was conditioned on the receipt of a $50 to $75 million break-up fee and expense reimbursement. BNI's representatives then communicated the BNI Board's decisions to representatives of SFP.

  Also on December 15, BNI announced that its Board of Directors had approved BNI's continued discussions with SFP concerning possible revisions to the Merger Agreement.

  Also on December 15, the SFP Board met and heard a presentation from SFP's management and financial and legal advisors about BNI's proposal. The SFP Board authorized its representatives to negotiate with BNI's representatives to attempt to reach a definitive agreement that would be presented to the SFP Board for its approval.

  Beginning on December 16, 1994, representatives of SFP and BNI met to discuss whether a definitive agreement could be reached. In addition, representatives of SFP had discussions with some of SFP's large stockholders to determine whether or under what circumstances they would make written commitments to support the revised Merger.

  Also on December 16, 1994, Mr. Lewis sent Mr. Krebs the following letter:

                                          December 16, 1994

    Mr. Robert D. Krebs
    Chairman, President and CEO
    Santa Fe Pacific Corporation
    1700 East Golf Road
    Schaumburg, IL 60173

    Dear Rob:

      I have read your December 15 letter, and can only conclude that you have not been kept fully apprised of the actions of your management and advisors.

      Your characterization of Santa Fe's process for considering bids, or lack of such a process, is inaccurate and distorted. Most importantly, you have not, as you assert, done everything you can to enable Union Pacific to revise its proposal. On the contrary, Santa Fe has pursued a process that favors any outcome other than a transaction with Union Pacific.

      We are extremely disappointed with the flawed and biased sale process being pursued by Santa Fe. Our financial advisor, CS First Boston, expressed our concerns to your financial advisor, Goldman Sachs, on December 14. On December 15, before you sent me your letter, our counsel expressed these concerns in a letter to your counsel, a copy of which is enclosed.

      And now, in light of your letter, I will tell you directly of our concerns.

      Here are the facts:

        1. Your advisors have said you will not even consider a proposal from us at less than $20 per share, although you negotiated and recommended several transactions with Burlington Northern at prices well below $20 per share. Your insistence on such a high minimum price as a condition to a transaction with Union Pacific discourages any transaction with Union Pacific while you pursue a variety of alternative transactions with Burlington Northern at a lower value level.

        2. Santa Fe has refused to establish any procedures that would permit us to compete on an equal basis with Burlington Northern. While you obviously have continued to engage in serious, substantive negotiations with Burlington Northern, you have simply sought "clarifications" from us while repeatedly asking us to improve what for many weeks has been the most attractive proposal on the table. You are using Union Pacific as a stalking horse for an improved Burlington Northern bid. Based on your agreement with Burlington Northern, we must assume that Santa Fe is using information obtained in its discussions with Union Pacific to assist Burlington Northern in its efforts to improve its bid.

        3. Santa Fe has discussed alternative acquisition structures with Burlington Northern, but, despite our stated willingness to consider alternative structures and revisions to our current proposal, you have not given us any indication of what alternative structures would be acceptable to Santa Fe.

        4. Santa Fe, in its recent Schedule 14D-9 filing, stated that our proposal "is subject to a number of conditions that are of concern to [Santa Fe]." But, the fact is, Union Pacific's proposal contains fewer conditions, and provides greater certainty for your shareholders, than the transaction you willingly agreed to with Burlington Northern.

        5. Santa Fe's Board of Directors unilaterally adopted a "poison pill" rights plan that specifically exempts Burlington Northern but is applicable to our proposal.

        6. Santa Fe has stood silently by while Burlington Northern, your preferred suitor, has tried unsuccessfully to block ICC approval of our voting trust. This is the voting trust that you specifically asked us to establish more than two months ago and that provides speed and certainty for your shareholders.

        7. Santa Fe apparently never asked its financial advisor to express its opinion as to the fairness of our proposal, but, as you know, Santa Fe previously requested and received a fairness opinion on the Burlington Northern merger which, at the time, based on the then current market price, valued Santa Fe shares at approximately $13.50.

      This listing is by no means exhaustive but is illustrative of the flawed and biased sale process undertaken by Santa Fe. In light of this, the assertion that Santa Fe's goal has been to achieve the best results for its shareholders rings hollow.

      Let me be very clear. By your actions you have put Santa Fe up for sale and Union Pacific is a very interested buyer. We want to acquire Santa Fe by competing on an equal basis with Burlington Northern and any other potential bidders. If Santa Fe establishes a fair and open process, we would be eager to participate, and would be willing to consider and discuss revisions to our proposal.

      Santa Fe has stated that it is considering alternative structures. If you and your Board truly desire a fair process, it is incumbent upon you to inform us promptly of each alternative under consideration, to state the minimum bidding level (if any) applicable to all interested parties, and to give us the opportunity to consider and respond to each alternative. In addition, you should instruct your management and advisors to establish immediately a fair and unbiased sale process. If you would like our specific suggestions concerning establishing a fair process, our advisors would be pleased to provide them.

      Santa Fe has not necessarily received Union Pacific's best proposal. I await your response.

                                          Sincerely,

                                          /s/Drew

  DL/ss

  On December 17, 1994, the negotiations between the BNI and SFP representatives continued, with no agreement being been reached.

  Also on December 17, Mr. Krebs sent Mr. Lewis the following letter:

    Mr. Drew Lewis
    Chairman
    Union Pacific Corporation
    Martin Tower
    8th & Eaton Avenues
    Bethlehem, PA 18018

    Dear Drew:

      I am not sure that continuing to trade letters on "process" issues serves any useful function. However, let me briefly reiterate Santa Fe's position. Contrary to the statement in your December 16 letter, the Santa Fe board has not put the company up for sale, and it is not conducting an auction. We entered into a contract for a strategic combination with Burlington Northern -- a combination that promises significant long-term growth. We are now negotiating with Burlington Northern in order to improve that agreement.

      At the same time, however, we have provided Union Pacific with all of the information about Santa Fe it needs in order to make its best alternative proposal. If you are willing and able to improve your proposal, I suggest that you do so without delay.

                                          Sincerely,

                                          /s/Rob

  On December 18, 1994, the BNI and SFP representatives reached an agreement on the terms of the revised Merger Agreement. Because they could not agree on the terms and conditions governing open market stock repurchases by SFP after the tender offer and prior to consummation of the Merger and could not obtain binding commitments from certain large SFP stockholders to support the transaction, both of these concepts were dropped. SFP's representatives attempted to eliminate the break-up fee, but were advised that such a fee was an absolute prerequisite to BNI's willingness to enter into a revised Merger Agreement. However, SFP's representatives succeeded in reducing the amount of the break-up fee from $75 million to $50 million plus reimbursement of expenses up to $10 million and limiting the circumstances under which it would be paid to those involving a new competing offer or an acquisition of more than 50 percent of the outstanding shares of SFP Common Stock.

  Later on December 18, the SFP Board met to consider whether to approve the revised Merger Agreement. After hearing presentations from SFP's management and financial and legal advisors, including the oral opinion of Goldman Sachs that as of the date thereof, and based upon and subject to the various considerations and assumptions set forth therein, the aggregate cash and stock consideration to be received by all of SFP's stockholders pursuant to the Offer and Merger, considered as a unitary transaction, is fair to such holders, the Board determined, by unanimous vote, to approve the revised Merger Agreement. In doing so, the Board noted the continuing validity of its prior conclusions that a BNI-SFP combination was an excellent strategic fit, presented substantial long-term benefits and was likely to receive ICC approval. The Board also noted that the Offer allows stockholders who wish to do so to receive cash without waiting for ICC approval. At the same time, the revised transaction structure allows shareholders to participate in the ownership of the combined company. The Board also concluded that the revised Merger Agreement was superior to the UPC Offer, especially on a long-term basis. In addition, while the Board was reluctant to grant BNI a break-up fee, it decided to do so because BNI had made it clear that a break-up fee was necessary in order to induce BNI to enter into the revised Merger Agreement. Shortly after the SFP Board meeting, BNI and SFP entered into the revised Merger Agreement.

  The full text of the opinion of Goldman Sachs dated the date of this Joint Proxy Statement/Prospectus, which sets forth assumptions made, matters considered and limits on the review undertaken, is attached hereto as Appendix D to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Such opinion states that SFP has been advised that there are significant legal uncertainties relating to whether or under what circumstances regulatory authorities would permit a combination of SFP and UPC and that Goldman Sachs has assumed with the consent of the SFP Board of Directors that the advice was correct. The opinion further states that the effect upon the common stock of UPC resulting from the failure to consummate the combination of SFP and UPC or from the conditions which UPC may be required to accept in order to consummate such a combination is uncertain and that such uncertainties concerning the UPC Proposal limits Goldman Sachs' ability to compare the aggregate consideration to be received pursuant to the UPC Proposal with the aggregate of the cash and stock consideration to be received by all of the holders of the outstanding shares of SFP Common Stock pursuant to the Offer and the Merger, considered as a unitary transaction. Stockholders of SFP are urged to, and should, read such opinion in its entirety. See also "--Opinions of Financial Advisors--Opinion of Goldman Sachs."

  Also on December 18, Mr. Lewis sent Mr. Krebs the following letter:

                                          December 18, 1994

    Mr. Robert Krebs
    Chairman, President and CEO
    Santa Fe Pacific Corporation
    1700 East Golf Road
    Schaumburg, IL 60173

    Dear Rob:

      I understand that you sent a letter to my office Saturday.

      We continue to be troubled by Santa Fe's refusal to address in any way our concerns about your process for considering acquisition proposals.

      As we have repeatedly stated, and said to your advisors yesterday, we want to be in a position to make an improved proposal. We see no reason why you cannot address our concerns, and hope you will give consideration the specific suggestions made by our advisors.

                                          Sincerely,

                                          /s/Drew

  On December 20, 1994, Mr. Lewis sent Mr. Krebs the following letter:

                                          December 20, 1994

    Mr. Robert D. Krebs
    Chairman, President and CEO
    Santa Fe Pacific Corporation
    1700 East Golf Road
    Schaumburg, IL 60173

    Dear Rob:

      The recent actions of Santa Fe are but a continuation of Santa Fe's ongoing efforts to pursue its sale to Burlington Northern, and to prevent a transaction with Union Pacific, at all costs.

      We object to Santa Fe's grant of "lock-ups" to Burlington Northern to deter competing bids, and to Santa Fe's repeated refusal to address our objections to its flawed sales process.

      With regard to Santa Fe's efforts to deter competing bids, we note with interest that a Burlington Northern representative, who would speak only on the condition of anonymity, was quoted today in the press as stating: "This is a carefully crafted plan designed to accomplish the merger and to make it prohibitively expensive for UP to top."

      As we have announced, we will be reviewing our options concerning our acquisition proposal.

                                          Sincerely,

                                          /s/ Drew


RECOMMENDATIONS OF THE BOARDS OF DIRECTORS AND REASONS FOR THE MERGER

  BNI. At a meeting on December 15, 1994, the Board of Directors of BNI, by unanimous vote, determined that it would be fair to and in the best interests of BNI and its stockholders to effect the Offer and to increase the Exchange Ratio from 0.34 of BNI Common Stock per share of SFP Common Stock to 0.40 share of BNI Common Stock per share of SFP Common Stock, and the Board approved Amendment No. 2 to the Original Merger Agreement and the transactions contemplated thereby. In reaching these determinations, the BNI Board of Directors considered, among other things, reports from BNI management and BNI's legal and financial advisors updating the Board on recent developments; the financial impact of SFP's willingness to incur substantial leverage in order to repurchase a significant percentage of the shares of outstanding SFP Common Stock; and a presentation of Lazard, BNI's financial advisor as to the financial aspects of the Offer and the proposed increase in the Exchange Ratio. At that meeting Lazard rendered to the BNI Board of Directors its oral opinion that, based upon and subject to various considerations and such other factors as it deemed relevant, on December 15, 1994, the Exchange Ratio, together with the consideration to be paid by BNI pursuant to the Offer, when taken as a whole, was fair to the holders of BNI Common Stock from a financial point of view. Lazard has also delivered its written opinion confirming, as of the date of this Joint Proxy Statement/Prospectus, its oral opinion of December 15, 1994.

  In considering and approving the Original Merger Agreement in June 1994, the BNI Board of Directors considered, among other things, the negotiations that had occurred during 1993; advice as to the background of the negotiations since that time; financial and strategic factors relating to the proposed merger; the results of due diligence; financial assessments by Lazard, BNI's financial advisor, and BNI management of (x) SFP, (y) BNI and (z) the combined company; legal and regulatory considerations with respect to the proposed merger, including issues relating to the Directors' fiduciary duties and issues relating to the ICC approval process; and the terms and conditions of the Original Merger Agreement.

  SFP. At a meeting on December 18, 1994, the Board of Directors of SFP, by unanimous vote, approved Amendment No. 2 to the Original Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. The Board reached these determinations after hearing presentations from SFP's management and financial and legal advisors, including the oral opinion of Goldman Sachs that as of the date thereof, and based upon and subject to the various considerations and assumptions set forth therein, the aggregate cash and stock consideration to be received by all of SFP's stockholders pursuant to the Offer and Merger, considered as a unitary transaction, is fair to such holders. In doing so, the Board noted the continuing validity of its prior conclusions that a BNI-SFP combination was an excellent strategic fit, presented substantial long-term benefits and was likely to receive ICC approval. The Board also noted that the Offer allows stockholders who wish to do so to receive cash without waiting for ICC approval. At the same time, the revised transaction structure allows shareholders to participate in the ownership of the combined company. The Board also concluded that the revised Merger Agreement was superior to the UPC Offer, especially on a long-term basis. The Board's reasons for reaching this conclusion included: (1) the Board believed that a BNI-SFP merger is likely to receive ICC approval and, because of anticipated increases in operating income from the Merger (which are expected to result from both operating efficiencies and increased revenues, see "Other Matters--Additional Financial Considerations"), the Merger will have significant long-term benefits for SFP stockholders; (2) the Board believed that the long-term value of the UPC stock that SFP stockholders would receive in a UPC-SFP merger is uncertain because a combination of the UPC and SFP railroads is unlikely to receive ICC approval and, even if ICC approval could be obtained, it would probably require UPC to make substantial concessions to competing railroads; (3) the $20 per share that SFP stockholders will receive pursuant to the Offer is greater than the $17.50 per share available in UPC's tender offer; and (4) as of December 18, 1994, the market value of 0.40 of a BNI common share (the exchange ratio in the Merger) exceeded the market value of 0.354 of a UPC common share (the exchange ratio proposed by UPC).

  In addition, while the Board was reluctant to grant BNI a break-up fee, it decided to do so because BNI had made it clear that a break-up fee was necessary in order to induce BNI to enter into the revised Merger Agreement. Goldman Sachs has also delivered its written opinion confirming, as of the date of this Joint Proxy Statement/Prospectus, its oral opinion of December 18, 1994. The full text of the opinion of Goldman Sachs dated the date of this Joint Proxy Statement/Prospectus, which sets forth assumptions made, matters considered and limits on the review undertaken, is attached hereto as Appendix D to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. See also "--Opinions of Financial Advisors--Opinion of Goldman Sachs."

  In considering and approving the Original Merger Agreement in June 1994, the SFP Board of Directors considered, among other things, the negotiations that had occurred during 1993; advice as to the background of the negotiations since that time; financial and strategic factors relating to the proposed merger; the results of due diligence; financial assessments by Goldman Sachs, SFP's financial advisor, of (x) BNI, (y) SFP and (z) the combined company; legal, tax and regulatory considerations with respect to the proposed merger, including issues relating to the Directors' fiduciary duties and issues relating to the ICC approval process; and the terms and conditions of the Original Merger Agreement.

  The strategic factors considered independently by the BNI and SFP Boards of Directors in approving the Original Merger Agreement included:

  1. Geographic Coverage. The merged entity should provide substantial opportunities for revenue and earnings growth by linking all principal West Coast and Gulf Coast ports, major midwestern and southeastern markets and Canada and Mexico. A BNI-SFP combination will create an expanded rail network, with far broader geographic coverage than either of the carriers' existing systems, and should increase opportunities for intermodal partnerships between the combined company and trucking companies, provide access to better routing opportunities and increase traffic densities.

  2. Single-Line Rail Service. A BNI-SFP combination should provide shippers with more efficient and cost-effective single-line service. The extensive single-line service should position the carriers to attract and serve customers more effectively by eliminating costs and delays of interchanges, improving productivity and enhancing the combined company's ability to respond to customer needs.

  3. Diversified Traffic Base. The Merger should serve to balance SFP's strength in intermodal traffic with BNI's strength in coal and grain operations. The resulting diversification of the combined company's traffic base should reduce the impact of fluctuations in demand for particular commodities and therefore reduce the volatility of the combined company's financial results.

  4. Operating Efficiencies. The Merger should increase operating efficiencies and create substantial cost savings through reductions in general and administrative costs, operations and transportation savings, reduced costs and delays of interchange and maintenance of way and equipment savings.

  5. Increased Competitiveness and Financial Strength. Based on the expanded geographic coverage, single-line service, diversified traffic base and operating efficiencies, the Merger should create a strong, new rail system that is able to compete more effectively with other major western rail carriers. In addition, the combination of two financially sound entities should create a stronger company providing enhanced stockholder value, greater financial strength and improved credit quality.

  In addition, the BNI Board separately concluded that a BNI-SFP merger should provide an opportunity to strengthen and deepen the management team of the combined entity by integrating the BNI and SFP management teams. The SFP Board separately concluded that, because SFP is smaller than a number of its competitors, its ability to grow and compete effectively should be enhanced by the economies of scale that a BNI-SFP merger makes possible.

OPINIONS OF FINANCIAL ADVISORS

 Opinion of Lazard

  Lazard has rendered to the BNI Board of Directors its oral opinion dated December 15, 1994, as well as its subsequent written opinion dated the date of this Joint Proxy Statement/Prospectus, that, based upon and subject to various considerations set forth in the opinion and such other factors as it deemed relevant, as of such date the Exchange Ratio pursuant to the terms of the Merger Agreement and the consideration to be paid by BNI pursuant to the terms of the Offer to Purchase dated December 23, 1994 (the "Offer to Purchase"), when taken as a whole, was fair to the holders of BNI Common Stock from a financial point of view.

  THE FULL TEXT OF THE WRITTEN OPINION OF LAZARD DATED THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND THE REVIEW UNDERTAKEN WITH REGARD TO SUCH OPINION, IS ATTACHED AS APPENDIX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS. BNI STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. LAZARD'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO AND CONSIDERATION TO BE PAID BY BNI IN THE OFFER, WHEN TAKEN AS A WHOLE, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF BNI AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING OF STOCKHOLDERS OF BNI. THE SUMMARY OF THE OPINION OF LAZARD SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION, DATED THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS.

  In rendering its opinion, Lazard, among other things: (i) reviewed the terms and conditions of the Merger Agreement and the Offer to Purchase with respect to the Offer; (ii) analyzed certain historical business and financial information relating to BNI and SFP, including the Annual Reports to Stockholders and Annual Reports on Form 10-K of BNI and SFP for each of the fiscal years ended December 31, 1989 through 1993 (and any amendments thereto), and Quarterly Reports on Form 10-Q of BNI and SFP for the quarters ended March 31, June 30 and September 30 for each of the same fiscal years and for the quarters ended March 31, June 30 and September 30, 1994 (and any amendments thereto); (iii) reviewed certain Current Reports on

Form 8-K of BNI dated June 29, October 6, October 26, November 18 and December 18, 1994 and Current Reports on Form 8-K of SFP dated June 29, August 3, October 5, October 19, October 28, November 2 and November 28, 1994 (and any amendments thereto); (iv) reviewed certain financial forecasts and other data provided to Lazard by BNI and SFP relating to their respective businesses; (v) held discussions with members of the senior management of BNI and SFP with respect to the businesses and prospects of BNI and SFP, respectively, the strategic objectives of each, and possible benefits that might be realized following the Merger; (vi) reviewed public information with respect to certain other companies in lines of businesses Lazard believed to be comparable to the businesses of BNI and SFP; (vii) reviewed the financial terms of certain recent business combinations involving companies in lines of businesses Lazard believed to be comparable to those of BNI and SFP, and in other industries generally; (viii) analyzed the pro forma financial impact of the Offer and the Merger on BNI and SFP; (ix) reviewed the historical stock prices and trading volumes of the BNI Common Stock and SFP Common Stock; (x) reviewed the Joint Proxy Statement/Prospectus dated October 12, 1994, the Supplemental Joint Proxy Statement/Prospectus dated October 28, 1994 and this Joint Proxy Statement/Prospectus; and (xi) conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

  In connection with its review, Lazard relied upon the accuracy and completeness of the financial and other information provided by BNI and SFP to it and did not assume responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets of BNI or SFP. With respect to the financial forecasts, Lazard assumed that they had been reasonably prepared on bases reflecting the best then currently available estimates and judgments of the respective managements of BNI and SFP as to the future financial performance of their businesses. Further, Lazard assumed that obtaining the necessary regulatory and governmental approvals for the Merger, including approval of the ICC, may significantly delay the consummation of the Merger, and that, in the course of obtaining such approvals, no restriction will be imposed that will have a material adverse effect on the contemplated benefits of the Merger to BNI. Lazard's opinion stated that it also was based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of such opinion.

  In connection with its oral opinion delivered to the BNI Board of Directors on December 15, 1994, as well as its subsequent written opinion dated the date of this Joint Proxy Statement/Prospectus, Lazard performed certain analyses which involved the following:

  Current Blended Value Analysis. Lazard calculated the current blended value to be paid per share of SFP Common Stock based on the consideration to be paid in the Offer and the application of the Exchange Ratio, when taken as a whole. Based on a BNI Common Stock price of $48 per share, which was slightly below the closing price of BNI's Common Stock on December 15, 1994, Lazard noted that the current blended value to be paid per share of SFP Common Stock would be $19.51.

  Comparable Transaction Analysis. Lazard reviewed certain financial aspects of selected mergers and acquisitions transactions in the U.S. railroad industry, including Illinois Central Corporation's letter of intent to acquire Kansas City Southern Railway and certain related assets (which was ultimately terminated), Kansas City Southern Industries' acquisition of MidSouth Corporation, the acquisition of CNW Corporation by an investor group led by Blackstone Capital Partners and Prospect Group's acquisition of Illinois Central Transportation Corporation (collectively, the "Comparable Transactions"). Lazard noted that these transactions were announced within the past six years. Among the ratios reviewed by Lazard in connection with this analysis were the total transaction values as a multiple of historical earnings before interest and taxes ("EBIT"). The historical EBIT multiples of the Comparable Transactions ranged from 12.1x to 12.6x. These multiples were compared with the SFP multiple of 12.3x historical EBIT based on a BNI Common Stock price of $48 per share, which was slightly below the closing price of BNI's Common Stock on December 15, 1994, and adjusting for the effect of the Offer and the application of the Exchange Ratio.

  In addition, Lazard analyzed the premiums paid over the pre-announcement share price for each of the Comparable Transactions. The premiums ranged from 63.3% to 90.7% in the Comparable Transactions. To

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

determine the premium being paid to the holders of SFP Common Stock, Lazard analyzed the hypothetical unaffected trading value of SFP Common Stock as if the Offer, the Merger and the UPC Proposal had not been announced. This analysis was based on the Institutional Brokers Estimate System's estimated consensus 1994 and 1995 earnings per share for SFP and a price to earnings ratio range Lazard considered appropriate after taking into consideration such ratios of comparable publicly traded Class I railroad holding companies. This analysis indicated a hypothetical unaffected trading value range for the SFP Common Stock of approximately $11 to $13 per share. Using the high point of this range, Lazard calculated the premium to be offered to holders of SFP Common Stock of approximately 50.1% based on a BNI Common Stock price of $48 per share, which was slightly below the closing price of BNI's Common Stock on December 15, 1994, and adjusting for the effect of the Offer and the application of the Exchange Ratio.

  No company or transaction used in the comparable analyses is identical to SFP or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and mergers and acquisitions transactions and other factors that could affect the acquisition or public trading values of the companies analyzed.

  Pro Forma Merger Consequences Analysis. Lazard analyzed certain pro forma effects of the Offer and Merger on the earnings and capitalization of the combined company. After taking into account the potential cost savings and revenue enhancements anticipated to be realized following the Merger (which Lazard assumed for purposes of its analyses would occur January 1, 1997), the taking into account of certain operating and capital expenditure assumptions included in the BNI and SFP business plans, the use of the purchase method of accounting for the Merger, the taking into account of the Offer and without taking into account certain post-merger non-recurring expenses, Lazard observed that as a result of, among other things, certain costs and expenses related to the Offer, BNI's earnings per share will be diluted by approximately 5.3% in 1995 and 4.6% in 1996. Lazard further observed that assuming the Merger is consummated on January 1, 1997, the Merger would provide, from BNI stockholders' point of view, pro forma earnings per share accretions of approximately 2.8% in 1997, 12.2% in 1998 and 16.8% in 1999. In addition, Lazard analyzed certain pro forma credit statistics of the combined company giving effect to both the Offer and the Merger and noted that the pro forma debt to capitalization ratios of the combined company would have been 48.6% at September 30, 1994, and will be 46.1% at December 31, 1995, 42.4% at December 31, 1996, 34.8% at December 31, 1997 and 24.5% at December 31, 1998, compared to a ratio of 45.8% at September 30, 1994 for BNI without taking into account any of the effects of the Offer and Merger. Lazard also noted that the pro forma debt to capitalization ratios for BNI, adjusting only for the Offer, would have been 52.0% at September 30, 1994 and will be 48.1% at December 31, 1995. Also Lazard noted the pro forma ratio of EBIT to interest expense of the combined company after taking into account the effects of the Offer but not the Merger in 1995 and 1996 and after taking into account the effect of the Offer and the Merger in 1997 and 1998. Such ratios were calculated to be 5.1x, 6.1x, 5.7x and 7.4x in each of 1995, 1996, 1997 and 1998, respectively.

  In addition, Lazard also noted that after the effects of the Offer and the Merger, BNI stockholders would receive, on a projected pro forma fully diluted basis, approximately 66% of the ownership interest in the combined company.

  Blended Value Analysis. Lazard also calculated the blended value of the consideration to be paid in the Offer and the application of the Exchange Ratio, when taken as a whole, to holders of SFP Common Stock based on the net present value of a future hypothetical trading value of the combined company's stock. Lazard calculated January 1997 hypothetical trading values based on price to earnings multiples Lazard considered appropriate after taking into consideration such ratios of comparable publicly traded Class I railroad holding companies and using the projected pro forma 1997 earnings per share of the combined company, after adjusting for the effects of the Offer and the Merger and the expected operating assumptions which are described above in "Pro Forma Merger Consequences Analysis." Lazard noted the hypothetical trading values in January 1997 to be between $67.61 to $81.14. Lazard then discounted these values at a range of discount rates over a two-year period to arrive at the net present values of the hypothetical trading values. Lazard noted the net present values of the hypothetical trading values of the combined company's stock to be between $46.95 to $61.35. Using these net present values, Lazard then calculated the blended values to holders of SFP Common Stock after adjusting for the consideration to be paid in the Offer and the application of the Exchange Ratio. Lazard noted that the blended value to holders of SFP Common Stock to be between $19.25 to $22.81 per share.

  Other Factors and Analyses. In rendering its opinions, Lazard considered various other factors and conducted certain additional analyses, including, among other things, (i) a review of the history of trading prices and volume for BNI Common Stock and SFP Common Stock and the relationship between movements of such securities and movements in the S&P Railroad Index and the S&P Industrials Index and (ii) the impact of the Offer on BNI and the potential of BNI not receiving ICC approval for the Merger. In addition, at the time Lazard prepared its analyses, it was contemplated that as part of the transactions, SFP would agree to undertake an open market purchase program of 5% of its Common Stock. Such an open market purchase program is not part of the Merger Agreement. The effect of such a program not being undertaken is not material to the results of Lazard's analyses described herein.

  In arriving at its written opinion dated the date of this Joint Proxy Statement/Prospectus, and in discussing its December 15, 1994 opinion with BNI's Board of Directors, Lazard performed various financial analyses, portions of which are summarized above. The summary set forth above does not purport to be a complete description of Lazard's analyses. Lazard believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, could create an incomplete view of the process underlying the opinion. In performing its analyses, Lazard made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of BNI or SFP. The analyses performed by Lazard are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect actual market valuations or trading ranges, which may vary significantly from amounts set forth above.

  BNI retained Lazard to act as its exclusive financial advisor in connection with the Merger and related matters based upon its qualifications, expertise, and reputation in investment banking in general and mergers and acquisitions specifically. Lazard is also acting as a dealer manager in the Offer. Lazard is an internationally recognized investment banking firm and is regularly engaged in the valuations of businesses and their securities in connection with mergers and acquisitions and for other purposes.

  In consideration for Lazard's services, BNI has agreed to pay Lazard fees as follows: (i) $1.5 million upon public announcement of the Original Merger Agreement, which has been paid; (ii) an additional fee of $1.0 million upon the commencement of the Offer; (iii) an additional fee of $0.75 million upon the closing of the Offer; (iv) an additional fee of $3.0 million upon receipt of the approvals of both BNI's and SFP's stockholders and (v) an additional fee of $2.75 million upon consummation of the Merger. In addition, BNI has agreed to reimburse Lazard for its out-of-pocket expenses and to indemnify Lazard and its affiliates, and their respective partners, directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liabilities under the Federal securities laws.

 Opinion of Goldman Sachs

  Goldman Sachs delivered its oral opinion to the SFP Board of Directors on December 18, 1994 that, as of the date of such opinion, the aggregate of the cash and stock consideration to be received by all of the holders of the outstanding shares of SFP Common Stock pursuant to the Offer and the Merger, considered as a unitary transaction (the "Aggregate Consideration"), is fair to such holders. Goldman Sachs subsequently confirmed its December 18, 1994 opinion by delivery of its written opinion, dated the date of this Joint Proxy Statement/Prospectus, that as of the date thereof the Aggregate Consideration to be received is fair to the holders of SFP Common Stock.

  The full text of the opinion of Goldman Sachs dated the date of this Joint Proxy Statement/Prospectus, which sets forth assumptions made, matters considered and limits on the review undertaken, is attached hereto as Appendix D to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Such opinion states that SFP has been advised that there are significant legal uncertainties relating to whether or under what circumstances regulatory authorities would permit a combination of SFP and UPC and that Goldman Sachs has assumed with the consent of the SFP Board of Directors that the advice was correct. The opinion further states that the effect upon the common stock of UPC resulting from the failure to consummate the combination of SFP and UPC or from the conditions which UPC may be required to accept in order to consummate such a combination is uncertain and that such uncertainties concerning the UPC Proposal limits Goldman Sachs' ability to compare the aggregate consideration to be received pursuant to the UPC Proposal with the Aggregate Consideration to be received pursuant to the Offer and the Merger. Stockholders of SFP are urged to, and should, read such opinion in its entirety.

  In connection with its opinion, Goldman Sachs reviewed, among other things,
(i) the Merger Agreement; (ii) the Offer to Purchase dated December 23, 1994 of SFP and BNI; (iii) the Joint Proxy Statement/Prospectus dated October 12, 1994, as amended and supplemented to the date of Goldman Sachs' opinion; (iv) the Annual Reports to Stockholders and Annual Reports on Form 10-K of SFP and BNI for the five years ended December 31, 1993 (and any amendments thereto); (v) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of SFP and BNI (and any amendments thereto); (vi) certain other communications from SFP and BNI to their respective stockholders; (vii) certain Current Reports on Form 8-K of SFP and BNI; and (viii) certain internal financial analyses and forecasts for SFP and BNI prepared by their respective managements. Goldman Sachs also reviewed the Proxy Statement, dated October 28, 1994, as amended and supplemented to the date of Goldman Sachs' opinion, of UPC, which solicits proxies in opposition to the Merger and the Offer to Purchase dated November 9, 1994 of UPC, as amended and supplemented to the date of Goldman Sachs' opinion, which sets forth the proposal of UPC to acquire the outstanding shares of Common Stock of SFP by means of a cash tender offer and merger. Goldman Sachs also held discussions with members of the senior management of SFP and BNI regarding the past and current business operations, financial condition, and future prospects of their respective companies. Furthermore, Goldman Sachs considered the views of the senior management of SFP regarding the strategic importance of, and potential synergies expected to be realized from, the Merger. In addition, Goldman Sachs reviewed the reported price and trading activity for the SFP Common Stock and the BNI Common Stock, compared certain financial and stock market information for SFP and BNI with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the railroad industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

  Goldman Sachs relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of SFP or BNI or any of their respective subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs assumed, with the consent of the SFP Board, that the Merger will receive regulatory approval in the manner contemplated by SFP.

  Set forth below is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its oral opinion to SFP's Board of Directors on December 18, 1994. Goldman Sachs utilized substantially the same types of financial analyses in preparing its written opinion.

    (i) Evaluation of BNI and UPC Proposals. Based upon a BNI share price of $51.50 (closing price on December 16, 1994), Goldman Sachs calculated the nominal value of the BNI Proposal to be $20.40 per share, consisting of $20.00 per share in cash for 33.2% of SFP Common Stock ($6.64) and 0.40 BNI shares of Common Stock per share of SFP Common Stock for 66.8% of SFP Common Stock ($13.76). Based on the foregoing, the analysis indicated that the BNI Proposal represented a 20.9% premium over the closing price of SFP Common Stock on December 16, 1994. Based upon a UPC share price of $47.50 (the closing price on December 16, 1994), Goldman Sachs calculated the nominal value of the UPC Proposal to be $17.21 per share, consisting of $17.50 per share in cash for 57% of SFP Common Stock ($9.98) and 0.354 UPC shares of common stock per share of SFP Common Stock for 43% of SFP Common Stock ($7.23). Based upon a BNI share price ranging from $44.00 to $52.00, Goldman Sachs calculated the per share nominal value of the BNI Proposal to range from $18.40 to $20.53 and, based upon a UPC share price ranging from $42.00 to $50.00, calculated the per share nominal value of the UPC proposal to range from $16.37 to $17.59.

    (ii) Pro Forma Merger Analysis. Goldman Sachs prepared pro forma analyses of the financial impact of the Merger (assuming completion of a joint tender offer for 33.2% of SFP Common Stock with a back-end merger exchange ratio of 0.40), relying on financial projections prepared by the managements of SFP and BNI, respectively, and estimates made at that time by senior management of SFP of the synergies expected to be realized from the Merger of $336 million in 1997, $476 million in 1998 and $532 million in 1999. Based on the December 16, 1994 closing prices of BNI Common Stock ($51.50) and SFP Common Stock ($16.875), Goldman Sachs determined that SFP shareholders would own approximately 35% of the pro forma combined entity after the Merger. In addition, Goldman Sachs compared the earnings per share ("EPS") of BNI Common Stock on a stand alone basis to the EPS of the common stock of the combined company on a pro forma basis. Such analyses were prepared for the years 1997, 1998 and 1999. These analyses showed that the Merger would provide EPS accretion to holders of BNI Common Stock of approximately 3.6%, 13.5% and 18.2% for the years 1997, 1998 and 1999, respectively, after taking into account the synergies expected to be realized from the Merger in each year.

     (iii) Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information relating to SFP, BNI and UPC to corresponding financial information, ratios and public market multiples for five publicly-traded corporations: Consolidated Rail Corporation ("Conrail"), Chicago and North Western Holdings Corp., CSX Corporation, Norfolk Southern Corporation and Southern Pacific Rail Corporation (the "Selected Companies"). The Selected Companies were chosen because they are publicly-traded companies with operations that for purposes of analysis may be considered similar to the operations of SFP. This analysis showed, among other things, that the price to earnings ratio using estimated 1994 earnings (based on mean estimates from First Call as of December 16, 1994) for the Selected Companies ranged from a low of 10.3 to a high of 20.5, as compared to a ratio of 18.0 for SFP, 11.8 for BNI and 11.7 for UPC, the price to earnings ratio using estimated 1995 earnings (based on mean estimates from First Call as of December 16, 1994) for the Selected Companies ranged from a low of 8.9 to a high of 13.5, as compared to a ratio of 15.2 for SFP, 9.7 for BNI and 10.3 for UPC. First Call is a data service which monitors and publishes a compilation of earnings estimates produced by selected research analysts on companies of interest to investors. Such analysis also indicated that market price as a multiple of latest twelve-month ("LTM") earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT") ranged from 5.7x to 9.4x and 8.1x to 13.9x, respectively, for the Selected Companies, as compared to corresponding multiples of 6.8x and 10.0x for SFP, 5.4x and 7.8x for BNI, and 5.5x and 8.9x for UPC.

    (iv) Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for SFP Common Stock, BNI Common Stock and the common stock of UPC and the relationship between movements of such common stock and movements in a composite index of certain railroad companies (the "Composite Index"). The Composite Index is composed of the following companies: Conrail, Chicago and North Western Holdings Corp., CSX Corporation, Norfolk Southern Corporation and Southern Pacific Rail Corporation. This analysis showed that the BNI Common Stock slightly outperformed the Composite Index from the period of June 29, 1994 through December 15, 1994, that the common stock of UPC underperformed the Composite Index from the period of June 29, 1994 through December 15, 1994, and that the SFP Common Stock outperformed the Composite Index, the BNI Common Stock and the UPC Common Stock from the period of June 29, 1994 to September 30,

  1994 (no comparison was made for the period after September 30, 1994 due to the distorting effects of the spin-off of SFP Gold on that date).

    (v) Impact of Additional Debt to be Incurred by SFP and BNI. Goldman Sachs also considered the debt to be incurred by SFP and BNI in connection with the Offer and Merger. Taking into account the incremental incurrence of debt by SFP and BNI to finance the Offer and Merger, Goldman Sachs prepared pro forma analyses of the impact of the Offer on SFP on a stand alone basis and the Offer and Merger on the combined post-merger company based upon financial information and projections furnished by the managements of SFP and BNI. These analyses showed, among other things, that
  (i) the ratio of total net debt to total capital for SFP on a stand alone basis as of year end 1995, 1996, 1997 and 1998 would be 75.4%, 68.3%,
  60.3%, and 52.8%, respectively, and for the combined company as of year end 1996, 1997 and 1998 would be 39.8%, 32.9% and 25.7%, respectively; (ii)
  EBIT as a multiple of interest expense for SFP on a stand alone basis for the years 1995 through 1998 would be 2.6x, 3.1x, 3.6x and 4.2x, respectively, and for the combined company for the years 1997 and 1998 would be 5.9x and 7.3x, respectively; and (iii) the ratio of cash flow to total net debt for SFP on a stand alone basis for the years 1995 through 1998 would be 22.1%, 26.7%, 33.0% and 36.9%, respectively, and for the combined company for the years 1997 and 1998 would be 54.2% and 69.3%, respectively. For the purpose of these analyses cash flow is defined as net income plus deferred taxes plus depreciation. These analyses also showed that in the years 1995, 1996 and 1997, the EPS for SFP on a stand alone basis after giving effect to the Offer would be $1.07, $1.35 and $1.68 per share, respectively. Goldman Sachs also considered certain pro forma income statement and balance sheet items for the years 1995, 1996, 1997 and 1998 for SFP on a stand alone basis and for the years 1997 and 1998 for the combined company.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is identical to SFP, BNI or UPC or the contemplated transactions. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the SFP Board of Directors as to the fairness of the Aggregate Consideration to the holders of SFP Common Stock and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. As described above, Goldman Sachs' opinion and presentation to the SFP Board of Directors was one of many factors taken into consideration by the SFP Board of Directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Appendix D hereto.

  Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with SFP, having performed various investment banking services for SFP from time to time, including having acted as managing and co-managing underwriter of public offerings to SFP Common Stock in October 1991 and June 1992, respectively, having acted as financial advisor on the asset exchange between SFP and Hanson Natural Resources Company in June 1993, having acted as managing underwriter of public offerings of 8 3/8% Notes due 2001 and 8 5/8% Notes due 2004 of SFP in January 1994, as well as having acted as SFP's financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement. Goldman Sachs and one of its affiliates also have committed to participate as co-arranger and arranging agent, respectively, on SFP's bank financing and Goldman Sachs has committed to act as one of the co-dealer managers in connection with the Offer. Goldman Sachs has also provided certain investment banking services to BNI from time to time, including acting as co-managing underwriter of a public offering of BNI Common Stock in November 1991, acting as managing underwriter of a public offering of 6 1/4% Cumulative Convertible Preferred Stock, Series A No Par Value in November 1992 and acting as a co-managing underwriter in a public offering of 7 1/2% of Debentures due 2002 in July 1993, and may provide investment banking services to BNI in the future. Goldman Sachs has also provided certain investment banking services to UPC from time to time, including having acted as co-managing underwriter of a public offering of 7 7/8% Notes due 2002 in February 1992, a public offering of 8 5/8% Sinking Fund Debentures due 2022 in May 1992, a public offering of 6% Notes due 2003 in August 1993, a public offering of 7% Notes due 2000 in June 1994, a public offering of 6 1/8% Notes due 2004 in January 1994, and as sole managing underwriter of a public offering of 6.12% Equipment Trust Certificates due February 1, 2004 in January 1994. SFP selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger.

  Pursuant to a letter agreement dated October 21, 1993 and as amended on November 22, 1994 (the "Engagement Letter"), SFP engaged Goldman Sachs to act as its financial advisor in connection with the possible merger with, or sale of stock or assets to, BNI or UPC. Pursuant to the terms of the Engagement Letter, if the merger with, or sale of stock or assets to, BNI or UPC is accomplished in one or a series of transactions, SFP will pay Goldman Sachs upon consummation of the Merger a transaction fee of 0.45% of the aggregate consideration paid in such transaction or series of transactions, with a maximum transaction fee of $12.5 million. As part of this fee, SFP will pay Goldman Sachs $5 million upon stockholder approval of any such transaction (which will be credited towards the total transaction fee). SFP has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the Federal securities laws. Goldman Sachs has also been retained to act as dealer managers in the Offer. The fee described above will cover Goldman Sachs' activity for serving as dealer managers, however, it has been agreed that the shares purchased pursuant to the Offer will be deemed part of the "aggregate consideration" (as defined in the Engagement Letter). Goldman Sachs is a full service securities firm and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities of SFP, BNI and/or UPC for its own account and for the account of customers. As of January 5, 1995, Goldman Sachs held for its own account a net short position in SFP Common Stock, BNI Common Stock and UPC common stock of 95,734 shares, 43,764 shares and 114,848 shares, respectively, and held $34,500,000 principal amount of SFP 8 5/8% Notes due 2004 and $6,085,000 principal amount of UPC 6 1/8% Notes due 2004.

MERGER CONSIDERATION

  Pursuant to the Merger Agreement, each share of SFP Common Stock outstanding immediately prior to the Effective Time (as defined below) and not held by SFP as treasury stock or owned by BNI or any of its subsidiaries, will be converted into the right to receive 0.40 shares of BNI Common Stock, with cash being paid in lieu of fractional shares of BNI Common Stock. To the extent BNI Rights are then outstanding, each share of BNI Common Stock issued in the Merger will be accompanied by one BNI Right, which will be evidenced by the certificate of BNI Common Stock issued in the Merger. The shares of BNI Common Stock, together with the associated BNI Rights, if then outstanding, are referred to as the "Merger Consideration." Shares of SFP Common Stock held by SFP as treasury stock or owned by BNI or any of its subsidiaries immediately prior to the Effective Time will be canceled, and no payment will be made with respect thereto. See "The Merger Agreement--The Merger."

EFFECTIVE TIME

  The Merger will become effective upon the filing of a certificate of merger with, and acceptance by, the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger (the "Effective Time"). At the Effective Time, the separate existence of SFP will cease, and BNI will continue as the surviving corporation. The filing of a certificate of merger will occur promptly after the satisfaction or waiver of all conditions to BNI's and SFP's obligation to effect the Merger. The Merger Agreement provides that either party may terminate the Agreement if the Merger is not consummated by December 31, 1997.

  The approval of the ICC is required to consummate the Merger. Under existing law, the ICC is required to enter a final order with respect to the Merger within 31 months after the application for such approval is filed by BNI and SFP. On October 5, 1994, the ICC served an order establishing a schedule that would result in a final ICC decision within 535 days from the filing of the application. The parties filed the application on October 13, 1994. Thereafter, in response to requests by several parties to the merger proceeding, the ICC on December 5, 1994 issued an order holding the procedural schedule in abeyance until such time as an SFP stockholder vote on the Merger occurs. The December 5 order further stated that upon approval of the proposed BNI/SFP Merger by SFP stockholders, it would immediately issue a new schedule requiring the first comments, originally due on December 27, 1994, to be filed 30 days from the service date of the new schedule and adjusting other schedule dates accordingly. There can be no assurance that the ICC will issue a decision any sooner than the 31-month period permitted the ICC by law. An ICC approval order may be appealed by certain persons and the effectiveness of the order might be stayed by the ICC or by an appellate court while such an appeal is pending. Any appeals from the ICC order might not be resolved for a substantial period of time after the entry of the order by the ICC. ICC approval is not automatically stayed if a party seeks judicial review of the decision; however, it is possible that the approval could be stayed by the ICC or a reviewing court. If the approval is stayed, consummation of the Merger would be delayed. Consummation of the Merger, which will occur after stockholder approval, receipt of required regulatory approvals and satisfaction or waiver of all of the other conditions set forth in the Merger Agreement, may not occur for two or more years in the future. See "Other Matters--ICC Approval."

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; DIVIDENDS; NO FRACTIONAL SHARES

  Upon consummation of the Merger, each share of SFP Common Stock outstanding immediately prior to the Effective Date (other than shares of SFP Common Stock owned by SFP as treasury stock or owned by BNI or any subsidiary of BNI immediately prior to the Effective Time, all of which will be canceled) will be converted into the right to receive 0.40 shares of BNI Common Stock, and will cease to be outstanding. As of December 30, 1994, the value of 63 million shares of BNI Common Stock was $3,031,875,000 based on the closing price of BNI Common Stock on the NYSE on such date. Based upon the shares outstanding of BNI and SFP as of December 31, 1994 and the Exchange Ratio, it is expected that the stockholders of SFP immediately prior to the consummation of the Merger will own approximately 36% of the outstanding shares of BNI Common Stock immediately after the consummation of the Merger.

  If any holder of shares of SFP Common Stock would be entitled to receive a number of shares of BNI Common Stock that includes a fraction, then, in lieu of a fractional share, such holder will be entitled to receive a cash payment representing such holder's proportionate interest in the net proceeds from the sale by an agent appointed by BNI and reasonably satisfactory to SFP (the "Exchange Agent") in one or more transactions (made at such times, in such manner and on such terms as the Exchange Agent will determine in its reasonable discretion) on behalf of all holders of the aggregate of fractional shares of BNI Common Stock which would otherwise have been issued. The sale of such aggregate of fractional shares of BNI Common Stock by the Exchange Agent will be executed on the NYSE through one or more member firms of the NYSE and will be executed in round lots to the extent possible.

  At the Effective Time, BNI will deposit with the Exchange Agent certificates representing the aggregate Merger Consideration to be paid in respect of shares of SFP Common Stock. Promptly after the Effective Time, BNI will send, or will cause the Exchange Agent to send, to each holder of record of SFP Common Stock a letter of transmittal to be used in forwarding his or her certificates evidencing such shares of SFP Common Stock to the Exchange Agent for surrender and exchange for certificates evidencing the Merger Consideration to which he or she has become entitled and, if applicable, cash in lieu of a fractional share of

BNI Common Stock. Such letter of transmittal will specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper delivery to the Exchange Agent of the certificates representing such holder's shares of SFP Common Stock. Upon surrender to the Exchange Agent of a certificate or certificates representing a holder's shares of SFP Common Stock, such holder will be entitled to receive the Merger Consideration and, if applicable, cash in lieu of a fractional share of BNI Common Stock in respect thereof.

  Any portion of the Merger Consideration deposited with the Exchange Agent and any portion of the net proceeds from the sale of the aggregate of fractional shares by the Exchange Agent that remains unclaimed for a period of twelve months after the Effective Time by the stockholders of SFP will, upon demand, be returned to BNI, and any such holder who has not exchanged his shares of SFP Common Stock for the Merger Consideration after such period will thereafter only look to BNI for his or her claim for BNI Common Stock, any cash in lieu of fractional shares of BNI Common Stock and any dividends or distributions in respect of BNI Common Stock, subject to applicable abandoned property laws.

  After the Effective Time, each certificate evidencing shares of SFP Common Stock, until so surrendered and exchanged, will be deemed, for all purposes, to evidence only the right to receive the Merger Consideration which the holder of such certificate is entitled to receive and the right to receive any cash payment in lieu of a fractional share of BNI Common Stock. The holder of such unexchanged certificate will not be entitled to receive any dividends or other distributions until such certificate is surrendered. Upon such surrender, there shall be paid, without interest, to the person in whose name the certificates representing the BNI Common Stock into which such shares of SFP Common Stock were converted are registered, (1) all dividends and other distributions in respect of BNI Common Stock that are payable on a date subsequent to, and the record date for which occurs after, the Effective Time and (2) all dividends or other distributions in respect of shares of SFP Common Stock that are payable on a date subsequent to, and the record date for which occurs before, the Effective Time.

NAME OF SURVIVING ENTITY

  Upon consummation of the Merger, BNI will change its name to Burlington Northern Santa Fe Corporation.

NYSE LISTING

  It is a condition to SFP's obligation to effect the Merger that the shares of BNI Common Stock issuable pursuant to the Merger Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

EXPENSES

  Except as stated below or otherwise agreed in writing by SFP and BNI, and except for expenses in connection with the filing, printing and mailing of this Joint Proxy Statement/Prospectus and the related Registration Statements on Form S-4 and experts hired jointly in connection with proceedings before the ICC, which will be shared equally by BNI and SFP, each party shall bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by it, incurred in connection with the Merger Agreement and the transactions contemplated thereby.

  In the Merger Agreement, SFP has agreed to reimburse up to $10 million of expenses incurred by BNI in connection with the Merger Agreement and the transactions contemplated thereby in the event that the Merger Agreement is terminated under certain circumstances. See "The Merger Agreement--Expenses."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

 Directors and Officers of the Merged Entity

  The Merger Agreement provides that two-thirds of the initial members of the board of directors of the merged company will be designated by BNI, and one-third of the members of the board will be designated by SFP. Further, the parties have agreed that Mr. Gerald Grinstein, Chairman and Chief Executive Officer of BNI, will serve as Chairman of the merged company and Mr. Robert D. Krebs, Chairman, President and Chief Executive Officer of SFP, will serve as President and Chief Executive Officer of the merged company. Other senior officers of the merged entity will be selected by the merged entity's board of directors based upon, among other things, the recommendations of Mr. Grinstein and Mr. Krebs.

 SFP

  Directors and Officers Generally. Officers and directors of SFP owning SFP Common Stock will receive the same consideration in the Merger as other SFP stockholders. In the Merger Agreement, BNI has agreed that it will indemnify and hold harmless each person who is, or has been at any time prior to the date of the Merger Agreement, or who becomes prior to the Effective Time, an officer or director of SFP, in respect of acts or omissions occurring prior to the Effective Time (the "Indemnified Parties") (including but not limited to the transactions contemplated by the Merger Agreement) to the extent provided under SFP's certificate of incorporation, bylaws and (A) indemnity agreements between SFP and any of its officers or directors ("Indemnity Agreements") in effect on the date of the Merger Agreement or (B) indemnity agreements that may be entered into by SFP from and after the date of the Merger Agreement and prior to the Effective Time so long as such agreements shall contain terms and provisions substantially similar to Indemnity Agreements in effect as of the date of the Merger Agreement; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. For six years after the Effective Time, BNI will provide, if available, officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time, including but not limited to the transactions contemplated by the Merger Agreement, covering each such officer or director currently covered by SFP's officers' and directors' liability insurance policy, or who becomes covered by such policy prior to the Effective Time, on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement, provided that, in satisfying such obligation, BNI will not be obligated to pay premiums in excess of 200% of the amount per annum SFP paid in 1993, but provided further that BNI will nevertheless be obligated to provide such coverage as may be obtained for such amount.

  Severance Agreements. SFP has entered into thirty-one severance agreements, including individual executive severance agreements with each of Carol Beerbaum, Russell Hagberg, Thomas Hund, Steven Marlier, Donald McInnes, Jeffrey Moreland, Marsha Morgan, Patrick Ottensmeyer, Denis Springer, Daniel Westerbeck and Catherine Westphal. Such individuals are not eligible for duplicate salary replacement benefits under both the individual agreements and The Atchison, Topeka and Santa Fe Railway Company Severance Program (the "ATSF Severance Program") discussed below. Stockholder approval of the Merger will constitute a "change in control" for purposes of the individual agreements. The agreements generally provide that if the executive's employment is terminated (for any reason other than disability, death or termination by SFP for cause) or if the executive terminates his or her employment as the result of certain specified actions taken by SFP or its successors, after a change in control and prior to the expiration of the agreement, the executive will be entitled to certain severance benefits. The agreements will expire on the latest of (a) 36 months after the change in control, (b) the effective date of ICC approval of the Merger or, if later, the first anniversary of the consummation of the Merger (or if SFP determines that it will not consummate the Merger, the date of that determination), or (c) the date on which the ICC determines that it will not approve the Merger.

  The maximum severance benefits to which the executives will be entitled under the individual agreements (assuming the conditions described in the preceding paragraph are met) are: (i) payment of full base salary through the date of termination, all amounts otherwise due the executive under the terms of any SFP compensation plan and, at the executive's election, a lump sum payment of amounts deferred (and earnings thereon) under the Santa Fe Pacific Supplemental Retirement and Savings Plan (or any similar plan), (ii) severance payments equal to, as elected by the executive, the sum of (A) 200% of the executive's annual salary or the amount of salary replacement payments the executive would otherwise receive under the ATSF Severance Program, and (B) 200% of the maximum incentive award payable to the executive under the Annual Incentive Compensation Plan of SFP (or its affiliates) for the year in which the executive's employment terminates, and in either case, if the executive terminates for certain specified reasons, an additional payment necessary to provide such benefits on an after-tax basis, (iii) payment of outstanding performance awards, calculated as though all relevant performance goals have been met, (iv) a cash payment in settlement of all outstanding stock options, which options will be canceled, (v) payment of all legal fees incurred by the executive as a result of his or her termination, (vi) continuing life, disability, accident and group health insurance benefits for a period of 24 months after termination of employment, and (vii) payment of outplacement services for a period of twelve months following termination.

  Certain limitations apply to the amount of benefits payable under the agreements. In particular, exercisability of options and rights shall not be accelerated and no payment or benefit shall be accelerated under agreements to the extent that such acceleration of exercisability, payment or benefit, when aggregated with other payments or benefits to the affected individual, would result in "excess parachute payments" equal to or greater than three times the "base amount" (as defined in section 280G of the Code). The term "excess parachute payments" for purposes of the agreements means "parachute payments" (as defined in section 280G of the Code) other than (i) health and life insurance benefits, and (ii) payments attributable to any award, benefit or other compensation plan or program based upon the number of full or fractional months of any restricted period relating thereto which has elapsed prior to the date of the change in control. In addition, payments or benefits under the agreements shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by section 4999 of the Code, but only if, by reason of such reduction, the executive's net after-tax benefits (as defined under the SFP Long Term Incentive Stock Plan (the "Incentive Plan")) shall exceed the net after-tax benefit if such reduction were not made.

  SFP Pipelines has entered into an individual executive severance agreement with Mr. Toole. Mr. Toole is not eligible for duplicate salary replacement benefits under both the individual agreement and the Santa Fe Pacific Pipelines, Inc. Severance Program (the "Pipelines Severance Program"). Stockholder approval of the Merger will constitute a "change in control" for purposes of Mr. Toole's agreement. That agreement generally provides for the same benefits as the individual severance agreements previously described. Mr. Toole's agreement, however, will expire 24 months after the change in control. In addition, the maximum severance payments payable to Mr. Toole under his agreement are equal to, as elected by the executive, the sum of (A) two times his annual salary or the amount of salary replacement payments the executive would otherwise receive under the Pipelines Severance Program, (B) the maximum incentive award payable to the executive under the Annual Incentive Compensation Plan of SFP Pipelines for the year in which Mr. Toole's employment terminates and (C) a cash payment attributable to the cash out of Partnership phantom units.

  The Pipelines Severance Program must remain in effect for a period of at least 24 months following a change in control. Stockholder approval of the Merger will constitute a "change in control" for purposes of the Pipelines Severance Program. The executive officers of SFP other than Mr. Toole are not eligible for benefits under the Pipelines Severance Program. Mr. Toole, however, may elect salary replacement benefits under the Pipelines Severance Program in lieu of those provided under his individual severance agreement. The applicable benefits under the Pipelines Severance Program are generally the same as those provided under the ATSF Severance Program.

  If payments under the individual agreements are triggered following a change in control, the estimated amounts (based on current compensation levels and assuming terminations occurred on or before December 31, 1994) payable to SFP's five most highly compensated executive officers (including Mr. Krebs, who does not have an individual severance agreement) are as follows: Mr. Springer, $1,684,595; Mr. McInnes,

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

$1,245,633; Mr. Marlier, $914,483; and Mr. Hagberg, $1,517,895. The estimated amounts (based on current compensation levels) payable to SFP's other executive officers in such circumstances range from $256,142 to $1,247,244, and the aggregate amount that would be paid to all of SFP's executive officers in such circumstances would be approximately $11,626,672. In addition, each SFP executive officer would receive non-cash and non-stock benefits of approximately $42,000. As of December 31, 1994, there are thirteen SFP executive officers. The foregoing information (i) includes certain bonus payments to be made in respect of restricted stock (calculated without giving effect to the limitations relating to section 280G of the Code described above) and (ii) does not include the value of stock options or restricted stock discussed below.

  SFP and its subsidiaries maintain the ATSF Severance Program for all full-time salaried employees, including Mr. Krebs, who are terminated by their respective companies other than for cause as defined in the severance programs. A participant is generally entitled to an amount up to one year's pay based upon a participant's age, length of service and current salary, or in certain circumstances, supplemental payments provided that the aggregate does not exceed two years' pay. The ATSF Severance Program further provides that in the event of a change in control (which is similar to the definition used in the individual agreements), the program will be maintained for a 24-month period. Benefits under the ATSF Severance Program will not be paid if a participant received payments under individual agreements. Upon a covered termination occurring on or before December 31, 1994, Mr. Krebs would be entitled to a cash payment of approximately $760,000 and non-cash benefits with a value of approximately $42,000.

  SFP executives who have individual severance agreements with SFP may elect to receive salary replacement payments under the ATSF Severance Program instead of the severance payments provided by their individual severance agreements. The amounts payable under the ATSF Severance Program are less than the amounts payable under the individual severance agreements. The applicable salary replacement benefits under the ATSF Severance Program generally are based on the executive's benefit under the SFP Retirement Plan (as defined below). Because Mr. Krebs does not have an individual severance agreement, his only source of severance payments would be the ATSF Severance Program.

  If the Santa Fe Pacific Retirement Plan (the "SFP Retirement Plan") is terminated within three years following a "change in control," any assets remaining after satisfaction of all benefit liabilities to participants will be applied (to the extent permitted under applicable law) to the payment of retiree medical and life insurance benefits payable to participants and their beneficiaries. Any assets still remaining would be used to increase the retirement benefits payable to participants and their beneficiaries (to the extent permitted under applicable law). For purposes of the SFP Retirement Plan, stockholder approval of the Merger will not constitute a change in control. A subsequent change in the composition of the Board of Directors as a result of the Merger (as discussed above), however, may constitute a "change in control" for purposes of the plan.

  Stock Options and Other Stock-Based Awards. Stockholder approval of the Merger by the SFP stockholders will constitute a "change in control" accelerating the vesting of or lapse of restrictions, restricted periods and performance periods applicable to most outstanding stock options, restricted stock awards, stock appreciation rights, performance units, performance shares and limited stock appreciation rights under the Incentive Plan and the SFP Incentive Stock Compensation Plan (collectively, the "Stock Plans"). Acceleration of awards under the Stock Plans are subject to the same limitations relating to section 280G of the Code as apply with respect to payments under the severance agreements.

  The following indicates the number of shares of restricted stock awarded to SFP's five most highly compensated executive officers, and the approximate value thereof (determined using a stock price of $17.44 per SFP share as of December 30, 1994) with respect to which vesting will be accelerated upon stockholder approval of the Merger: Mr. Krebs, 36,920 ($643,885), Mr. Springer, 13,841 ($241,387), Mr. Marlier, 10,222 ($178,272), Mr. McInnes, 10,619
($185,195), and Mr. Hagberg, 10,829 ($188,858). The aggregate number of shares awarded to all of SFP's executive officers which will vest upon stockholder approval of the Merger is 137,666 shares, which have an aggregate value of approximately $2,400,895 (determined based on a stock price of $17.44 per SFP share as of December 30, 1994). With respect to executive officers, no other benefits under the stock plans will be accelerated upon stockholder approval of the Merger (other than stock options which are discussed below).

  Assuming that the Merger is approved by SFP stockholders in the first quarter of 1995, the total amount of compensation expense that would be charged to operations in the first quarter of 1995 due to accelerated vesting of unearned compensation relating to restricted stock will be approximately $10 million, based upon the stock price at December 30, 1994.

  The following indicates the number of options granted to the five most highly compensated executive officers, and the approximate value thereof (assuming a stock price of $17.44 per share as of December 30, 1994), which are unvested as of December 31, 1994 and which would vest upon SFP stockholder approval of the
Merger: Mr. Krebs, 574,073 ($3,541,673), Mr. Springer, 86,370 ($649,502), Mr.
Marlier, 103,644 ($628,428), Mr. McInnes, 103,644 ($628,428), and Mr. Hagberg,
70,932 ($530,232). The aggregate number of options granted to all SFP executive officers which are unvested as of December 31, 1994 is 1,245,176 and the aggregate value of such options (assuming a stock price of $17.44 per share as of December 30, 1994) is approximately $8,208,264.

  The foregoing information reflects the adjustments for the Gold Spinoff. The adjustments include revisions to both the option exercise price and the number of shares subject to the options.

 BNI

  Severance Arrangements. BNI has entered into certain change in control severance agreements (the "Severance Agreements") with approximately seventy employees of BNI and/or its subsidiaries, including all of its executive officers other than Mr. Grinstein. These Severance Agreements with amendments provide for certain severance benefits if the individual's employment with BNI is terminated for certain reasons subsequent to a change in control of BNI. A "change in control" takes place if (i) a person acquires 20% voting power of BNI's stock, (ii) during any two-year period individuals who constitute the Board of Directors at the beginning of such period cease to constitute a majority thereof or (iii) stockholders approve a merger, consolidation or sale of substantially all BNI's assets or a plan of liquidation or dissolution of BNI. If the employment of a person covered by a Severance Agreement is terminated during the period commencing on the date of the stockholders' approval of the Merger and ending on the second anniversary of the Effective Time of the Merger, the date BNI decides not to consummate the Merger or the date the ICC disapproves the Merger for reasons other than death or permanent disability, cause or mandatory retirement or is terminated by the employee for Good Reason (as defined below), then the employee shall be entitled to receive the following benefits: payments of base compensation (annual salary rate and maximum bonus target) through the date of termination and all amounts otherwise owed the executive under the terms of any BNI compensation plan, three times the individual's base compensation, an amount equal to the retirement benefits and BNI's Thrift and Profit Sharing Plan employer contributions payable (assuming the individual remained an employee for three more years or until mandatory retirement, both based on base compensation increasing 8% per year), certain insurance benefits for 18 months after termination, waiver of any restricted periods on, and the vesting of, any outstanding awards of restricted stock or stock options, any legal fees incurred in enforcing the Severance Agreement and payment of any Federal excise taxes on certain amounts paid. For purposes of the Severance Agreements, "Good Reason" means the occurrence of any of the following circumstances: (a) the assignment of any duties inconsistent with and inferior to those held immediately prior to the change in control; (b) a reduction in the individual's base compensation; (c) the relocation of BNI's principal executive offices to a location outside the Fort Worth, Texas Metropolitan Area, requiring the individual to be based anywhere other than BNI's principal executive offices or where the individual was located immediately prior to such change in control; (d) the failure by BNI to pay to the individual any portion of the individual's current or deferred compensation or other benefits when due; (e) the failure by BNI to continue in effect any material compensation plan in which the individual participated immediately prior to the change in control or the failure by BNI to continue the individual's participation therein on a basis not materially less favorable, as existed at the time of the change in control of BNI; (f) the failure to continue to provide benefits at a cost substantially similar to the cost of those enjoyed under any of BNI's life insurance, medical, health and accident, or disability plans in which the individual was participating at the time of the change in control of BNI, or the material reduction of such benefits; (g) any purported termination of the individual's employment that is not effected pursuant to the terms of the Severance Agreement; and (h) any material breach by BNI of any provision of the Severance Agreement. Prior to a change in control, the Severance Agreements impose no obligation on BNI to retain an individual as an employee or to make payment of any of the benefits mentioned therein.

  Approval of the Merger by stockholders of both BNI and SFP will constitute a "change in control" under the Severance Agreements. If payments under the Severance Agreements are triggered following both a "change in control" and termination of employment the estimated cash amounts (based on current compensation levels) payable to BNI's five most highly compensated executive officers (including Mr. Grinstein, who does not have a Severance Agreement) are as follows: Mr. D.C. Anderson, $3,208,386; Mr. J.Q. Anderson, $2,602,826; Mr. E.W. Burke, $2,669,638; and Mr. J.T. Chain, $2,873,989. The estimated cash amounts (based on current compensation levels) payable to BNI's other executive officers in such circumstances range from $795,169 to $2,494,772. The maximum aggregate cash amount that could be paid pursuant to the Severance Agreements to all executive officers of BNI (based on current compensation levels), assuming all executive officers are terminated, in the circumstances outlined above is approximately $33,700,000. In addition, each BNI executive officer would receive non-cash benefits ranging from $11,000 to $15,000 with an estimated non-cash total of up to $226,000. The foregoing information does not include the value of stock options or other stock-based awards, which are discussed below.

  BNI anticipates that it will establish a severance program for all full-time salaried employees of BNI and Burlington Northern Railroad Company (the "Proposed Severance Program") who are terminated by their respective companies other than for cause. The current proposal contemplates that participants would be generally entitled to an amount up to one year's salary based upon a participant's age, length of service and current salary, or in certain circumstances, supplemental payments provided that the aggregate would not exceed two years' salary. The Proposed Severance Program would further provide that in the event of a change in control (which definition may be similar to that used in the Severance Agreements or Stock Plans) the Proposed Severance Program would be maintained for a 24-month period. Benefits under the Proposed Severance Program would not be paid if a participant received payments under the Severance Agreements discussed above. Mr. Grinstein, who does not have a Severance Agreement and who would accordingly be entitled to participate in the Proposed Severance Program, has elected not to be a participant.

  Stock Options and Other Stock-Based Awards. Approval of the Merger by the stockholders of both BNI and SFP will constitute a "change in control" accelerating the vesting of or lapse of restrictions, restricted periods and performance periods applicable to all outstanding stock options, restricted stock awards, stock appreciation rights, performance units, performance shares and limited stock appreciation rights under various stock-based plans for officers and directors and certain other employees of BNI.

  Vesting will be accelerated upon approval of the Merger by the stockholders of both BNI and SFP with respect to an aggregate of 282,281 shares of restricted BNI Common Stock with an aggregate value of approximately $13,584,773 (determined based on a stock price of $48.125 per share) awarded to the following five highest compensated officers of BNI, all other executive officers of BNI and all other directors as a group as of December 31, 1994: Mr.
G. Grinstein, 67,816 ($3,263,645); Mr. D.C. Anderson, 31,600 ($1,520,750); Mr.
E.W. Burke, 20,533 ($988,151); Mr. J.T. Chain, 23,832 ($1,146,915); Mr. J.Q.
Anderson, 17,299 ($832,514); all other executive officers as a group, 117,204 ($5,640,443); and all other directors as a group, 3,997 ($192,356).

  The following indicates the number of options granted to the five highest compensated officers of BNI, all other executive officers of BNI as a group and all other directors as a group with an approximate aggregate value of $4,009,285 (assuming a stock price of $48.125 per share), which will vest early upon stockholder approval of the Merger, as of December 31, 1994:
Mr. G. Grinstein, 135,868 ($1,617,187); Mr. D.C. Anderson, 28,085 ($74,241);
Mr. E.W. Burke, 36,908 ($398,983); Mr. J.T. Chain, 27,250 ($89,531); Mr. J.Q.
Anderson, 15,475 ($13,594); all other executive officers as a group, 199,018 ($1,815,749); and all other directors as a group, 8,000 ($0).

  Assuming that the Merger is approved by both BNI and SFP stockholders in the first quarter of 1995, the total amount of compensation expense that will be charged to operations in the first quarter of 1995 due to the accelerated vesting of unearned compensation relating to restricted stock will be approximately $22 million.

  Employment Agreement with Certain Persons. Since the date of the Proxy Statement relating to its 1994 Annual Meeting of Stockholders, BNI has entered into employment agreements with the following executive officers:

  Mr. Ronald A. Rittenmeyer is employed pursuant to an employment agreement commencing April 22, 1994 and terminating on May 29, 1996, providing for a minimum annual salary of $250,000 with further increases as determined by the Board of Directors from time to time. In February 1995, Mr. Rittenmeyer will receive a one-time lump sum bonus payment of a minimum of $160,000. Effective January 1, 1995, he will become a regular participant in BNI's annual bonus program. On Mr. Rittenmeyer's commencement date, he received an award of 7,800 shares of restricted stock under the Burlington Northern Inc. Restricted Stock Incentive Plan and an initial award of 11,700 stock options under the Burlington Northern Inc. Stock Option Incentive Plan, to vest in accordance with said plans. If employed through the fifth anniversary of his employment, or if his termination prior thereto was caused by death, permanent disability or by BNI without cause, his pension benefits will be based upon his years of service with BNI plus those with his prior employer, such benefits to be offset by those received from his prior employer.

  Mr. Gregory T. Swienton is employed pursuant to an employment agreement commencing June 11, 1994 and terminating June 11, 1996, providing for a minimum annual salary of $230,000 with further increases as determined by the Board of Directors from time to time. In January 1995, Mr. Swienton will receive an incentive bonus of a minimum of $68,000. Effective January 1, 1995, Mr. Swienton will participate in BNI's annual bonus program. On Mr. Swienton's commencement date, he was granted an award of 2,800 shares of restricted stock under the Burlington Northern Inc. Restricted Stock Incentive Plan and 11,700 stock options under the Burlington Northern Inc. Stock Option Incentive Plan, to vest in accordance with said plans.

  The Honorable Al Swift will be employed pursuant to an employment agreement commencing January 5, 1995, and terminating January 5, 2000, providing for a minimum annual salary of $225,000 with further increases as determined by the Board of Directors from time to time. Effective January 5, 1995, Mr. Swift will participate in BNI's annual bonus program. On Mr. Swift's commencement date, he was granted an award of 2,800 shares of restricted stock under the Burlington Northern Inc. Restricted Stock Incentive Plan and 11,700 stock options under the Burlington Northern Inc. Stock Option Incentive Plan, to vest in accordance with said plans.

  Additional information relating to executive compensation and various benefit arrangements of BNI and SFP is set forth in, and incorporated herein by reference to, BNI's and SFP's respective Annual Reports on Form 10-K. See "Available Information" and "Incorporation of Certain Documents by Reference."

ACCOUNTING TREATMENT

  The Merger will be accounted for under the "purchase" method of accounting.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of certain material United States Federal income tax consequences of the Merger and the Alternative Merger to BNI, SFP, the SFP stockholders and the BNI stockholders. The summary is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and Treasury regulations, subsequent changes to any of which may affect the tax consequences described herein. The summary only applies to holders that hold shares of SFP Common Stock or BNI Common Stock, as applicable, as capital assets and does not address tax considerations which may affect the treatment of certain special status taxpayers such as financial institutions, broker-dealers, life insurance companies, tax-exempt organizations, investment companies, foreign taxpayers, and persons who acquired SFP stock or BNI stock, as applicable, pursuant to employee stock options or plans. SFP and BNI stockholders are urged to consult their tax advisors as to the particular United States Federal income tax consequences to them of the Merger and the Alternative Merger and as to the foreign, state, local and other tax consequences of the Merger and the Alternative Merger.

  The Merger or the Alternative Merger, as applicable, has been structured to qualify as a tax-free transaction for United States Federal income tax purposes. The obligation of either BNI or SFP to consummate the Merger or the Alternative Merger is conditioned on receipt of an opinion of nationally recognized tax counsel to the effect that the Merger or the Alternative Merger, as applicable, so qualifies. Assuming the Merger or the Alternative Merger, as applicable, so qualifies, the material tax consequences are as follows: (i) except with respect to cash received in lieu of fractional shares, as discussed below, SFP stockholders will not recognize gain, income or loss upon the receipt of shares of BNI Common Stock in the Merger or shares of Holdings Common Stock in the Alternative Merger, as applicable, in exchange for their shares of SFP Common Stock; (ii) if applicable, BNI stockholders will not recognize gain, income or loss upon the receipt of shares of Holdings Common Stock in exchange for their shares of BNI Common Stock in the Alternative Merger; (iii) no gain, income or loss will be recognized by BNI or SFP pursuant to the Merger or the Alternative Merger; (iv) the tax basis of the shares of BNI Common Stock or Holdings Common Stock, as applicable, received by SFP stockholders will be the same as the tax basis of the shares of SFP Common Stock exchanged therefor; (v) if applicable, the tax basis of the shares of Holdings Common Stock received by BNI stockholders will be the same as the tax basis of the shares of BNI Common Stock exchanged therefore in the Alternative Merger; (vi) the holding period of the shares of BNI Common Stock or of Holdings Common Stock, as applicable, received by SFP stockholders will be the same as the holding period of the shares of SFP Common Stock surrendered therefor; (vii) if applicable, the holding period of the shares of Holdings Common Stock received by the BNI stockholders will be the same as the holding period of the shares of BNI Common Stock surrendered therefore in the Alternative Merger; and (viii) the payment of cash in lieu of fractional shares will be treated as if the fractional shares were received in the Merger or Alternative Merger, as the case may be, and then sold, with an SFP stockholder recognizing gain or loss to the extent of the difference between the cash received and the basis of the fractional share (as calculated pursuant to clause (iv) above).

  It is possible that the IRS might assert that SFP stockholders who both (i) participate in the Merger or, if applicable, the Alternative Merger and (ii) sell SFP Common Stock pursuant to the Offer, should be treated as participating in a single integrated transaction for federal income tax purposes. If so treated, the federal income tax consequences to an SFP stockholder resulting from the receipt of cash pursuant to the Offer may, depending on such stockholder's particular circumstances, be less favorable than the consequences absent integration. However, integration would not cause the receipt of stock contemplated by the Merger Agreement to be a taxable exchange. In reporting the transactions to the IRS, SFP will not treat the stock purchases pursuant to the Offer as integrated with the Merger, or, if applicable, the Alternative Merger. Each stockholder who tenders shares pursuant to the Offer is urged to consult its tax advisor with respect to the tax consequences to the stockholder that would arise if the Offer were integrated with the Merger or, if applicable, the Alternative Merger.

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

MANAGEMENT AND DIRECTOR STOCK OPTIONS

  SFP. As of December 31, 1994, there were 14,470,071 unexercised options outstanding under various employee stock option plans of SFP to purchase shares of SFP Common Stock at prices ranging from $3.04 to $14.29 per share. As of that date, 9,182,971 options to purchase shares of SFP Common Stock were exercisable and 5,287,100 options were not exercisable.

  At the Effective Time, each outstanding option to purchase shares of SFP Common Stock (a "SFP Stock Option") granted under any employee stock option or compensation plan or arrangement of SFP will be canceled and replaced by an option (an "Adjusted BNI Option") to acquire BNI Common Stock. The number of BNI shares subject to the Adjusted BNI Option shall be determined by applying the Exchange Ratio to the number of SFP shares subject to the SFP Stock Option, and the aggregate exercise price of the options shall remain the same. In addition, each Adjusted BNI Option will provide the option holder with rights and benefits that are no less favorable to such holder than were provided under the SFP Stock Option for which it was substituted. At or as soon as practicable after the Effective Time, BNI will issue to each holder of an SFP Stock Option which is canceled an agreement that accurately reflects the terms of the Adjusted BNI Option substituted therefor.

  In addition, BNI will take all corporate actions necessary to reserve for issuance such number of shares of BNI Common Stock as will be necessary to satisfy exercises in full of all Adjusted BNI Options after the Effective Time, including: (i) as soon as practicable after the Effective Time filing with the Commission a Registration Statement on Form S-8 and using its reasonable best efforts to have such registration statement remain continuously effective under the Securities Act and (ii) filing with the NYSE a listing application and using its reasonable best efforts to have such shares admitted to trading thereon upon exercises of Adjusted BNI Options. BNI will also use its reasonable best efforts to ensure that all Adjusted BNI Options that are issued in substitution for SFP Stock Options that were incentive stock options (within the meaning of the Code) will qualify as such at all times after the Effective Time.

  BNI. BNI management and director stock options and other stock-based awards that are outstanding at the Effective Time will remain in effect in accordance with their terms.

  See "The Merger--Interests of Certain Persons in the Merger" for information concerning the vesting and acceleration of certain SFP and BNI stock options and other stock-based awards upon SFP or BNI stockholder approval of the Merger, as the case may be.

NO APPRAISAL RIGHTS

  Under Delaware law, neither holders of BNI Common Stock nor holders of SFP Common Stock are entitled to appraisal rights in connection with the Merger.

                                   THE OFFER

  On December 23, 1994, SFP and BNI commenced separate offers (together, the "Offer") to purchase up to 63 million shares of SFP Common Stock in the aggregate (together with the associated rights issued under the SFP Rights Agreement), at a price of $20.00 per share, net to the seller in cash, with SFP severally obligated to purchase up to 38 million shares of SFP Common Stock accepted for payment pursuant to the Offer and BNI severally obligated to purchase up to 25 million shares of SFP Common Stock accepted for payment pursuant to the Offer. No term of the Offer may be amended or modified without the written consent of both SFP and BNI. The several obligations of BNI and SFP under the Offer are conditioned on, among other things, (i) at least 63 million shares of SFP Common Stock being validly tendered and not withdrawn prior to the expiration date of the Offer, (ii) SFP and BNI having obtained sufficient financing on terms satisfactory to them to purchase 63 million shares of SFP Common Stock pursuant to the Offer and to effect certain other transactions and
(iii) the approval of the Merger Agreement by the stockholders of SFP and BNI. Each of SFP and BNI has the right to determine, in its sole reasonable discretion, whether the conditions to its obligations under the Offer have been satisfied. The Offer will expire at 12:00 midnight, New

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

York City time, on Monday, January 30, 1995, unless the Offer is extended. See BNI's Tender Offer Statement on Schedule 14D-1, SFP's Issuer Tender Offer Statement on Form 13E-4 and SFP's Solicitation/Recommendation Statement on
Schedule 14D-9, each as amended, which are incorporated by reference herein, for more detailed information concerning the Offer. See "Available Information" and "Incorporation of Certain Documents by Reference."

  SFP's Board of Directors unanimously recommended that those of its stockholders who wish to receive cash for a portion of their shares of SFP Common Stock accept the Offer. In doing so, the Board considered the impact of the increase in SFP debt that the Offer would require and concluded that incurring such debt was prudent in light of SFP's ability to repay it and the benefits of the Offer and the Merger for SFP's stockholders. See "The Merger-- Factors for Consideration of the Merger." Up to 63,000,000 shares of SFP Common Stock are to be purchased in the Offer; any shares tendered in response to the Offer over and above such amount would be subject to proration in accordance with the terms of the Offer. Proration may result in SFP stockholders receiving cash for only a portion of any shares tendered, with the remaining consideration to be received in the form of BNI Common Stock pursuant to the Merger after the receipt of ICC approval and satisfaction or waiver of the other conditions to the Merger.

  Consummation of the Offer is not subject to ICC approval of the Merger or the satisfaction or waiver of any other conditions to the obligation of BNI or SFP to consummate the Merger, and, therefore, there can be no assurance that the Merger will be consummated even if shares of SFP Common Stock are purchased under the Offer. Accordingly, it is possible that the Merger will not be consummated and BNI will continue to hold the shares of SFP Common Stock purchased by it in the Offer. Pursuant to the Merger Agreement, SFP has granted certain registration rights to BNI in the event BNI continues to own shares of SFP Common Stock purchased in the Offer and the Merger is not consummated. See "The Merger Agreement--Registration Rights."

               BOARD OF DIRECTORS AND MANAGEMENT AFTER THE MERGER

  Pursuant to a letter agreement dated June 29, 1994, a copy of which is attached hereto as Appendix B, between Gerald Grinstein, Chairman and Chief Executive Officer of BNI and Robert D. Krebs, Chairman, President and Chief Executive Officer of SFP, the board of directors of the merged entity initially will be constituted as follows: two-thirds of the directors will be designated by BNI, and one-third of the directors will be designated by SFP. Mr. Grinstein will serve as Chairman of the merged entity and Mr. Krebs will serve as President and Chief Executive Officer of the merged entity. It is anticipated that Mr. Krebs will be designated by SFP as a member of the initial board of directors of the merged entity. Additional officers of the merged entity will be selected by the merged entity's board of directors based upon, among other things, the recommendations of Mr. Grinstein and Mr. Krebs.

                              THE MERGER AGREEMENT

  The following is a brief summary of certain provisions of the Merger Agreement, a copy of which is attached as Appendix A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. ALL STOCKHOLDERS OF BNI AND SFP ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY. Capitalized terms not defined herein have the meanings set forth in the Merger Agreement.

THE MERGER

  The Merger Agreement provides that, following its approval and adoption by the stockholders of each of BNI and SFP, consummation of the Offer, receipt of all necessary material regulatory approvals, including ICC approval, and the satisfaction or waiver of the other conditions to the Merger, SFP will be merged with and into BNI, and the separate existence of SFP will cease with BNI continuing as the surviving corporation.

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

  After satisfaction or waiver of the conditions to the Merger, the parties will file with the Secretary of State of the State of Delaware a duly executed certificate of merger, and the Merger will become effective upon the filing and acceptance thereof or at such time thereafter as is provided in the certificate of merger (the "Effective Time").

  Upon consummation of the Merger, each share of SFP Common Stock outstanding immediately prior to the Effective Time (other than shares of SFP Common Stock owned by SFP as treasury stock or owned by BNI or any Subsidiary of BNI immediately prior to the Effective Time, all of which will be canceled) will be converted into 0.40 shares of BNI Common Stock, and will cease to be outstanding.

  If any holder of shares of SFP Common Stock would be entitled to receive a number of shares of BNI Common Stock that includes a fraction, then, in lieu of a fractional share, such holder will be entitled to receive a cash payment representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent in one or more transactions (made at such times, in such manner and on such terms as the Exchange Agent will determine in its reasonable discretion) on behalf of all holders of the aggregate of fractional shares of BNI Common Stock which would otherwise have been issued. The sale of such aggregate of fractional shares of BNI Common Stock by the Exchange Agent will be executed on the NYSE through one or more member firms of the NYSE and will be executed in round lots to the extent possible.

  At the Effective Time, BNI will deposit with the Exchange Agent certificates representing the aggregate Merger Consideration to be paid in respect of shares of SFP Common Stock. Promptly after the Effective Time, BNI will send, or will cause the Exchange Agent to send, to each holder of record of SFP Common Stock a letter of transmittal to be used in forwarding his or her certificates evidencing such shares of SFP Common Stock to the Exchange Agent for surrender and exchange for certificates evidencing the Merger Consideration to which he or she has become entitled and, if applicable, cash in lieu of a fractional share of BNI Common Stock. Such letter of transmittal will specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper delivery to the Exchange Agent of the certificates representing such holder's shares of SFP Common Stock. Upon surrender to the Exchange Agent of a certificate or certificates representing a holder's shares of SFP Common Stock, such holder will be entitled to receive the Merger Consideration in respect thereof.

  Any portion of the Merger Consideration deposited with the Exchange Agent and any portion of the net proceeds from the sale of the aggregate of fractional shares by the Exchange Agent that remains unclaimed for a period of twelve months after the Effective Time by the stockholders of SFP will, upon demand, be returned to BNI, and any such holder who has not exchanged shares of SFP Common Stock for the Merger Consideration after such period will thereafter only look to BNI for such holder's claim for BNI Common Stock, any cash in lieu of fractional shares of BNI Common Stock and any dividends or distributions in respect of BNI Common Stock, subject to any amount paid to a public official pursuant to applicable abandoned property laws.

  After the Effective Time, each certificate evidencing shares of SFP Common Stock, until so surrendered and exchanged, will be deemed, for all purposes, to evidence only the right to receive the Merger Consideration which the holder of such certificate is entitled to receive and the right to receive any cash payment in lieu of a fractional share of BNI Common Stock. The holder of such unexchanged certificate will not be entitled to receive any dividends or other distributions with respect to the BNI Common Stock constituting part of the Merger Consideration until such certificate is surrendered. Upon such surrender, there shall be paid, without interest, to the person in whose name the certificates representing the BNI Common Stock into which such shares of SFP Common Stock were converted are registered, (1) all dividends and other distributions in respect of BNI Common Stock that are payable on a date subsequent to, and the record date for which occurs after, the Effective Time and (2) all dividends or other distributions in respect of shares of SFP Common Stock that are payable on a date subsequent to, and the record date for which occurs before, the Effective Time.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains customary representations and warranties of SFP relating, with respect to SFP and its Subsidiaries, to, among other things, (a) organization, standing and similar corporate matters; (b) government authorization; (c) capital structure; (d) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (e) the non-contravention of the Merger Agreement and related transactions with (i) SFP and its Subsidiaries' certificates of incorporation or by-laws or (ii) law, regulation, judgment, injunction, order or decree applicable to SFP or any of its Subsidiaries; (f) the compliance as to form of the documents filed by SFP and its Subsidiaries with the Commission in connection with the Offer, the Merger Agreement and related transactions and the accuracy of information contained therein and the absence of undisclosed liabilities; (g) the accuracy of information supplied by SFP in connection with the Offer and this Joint Proxy Statement/Prospectus; (h) the absence of any material adverse effect, whether existing or prospective, on the financial condition, business or properties of SFP and its Subsidiaries taken as a whole or on the ability of SFP to perform its obligations under the Merger Agreement (a "Material Adverse Effect"), since the date of the most recent audited financial statements of SFP filed with the Commission; (i) the absence of pending or threatened litigation which could reasonably be expected to have a Material Adverse Effect on SFP; (j) benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (k) the filing of tax returns and payment of taxes; (l) the inapplicability of any antitakeover statute or regulation enacted under state or Federal laws; (m) the absence of Environmental Liabilities that would reasonably be expected to have a Material Adverse Effect on SFP; (n) brokers' fees and expenses; and (o) that no benefits will be received by SFP's stockholders pursuant to the SFP Rights Agreement as a result of the execution of the Merger Agreement, the commencement or consummation of the Offer or the consummation of the Merger. In addition, SFP has made representations and warranties in regard to the Gold Spinoff and receipt of a private letter ruling from the Internal Revenue Service (the "IRS") with respect to the Gold Spinoff. See "Other Matters--The Gold Spinoff."

  The Merger Agreement also contains customary representations and warranties of BNI with respect to BNI and its Subsidiaries substantially identical, where applicable, to those of SFP set forth above.

COVENANTS

 Conduct of Business Pending the Merger

  The Merger Agreement contains certain reciprocal restrictions on the conduct of the respective businesses of SFP and BNI from the date of the Merger Agreement to the Effective Time. Each of SFP and BNI has agreed that, during such period, except as permitted by the Merger Agreement, each of SFP, BNI and their respective Subsidiaries shall conduct their businesses in the ordinary course of business consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and (a) will not adopt or propose any change to their respective certificates of incorporation or bylaws, except that BNI will adopt an amendment to its certificate of incorporation authorizing the issuance of additional shares of Junior Class A Preferred Stock in connection with the issuance of BNI Rights to former holders of SFP Common Stock; (b) except for the Offer, the Merger and, in the case of SFP, the Gold Spinoff, will not (i) adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (ii) make any acquisition of any business or other assets by means of merger, consolidation or otherwise other than in the ordinary course of business and other than such acquisitions that are Customary Actions (as defined below); (c) will not sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments, (ii) in the ordinary course of business,
(iii) for any such transaction that is a Customary Action and (iv) in the case of SFP, the Gold Spinoff; (d) will not declare, set aside or pay any dividend or make any other distribution with respect to any shares of capital stock other than (i) aggregate cash dividends, in the case of SFP, not in excess of $0.10, $0.18, $0.20 and $0.22 per share of SFP Common Stock in 1994, 1995, 1996 and 1997, respectively, and, in the case of BNI, not in excess of $1.20, $1.32, $1.48 and $1.64 per share of BNI

Common Stock in 1994, 1995, 1996 and 1997, respectively, and (ii) in the case of SFP, the Gold Spinoff; (e) will not authorize or propose the issuance, delivery or sale of capital stock or voting debt or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire any capital stock or voting debt except as otherwise permitted in the Merger Agreement; (f) will not incur any indebtedness for borrowed money or guarantee any such indebtedness except borrowings in the ordinary course of business consistent with past practice, borrowings that are Customary Actions or as otherwise permitted in the Merger Agreement and except (i) in the case of SFP, borrowings not to exceed $1.75 billion in the aggregate under credit facilities in form and substance reasonable satisfactory to BNI to finance the Offer, to refinance SFP's currently outstanding 12.65% Senior Notes due October 1, 2000, 8 3/8% Notes due November 1, 2001 and 8 5/8% Notes due November 1, 2004, to pay penalties, premiums and make-whole payments required in connection with such refinancing and for working capital and other corporate purposes, and (ii) in the case of BNI, borrowings not to exceed $500 million in the aggregate under credit facilities in form and substance reasonable satisfactory to SFP to finance the Offer; (g) will not make any loans, advances or capital contributions to, or investments in, any other Person, other than the Offer (with respect to BNI) except in the ordinary course of business consistent with past practice or in transactions that are Customary Actions; (h) (i) except for any of the actions that are taken in the ordinary course of business consistent in magnitude and character with past practice and with the terms of severance or termination arrangements in effect or pending on the date of the Merger Agreement with respect to individuals with comparable positions or responsibilities, and except for any of such actions which, in the aggregate, are not material, will not grant any severance or termination pay to, or enter into any termination or severance arrangement with, any of their respective directors, executive officers or employees and (ii) except for any of the actions that are taken in the ordinary course of business consistent in magnitude and character with past practice, and except for any of such actions which in the aggregate are not material, will not establish, adopt, enter into, amend or take action to accelerate any rights or benefits under, or grant awards under, (A) any plan or arrangement providing for options, stock, performance awards or other forms of incentive or deferred compensation or (B) any collective bargaining, bonus, profit sharing, thrift, compensation, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any of their respective directors, executive officers or employees. For purposes of the Merger Agreement, an action will be considered a "Customary Action" where such action occurs in the ordinary course of a Person's business and where the taking of such action is generally recognized as being customary and prudent for other major enterprises in such Person's line of business.

 Stockholder Meetings

  Each of SFP and BNI shall cause a special meeting of their stockholders to be called as soon as reasonably practicable after the date of the Merger Agreement to vote on the approval and adoption of the Merger Agreement and the Merger, with the Boards of Directors of SFP and BNI to recommend such approval and adoption; provided that prior to such special meetings, such recommendation may be withdrawn, modified or amended as necessary in accordance with fiduciary duties under applicable law following receipt of a Takeover Proposal. The term "Takeover Proposal," when used in connection with BNI or SFP, means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving BNI or SFP or any Subsidiary of BNI or SFP, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of BNI or SFP or any Subsidiary of BNI or SFP, or any proposal or offer with respect to any recapitalization or restructuring with respect to BNI or SFP or any Subsidiary of BNI or SFP, or any transaction similar to any of the foregoing other than pursuant to the Merger.

 Access to Information

  Subject to any confidentiality agreements or other confidentiality obligations binding upon SFP, BNI or any of their respective Subsidiaries, from the date of the Merger Agreement until the Effective Time, SFP and BNI will give each other, their counsel, financial advisors, auditors and other authorized representatives

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

full access to their offices, properties, books and records, will furnish such financial and operating data and other information as such Persons may reasonably request and will instruct employees, counsel and financial advisors to cooperate with an investigation of their respective businesses; provided that no investigation pursuant to the Merger Agreement shall affect any representation or warranty given by SFP or BNI and provided further that access to certain information will require compliance with the protective order entered by the ICC on July 15, 1994; full access will be granted to such information consistent with the Merger Agreement and subject to the terms of such order.

 Notice of Certain Events

  SFP and BNI shall promptly notify each other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by the Merger Agreement; (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by the Merger Agreement including, with respect to SFP, the Gold Spinoff and the merger of SFP Properties, Inc. with and into SFP (the "Liquidation"); and
(iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of their knowledge threatened against, relating to or involving or otherwise affecting SFP, BNI or any of their respective Subsidiaries which, if pending on the date of the Merger Agreement, would have been required to have been disclosed or which relate to the consummation of the transactions contemplated by the Merger Agreement.

 Tax Matters

  From the date of the Merger Agreement until the Effective Time, SFP, BNI and their respective Subsidiaries will (i) file all significant tax returns, statements, reports and forms (collectively, the "Post-Signing Returns") required to be filed with any taxing authority in accordance with all applicable laws; (ii) timely pay all taxes shown as due and payable on the Post-Signing Returns that are so filed and as of the time of filing and, in addition, the Post-Signing Returns will correctly reflect the facts regarding their income, business, assets, operations, activities and status in all material respects; (iii) make provision for all taxes payable for which no Post-Signing Return has yet been filed; and (iv) promptly notify each other of any action, suit, proceeding, investigation, audit or claim pending against or with respect to either party or any of their Subsidiaries in respect of any tax where there is a reasonable possibility of a determination or decision against either party which would reasonably be expected to have a significant adverse effect on tax liabilities or other tax attributes.

 No Solicitations

  SFP and BNI will not, and SFP and BNI will use their reasonable best efforts to ensure that their officers, directors, employees or other agents do not, directly or indirectly: initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal of either party, or, in the event of an unsolicited Takeover Proposal of either party, except to the extent required by their fiduciary duties under applicable law if so advised by outside counsel, engage in negotiations or provide any confidential information or data to any Person relating to any such Takeover Proposal. SFP and BNI shall notify each other orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the Person making it), within 48 hours of the receipt thereof and shall give each other five days' advance notice of any agreement to be entered into with or any information to be supplied to any Person making such inquiry, offer or proposal.

 Additional SFP Covenants

  SFP (i) shall, at least forty days prior to the Closing Date, deliver to BNI a letter identifying all Persons who are, at the time of the special meeting of SFP stockholders, deemed to be "affiliates" of SFP for purposes of Rule 145 under the Securities Act and SFP shall use its best efforts to cause each such Person to deliver an affiliate letter agreement in a form attached to the Merger Agreement at least thirty days prior to the Closing Date, (ii) will not, and will not permit any of its Subsidiaries (other than SFP Gold and its Subsidiaries) to, enter into or undertake any transaction, arrangement or agreement with SFP Gold or its Subsidiaries except for (x) transactions, arrangements or agreements that have been entered into on or prior to the date of the Merger Agreement which have been provided to BNI on or prior to such date, (y) the allocation to employees of SFP Gold of their share of the SFP employee benefit plans in accordance with applicable law or (z) such other transactions, arrangements or agreements that are consented to by BNI (such consent not to be unreasonably withheld), provided that without limiting the generality of the foregoing, in no event may SFP or any of its Subsidiaries pay any dividend, or make any distribution, to holders of SFP Common Stock directly or indirectly in connection with the Gold Spinoff, except for the distribution of SFP Gold common stock pursuant to the Gold Spinoff, and (iii) grants to BNI the registration rights described below under "--Registration Rights".

 Additional BNI Covenants

  BNI shall indemnify and hold harmless each person who is, or has been at any time prior to the date of the Merger Agreement, or who becomes prior to the Effective Time, an officer or director of SFP, in respect of acts or omissions occurring prior to the Effective Time (the "Indemnified Parties") (including but not limited to the transactions contemplated by the Merger Agreement) to the extent provided under SFP's certificate of incorporation, bylaws and (A) indemnity agreements between SFP and any of its officers or directors ("Indemnity Agreements") in effect on the date of the Merger Agreement or (B) Indemnity Agreements that may be entered into by SFP from and after the date of the Merger Agreement and prior to the Effective Time so long as such agreements shall contain terms and provisions substantially similar to Indemnity Agreements in effect as of the date of the Merger Agreement; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. For six years after the Effective Time, BNI shall provide, if available, officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time, including but not limited to the transactions contemplated by the Merger Agreement, covering each such Person currently covered by SFP's officers' and directors' liability insurance policy, or who becomes covered by such policy prior to the Effective Time, on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement, provided that in satisfying its obligation, BNI shall not be obligated to pay premiums in excess of 200% of the amount per annum SFP paid in its last full fiscal year, which amount has been disclosed to BNI but provided further that BNI shall nevertheless be obligated to provide such coverage as may be obtained for such amount.

 Joint Covenants of SFP and BNI

  In addition to the aforementioned reciprocal and individual covenants, SFP and BNI have agreed to (a) use their reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Merger Agreement, (b) take all such actions as are necessary to (i) cooperate with each other to prepare and present to the ICC as soon as practicable all filings and other presentations in connection with seeking any ICC approval, exemption or other authorization necessary to consummate the transactions contemplated by the Merger Agreement, (ii) prosecute such filings and other presentations with diligence, (iii) diligently oppose any objections to, appeals from or petitions to reconsider or reopen any such ICC approval by persons not party to the Merger Agreement, and (iv) take all such further action as reasonably may be necessary to obtain a final order or orders of the ICC approving such transactions consistent with the Merger Agreement, (c) promptly prepare and file with the Commission, using their reasonable best efforts to have cleared by the Commission and thereafter mail to their stockholders as promptly as practicable the respective Proxy Statements and all other proxy materials for the respective stockholder meetings, and use their reasonable best efforts to obtain the necessary approvals by their stockholders of the Merger Agreement and the transactions contemplated thereby (provided that, prior to the respective stockholder meetings, the respective boards of directors' recommendations may be withdrawn, modified or amended to the extent that, as a result of the commencement or receipt of a Takeover Proposal relating to SFP or BNI, the respective boards of directors deem it necessary to do so in the exercise of their fiduciary obligations to their respective stockholders after being so advised by counsel), and will otherwise comply with all legal requirements applicable to such meeting and make all other filings or recordings required under applicable Delaware law in connection with the Merger and, in the case of BNI, prepare and file with the Commission the registration statement on Form S-4 and take any action required to be taken under any applicable state Blue Sky law in connection with the issuance of BNI Common Stock, (d) consult with each other before issuing any press release with respect to the Merger Agreement and the transactions contemplated thereby, (e) authorize the officers and directors of the Surviving Corporation to execute and deliver, in the name and on behalf of SFP, any deeds, bills of sale, assignments or assurances and to take or do any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in properties or assets of SFP acquired or to be acquired by the Surviving Corporation, (f) grant such approvals and take such actions as are necessary so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable and otherwise act to eliminate or minimize the effects of any Takeover Statute, (g) coordinate and cooperate (i) with respect to the timing of their respective stockholder meetings to use their reasonable best efforts to hold such meetings on the same day, (ii) in connection with the preparation of each document required to be filed with the Commission in connection with the transactions contemplated by the Merger Agreement (the "Disclosure Documents"), (iii) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, and (iv) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with their respective Disclosure Documents and timely seeking to obtain any such actions, consents, approvals or waivers, and (h) from September 30, 1995 to the Effective Time, pay all dividends declared by SFP and BNI to their respective stockholders on a quarterly basis, with identical record and payment dates, in amounts not exceeding the amounts set forth in the Merger Agreement.

REGISTRATION RIGHTS

  Pursuant to the terms of the Merger Agreement, in the event that the Merger Agreement is terminated for any reason after the consummation of the Offer, BNI will be able to require SFP to file up to two registration statements registering the shares of SFP Common Stock purchased by BNI pursuant to the Offer. In addition, the Merger Agreement will also entitle BNI to include such shares of SFP Common Stock in any public offering of shares of SFP Common Stock by SFP (other than pursuant to a registration statement on Form S-4 or Form S-8 of the Securities Act, and subject to certain limitations on the number of shares included in such registration, as determined by the underwriters of such offering, if any). Once effective, these registration rights continue indefinitely until their exercise. Subject to certain limitations, SFP is obligated to bear all costs of any registration, other than underwriting fees, discounts or commissions, attorneys' fees and any out-of-pocket expenses of BNI, if any.

THE OFFER

  The Merger Agreement severally obligates each of SFP and BNI to commence separate offers to purchase 63 million shares of SFP common stock in the aggregate (together with the associated rights issued under the SFP Rights Agreement), at a price of $20 per share, net to the seller in cash, with SFP severally obligated to purchase 0.60317, and BNI severally obligated to purchase 0.39683 of any shares of SFP Common Stock accepted for payment pursuant to the Offer from any SFP stockholder. No term of the Offer may be amended or modified without the written consent of both SFP and BNI. The several obligations of BNI and SFP under the Offer are subject to the conditions that (i) there shall be validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn at least 63

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

million shares of SFP Common Stock (the "Minimum Condition"), (ii) SFP and BNI having obtained sufficient financing on terms satisfactory to them to purchase 63 million shares of SFP Common Stock pursuant to the Offer and to effect certain other transactions and (iii) the approval of the Merger Agreement by the stockholders of SFP and BNI, as well as certain additional conditions such as that each of SFP (as to BNI) and BNI (as to SFP) shall have accepted for payment (or shall concurrently accept for payment) shares of SFP Common Stock under the Offer, the HSR Act, the fact that no governmental authority shall have taken any action that would prohibit or restrict the consummation of the Offer or the Merger, absence of any breach of any covenant or representation and warranty of either SFP or BNI contained in the Merger Agreement and the absence of any termination of the Merger Agreement. Each of SFP and BNI have the right to determine, in its sole reasonable discretion, whether the conditions to its obligations under the Offer have been satisfied.

  The Merger Agreement requires, as soon as practicable on the date of commencement of the Offer, (a) SFP to file an Issuer Tender Offer Statement on
Schedule 13E-4 with respect to the Offer and a Solicitation/Recommendation Statement on Schedule 14D-9 which shall reflect the recommendations of the SFP's Board of Directors with respect to the Offer, and (b) BNI to file a Tender Offer Statement on Schedule 14D-1 with respect to the Offer. SFP and BNI also agreed to take all steps necessary to cause the offer to purchase and form of the related letter of transmittal to be disseminated to holders of shares of SFP Common Stock as and to the extent required by applicable federal securities laws.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

  Each party's obligation to effect the Merger is subject to the satisfaction or waiver of various conditions (except that the condition set forth in clause
(g) below may not be waived) which include the following:

    (a) the Merger Agreement shall have been adopted by the requisite vote of stockholders of SFP and BNI;

    (b) the waiting period (and any extension thereof) applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), shall have expired;

    (c) no court, arbitrator or governmental body or agency or official shall have issued any order, and there shall not be any statute, rule or regulation restraining or prohibiting the consummation of the Merger or the operation of the businesses of SFP, BNI and their respective Subsidiaries after the Effective Time;

    (d) all actions by or in respect of or filings with any governmental body, agency, official, or authority required to permit the consummation of the Merger shall have been obtained, but excluding any consent, approval, clearance or confirmation, the failure to obtain which could not reasonably be expected to have a Material Adverse Effect on the Surviving Corporation after the Effective Time;

    (e) the ICC shall have issued a decision (which decision shall not have been stayed or enjoined) that (A) constitutes a final order approving, exempting or otherwise authorizing consummation of the Merger and all other transactions contemplated by the Merger Agreement (as may require ICC authorization) and (B) does not (i) require the inclusion of any other rail carriers or material rail properties, (ii) change the Exchange Ratio or
  (iii) impose any other terms or conditions that significantly and adversely affect the economic benefit of the transactions contemplated by the Merger Agreement;

    (f) SFP and BNI shall have obtained an opinion of nationally recognized tax counsel to the effect that the Merger will be tax-free to BNI, SFP and their respective stockholders for federal income tax purposes;

    (g) SFP and BNI shall have purchased shares of SFP Common Stock pursuant to the Offer;

    (h) each of SFP and BNI shall have performed in all material respects all of their obligations required to be performed at or prior to the Effective Time, and the representations and warranties of

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

  SFP and BNI shall have been accurate in all material respects both when made and at and as of the Effective Time except as otherwise provided in the Merger Agreement; and

    (i) all other statutory requirements for the valid consummation by SFP and BNI of the transactions contemplated by the Merger Agreement shall have been fulfilled.

  In addition to the aforementioned reciprocal conditions to the consummation of the Merger, SFP's obligation to consummate the Merger is subject to the satisfaction or waiver of the following additional conditions:

    (a) the BNI Common Stock required to be issued pursuant to the Merger Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance; and

    (b) the Gold Spinoff and the Liquidation shall have been consummated.

TERMINATION

  Notwithstanding any approval of the Merger Agreement by the stockholders of BNI or SFP, the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (a) by mutual written consent of BNI and SFP; (b) by either BNI or SFP (i) if the Merger shall not have been consummated by December 31, 1997; (ii) if any judgment, injunction, order or decree enjoining BNI or SFP from consummating the Merger is entered and such judgment, injunction order or decree shall become final and nonappealable; or
(iii) if the approvals of the stockholders of BNI or SFP contemplated by the Merger Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or of any adjournment thereof; (c) by BNI, if the Gold Spinoff has not occurred by December 31, 1994; (d) by BNI, if any Person, entity or "group" (as defined in
Section 13(d)(3) of the Exchange Act) other than BNI acquires beneficial ownership of fifty percent or more of the outstanding SFP Common Stock; (e) by BNI, if, prior to the SFP stockholder meeting, the board of directors of SFP shall have withdrawn, modified or changed in a manner adverse to BNI its approval or recommendation of the Merger Agreement or the Merger; (f) by BNI, upon a breach of any representation, warranty, covenant or agreement of SFP, or if any representation or warranty of SFP shall become untrue, in either case such that certain conditions would be incapable of being satisfied by December 31, 1997 (or such later date extended), provided that a willful breach shall be deemed to cause such conditions to be incapable of being satisfied by such date; (g) by SFP, if any Person, entity or group acquires beneficial ownership of fifty percent or more of the outstanding BNI Common Stock; (h) by SFP, if, prior to the BNI stockholder meeting, the board of directors of BNI shall have withdrawn, modified or changed in a manner adverse to SFP its approval or recommendation of the Merger Agreement or the Merger; (i) by SFP, upon a breach of any representation, warranty, covenant or agreement of BNI, or if any representation or warranty of BNI shall become untrue, in either case such that certain conditions would be incapable of being satisfied by December 31, 1997 (or as otherwise extended), provided that a willful breach shall be deemed to cause such conditions to be incapable of being satisfied by such date; (j) by SFP, upon payment to BNI of the fee described under "Expenses" below, if prior to the purchase of shares of SFP Common Stock pursuant to the Offer, (i) the board of directors of SFP shall have withdrawn or modified in a manner adverse to BNI its approval or recommendation of the Offer, the Merger Agreement or the Merger in order to permit SFP to execute a definitive agreement in connection with a Takeover Proposal or in order to approve another tender offer for shares of SFP Common Stock, in either case, as determined by the board of directors of SFP, on terms more favorable to SFP's stockholders than the transactions contemplated hereby, or (ii) the board of directors of SFP shall have recommended any other Takeover Proposal or (k) by either BNI or SFP, if the Offer is terminated and SFP and BNI shall not have purchased shares of SFP Common Stock pursuant to the Offer.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

  The representations and warranties and agreements contained in the Merger Agreement shall not survive the Effective Time or the termination of the Merger Agreement, except that certain agreements set forth in the Merger Agreement will survive a termination of the Merger Agreement.

AMENDMENTS; NO WAIVERS

  Any provision of the Merger Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by SFP and BNI or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of the Merger Agreement by the stockholders of SFP, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of SFP, (ii) any term of the certificate of incorporation of the Surviving Corporation or (iii) any of the terms or conditions of the Merger Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of SFP.

ALTERNATIVE TRANSACTION STRUCTURE

  In the Merger Agreement, BNI and SFP have agreed that, upon notice to the other party, either BNI or SFP may elect to effect the Merger through the use of a holding company structure as set forth below. In order to permit the Alternative Merger, Holdings was incorporated in Delaware on December 16, 1994. Holdings is jointly owned by BNI and SFP and has not engaged in any activity since its formation other than activities related to the Merger Agreement. Pursuant to the Merger Agreement, SFP and BNI have agreed not to permit Holdings to take any actions or undertake any operations except as may be necessary in connection with the consummation of the Alternative Merger and the transactions contemplated by the Merger Agreement. BNI and SFP have included the option of effecting the Alternative Merger in order to ensure that the transactions contemplated by the Merger Agreement qualify as tax-free transactions for United States federal income tax purposes.

  In the event either BNI or SFP elects to effect the Alternative Merger, prior to the consummation of the Alternative Merger BNI and SFP will cause Holdings to form two new wholly owned subsidiaries ("BNI Merger Sub" and "SFP Merger Sub") under Delaware law and Holdings will become party to the Merger Agreement, assume all the obligations of BNI thereunder with respect to consummating the Merger and make certain representations and warranties to each of BNI and SFP. Upon the effectiveness of the Alternative Merger, (i) BNI Merger Sub will be merged with and into BNI, with BNI being the surviving corporation, and (ii) SFP Merger Sub will be merged with and into SFP, with SFP being the surviving corporation. In the Alternative Merger, (i) each outstanding share of BNI Common Stock (other than BNI Common Stock held by BNI as treasury stock or owned by BNI, SFP or any Subsidiary of either of them) will be converted into one newly-issued share of Holdings Common Stock, (ii) each outstanding share of SFP Common Stock (other than SFP Common Stock held by SFP as treasury stock or owned by SFP or BNI or any Subsidiary of either of them) will be converted into 0.40 newly-issued share of Holdings Common Stock, and (iii) each outstanding share of BNI Common Stock or SFP Common Stock then held as treasury stock by either of BNI or SFP, as the case may be, or owned by BNI and SFP (other than shares of SFP Common Stock owned by BNI, which shall remain outstanding) will be canceled.

  No fractional shares of Holdings Common Stock will be issued in the Alternative Merger, but in lieu thereof, any holder of SFP Common Stock that would otherwise be entitled to such fractional share will instead receive a cash payment representing such holder's proportionate interest in the net proceeds received from the sale by the Exchange Agent who shall be appointed in the same manner as in the Merger and who shall effect such sales as described above under "--The Merger". In addition, each outstanding option to purchase either BNI Common Stock or SFP Common Stock will be canceled and substituted with an equivalent option to purchase Holdings Common Stock.

  In the event either BNI or SFP shall elect to effect the Alternative Merger, an additional condition to the consummation of the Alternative Merger is that the shares of Holdings Common Stock to be issued in the Alternative Merger be listed on the NYSE. The Merger Agreement provides that all other conditions to closing, covenants of BNI and SFP and other provisions (with the exception of the mechanics of the Merger) will remain in full force and effect in the event of the Alternative Merger. BNI and SFP have also agreed that any other appropriate adjustments necessary to the Merger Agreement to reflect the Alternative Merger shall be made in the event either elects to effect the Alternative Merger, with a view to ensuring that BNI, SFP and their respective stockholders are placed in a position that is as close as possible to the position they would have been in pursuant to the Merger.

EXPENSES

  Except as stated below or otherwise agreed in writing by SFP and BNI, each party shall bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by it, incurred in connection with the Merger Agreement and the transactions contemplated thereby. See "The Merger-- Expenses," for information concerning the expenses shared by BNI and SFP.

  SFP has agreed that if the Merger Agreement shall be terminated due to (a) the acquisition by any Person, entity or "group" other than BNI of more than 50% or more of the outstanding SFP Common Stock, (b) the approvals of the stockholders of SFP and BNI having not have been obtained, (c) the Board of Directors of SFP, prior to the meeting of stockholders of SFP, having withdrawn, modified or changed in a manner adverse to BNI, its approval or recommendation of the Merger Agreement or the Merger, (d) the board of directors of SFP having withdrawn or modified in a manner adverse to BNI its approval or recommendation of the Offer, the Merger Agreement or the Merger in order to permit SFP to execute a definitive agreement in connection with a Takeover Proposal or in order to approve another tender offer for shares of SFP Common Stock or the board of directors of SFP shall have recommended any other Takeover Proposal, or (e) if the Offer is terminated and SFP and BNI shall not have purchased shares of SFP Common Stock pursuant to the Offer, then it will pay BNI an amount equal to $50,000,000 plus all out-of-pocket expenses, not to exceed $10,000,000 incurred by BNI in connection with the Merger Agreement, the Offer and all related transactions by wire transfer of immediately available funds promptly, but in no event later then two business days, after such termination, provided that no such payment will be required if the Merger Agreement is terminated pursuant to clause (b), (c) or (e) above unless, after December 18, 1994, a new Takeover Proposal involving SFP has been announced or made (it being understood that any modification of UPC's Takeover Proposal as in existence on December 18, 1994 shall be deemed a new Takeover Proposal). SFP has also agreed that if the Merger Agreement shall be terminated pursuant to clause (b), (c) or (e) above and no payment is required by it in the manner contemplated above, it will reimburse BNI for all out-of-pocket expenses incurred by BNI in connection with the Merger Agreement, the Merger, the Offer and all related transactions. Such payment shall be made by wire transfer of immediately available funds promptly, but in no later event than two business days, after receipt by SFP from BNI of documentation of such expenses.

GOVERNING LAW

  The Merger Agreement shall be construed in accordance with and governed by the law of the State of Delaware (without regard to principles of conflict of laws).

JURISDICTION

  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, the Merger Agreement or the transactions contemplated thereby may be brought against any of the parties in the United States District Court for the District of Delaware or any state court sitting in the City of Wilmington, Delaware, and each of the parties has consented to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action or proceeding and has waived any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware.

                   UNAUDITED PRO FORMA FINANCIAL STATEMENTS

  The unaudited pro forma financial statements included herein have been prepared to display three events: (i) the effect of the BNI tender offer for 25 million shares of SFP Common Stock at $20 per share and the related borrowings ("BNI Investment"); (ii) the SFP tender offer for 38 million shares of SFP Common Stock at $20 per share and related borrowings and debt repayments ("SFP Recapitalization"); and (iii) the exchange of 0.40 shares of BNI Common Stock for each share of SFP Common Stock remaining outstanding after the BNI Investment and SFP Recapitalization. The applicable transactions are reflected in the pro forma balance sheets as if they occurred on September 30, 1994 and in the statements of operations as if they occurred on January 1, 1993.

  The Merger will be accounted for under the purchase method. The pro forma combined adjustments do not reflect any potential increases in operating income, or one-time costs to achieve such increases, which may arise from the Merger, or adjustments to conform BNI and SFP accounting practices. See "Notes to Pro Forma Combined Financial Statements" and "Other Matters--Additional Financial Considerations." The unaudited pro forma financial statements for the Merger, if consummated using the Alternative Merger structure, would be identical to the financial data set forth below, except that using the Alternative Merger structure, BNI's treasury stock would be cancelled and the pro forma combined paid-in capital would be reduced by the amount of BNI treasury stock ($5 million as of September 30, 1994).

  The unaudited pro forma financial statements are prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that might have occurred had the applicable transactions actually taken place on the dates indicated, or of future results of operations or financial position of the stand alone or combined entities. Consummation of the Offer by BNI and SFP is conditioned upon, among other things, approval of both BNI and SFP stockholders of the proposed Merger. Consummation of the Merger is conditioned upon, among other things, approval of both BNI and SFP stockholders and the approval of the ICC. See "Other Matters--ICC Approval" and "The Merger Agreement--Conditions to the Consummation of the Merger" included in this Joint Proxy Statement/Prospectus.

  The unaudited pro forma financial statements are based on the historical consolidated financial statements of BNI and SFP and should be read in conjunction with (i) such historical financial statements and the notes thereto, which are incorporated by reference in this Joint Proxy Statement/Prospectus, (ii) the unaudited selected pro forma financial data and unaudited comparative per share data, including the notes thereto, appearing elsewhere in this Joint Proxy Statement/Prospectus and (iii) the selected historical financial data appearing elsewhere in this Joint Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference", "Unaudited Selected Pro Forma Financial Data," "Unaudited Comparative Per Share Data" and "Selected Historical Financial Data."

                PRO FORMA BNI WITH SFP INVESTMENT BALANCE SHEET
                           AS OF SEPTEMBER 30, 1994
                                   UNAUDITED
                             (DOLLARS IN MILLIONS)

                                                                    BURLINGTON
                                       BURLINGTON       BNI        NORTHERN INC.
                                      NORTHERN INC. TENDER OFFER     WITH SFP
                                       HISTORICAL   ADJUSTMENTS     INVESTMENT
                                      ------------- ------------   -------------
               ASSETS
Current assets
  Cash and cash equivalents.........     $   17         $--           $   17
  Accounts receivable, net..........        609          --              609
  Other current assets..............        426          --              426
                                         ------         ----          ------
    Total current assets............      1,052          --            1,052
Investment in SFP...................        --           500 (I.1)       500
Property and equipment, net.........      6,203          --            6,203
Other assets........................        281          --              281
                                         ------         ----          ------
    Total assets....................     $7,536         $500          $8,036
                                         ======         ====          ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable..................     $  579         $--           $  579
  Other current liabilities.........        866          (20)(I.3)       846
  Current portion of long-term debt
   and commercial paper.............        103          --              103
                                         ------         ----          ------
    Total current liabilities.......      1,548          (20)          1,528
Long-term debt......................      1,688          500 (I.2)     2,188
Deferred income taxes...............      1,422            5 (I.3)     1,427
Other liabilities...................        762          --              762
                                         ------         ----          ------
    Total liabilities...............      5,420          485           5,905
                                         ------         ----          ------
Stockholders' equity
  Convertible preferred stock.......        337          --              337
  Common stock......................          1          --                1
  Paid-in capital...................      1,443          --            1,443
  Retained earnings.................        376          (10)(I.3)       366
  Treasury stock....................         (5)         --               (5)
  Other.............................        (36)          25 (I.3)       (11)
                                         ------         ----          ------
    Total stockholders' equity......      2,116           15           2,131
                                         ------         ----          ------
      Total liabilities and
       stockholders' equity.........     $7,536         $500          $8,036
                                         ======         ====          ======



   (See accompanying Notes to Pro Forma BNI Investment Financial Statements)

           PRO FORMA BNI WITH SFP INVESTMENT STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1994
                                   UNAUDITED
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                   BURLINGTON
                                     BURLINGTON       BNI         NORTHERN INC.
                                    NORTHERN INC. TENDER OFFER      WITH SFP
                                     HISTORICAL   ADJUSTMENTS      INVESTMENT
                                    ------------- ------------    -------------
Revenues..........................     $ 3,651       $ --            $ 3,651
Operating expenses
  Compensation and benefits.......       1,310                         1,310
  Fuel............................         267         --                267
  Materials.......................         225         --                225
  Equipment rents.................         314         --                314
  Purchased services..............         352         --                352
  Depreciation....................         267         --                267
  Other...........................         327         --                327
                                       -------       -----           -------
    Total operating expenses......       3,062         --              3,062
                                       -------       -----           -------
Operating income..................         589         --                589
Interest expense..................         118          28 (I.2)         146
Other income (expense), net.......          (7)        --  (I.1)          (7)
                                       -------       -----           -------
Income before income taxes........         464         (28)              436
Income tax expense................         180         (11)(I.4)         169
                                       -------       -----           -------
Income from continuing operations.     $   284       $ (17)          $   267
                                       =======       =====           =======
Earnings per common share
  Income from continuing               $  2.97                       $  2.78(I.5)
   operations.....................     =======                       =======
Number of shares used in
 computation of earnings per
 common share (in thousands)......      90,230                        90,230


   (See accompanying Notes to Pro Forma BNI Investment Financial Statements)

           PRO FORMA BNI WITH SFP INVESTMENT STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1993
                                   UNAUDITED
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                   BURLINGTON
                                                                    NORTHERN
                                       BURLINGTON   BNI TENDER     INC. WITH
                                      NORTHERN INC.    OFFER          SFP
                                       HISTORICAL   ADJUSTMENTS    INVESTMENT
                                      ------------- -----------    ----------
Revenues............................     $4,699        $ --          $4,699
Operating expenses
  Compensation and benefits.........      1,709          --           1,709
  Fuel..............................        362          --             362
  Materials.........................        300          --             300
  Equipment rents...................        395          --             395
  Purchased services................        457          --             457
  Depreciation......................        352          --             352
  Other.............................        463          --             463
                                         ------        -----         ------
    Total operating expenses........      4,038          --           4,038
                                         ------        -----         ------
Operating income....................        661          --             661
Interest expense....................        145           38(I.2)       183
Other income (expense), net.........          5            3(I.1)         8
                                         ------        -----         ------
Income before income taxes..........        521          (35)           486
Income tax expense..................        225          (14)(I.4)      211
                                         ------        -----         ------
Income from continuing operations...     $  296        $ (21)        $  275
                                         ======        =====         ======
Earnings per common share
  Income from continuing operations.     $ 3.06                      $ 2.82(I.5)
                                         ======                      ======
Number of shares used in computation
 of earnings per common share (in
 thou sands)........................     89,672                      89,672


   (See accompanying Notes to Pro Forma BNI Investment Financial Statements)

                   PRO FORMA SFP RECAPITALIZED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1994
                                   UNAUDITED
                             (DOLLARS IN MILLIONS)

                                       SANTA FE                      SANTA FE
                                        PACIFIC         SFP           PACIFIC
                                      CORPORATION RECAPITALIZATION  CORPORATION
                                      HISTORICAL    ADJUSTMENTS    RECAPITALIZED
                                      ----------- ---------------- -------------
               ASSETS
Current assets
  Cash and cash equivalents.........    $   17          $--           $   17
  Accounts receivable, net..........        98           --               98
  Other current assets..............       246           --              246
                                        ------          ----          ------
    Total current assets............       361           --              361
Property and equipment, net.........     4,684           --            4,684
Other assets........................       271            27 (R.1)       298
                                        ------          ----          ------
    Total assets....................    $5,316          $ 27          $5,343
                                        ======          ====          ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable..................    $  253          $--           $  253
  Other current liabilities.........       449           --              449
  Current portion of long-term debt
   and commercial paper.............       192           --              192
                                        ------          ----          ------
    Total current liabilities.......       894           --              894
Long-term debt......................       890           843 (R.2)     1,733
Deferred income taxes...............     1,167           (19)(R.3)     1,148
Other liabilities...................     1,157            (3)(R.4)     1,154
                                        ------          ----          ------
    Total liabilities...............     4,108           821           4,929
                                        ------          ----          ------
Stockholders' equity
  Common stock......................       190           --              190
  Paid-in capital...................       842            15 (R.4)       857
  Retained earnings.................       263           (49)(R.4)       214
  Treasury stock....................       (87)         (760)(R.4)      (847)
                                        ------          ----          ------
    Total stockholders' equity......     1,208          (794)            414
                                        ------          ----          ------
      Total liabilities and stock-
       holders' equity..............    $5,316          $ 27          $5,343
                                        ======          ====          ======

  (See accompanying Notes to Pro Forma SFP Recapitalized Financial Statements)

              PRO FORMA SFP RECAPITALIZED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1994
                                   UNAUDITED
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                    SANTA FE                      SANTA FE
                                     PACIFIC         SFP           PACIFIC
                                   CORPORATION RECAPITALIZATION  CORPORATION
                                   HISTORICAL    ADJUSTMENTS    RECAPITALIZED
                                   ----------- ---------------- -------------
Revenues.........................    $ 1,970         $--           $ 1,970
Operating expenses
  Compensation and benefits......        625          --               625
  Fuel...........................        183          --               183
  Materials......................         92          --                92
  Equipment rents................        185          --               185
  Purchased services.............        282          --               282
  Depreciation...................        150          --               150
  Other..........................        147          --               147
                                     -------         ----          -------
    Total operating expenses.....      1,664          --             1,664
                                     -------         ----          -------
Operating income.................        306          --               306
Interest expense.................         90           57 (R.5)        147
Other income (expense), net......         49          --                49
                                     -------         ----          -------
Income before income taxes.......        265          (57)             208
Income tax expense...............        112          (22)(R.6)         90
                                     -------         ----          -------
Income from continuing opera-
 tions...........................    $   153         $(35)         $   118
                                     =======         ====          =======
Earnings per common share
  Income from continuing opera-
   tions.........................    $   .81                       $   .77(R.7)
                                     =======                       =======
Number of shares used in computa-
 tion of earnings per common
 share (in thousands)............    189,700                       152,400(R.7)


  (See accompanying Notes to Pro Forma SFP Recapitalized Financial Statements)

              PRO FORMA SFP RECAPITALIZED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1993
                                   UNAUDITED
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                  SANTA FE                       SANTA FE
                                   PACIFIC         SFP            PACIFIC
                                 CORPORATION RECAPITALIZATION   CORPORATION
                                 HISTORICAL    ADJUSTMENTS     RECAPITALIZED
                                 ----------- ----------------  -------------
Revenues........................   $ 2,409        $ --            $ 2,409
Operating expenses
  Compensation and benefits.....       800                            800
  Fuel..........................       239          --                239
  Materials.....................       128          --                128
  Equipment rents...............       229          --                229
  Purchased services............       322          --                322
  Depreciation..................       188          --                188
  Other.........................       185          --                185
                                   -------        -----           -------
    Total operating expenses....     2,091          --              2,091
                                   -------        -----           -------
Operating income................       318          --                318
Interest expense................       133           73 (R.5)         206
Gain on sale of California
 lines..........................       145          --                145
Other income (expense), net.....        24          --                 24
                                   -------        -----           -------
Income before income taxes......       354          (73)              281
Income tax expense..............       177          (28)(R.6)         149
                                   -------        -----           -------
Income from continuing
 operations.....................   $   177        $ (45)          $   132
                                   =======        =====           =======
Earnings per common share
  Income from continuing
   operations...................   $   .95                        $   .88(R.7)
                                   =======        =====           =======
Number of shares used in
 computation of earnings per
 common share (in thousands)....   187,200                        149,900(R.7)


  (See accompanying Notes to Pro Forma SFP Recapitalized Financial Statements)

                        PRO FORMA COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1994
                                   UNAUDITED
                             (DOLLARS IN MILLIONS)

                           PRO FORMA     PRO FORMA
                          BURLINGTON     SANTA FE
                         NORTHERN INC.    PACIFIC                          BURLINGTON NORTHERN
                           WITH SFP     CORPORATION                             SANTA FE
                          INVESTMENT   RECAPITALIZED  PRO FORMA                CORPORATION
                         (SEE PAGE 72) (SEE PAGE 75) ADJUSTMENTS                PRO FORMA
                         ------------- ------------- -----------           -------------------
         ASSETS
         ------
Current assets
  Cash and cash equiva-
   lents................    $   17        $   17       $  --                     $    34
  Accounts receivable,
   net..................       609            98          --                         707
  Other current assets..       426           246          --                         672
                            ------        ------       ------                    -------
    Total current as-
     sets...............     1,052           361          --                       1,413
Investment in SFP.......       500           --          (500)(C.1)                  --
Property and equipment,
 net....................     6,203         4,684        2,542 (C.2)               13,429
Other assets............       281           298          238 (C.3)                  817
Goodwill................       --            --         1,112 (C.4)(C.12)          1,112
                            ------        ------       ------                    -------
    Total assets........    $8,036        $5,343       $3,392                    $16,771
                            ======        ======       ======                    =======
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
  --------------------
Current liabilities
  Accounts payable......    $  579        $  253       $  --                     $   832
  Other current liabili-
   ties.................       846           449           38 (C.9)                1,333
  Current portion of
   long-term debt and          103           192          --                         295
   commercial paper.....    ------        ------       ------                    -------
    Total current lia-
     bilities...........     1,528           894           38                      2,460
Long-term debt..........     2,188         1,733           63 (C.5)                3,984
Deferred income taxes...     1,427         1,148        1,071 (C.6)                3,646
Other liabilities.......       762         1,154          (37)(C.7)                1,879
                            ------        ------       ------                    -------
    Total liabilities...     5,905         4,929        1,135                     11,969
                            ------        ------       ------                    -------
Stockholders' equity
  Convertible preferred
   stock................       337           --           --                         337
  Common stock..........         1           190         (190)(C.8)                    1
  Paid-in capital.......     1,443           857        1,814 (C.8)                4,114
  Retained earnings.....       366           214         (214)(C.8)(C.9)             366
  Treasury stock........        (5)         (847)         847 (C.8)                   (5)
  Other.................       (11)          --           --                         (11)
                            ------        ------       ------                    -------
    Total stockholders'
     equity.............     2,131           414        2,257 (C.12)               4,802
                            ------        ------       ------                    -------
      Total liabilities
       and stockholders'    $8,036        $5,343       $3,392                    $16,771
       equity...........    ======        ======       ======                    =======

      (See accompanying Notes to Pro Forma Combined Financial Statements)

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1994
                                   UNAUDITED
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                        PRO FORMA     PRO FORMA
                                       BURLINGTON     SANTA FE
                                      NORTHERN INC.    PACIFIC                         BURLINGTON NORTHERN
                                        WITH SFP     CORPORATION                            SANTA FE
                                       INVESTMENT   RECAPITALIZED  PRO FORMA               CORPORATION
                                      (SEE PAGE 73) (SEE PAGE 76) ADJUSTMENTS               PRO FORMA
                                      ------------- ------------- -----------          -------------------
Revenues............................     $3,651        $ 1,970       $--                     $ 5,621
Operating expenses
  Compensation and benefits.........      1,310            625          4 (C.7)                1,939
  Fuel..............................        267            183        --                         450
  Materials.........................        225             92        --                         317
  Equipment rents...................        314            185        --                         499
  Purchased services................        352            282        --                         634
  Depreciation......................        267            150         38 (C.2)                  455
  Other.............................        327            147         21 (C.4)(C.12)            495
                                         ------        -------       ----                    -------
    Total operating expenses........      3,062          1,664         63                      4,789
                                         ------        -------       ----                    -------
Operating income....................        589            306        (63)                       832
Interest expense....................        146            147         (6)(C.5)                  287
Other income (expense), net.........         (7)            49         (2)(C.3)                   40
                                         ------        -------       ----                    -------
Income before income taxes..........        436            208        (59)                       585
Income tax expense..................        169             90        (15)(C.10)                 244
                                         ------        -------       ----                    -------
Income from continuing operations...     $  267        $   118       $(44)                   $   341
                                         ======        =======       ====                    =======
Earnings per common share
  Income from continuing operations.     $ 2.78        $   .77                               $  2.30(C.11)(C.12)
                                         ======        =======                               =======
Number of shares used in computation
 of earnings per common share (in
 thousands).........................     90,230        152,400                               141,190(C.11)


      (See accompanying Notes to Pro Forma Combined Financial Statements)

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1993
                                   UNAUDITED
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                PRO FORMA     PRO FORMA
                               BURLINGTON     SANTA FE
                              NORTHERN INC.    PACIFIC                         BURLINGTON NORTHERN
                                WITH SFP     CORPORATION                            SANTA FE
                               INVESTMENT   RECAPITALIZED  PRO FORMA               CORPORATION
                              (SEE PAGE 74) (SEE PAGE 77) ADJUSTMENTS               PRO FORMA
                              ------------- ------------- -----------          -------------------
Revenues....................     $4,699        $ 2,409       $--                     $ 7,108
Operating expenses
  Compensation and benefits.      1,709            800          5 (C.7)                2,514
  Fuel......................        362            239        --                         601
  Materials.................        300            128        --                         428
  Equipment rents...........        395            229        --                         624
  Purchased services........        457            322        --                         779
  Depreciation..............        352            188         50 (C.2)                  590
  Other.....................        463            185         28 (C.4)(C.12)            676
                                 ------        -------       ----                    -------
    Total operating ex-
     penses.................      4,038          2,091         83                      6,212
                                 ------        -------       ----                    -------
Operating income............        661            318        (83)                       896
Interest expense............        183            206        (10)(C.5)                  379
Gain on sale of California
 lines......................        --             145        --                         145
Other income (expense), net.          8             24         (7)(C.1)(C.3)              25
                                 ------        -------       ----                    -------
Income before income taxes..        486            281        (80)                       687
Income tax expense..........        211            149        (20)(C.10)                 340
                                 ------        -------       ----                    -------
Income from continuing oper-
 ations.....................     $  275        $   132       $(60)                   $   347
                                 ======        =======       ====                    =======
Earnings per common share
  Income from continuing op-
   erations.................     $ 2.82        $   .88                               $  2.33(C.11)(C.12)
                                 ======        =======                               =======
Number of shares used in
 computation of earnings per
 common share (in
 thousands).................     89,672        149,900                               139,632(C.11)


      (See accompanying Notes to Pro Forma Combined Financial Statements)

NOTES TO PRO FORMA BNI INVESTMENT FINANCIAL STATEMENTS

  BNI's investment in SFP includes BNI borrowing $500 million at an assumed average interest rate of 7.5 percent with the proceeds used to finance the purchase of 25 million shares of outstanding SFP Common Stock at a price of $20 per share or $500 million in total. See "The Offer" included in this Joint Proxy Statement/Prospectus for further discussion.

  Additionally, upon approval of the Merger by BNI and SFP stockholders, BNI will incur additional costs, including the accelerated vesting of restricted stock and other Merger transaction costs.

I.1 INVESTMENT IN SFP

  An investment in SFP of $500 million, which will be accounted for under the cost method of accounting until merger consummation, has been recorded in the pro forma BNI Investment balance sheet to reflect the completion of BNI's cash tender offer for 25 million shares of SFP Common Stock. The aggregate fair value of this investment, assuming a SFP market value of $17 per share, would be $425 million. The difference between the cost and fair value of the investment represents an unrealized holding loss that will fluctuate with changes in the market value of SFP Common Stock. The unaudited pro forma statements of operations for BNI's investment in SFP give effect to dividend income of $3 million for the year ended December 31, 1993. No dividend income is included for the nine months ended September 30, 1994 as SFP did not pay any dividends during this period.

I.2 LONG-TERM DEBT

  Long-term debt has been increased by $500 million to reflect the financing of BNI's cash tender offer to purchase 25 million shares of SFP Common Stock. Interest expense has been increased to give effect to this additional debt by $28 million for the nine months ended September 30, 1994 and $38 million for the year ended December 31, 1993. BNI's aggregate long-term debt scheduled maturities for 1995 through 1999 would be $32 million, $27 million, $253 million, $27 million and $174 million, respectively. The $500 million of additional BNI debt related to its tender offer will mature five years from the date of issuance in 1995.

I.3 ACCELERATED VESTING OF RESTRICTED STOCK

  BNI's retained earnings have been reduced by $10 million, other equity has been increased by $25 million, deferred taxes have been increased by $5 million and other current liabilities have been decreased by $20 million to give effect to the accelerated vesting of restricted stock upon shareholder approval of the Merger. Compensation and benefits expense will be increased and reduce results of operations in the period that the restrictions actually lapse.

I.4 INCOME TAX EXPENSE

  Income tax expense reflects the effect of pro forma adjustments at an estimated rate of 39 percent.

I.5 EARNINGS PER COMMON SHARE

  BNI historical earnings per common share have been reduced to reflect a decrease in income from continuing operations due to additional interest expense discussed in I.2 above. In addition, results for the year ended December 31, 1993 were adjusted to reflect dividend income discussed in I.1 above.

NOTES TO PRO FORMA SFP RECAPITALIZED FINANCIAL STATEMENTS

  The SFP Recapitalization plan reflected in the Pro Forma SFP Recapitalized Financial Statements includes SFP borrowing $1,075 million of $1,560 million in available bank commitments, at an assumed average interest rate of 9 percent with the proceeds principally used for (i) financing the repurchase of 38 million shares of its outstanding common stock at a price of $20 per share or $760 million in total, (ii) the early retirement of $200 million of SFP's outstanding senior indebtedness, and (iii) repayment of short-term borrowings and payment of refinancing transaction costs.

  Additionally, SFP will incur Merger transaction costs, including the accelerated vesting of restricted stock and certain other transaction costs, upon stockholder approval of the Merger.

R.1 OTHER ASSETS

  Represents estimated debt issuance costs to be paid in connection with the SFP Recapitalization, net of debt issue costs expensed in conjunction with the retirement of debt.

R.2 LONG-TERM DEBT

  Reflects the $1,075 million SFP Recapitalization borrowing less (i) the early retirement of outstanding senior debt of $200 million and (ii) the repayment of $32 million short-term borrowings which were outstanding at September 30, 1994. After the SFP Recapitalization, projected principal repayments during the five years 1995 through 1999 would be $203 million, $97 million, $218 million, $144 million and $187 million, respectively.

R.3 DEFERRED INCOME TAXES

  Deferred income taxes have been reduced for the tax benefit of the costs of retiring debt and the accelerated vesting of SFP's restricted stock described in R.4 below at a rate of 39 percent.

R.4 STOCKHOLDERS' EQUITY

  Paid-in capital has been increased by $15 million representing the fair value of approximately 760,000 shares of restricted stock at an assumed $20 per share, which vests upon shareholder approval.

  Retained earnings has been reduced by $49 million to reflect costs, net of taxes and costs accrued, associated with the SFP Recapitalization and the Merger including expenses for early retirement of debt, accelerated vesting of restricted stock, and estimated legal, investment banking and other transaction costs. Costs of $22 million after taxes for the early retirement of debt will be expensed as an extraordinary charge in the period the debt is retired. Costs for the accelerated vesting of restricted stock of $7 million after taxes (which is net of amounts already accrued) will be expensed in the period that restrictions lapse. Merger transaction costs of $20 million will be expensed in the period incurred.

  Treasury stock has been increased by $760 million to reflect the purchase of 38 million shares of SFP Common Stock acquired through SFP's tender offer.

R.5 INTEREST EXPENSE

  Reflects the estimated net increase in interest expense associated with debt borrowings/repayments discussed in R.2 above.

R.6 INCOME TAX EXPENSE

  Income tax expense reflects the effect of pro forma adjustments at an estimated rate of 39 percent.

R.7 EARNINGS PER COMMON SHARE

  SFP weighted average shares outstanding have been reduced for SFP's cash tender offer, net of restricted stock which will vest upon stockholder approval of the Merger. SFP historical earnings per common share have been reduced to reflect a decrease in income from continuing operations due to additional interest expense discussed in R.5 above.

NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

  Pursuant to the Merger Agreement, SFP will make a cash tender offer at $20 per share to acquire 38 million shares (approximately 20 percent) of the outstanding SFP Common Stock for a total consideration of $760 million. BNI will make a cash tender offer at $20 per share to acquire 25 million shares (approximately 13 percent) of the outstanding SFP Common Stock for a total consideration of $500 million. In addition, each remaining share of SFP common stock outstanding at the Effective Time will be converted into 0.40 of a share of BNI Common Stock. The pro forma financial statements have been prepared assuming that the value for BNI Common Stock to be issued in connection with the Merger is $2,480 million (calculated as shown in the table below) based on the approximate fair value of BNI Common Stock ($50 per share) considering the daily closing price of BNI Common Stock as reported in The Wall Street Journal for the ten trading days in the two week period ended December 23, 1994. Additionally, the estimated market value of unexercised SFP stock options increases the pro forma purchase price by $191 million.

  The following summarizes the pro forma purchase price (dollars in millions, except per share data, and shares in thousands):

      Cost of SFP shares purchased pursuant to BNI cash tender
       offer..................................................           $  500
      Shares of SFP Common Stock outstanding at September 30,
       1994...................................................  186,996
      . less SFP shares purchased pursuant to SFP cash tender
       offer..................................................  (38,000)
      . less SFP shares purchased pursuant to BNI cash tender
       offer..................................................  (25,000)
                                                                -------
      Remaining SFP shares outstanding........................  123,996
        Conversion ratio......................................      .40
                                                                -------
      Shares of BNI Common Stock to be issued.................   49,598
      Per share value of BNI Common Stock.....................  $    50
                                                                -------
      Total value of BNI Common Stock to be issued............           $2,480
      Unexercised SFP stock options...........................           $  191
      Estimated BNI legal, investment banking and issuance
       costs..................................................           $   30
                                                                         ------
      Pro forma purchase price................................           $3,201
                                                                         ======

  The Staff of the Commission has indicated that in its view, for purposes of calculating the purchase price, the value of the BNI Common Stock issued in the Merger should be measured at or about the time of the consummation of the Merger. BNI and SFP believe the value of BNI Common Stock issued in the Merger should be measured at or about the time of the announcement of the amended transaction. If, notwithstanding the views of BNI and SFP, BNI is required to calculate the purchase price based on the value of BNI Common Stock at or about the time of the consummation of the Merger, the financial statements of the merged entity could be affected. A $1 increase in the value of BNI Common Stock would result in an approximately $50 million increase in purchase price and goodwill. A $1 decrease in the value of BNI Common Stock would have the opposite effect.

  The Merger will be accounted for by BNI under the purchase method of accounting in accordance with Accounting Principles Board Opinion (APB) No. 16, "Business Combinations," and Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Accordingly, these methods have been applied in the unaudited pro forma combined financial statements. Under APB No. 16, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values. Within the unaudited pro forma combined financial statements, estimates of the fair values of SFP's assets and liabilities, including the effect of SFP's recapitalization, as of September 30, 1994 have been combined with the recorded September 30, 1994 values of the assets and liabilities of BNI adjusted for its investment in SFP Common Stock. In addition, purchase accounting adjustment amounts included in these unaudited pro forma combined financial statements will change as additional information becomes available. If the final allocation of the purchase price differs from that included in these pro forma financial statements, BNI and SFP do not believe pro forma results of operations will be materially affected because the majority of the purchase price will be attributed to either long-lived assets or goodwill.

  The preliminary pro forma purchase price has been allocated as shown in the table below (in millions):

      Net assets of SFP at September 30, 1994 after recapitalization.  $   414
      SFP transaction costs upon merger consummation.................       (8)
      Increase (decrease) to SFP's net asset value at September 30,
       1994 after recapitalization as a result of estimated fair
       value adjustments:
         Property and equipment, net.................................    2,542
         Other assets................................................      238
         Long-term debt..............................................      (63)
         Deferred income taxes.......................................   (1,071)
         Other liabilities...........................................       37
                                                                       -------
          Total allocation of pro forma purchase price as a result of
           estimated fair value adjustments..........................    2,089
       Goodwill......................................................    1,112
                                                                       -------
           Pro forma purchase price..................................  $ 3,201
                                                                       =======

  Each of the allocations in the table above is described in more detail below.

  The accompanying unaudited pro forma combined financial statements are presented for illustrative purposes only and do not give effect to any potential increases in operating income which may arise from the Merger. See "Other Matters--Additional Financial Considerations." Additionally, the unaudited pro forma combined financial statements exclude the nonrecurring costs and expenses associated with integrating the operations of the businesses. Such nonrecurring costs are expected to relate to the elimination of duplicate facilities, computer systems and other assets, as well as employee related payments. The effect of any ultimate adjustment related to the disposition of SFP assets would be to reduce the recorded value of the respective asset to net realizable value. Any necessary adjustment to the recorded values of BNI's assets to be disposed of will be recognized in the merged company's statement of operations and not as a component of purchase accounting.

  No adjustments to conform the accounting practices of BNI and SFP have been made in these unaudited pro forma combined financial statements for capitalization of assets, depreciation and other areas. The effects of these changes are not presently determinable.

  Certain amounts in the historical financial statements of SFP have been reclassified in the unaudited pro forma combined financial statements to conform to BNI's historical financial statement presentation.

C.1 INVESTMENT IN SFP

  The investment in SFP and related dividend income is eliminated in the unaudited pro forma combined financial statements to reflect the consummation of the Merger.

C.2 PROPERTY AND EQUIPMENT, NET

  SFP's property and equipment, net has been adjusted to its estimated fair value as of September 30, 1994. A significant portion of the estimated fair value adjustment has been allocated to long-lived track structures as well as land used for transportation purposes. The increase in the fair value of depreciable assets has been depreciated under the straight-line method over the remaining estimated useful lives of the property. Depreciation expense of $38 million for the nine months ended September 30, 1994 and $50 million for the year ended December 31, 1993 related to the increase in fair value has been included in the unaudited pro forma combined statements of operations.

C.3 OTHER ASSETS

  Other assets have been adjusted to fair value as follows (in millions):

      Investments......................................................... $261
      Pension assets......................................................  (11)
      Other...............................................................  (12)
                                                                           ----
        Total............................................................. $238
                                                                           ====

  Certain investments, primarily SFP's pipeline investment, have been adjusted to their estimated fair values as of September 30, 1994. The related amortization of $2 million for the nine months ended September 30, 1994 and $4 million for the year ended December 31, 1993 related to the increase in fair value has been included in the unaudited pro forma combined statements of operations.

  SFP's pension assets and other miscellaneous assets have been adjusted to estimate their fair value as of September 30, 1994 based upon current actuarial and other estimates. The impact on earnings related to these assets, which would increase pro forma income, was immaterial and has not been included in the unaudited pro forma combined statements of operations.

C.4 GOODWILL

  As calculated above goodwill is $1,112 million; however, purchase accounting adjustments will change as additional information becomes available, which will have an effect on the ultimate allocation of the purchase price. If the final allocation of the purchase price differs from that included in these pro forma financial statements, BNI and SFP do not believe pro forma results of operations will be materially affected because the majority of the purchase price will be attributed to either long-lived assets or goodwill. Amortization expense related to goodwill of $21 million for the nine months ended September 30, 1994 and $28 million for the year ended December 31, 1993 has been included in the unaudited pro forma combined statements of operations.


C.5 LONG-TERM DEBT

  SFP's remaining long-term debt after the recapitalization has been adjusted to its estimated fair value as of September 30, 1994 based on interest rates as of that date. The estimated fair value adjustment of $63 million has been amortized to offset interest expense over the estimated lives of the instruments. Amortization of $6 million for the nine months ended September 30, 1994 and $10 million for the year ended December 31, 1993 related to the fair value adjustment has been included in the unaudited pro forma combined statements of operations. The aggregate long-term debt scheduled maturities on a pro forma combined basis for Burlington Northern Santa Fe Corporation for 1995 through 1999 would be $235 million, $124 million, $471 million, $171 million and $361 million, respectively. The $500 million of additional BNI debt related to its tender offer will mature five years from the date of issuance in 1995.

C.6 DEFERRED INCOME TAXES

  Deferred income taxes of $1,071 million have been provided for temporary differences caused by book and tax differences after the allocation of the pro forma purchase price because the Merger results in BNI assuming SFP's tax basis in SFP's assets and liabilities. No deferred income taxes have been provided for goodwill because it is not expected to be tax deductible as the Merger is anticipated to be a tax-free transaction under Section 368 of the Internal Revenue Code. Also, the Alternative Merger is anticipated to be a tax-free transaction under Section 351 of the Internal Revenue Code.

  The following pro forma adjustments to the deferred income tax liability were required for estimated book and tax basis differences caused by the allocation of the pro forma purchase price (in millions):

                                                            PRO FORMA ADJUSTMENT
                                                            INCREASE (DECREASE)
                                                             TO DEFERRED INCOME
     CATEGORY OF TEMPORARY DIFFERENCE                          TAX LIABILITY
     --------------------------------                       --------------------
     Property and equipment, net...........................        $  991
     Other assets..........................................            93
     Long-term debt........................................           (25)
     Other liabilities.....................................            15
     Current liabilities...................................            (3)
                                                                   ------
       Total...............................................        $1,071
                                                                   ======

C.7 OTHER LIABILITIES

  The reduction in other liabilities reflects an adjustment of $37 million to SFP's postretirement benefits liability based upon current actuarial estimates. Compensation and benefits expense was increased $4 million and $5 million for the nine months ended September 30, 1994 and year ended December 31, 1993, respectively.

C.8 STOCKHOLDERS' EQUITY

  SFP's stockholders' equity balances have been eliminated. Stockholders' equity has been increased for the excess of the preliminary pro forma purchase price, excluding the BNI transaction costs, over SFP's recapitalized stockholders' equity.

C.9 COSTS OF THE MERGER

  BNI--Estimated legal, investment banking and stock issuance costs of $30 million incurred by BNI have been included in the pro forma purchase price.

  SFP--SFP will pay $8 million in investment banking fees upon consummation of the Merger which have been shown as a reduction of equity in the unaudited pro forma combined balance sheet. These costs will actually be charged to the results of operations of SFP when incurred.

C.10 INCOME TAX EXPENSE

  Income tax expense reflects the effect of pro forma adjustments, other than amortization of goodwill, at an estimated rate of 39 percent.

C.11 EARNINGS PER COMMON SHARE

  Pro forma weighted average shares outstanding represent the conversion at an exchange ratio of 0.40 shares of BNI Common Stock for each share of SFP Common Stock remaining after reduction for the cash tender offers by SFP and BNI, net of restricted stock which will vest upon stockholder approval of the Merger. Earnings per common share are determined by dividing income from continuing operations, after deduction of preferred stock dividends, by the weighted average number of common shares outstanding and common share equivalents.

C.12 CHANGES IN VALUE OF BNI COMMON STOCK

  The Staff of the Commission has indicated that in its view, for purposes of calculating the purchase price, the value of the BNI Common Stock issued in the Merger should be measured at or about the time of the consummation of the Merger. BNI and SFP believe the value of BNI Common Stock issued in the Merger should be measured at or about the time of the announcement of the amended transaction. If, notwithstanding the views of BNI and SFP, BNI is required to calculate the purchase price based on the value of BNI Common Stock at or about the time of the consummation of the Merger, the financial statements of the merged entity could be affected. A $1 increase in the value of BNI Common Stock would result in an approximately $50 million increase in purchase price and goodwill, a $1 million decrease in income from continuing operations and a $.01 decrease in earnings per common share. A $1 decrease in the value of BNI Common Stock would have the opposite effect.

                                 OTHER MATTERS

ICC APPROVAL

  ICC approval must be obtained to consummate the Merger. Under the Interstate Commerce Act, the ICC is required to approve the Merger if it finds that the Merger is consistent with the public interest. In making that determination, the ICC must consider at least the following factors:

    (A) the effect of the proposed transaction on the adequacy of transportation to the public;

    (B) the effect on the public interest of including, or failing to include, other rail carriers in the area involved in the proposed transaction;

    (C) the total fixed charges that result from the proposed transaction;

    (D) the interest of carrier employees affected by the proposed transaction; and

    (E) whether the proposed transaction would have an adverse effect on competition among rail carriers in the affected region.

  BNI and SFP filed their application for ICC approval of the proposed Merger on October 13, 1994. The ICC is required to enter a final order with respect to the Merger within 31 months after the application for such approval is filed by BNI and SFP. BNI and SFP requested the ICC to decide the case on an expedited basis. On October 5, 1994, the ICC served an order establishing a schedule that would result in a final ICC decision within 535 days from the filing of the application. Thereafter, in response to requests by several parties to the merger proceeding, the ICC on December 5, 1994 issued an order holding the procedural schedule in abeyance until such time as an SFP stockholder vote on the Merger occurs. The December 5 order further stated that upon approval of the proposed BNI/SFP Merger by SFP stockholders, it would immediately issue a new schedule requiring the first comments, originally due on December 27, 1994, to be filed 30 days from the service date of the new schedule and adjusting other schedule dates accordingly. Notwithstanding these scheduling orders, there can be no assurance that the ICC will issue a decision any sooner than the 31-month period permitted the ICC by law.

  Interested parties, including other railroads, shippers, state and federal agencies, and BNI or SFP stockholders, may seek to participate in the ICC proceeding on the Merger, consistent with applicable ICC rules, regulations, decisions and orders, and may participate to support, oppose, or seek to have conditions imposed on the transaction or, in the case of other railroads, to be included in the Merger. Under applicable statutory provisions, interested parties have 45 days from the date on which the ICC publishes its notice of acceptance of the application in the Federal Register to submit their comments in order to participate in the ICC proceeding. As noted above, this comment period has been extended by the ICC until 30 days after the issuance of a new schedule immediately after the SFP shareholders approve the Merger. An ICC approval order exempts the parties from Federal, state and local law, including laws governing contract rights, as necessary to permit them to carry out the transaction.

  An ICC approval order may be appealed by certain persons and the effectiveness of the order could be stayed by the ICC or by an appellate court while such an appeal is pending. Any appeals from the ICC order might not be resolved for a substantial period of time after the entry of the order by the ICC. ICC approval is not automatically stayed if a party seeks judicial review of the decision; however, it is possible that the approval could be stayed by the ICC or a reviewing court. If the approval is stayed, consummation of the Merger would be delayed. Consummation of the Merger, which will occur after stockholder approval, receipt of required regulatory approvals and satisfaction or waiver of all of the other conditions set forth in the Merger Agreement, may not occur for two or more years in the future.

  Either BNI or SFP may terminate the Agreement if the ICC disapproves the Merger, changes the Exchange Ratio, requires the inclusion of other rail carriers or properties, or imposes other terms and conditions, including, but not limited to, employee protective conditions other than those which are currently standard, that, in the reasonable opinion of either BNI or SFP, significantly and adversely affect the economic benefits of the Merger.

OTHER REGULATORY APPROVALS

  The consummation of the Merger, as it relates to SFP's pipeline operations, is also subject to the expiration or termination of any applicable waiting period under the HSR Act.

  Certain aspects of the Merger will require notification to, and filings with, various securities and other authorities in certain states, including jurisdictions where SFP and BNI currently operate.

ADDITIONAL FINANCIAL CONSIDERATIONS

  BNI and SFP filed an application for approval of the Merger with the ICC on October 13, 1994. See "Other Matters--ICC Approval." As part of that application, BNI and SFP indicated to the ICC that, in their view, the Merger will yield a significant increase in operating income. This anticipated increase in operating income from the Merger is expected to result from both operating efficiencies and increased revenues. The application to the ICC states that the expected annual increase in operating income will be approximately $560 million per year. This increase is expected to be achieved over a number of years, with substantially all of the increase to be achieved in the first three years following consummation of the Merger. This expected increase in operating income does not include the noncash effects of applying purchase accounting as shown on the pro forma combined statements of operations.

  The ICC application also states that significant savings will be achieved in the general and administrative, overhead and support functions of the merged company by eliminating duplicative activities and improving productivity through rationalization and specialization of functions. The application identifies approximately $350 million annually in savings in traditional general and administrative functions primarily located in the corporate and administrative headquarters of each of BNI and SFP, as well as field management of certain operating, maintenance and other departments.

  The ICC application also states that a number of opportunities for significant reduction in operating costs exist. These operating efficiencies are expected to be achieved through operations and transportation savings, reduced costs and delays at interchange, maintenance of way and equipment savings, and shorter routing of cars. The ICC application indicates that these operational savings will be in excess of $100 million annually.

  The ICC application also states that freight revenues will increase as a result of the Merger. Studies in support of the ICC application demonstrate significant opportunities for increased traffic that the new system expects to attract from shippers currently using other railroads and from trucks. The ICC application also projects increased traffic as a result of extending the hauls of shippers currently using either SFP Rail or BN Railroad. It is expected that the increased traffic will result in increased revenues of more than $300 million annually for the new system, which are expected to increase operating income by over $100 million annually.

  In order to achieve these increases in operating revenue, it is expected that certain nonrecurring cash costs would be incurred, which would include relocation, employee separation and retraining and capital improvement costs. The ICC application states that such costs are approximately $350 million, a substantial portion of which will be incurred during the first year following consummation of the Merger.

  The ICC application utilizes a base year of 1993, adjusted to reflect the impact of the above cost efficiencies and reductions as well as the increase in revenues. This information shows that when these benefits are realized, the combined operating income will exceed $1.5 billion per year and the combined operating ratio will be approximately 79%. These results do not include the noncash effects of applying purchase accounting as shown on the pro forma combined statements of operations.

  The ICC application projections do not include normal business and other revenue growth occurring after the 1993 base year not related to the Merger, cost initiatives which each of BNI and SFP anticipates to achieve not related to the Merger, and future general economic conditions. If these items were included, BNI and SFP believe further improvements in operating income and the operating ratio would result.

  The material assumptions underlying the projected savings in operating costs are the following. Operating savings would result from the changes described in the operating plan as set forth in the ICC application (the "Operating Plan") for the merged entity. The Operating Plan describes the anticipated internal rerouting of rail traffic, consolidation of common point facilities and rationalization of system facilities. The Operating Plan also describes the savings expected to be achieved through these operational changes, reduced costs and delays at interchange, maintenance of way and equipment savings, and shorter routing of cars. The Operating Plan indicates a savings of 34 million car miles, 2 billion gross ton miles, 1.7 million locomotive unit miles and 1.5 million switches. The total estimated operational savings are in excess of $100 million annually.

  The material assumptions underlying the savings to be achieved in general and administrative, overhead and support functions are the following: estimates of cost reductions that are projected by eliminating duplicative activity, improvements in productivity through rationalization, centralization or the specialization of functions, including executive offices, transportation overheads, maintenance of way and equipment support, purchasing functions, operating support, management information systems, general business unit overheads, as well as other general and administrative functions. It is projected that savings in this category will amount to approximately $350 million.

  The material assumptions underlying the projected revenue increases are the following. Traffic will increase because the combined BN Railroad/SFP Rail system would provide new single-line service and related efficiencies that would attract both rail and intermodal truck traffic to the combined system. BNI and SFP have conducted three traffic studies that estimate the traffic gains and resulting revenues that could be achieved by the combined BN Railroad/SFP Rail system. A study was conducted by BNI and SFP marketing personnel to determine whether a combined BN Railroad/SFP Rail system could extend its haul on interline movements in which they participated in 1993. A second study was conducted to determine whether a combined BN Railroad/SFP Rail system, with its expanded single-line service and other improvements resulting from the consolidation, could attract rail traffic that moved over other carriers in 1993. A third study was conducted to identify intermodal traffic that could be diverted to rail from truck. The total estimated increase in traffic that could be drawn to the new combined system from these three sources represents more than $300 million in additional revenue. After deducting the costs associated with handling the increased traffic, this additional revenue represents more than $100 million in net contribution to the merged system.

  Although BNI and SFP believe that it is likely that the ICC will approve a BNI-SFP merger, there is a risk that the ICC might find that the benefits to the public and the applicants from a BNI-SFP merger were outweighed by the potential harm to the public produced by such a merger, particularly any reduction in rail competition, harm to essential rail services or other factors deemed detrimental to the public interest. Opponents of the transaction may raise a number of challenges to the proposal, including allegations of diminution in competition, claims of harm to essential rail services, criticisms of the scale of the benefits claimed by SFP and BNI, complaints about the fairness of the Exchange Ratio to the stockholders of the two companies, criticisms of the effect of fixed charges on the companies, concerns about the effect of the transaction on affected employees of the two companies and similar points. For example, there are some limited areas where the BN Railroad and SFP Rail systems overlap--such as in Amarillo and Lubbock, Texas-- and it is probable that objections will be raised during the ICC proceeding about the reduction in rail competition in those areas. BNI and SFP indicated in the ICC application that they are willing to negotiate ameliorative arrangements to address any such reduction in competition.

  The ICC application is available for public inspection at the ICC Records Control Branch, Room 1221, 12th Street and Constitution Avenue, N.W., Washington, D.C. 20423.

  NEITHER BNI NOR SFP AS A MATTER OF COURSE PUBLICLY DISCLOSES ITS EXPECTATIONS OF ITS FUTURE PERFORMANCE OR OF THE PERFORMANCE OF ANY PARTICULAR TRANSACTION IT MAY UNDERTAKE. THE ESTIMATES SUBMITTED TO THE ICC ARE BASED UPON A VARIETY OF ASSUMPTIONS INVOLVING JUDGMENTS WITH RESPECT TO, AMONG OTHER THINGS, FUTURE ECONOMIC, FINANCIAL, COMPETITIVE AND REGULATORY CONDITIONS, ALL OF WHICH ARE BEYOND THE CONTROL OF BNI AND SFP. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE INCREASE IN OPERATING INCOME REFERRED TO ABOVE WILL BE REALIZED, AND THE ACTUAL INCREASE IN OPERATING INCOME, IF ANY, REALIZED FROM THE MERGER MAY VARY MATERIALLY FROM THE ESTIMATES SHOWN ABOVE. SIMILARLY, THERE CAN BE NO ASSURANCE THAT THE NONRECURRING CASH COSTS REFERRED TO ABOVE WILL NOT EXCEED THE FOREGOING ESTIMATES. FURTHERMORE, THERE CAN BE NO ASSURANCE THAT THE ESTIMATED INCREASE IN OPERATING INCOME SET FORTH ABOVE WILL BE ACCEPTED BY THE ICC OR THAT THE ICC WILL NOT IMPOSE CONDITIONS ON THE OPERATION OF THE MERGED COMPANY THAT WILL AFFECT THE ABILITY OF THE COMPANY TO REALIZE THE ACTUAL INCREASE IN OPERATING INCOME OR WILL IMPOSE ADDITIONAL CASH COSTS ON THE MERGED COMPANY. IN LIGHT OF THE UNCERTAINTIES INHERENT IN ESTIMATES OF THIS TYPE, THE INCLUSION OF SUCH ESTIMATES HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION BY BNI, SFP OR ANY OTHER PERSON THAT SUCH INCREASE IN OPERATING INCOME WILL BE ACHIEVED OR THAT NONRECURRING CASH COSTS WILL NOT EXCEED THE FOREGOING ESTIMATES. INVESTORS ARE ADVISED NOT TO PLACE UNDUE RELIANCE ON THESE ESTIMATES.

  The estimated increase in operating income and the estimated nonrecurring cash costs submitted to the ICC has been calculated in accordance with ICC regulations and not in accordance with the public guidelines of the Securities and Exchange Commission for estimates of this type. Neither SFP nor BNI intends publicly to update or otherwise publicly revise the estimates set forth above (except as part of the ICC application process) even if experience or future changes make it clear that the expected increase in operating income will not be realized or that the actual costs to be incurred will exceed the foregoing estimates.

RECENT DEVELOPMENTS RELATED TO UPC'S VOTING TRUST PROPOSAL

  Under the terms of the UP Tender Offer, promptly upon the purchase of at least a majority of the outstanding shares of SFP Common Stock, UPC would place the shares into an independent voting trust. The voting trust mechanism is designed to insulate UPC from coming into control of SFP Rail without ICC approval, which would constitute a violation of the Interstate Commerce Act. The UP Tender Offer was conditioned upon the issuance of a non-binding, informal opinion from the staff of the ICC indicating that the use of the particular voting trust proposed by UPC would be consistent with ICC policies governing the use of voting trusts.

  On November 10, 1994, UPC, Union Pacific Railroad Company and Missouri Pacific Railroad Company (collectively, "Union Pacific") submitted a proposed voting trust agreement (designating the Southwest Bank of St. Louis as the trustee) to the ICC for review and an informal staff opinion. In an accompanying letter, Union Pacific argued that its proposed acquisition of SFP Common Stock and the placement of that stock in a voting trust would not constitute unauthorized control of SFP prohibited by the Interstate Commerce Act. In response to Union Pacific's submission, the ICC instituted Finance Docket No. 32619 (Union Pacific Corporation, et al. -- Request for Informal Opinion -- Voting Trust Agreement).

  On November 16, 1994, BN Railroad filed a petition in Finance Docket No. 32619 requesting that the ICC institute an investigation into Union Pacific's proposed voting trust arrangement. In that petition, BN Railroad argued that UPC's proposal to hold SFP and SFP Rail in a voting trust during the pendency of an ICC proceeding on the acquisition of SFP Rail raised serious issues affecting the public interest, including whether UPC's placing of SFP in a voting trust would constitute a form of unlawful negative control by

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inhibiting SFP Rail from competing effectively against UPC's railroad subsidiaries. Additional petitions and letters requesting the ICC to investigate Union Pacific's voting trust were filed by the Colorado Department of Transportation ("CODOT") on November 17, 1994, the Kansas City Southern Railway Company ("KCSR") on November 21, 1994, and the Allied Rail Unions (the "Unions") on November 23, 1994. Other comments in support of the petitions and letters calling for the ICC to investigate Union Pacific's voting trust proposal were filed by interested persons and numerous state and municipal officials. Union Pacific submitted an amended proposed voting trust agreement for Commission review and an informal, non-binding staff opinion on November 17, 1994. Union Pacific stated that the amended proposal addressed concerns that petitioning parties had raised about its original voting trust proposal.

  By initial decision served November 28, 1994, Chairman McDonald of the ICC denied the requests to investigate the Union Pacific voting trust that had been filed by BN Railroad, CODOT, KCSR, and the Unions. The decision stated that "[a]t this time, the Commission will not depart from its usual procedures which provide an informal staff review of voting trust agreements." On the same day, the Secretary of the Commission released a letter to counsel for Union Pacific setting forth the staff's informal, non-binding opinion that the proposed voting trust would effectively insulate Union Pacific from any violation of the Interstate Commerce Act as a result of its acquisition of SFP Common Stock.

  On December 1, 1994, BN Railroad appealed the Chairman's initial decision to the full Commission and requested that the Commission withdraw the staff's informal opinion letter. In light of UPC's December 8, 1994 tender offer deadline, BN Railroad requested that the Commission act on its appeal and request for withdrawal of the informal staff opinion letter on or before December 5, 1994. Appeals were also filed by the Unions and KCSR.

  On December 6, 1994, the ICC served a decision denying the requests on BN Railroad and the other parties for withdrawal of the Secretary's informal opinion letter. That decision did not resolve the pending appeals from the Chairman's initial decision refusing to institute an investigation into the proposed voting trust. Although the decision did not address the merits of BN Railroad's appeal, the Commission did state that it would issue a decision disposing of the pending appeals shortly. One Commissioner added a separate comment, stating that while he agreed with the Commission's decision not to withdraw the Secretary's informal opinion letter, in hindsight he believed it would have been a better course for the full Commission to have reviewed the proposed voting trust agreement.

  On December 7, 1994, the day before Union Pacific's tender offer was originally to expire, BN Railroad filed a petition to review the ICC's December 6, 1994 decision refusing to withdraw the informal staff opinion in the United States Court of Appeals for the Third Circuit (Burlington Northern Railroad Company v. Interstate Commerce Commission and United States, No. 94-3669). At the same time, BN Railroad filed an emergency petition under the All Writs Act seeking an injunction against UPC and UP Acquisition forbidding them from placing any shares of SFP Common Stock in the voting trust (Burlington Northern Railroad Company v. Union Pacific Corporation; UP Acquisition Corporation, No. 94-3670). BN Railroad argued that the injunction was needed to preserve the Court's appellate jurisdiction to review the ICC decision. BN Railroad contended that it was likely to prevail on the merits of its claim that the voting trust would constitute unlawful control by inflicting competitive injury to SFP Rail during the pendency of the trust. BN Railroad also contended that it would be irreparably injured in the absence of an injunction because it would lose the opportunity to merge with the competitively vigorous SFP Rail that was the subject of its merger agreement if SFP Rail were placed in a voting trust.

  On the morning of December 7, 1994, shortly after BN Railroad filed the Third Circuit actions, counsel for BN Railroad in those actions was notified that Union Pacific had extended the expiration for its tender offer from midnight December 8, 1994 to midnight December 23, 1994. BN Railroad immediately notified the Court that, in light of this subsequent development, BN Railroad was modifying its request that the Court issue an injunction against UPC and UP Acquisition on or before December 8, 1994 to on or before December

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23, 1994. By order communicated to the parties by telephone, the Court ordered
UPC and UP Acquisition to file a response to BN Railroad's emergency petition on December 12, 1994, with BN Railroad to file a reply to UPC's response on December 14, 1994.

  On December 12, 1994, UPC filed a response to BN Railroad's action in No. 94-3670. Also on that date, the ICC filed a response in No. 94-3669 which stated that the ICC would issue a decision disposing of the merits of the BN Railroad and other appeals pending at the ICC on or before December 23, 1994. Also on December 12, 1994, the American Train Dispatchers Division/BLE filed a motion to intervene in No. 94-3669, a petition under the All Writs Act for an order requiring the ICC to comply with and enforce the Interstate Commerce Act (American Train Dispatchers Division/BLE et al. v. Interstate Commerce Commission, No. 94-3679), and a petition under the All Writs Act for an order requiring UPC to refrain from acting in violation of the Interstate Commerce Act (American Train Dispatchers Division/BLE et al. v. Union Pacific Corporation and UP Acquisition Corporation, No. 94-3680).

  On December 14, 1994, BN Railroad filed its reply to UPC's response in
No. 94-3670. On the same date, UPC filed a motion to intervene in No. 94-3679. By telephone communication from the clerk's office, the Court indicated that it was scheduling oral argument for the actions on December 21, 1994 at 11:30 a.m. in Philadelphia, Pennsylvania. Subsequently, on December 16, 1994, the ICC filed a memorandum in No. 94-3679 stating that it would issue its opinion addressing the appeals pending at the Commission on or before December 20, 1994, and that the ICC would notify the Court and all parties by facsimile as soon as its decision is available.

  On December 19, 1994, counsel for BN Railroad in the Third Circuit actions was notified that UPC had extended the expiration for its tender offer from midnight December 23, 1994 to midnight January 19, 1995. BN Railroad immediately notified the Court that, in light of this further development, BN Railroad was now requesting that the Court issue an injunction against UPC and UP Acquisition on or before January 19, 1995. By order communicated to the parties by telephone, the Court postponed oral argument from December 21, 1994 to a later date.

  On December 20, 1994, the ICC issued a decision denying the appeals of BN Railroad and others from the Chairman's initial decision and approving the UPC voting trust subject to a modification of one of its terms. One Commissioner dissented, stating that he would have initiated an investigation of the proposed voting trust and solicited public comments on an expedited basis. The same day the ICC filed a motion with the Third Circuit to dismiss the appeals of BN Railroad and others from the December 6, 1994 decision refusing to withdraw the Secretary's informal opinion letter. On December 28, 1994, BN Railroad filed a response to the ICC's motion, stating that BN Railroad agreed that the petition for review of the December 6 decision is now moot since the ICC itself has now approved Union Pacific's voting trust and the refusal to withdraw the informal opinion has no practical significance.

  On December 21, 1994, BN Railroad filed a petition to review the ICC's December 20, 1994 decision in the United States Court of Appeals for the Third Circuit (Burlington Northern Railroad v. Interstate Commerce Commission and United States, No. 94-3705). The same day BN Railroad filed a petition with the ICC requesting a stay of the December 20, 1994 decision pending judicial review and a temporary cease and desist order to prohibit implementation of the Union Pacific voting trust pending judicial review. On January 6, 1995, the ICC issued a decision denying BN Railroad's petition for a stay and request for a temporary cease and desist order pending judicial review. On January 11, 1995, BN Railroad filed a petition with the Third Circuit requesting a stay of the ICC's December 20, 1994 decision pending judicial review.

THE GOLD SPINOFF

  The obligation of SFP to consummate the Merger is subject to, among other things, the consummation of the Gold Spinoff. Under the terms of the Merger Agreement and prior to the Effective Time, BNI may terminate the Merger Agreement and abandon the Merger if the Gold Spinoff has not been completed by

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December 31, 1994. The SFP Board has declared and set September 30, 1994 as the distribution date of the dividend to holders of record of SFP Common Stock as of September 12, 1994. The Gold Spinoff was completed as planned on September 30, 1994.

CERTAIN PENDING LITIGATION

  Numerous complaints have been filed arising out of SFP's and BNI's proposed participation in the Merger. On June 30, 1994, shortly after announcement of the proposed BNI-SFP merger, two purported stockholder class action suits were filed in the Court of Chancery of the State of Delaware (Miller v. Santa Fe Pacific Corporation, C.A. No. 13587; Cosentino v. Santa Fe Pacific Corporation, C.A. No. 13588). On July 1, 1994, two additional purported stockholder class action suits were filed in the Court of Chancery of the State of Delaware (Fielding v. Santa Fe Pacific Corporation, C.A. No. 13591; Wadsworth v. Santa Fe Pacific Corporation, C.A. No. 13597).

  The actions name as defendants SFP, the individual members of the SFP Board of Directors and BNI. In general, the actions variously allege that SFP's directors breached their fiduciary duties to the stockholders by agreeing to the proposed merger for allegedly "grossly inadequate" consideration in light of recent operating results of SFP, recent trading prices of SFP's common stock and other alleged factors, by allegedly failing to take all necessary steps to ensure that stockholders will receive the maximum value realizable for their shares (including allegedly failing to actively pursue the acquisition of SFP by other companies or conducting an adequate "market check") and by allegedly failing to disclose to stockholders the full extent of the future earnings potential of SFP, as well as the current value of its assets. The Miller and Fielding cases further allege that the proposed BNI-SFP merger is unfairly timed and structured and, if consummated, would allegedly unfairly deprive the stockholders of standing to pursue certain pending stockholder derivative litigation. Plaintiffs also have alleged that BNI is responsible for aiding and abetting the alleged breach of fiduciary duty committed by the SFP Board. The actions seek certification of a class action on behalf of SFP's stockholders. In addition, the actions seek injunctive relief against consummation of the Merger and, in the event that the Merger is consummated, the rescission of the Merger, an award of compensatory or rescissory damages and other damages, including court costs and attorneys' fees, an accounting by defendants of all profits realized by them as a result of the Merger and various other forms of relief.

  On October 6, 1994, shortly after UPC issued a press release in which it announced the UPC Proposal, plaintiffs in the four lawsuits described above filed in the Court of Chancery of the State of Delaware a Consolidated Amended Complaint. (Miller v. Santa Fe Pacific Corporation, C.A. No. 13587). In their Consolidated Amended Complaint, plaintiffs repeat the allegations contained in their earlier lawsuits and further allege that, in light of the UPC Proposal, SFP's directors have breached their fiduciary duties by failing to fully inform themselves about and to adequately explore available alternatives to the merger with BNI, including the alternative of a merger transaction with UPC, and by failing to fully inform themselves about the value of SFP. The Consolidated Amended Complaint seeks the same relief sought in plaintiffs' earlier lawsuits and, in addition, requests that SFP's directors be ordered to explore alternative transactions and to negotiate in good faith with all interested persons, including UPC.

  Also on October 6, 1994, UPC filed in the Court of Chancery of the State of Delaware a lawsuit against SFP, SFP's directors and BNI (Union Pacific Corporation v. Santa Fe Pacific Corporation, C.A. No. 13778). In its Complaint, UPC alleges that SFP's management purportedly rejected the UPC Proposal "out-of-hand" without regard to the facts of the UPC Proposal, and that SFP's directors have breached their fiduciary duties by purportedly refusing to negotiate with UPC regarding the UPC Proposal, by refusing to terminate the Original Merger Agreement and by failing to include in the Original Merger Agreement a provision allowing SFP to terminate the Original Merger Agreement in order to enter an agreement with UPC. UPC seeks injunctive relief mandating SFP to negotiate with UPC regarding the UPC Proposal, a declaration that UPC has not tortiously interfered with defendants' contractual or other legal rights, an injunction against defendants from bringing or maintaining any action against UPC alleging that UPC has tortiously interfered

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with defendants' contractual or other legal rights, a declaration that the
Original Merger Agreement with BNI permits SFP to terminate the Original Merger Agreement in order to accept the UPC Proposal or, in the alternative, that the Original Merger Agreement with BNI is invalid and unenforceable for failing to include such a provision, and an award of UPC's costs in bringing its lawsuit, including reasonable attorneys' fees.

  Also, on October 6, 1994, five additional purported stockholder class action suits relating to SFP's proposed participation in the Merger with BNI were filed in the Court of Chancery of the State of Delaware (Weiss v. Santa Fe Pacific Corporation, C.A. No. 13779; Lifshitz v. Krebs, C.A. No 13780; Stein v. Santa Fe Pacific Corporation, C.A. No. 13782; Lewis v. Santa Fe Pacific Corporation, C.A. No. 13783; Abramson v. Lindig, C.A. No. 13784). On October 7, 1994, three more purported stockholder class action suits relating to SFP's proposed participation in the Merger with BNI were filed in the Court of Chancery of the State of Delaware (Graulich v. Santa Fe Pacific Corporation, C.A. No. 13786; Anderson v. Santa Fe Pacific Corporation, C.A. No. 13787; Green
v. Santa Fe Pacific Corporation, C.A. No. 13788). All of these lawsuits name as defendants SFP and the individual members of the SFP Board of Directors; the Lifshitz case further names BNI as a defendant. In general, these actions variously allege that, in light of SFP's recent operating results and the UPC merger proposal, SFP's directors have breached their fiduciary duties to shareholders by purportedly not taking the necessary steps to ensure that SFP's stockholders will receive "maximum value" for their shares of SFP stock, including purportedly refusing to negotiate with UPC or to "seriously consider" the UPC merger proposal and failing to announce any active auction or open bidding procedures. The actions generally seek relief that is materially identical to the relief sought in the Miller case, and in addition seek entry of an order requiring SFP's directors to immediately undertake an evaluation of SFP's worth as a merger/acquisition candidate and to establish a process designed to obtain the highest possible price for SFP, including taking steps to "effectively expose" SFP to the marketplace in an effort to create an "active auction" in SFP. The Weiss case further seeks entry of an order enjoining SFP's directors from implementing any poison pill or other device designed to thwart UPC's merger proposal or any other person's proposal to acquire SFP.

  The Anderson lawsuit was subsequently withdrawn. On October 14, 1994, the Chancery Court entered an order consolidating the remaining eleven purported stockholder class action suits under the heading In Re Santa Fe Pacific Corporation Shareholder Litigation, C.A. No. 13587.

  Also on October 14, 1994, plaintiffs in the consolidated case filed a Consolidated and Amended Complaint which supersedes the previously filed stockholder complaints. The Consolidated and Amended Complaint generally repeats the allegations of, and requests the same relief as, the plaintiffs' earlier complaints and, in addition, alleges that SFP's directors have breached their fiduciary duties by approving and recommending to SFP stockholders the BNI-SFP merger, by failing to fully inform themselves about, or to provide information to, possible alternative merger candidates such as UPC, and by issuing the Original Joint Proxy Statement/Prospectus, which purportedly fails to disclose all material information relevant to SFP stockholders' consideration of the proposed BNI-SFP merger, including failure to disclose that SFP's directors purportedly have an implied right to terminate the Original Merger Agreement as a result of the allegedly superior UPC Proposal, failure to disclose the facts considered by SFP's directors in allegedly determining that the UPC Proposal does not represent a fair price, failure to disclose sufficient facts relating to, and the relative risks of obtaining, ICC approval of a BNI-SFP merger and a UPC-SFP merger to enable SFP stockholders to weigh and compare the likelihood of obtaining ICC approval of those transactions, failure to disclose the substance of negotiations in late June 1994 between BNI and SFP leading to the Original Merger Agreement, failure to disclose advice provided to SFP's directors regarding the background of negotiations between BNI and SFP that had occurred since 1993 and the significance of that advice to the directors' approval of the Original Merger Agreement, failure to disclose facts regarding the SFP directors' consideration of a possible combination transaction with KCSI, including the anticipated terms and potential value and benefits to SFP of such a transaction and the reasons why SFP concluded that the BNI transaction was superior and withdrew its bid submitted to KCSI in late June 1994, and failure to disclose that SFP did

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

not provide any confidential information to UPC in response to an October 11, 1994 letter from Drew Lewis, UPC's Chairman and CEO, to Mr. Krebs. The Consolidated and Amended Complaint seeks, in addition to the relief requested in the prior stockholder complaints, an order requiring SFP to provide access to information concerning SFP or the Merger to any bona fide bidder, including UPC.

  On October 18, 1994, the Chancery Court entered an order denying two motions, one filed by UPC and one filed by the stockholder plaintiffs seeking the establishment of an expedited schedule that would have included a preliminary injunction hearing prior to the scheduled November 18, 1994 meeting of SFP stockholders. The Chancery Court concluded that an expedited schedule was unnecessary because, if plaintiffs prevailed on their claims, it could subsequently enter appropriate relief after SFP stockholder approval but before consummation of the Merger.

  On October 19, 1994, UPC filed an Amended and Supplemental Complaint. In addition to repeating the allegations and requested relief of UPC's earlier Complaint, the Amended and Supplemental Complaint adds James A. Shattuck as an additional plaintiff, alleges that SFP has made purportedly false and misleading statements in the Joint Proxy Statement/Prospectus originally sent to stockholders on or about October 12, 1994 and elsewhere regarding the UPC Proposal and the BNI-SFP merger, including statements denying that SFP's directors have the purported right to terminate the Original Merger Agreement in order to enter into a merger agreement with UPC based upon the UPC Proposal and denying that the Original Merger Agreement is allegedly void for failing to include such a right, statements failing to disclose the purportedly preclusive effect to the Original Merger Agreement on the SFP directors' consideration of other combination proposals, including the UPC Proposal, statements allegedly suggesting that the UPC Proposal does not represent a fair price, and statements allegedly misrepresenting UPC's objectives in proposing a UPC-SFP merger and the likelihood of obtaining ICC approval of such a merger. The Amended and Supplemental Complaint seeks, in addition to the relief requested in UPC's original Complaint, further declaratory and injunctive relief consisting of a declaration that the Original Joint Proxy Statement/Prospectus is false and misleading, an injunction preventing SFP from making any further allegedly materially false and misleading statements regarding the UPC Proposal or the BNI-SFP merger and an injunction against the November 18, 1994 SFP stockholder meeting.

  On October 26, 1994, BNI moved pursuant to Delaware Chancery Court Rule 12(b)
(6) to dismiss the Consolidated and Amended Complaint against it on the grounds that the Complaint fails to state a claim against it upon which relief can be granted.

  On October 26, 1994, SFP and the SFP Directors filed their answer to the Amended and Supplemental Complaint of UPC and requested that the court dismiss UPC's complaint with prejudice.

  On November 2, 1994, BNI moved pursuant to Chancery Court Rule 12(b)(6) to dismiss the First Amended and Supplemental Complaint filed by Union Pacific and James Shattuck on the grounds that the Complaint fails to state a claim against BNI upon which relief can be granted.

  On November 3, 1994, SFP and the SFP directors filed their answer to the shareholder plaintiffs' Consolidated and Amended Complaint and requested that the Court dismiss the Consolidated and Amended Complaint with prejudice.

  On November 21, 1994, SFP and the SFP directors filed a motion to stay discovery in the UPC action pending resolution of a case-dispositive motion to be filed by the SFP and the SFP directors seeking dismissal of UPC's complaint.

  On November 4, 1994, a purported stockholder class action suit relating to the proposed Merger was filed in the Chancery Division of the Circuit Court of Cook County of the State of Illinois (Rubin v. Santa Fe Pacific Corporation, No. 94 CH 10022). The action names as defendants SFP and the individual members of SFP's Board of Directors. The action alleges that SFP's directors breached their fiduciary duties to

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shareholders by rejecting UPC's October 30, 1994 revised merger proposal, which incorporated a revised proposed exchange ratio of .407 shares of UPC common stock for each share of SFP Common Stock, and that, as a result, SFP's stockholders have been deprived of the increase in the market value of their SFP Common Stock that allegedly would have occurred if SFP's directors had accepted UPC's October 30, 1994 proposal. The action seeks certification of a class action on behalf of SFP's stockholders, an injunction preventing SFP and the SFP directors from taking any further action towards accepting the Merger, an award of unspecified general and special damages, appointment of a trustee to supervise the requested relief, establishment of a common fund on behalf of the class and an award of court costs, reasonable attorneys' fees and any other relief deemed appropriate by the Court. On December 12, 1994, SFP and its directors filed a motion to dismiss the Rubin case on the ground that the consolidated shareholder action previously filed in the Delaware court is a prior pending action between the same parties for the same cause. The motion to dismiss the Rubin case is currently pending before the Illinois court.

  Defendants believe that all of these lawsuits are meritless and intend to oppose them vigorously.

                        DESCRIPTION OF BNI CAPITAL STOCK

  The authorized capital stock of BNI consists of 300,000,000 shares of BNI Common Stock, 25,000,000 shares of No Par Value Preferred Stock ("No Par Value Preferred"), including 6,900,000 shares of BNI's 6 1/4% Cumulative Convertible Preferred Stock, Series A No Par Value ("6 1/4% Convertible Preferred Stock"), and 50,000,000 shares of Class A Preferred Stock, No Par Value (the "Class A Preferred Stock"), including 3,000,000 shares of Series A Junior Participating Class A Preferred Stock, No Par Value (the "Junior Class A Preferred Stock"). The following description of BNI's capital stock does not purport to be complete and is qualified in its entirety by reference to the General Corporation Law of the State of Delaware (the "Delaware Corporation Law") and BNI's Certificate of Incorporation (including the Certificate of Designation for the 6 1/4% Convertible Preferred Stock).

BNI COMMON STOCK

  At December 31, 1994, there were 89,223,821 shares of BNI Common Stock outstanding. All of the outstanding shares of BNI Common Stock are fully paid and nonassessable, and the shares of BNI Common Stock to be issued in the Merger, when issued pursuant to the Merger Agreement, will be fully paid and nonassessable. Each holder of BNI Common Stock is entitled to one vote per share in the election of directors and on all other matters submitted to a vote of stockholders. Subject to the rights and preferences of BNI's preferred stock, each share of BNI Common Stock is entitled to receive dividends as may be declared by the Board of Directors out of funds legally available therefor and to share ratably in all assets available for distribution to stockholders upon dissolution or liquidation. No holder of BNI Common Stock has any preemptive right to subscribe for any securities of BNI.

6 1/4% CONVERTIBLE PREFERRED STOCK

  As of December 31, 1994, 6,900,000 shares of 6 1/4% Convertible Preferred Stock were outstanding.

 Rank

  The 6 1/4% Convertible Preferred Stock has a liquidation preference of $50 per share and ranks, as to dividends and liquidation, prior to the BNI Common Stock. Without the requisite vote of holders of the 6 1/4% Convertible Preferred Stock as described below, no class or series of capital stock can be created ranking senior to the 6 1/4% Convertible Preferred Stock as to dividend rights, liquidation preference or voting rights. However, BNI may create additional classes of preferred stock, increase the authorized number of shares of preferred stock or issue series of preferred stock ranking on a parity with the 6 1/4% Convertible Preferred Stock with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution and winding up and voting rights without the consent of any holder of 6 1/4% Convertible Preferred Stock.

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

 Dividend Rights

  The holders of the 6 1/4% Convertible Preferred Stock are entitled to receive, when, as and if declared by BNI's Board of Directors, cumulative cash dividends at the rate of 6 1/4% per annum per share, payable quarterly.

  With limited exceptions, unless full cumulative dividends on the 6 1/4% Convertible Preferred Stock have been paid or declared in full and sums set aside for the payment thereof, no dividends (other than dividends in BNI Common Stock or other shares of the BNI's capital stock ranking junior to the 6 1/4% Convertible Preferred Stock as to dividends) may be paid or declared and set aside for the payment or other distribution made upon the BNI Common Stock or, except as provided above, on any other capital stock of BNI ranking junior to or on a parity with the 6 1/4% Convertible Preferred Stock as to dividends, nor may any BNI Common Stock or any other capital stock ranking junior to or on a parity with the 6 1/4% Convertible Preferred Stock as to dividends be redeemed, purchased or otherwise acquired for any consideration by BNI or any subsidiary of BNI (except by conversion into or exchange for capital stock of BNI ranking junior to the 6 1/4% Convertible Preferred Stock as to dividends).

 Conversion Rights

  Holders of the 6 1/4% Convertible Preferred Stock have the right, exercisable at any time and from time to time, to convert all or any 6 1/4% Convertible Preferred Stock into such number of whole shares of BNI Common Stock as is equal to the aggregate liquidation preference amount of the shares of 6 1/4% Convertible Preferred Stock surrendered for conversion divided by the conversion price of $47 per share of BNI Common Stock (equivalent to a conversion rate of approximately 1.064 shares of BNI Common Stock per share of 6 1/4% Convertible Preferred Stock). The conversion rate is subject to adjustment upon the occurrence of certain events.

 Liquidation Preference

  In the event of any liquidation, dissolution or winding up of the affairs of BNI, whether voluntary or otherwise, after payment or provision for payment of BNI's debts and other liabilities, the holders of the 6 1/4% Convertible Preferred Stock will be entitled to receive, out of the remaining net assets of BNI, the amount of $50 in cash for each share of 6 1/4% Convertible Preferred Stock, plus an amount in cash equal to all dividends accrued and unpaid on each such share up to the date fixed for distribution, before any distribution is made to the holders of BNI Common Stock or any other capital stock of BNI ranking (as to any such distribution) junior to the 6 1/4% Convertible Preferred Stock. If upon any liquidation, dissolution or winding up of BNI, the assets distributable among the holders of shares of 6 1/4% Convertible Preferred Stock and all other classes and series of preferred stock ranking (as to any such distribution) on a parity with the 6 1/4% Convertible Preferred Stock are insufficient to permit the payment in full to the holders of all such shares of all preferential amounts payable to all such holders, then the entire assets of BNI thus distributable will be distributed ratably among the holders of the 6 1/4% Convertible Preferred Stock and of all classes and series of preferred stock ranking (as to any such distribution) on a parity with the 6 1/4% Convertible Preferred Stock.

  For purposes of the foregoing, a distribution of assets in any dissolution, winding up or liquidation will not include (i) any consolidation or merger of BNI with or into any other corporation or (ii) a sale or other disposition of all or substantially all of BNI's assets to another corporation.

 Optional Redemption

  The 6 1/4% Convertible Preferred Stock is not redeemable prior to December 26, 1995. On and after such date, the 6 1/4% Convertible Preferred Stock is redeemable at the option of BNI, in whole or in part, at specified redemption prices for specified periods, plus, in each case, all accrued and unpaid dividends up to the date fixed for redemption.

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

 Voting Rights

  Except as set forth below or required under the Delaware Corporation Law, the holders of the 6 1/4% Convertible Preferred Stock are not entitled to vote on any question or in any proceedings or to be represented at or to receive notice of any meeting of stockholders of BNI; provided that the holders of the 6 1/4% Convertible Preferred Stock will have voting rights (i) as provided under "Limitations" below and (ii) in the event BNI shall have failed to declare and pay or set apart for payment in full the preferential dividends accumulated on the outstanding 6 1/4% Convertible Preferred Stock for any six quarterly dividend payment periods, whether or not consecutive (a "Dividend Non-Payment"). Except as required by law, the holders of 6 1/4% Convertible Preferred Stock will not be entitled to vote on any merger or consolidation involving BNI or a sale of all or substantially all of the assets of BNI. Consequently, these holders are not entitled to vote on the Merger. In the event of a Dividend Non-Payment, the number of directors of BNI will be increased by two and the holders of the outstanding 6 1/4% Convertible Preferred Stock, voting together as a class with all other series of No Par Value Preferred ranking on a parity with the 6 1/4% Convertible Preferred Stock with respect to dividends or distribution of assets upon liquidation and then entitled to vote on the election of such additional directors, will be entitled to elect, as a single class separately from the holders of any other class of stock of BNI, such two additional directors until the full dividends accumulated on all outstanding 6 1/4% Convertible Preferred Stock shall have been declared and paid or set apart for payment.

 Limitations

  In addition to any other rights provided by applicable law, so long as any shares of the 6 1/4% Convertible Preferred Stock are outstanding, BNI will not, without the affirmative vote of the holders of at least two-thirds of the outstanding shares of the 6 1/4% Convertible Preferred Stock, voting as a single class:

    (a) authorize or issue any class or series of, or rights to subscribe to or any security convertible into, capital stock ranking senior to the 6 1/4% Convertible Preferred Stock as to payment of dividends, in distribution of assets upon liquidation or in voting rights; or

    (b) change the preferences, rights or powers with respect to the 6 1/4% Convertible Preferred Stock so as to affect such capital stock adversely.

  Except as may otherwise be required by applicable law, such a class vote or consent is not required (i) in connection with any increase in the total number of authorized shares of BNI Common Stock, or (ii) in connection with the authorization or increase of any class or series of shares ranking, as to dividends and distribution of assets upon liquidation, pari passu with or junior to the 6 1/4% Convertible Preferred Stock. BNI may issue its presently authorized but unissued shares of capital stock, or bonds, notes, mortgages, debentures, and other obligations, and incur indebtedness to banks and to other lenders, without such consent or class vote.

 Preemptive Rights

  No holder of the 6 1/4% Convertible Preferred Stock will have preemptive rights to subscribe for any securities of BNI.

ADDITIONAL CLASSES OF PREFERRED STOCK

  No additional No Par Value Preferred or Class A Preferred is outstanding. Under BNI's Certificate of Incorporation, BNI's Board of Directors has the authority to issue up to the authorized number of such classes of preferred stock in one or more series, to fix the number of shares of each series and to fix the designations, rights and powers of each series. Any series of either class of preferred stock may be issued without stockholder approval. However, pursuant to the Merger Agreement, BNI may not authorize or propose the issuance, delivery or sale of any BNI capital stock except in connection with the issuance of BNI Rights to SFP stockholders in the Merger.


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BNI RIGHTS; JUNIOR CLASS A PREFERRED STOCK

  See "Comparison of Rights of Stockholders of BNI and SFP--Rights Plans" for a description of the BNI Rights and BNI's Junior Class A Preferred Stock.

              COMPARISON OF RIGHTS OF STOCKHOLDERS OF BNI AND SFP

  Upon the consummation of the Merger, stockholders of SFP will become stockholders of BNI whose rights will be governed by the Delaware Corporation Law and BNI's Certificate of Incorporation and Bylaws.

  The following is a summary of the material differences of the rights of stockholders of SFP, on the one hand, and stockholders of BNI, on the other hand. As both BNI and SFP are Delaware corporations, these differences arise principally from provisions of the certificate of incorporation and bylaws of each of BNI and SFP, as well as the existence of SFP's and BNI's Rights Agreements.

  The following summaries do not purport to be complete statements of the rights of SFP stockholders under SFP's Certificate of Incorporation, Bylaws and Rights Agreement as compared with the rights of BNI stockholders under BNI's Certificate of Incorporation, Bylaws and Rights Agreement or a complete description of the specific provisions referred to herein. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. These summaries are qualified in their entirety by reference to the Delaware Corporation Law and the governing corporate instruments of BNI and SFP, to which stockholders are referred. The terms of BNI's capital stock are described under "Description of BNI Capital Stock."

BOARD OF DIRECTORS

 Classified Board

  The board of directors of BNI is elected by the BNI stockholders at each annual meeting of stockholders for a term of one year. BNI's entire board of directors stands for election at each annual meeting.

  The SFP Board is divided into three classes. Each class is to consist, as nearly as possible, of one-third of the total number of SFP Directors. At each annual meeting of SFP stockholders, successors to the class of directors whose term expired as of the annual meeting are elected for a three-year term.

  Classification of directors has the effect of making it more difficult for stockholders to change the composition of the SFP Board. At least two annual meetings, rather than one, will generally be required to effect a change in the majority of the SFP Board.

 Removal of Directors

  Any BNI Director may be removed, with or without cause, at any special meeting of stockholders called for that purpose, by the affirmative vote of the holders of a majority in number of shares of BNI entitled to vote for the election of directors, and the vacancy in the board caused by any such removal may be filled by the stockholders at such a meeting.

  SFP's Certificate of Incorporation and Bylaws make no provision for the removal of directors. However, Section 141(k) of the Delaware Corporation Law provides that, in the case of a corporation whose board is classified, stockholders may effect a removal only for cause.

 Number of Directors

  The BNI Board is to consist of not less than three nor more than 21 directors. A majority of the BNI Board may fix from time to time the precise number of directors on the board. BNI's Board of Directors currently consists of nine members.

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

  The SFP Board is to consist of not less than three nor more than 36 directors. A majority of the SFP Board may fix from time to time the precise number of directors on the board. The SFP Board currently consists of ten members.

  For information concerning the composition of the board of directors of the entity surviving the Merger, see "The Merger--Interests of Certain Persons in the Merger."

SPECIAL MEETINGS OF STOCKHOLDERS

  Special meetings of the stockholders of BNI may be called for any purpose at any time by a majority of the board of directors or by the chairman of the board and shall be called by the secretary of BNI at the request of the holders of not less than fifty-one percent of all issued and outstanding shares of BNI entitled to vote at the meeting.

  Special meetings of the stockholders of SFP may be called only by the board of directors or the executive committee thereof, or the chairman or a vice chairman of the board or the president of SFP.

NO STOCKHOLDER ACTION BY WRITTEN CONSENT

  Article SEVENTH of BNI's Certificate of Incorporation prohibits BNI stockholders from acting by written consent in lieu of a meeting; provided that the provisions of Article SEVENTH may be amended with the affirmative vote of not less than 51% of the BNI Voting Stock, excluding any BNI Voting Stock held by an "Interested Stockholder." The term "BNI Voting Stock" means all stock of BNI entitled to vote for the election of directors. The term "Interested Stockholder" is defined as a person other than BNI who is (i) the beneficial owner of ten percent or more of the BNI Voting Stock or (ii) an affiliate of BNI and (A) at any time within a two-year period prior to the record date to vote on a Business Combination to which it is a party (as defined below) was the beneficial owner of ten percent or more of the BNI Voting Stock or (B) at the completion of the Business Combination will be the beneficial owner of ten percent or more of the BNI Voting Stock.

  Article SIXTH of SFP's Certificate of Incorporation prohibits SFP stockholders from acting by written consent in lieu of a meeting; provided that the provisions of Article SIXTH may be amended with the affirmative vote of the holders of 80% or more of the aggregate voting power of all outstanding shares of capital stock entitled to vote generally for the election of directors.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER PROPOSALS

  BNI's Bylaws do not contain any provisions requiring advance notification of proposals to be brought before stockholder meetings.

  SFP's Bylaws provide that, for business to be properly brought before an annual meeting by a stockholder, a stockholder's notice (setting forth certain specified information) must be delivered to SFP not less than 50 days nor more than 75 days prior to the meeting; provided that in the event that less than 65 days' notice or public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than fifteen days following the date on which notice of the annual meeting was mailed or such public disclosure was made, whichever first occurs.

VOTE REQUIRED FOR CERTAIN BUSINESS COMBINATIONS

  The affirmative vote of not less than 51% of the BNI Voting Stock, excluding the Voting Stock of an Interested Stockholder who is a party to the Business Combination, shall be required for the adoption or authorization of a Business Combination, unless the Disinterested Directors determine that (a) the Interested Stockholder is the beneficial owner of not less than eighty percent of the BNI Voting Stock and has declared

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its intention to vote in favor of or approve such Business Combination; or
(b)(i) the fair market value of the consideration per share to be received or retained by the holders of each class or series of stock of BNI in a Business Combination is equal to or greater than the consideration per share (including brokerage commissions and soliciting dealer's fees) paid by such Interested Stockholder in acquiring the largest number of shares of such class of stock previously acquired in any one transaction or series of related transactions, whether before or after the Interested Stockholder became an Interested Stockholder and (ii) the Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance provided by BNI, whether in anticipation of or in connection with such Business Combination or otherwise.

  For purposes of the foregoing the following terms have the following meanings:

  "Disinterested Director" means a member of the board of directors of BNI (other than the Interested Stockholder) who was director prior to the time the Interested Stockholder became an Interested Stockholder, or any director who was recommended for election by the Disinterested Directors. Any action to be taken by the Disinterested Directors shall require the affirmative vote of at least two-thirds of the Disinterested Directors.

  "Business Combination" means (i) a merger or consolidation of BNI or any of its subsidiaries with an Interested Stockholder; (ii) the sale, lease, exchange, pledge, transfer or other disposition (A) by BNI or any of its subsidiaries of all or a Substantial Part of the corporation's Assets to an Interested Stockholder, or (B) by an Interested Stockholder of any of its assets, except in the ordinary course of business, to BNI or any of its subsidiaries; (iii) the issuance of stock or other securities of BNI or any of its subsidiaries to an Interested Stockholder, other than on a pro rata basis to all holders of Voting Stock of the same class held by the Interested Stockholder pursuant to a stock split, stock dividend or distribution of warrants or rights; (iv) the adoption of any plan or proposal for the liquidation or dissolution of BNI proposed by or on behalf of an Interested Stockholder; (v) any reclassification of securities, recapitalization, merger or consolidation or other transaction which has the effect, directly or indirectly, of increasing the proportionate share of any Voting Stock beneficially owned by an Interested Stockholder; or (vi) any agreement, contract or other arrangement providing for any of the foregoing transactions.

  "Substantial Part of the corporation's Assets" means assets of BNI or any of its subsidiaries in an amount equal to 20 percent or more of the fair market value, as determined by the Disinterested Directors, of the total consolidated assets of BNI and its subsidiaries taken as a whole as of the end of its most recent fiscal year ended prior to the time the determination is made.

  There are no provisions in SFP's Certificate of Incorporation or Bylaws addressing the stockholder voting requirements for business combinations.
Section 251(c) of the Delaware Corporation Law requires that the affirmative vote of a majority of the outstanding stock of the corporation entitled to vote thereon is necessary for the adoption of a business combination.

  In addition, the provisions of section 203 of the Delaware Corporation Law are applicable to both BNI and SFP. Section 203 provides that, subject to certain exceptions specified therein, a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers and employee stock purchase plans in which employee participants do not have the right to determine confidentially whether plan shares will be tendered in a tender or exchange offer) or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote at an annual or special meeting, and not by written consent, of at

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

least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified in section 203 of the Delaware Corporation Law, an interested stockholder is defined to include (a) any person that is the owner of fifteen percent or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of fifteen percent or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (b) the affiliates and associates of any such person.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The BNI Bylaws provide that BNI shall indemnify any officer or director to whom, and to the extent, indemnification may be granted pursuant to the Delaware Corporation Law and further provides that a person who was or is made a party to, or is involved in any action, suit or proceeding by reason of the fact that he is or was a director, officer or employee of BNI will be indemnified by BNI against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon such person. The BNI Bylaws also provide that the foregoing right of indemnification shall be in addition to and not exclusive of all other rights to which such director, officer or employee may be entitled. The SFP Bylaws contain substantially similar provisions with respect to indemnification.

RIGHTS PLANS

BNI Rights Plan

  The following is a summary of BNI's rights plan. The BNI rights plan will not be triggered by the Offer or the Merger. The summary does not purport to be complete and is qualified in its entirety to BNI's Registration Statement on Form 8-A dated July 15, 1986, including the Rights Agreement included as an exhibit thereto (the "BNI Rights Agreement").

  On July 10, 1986, the Board of Directors of BNI declared a dividend distribution of one BNI Right for each outstanding share of BNI Common Stock to stockholders of record at the close of business on July 24, 1986 (the "BNI Rights Record Date"). Except as set forth below, each BNI Right, when exercisable, entitles the registered holder to purchase from BNI one one-hundredth of a share of Junior Class A Preferred Stock at a price of $190 per one one-hundredth of a share (the "BNI Purchase Price"), subject to adjustment.

  Initially, the BNI Rights will be attached to all BNI Common Stock certificates representing shares then outstanding, and no separate BNI Rights certificates will be distributed. Until the earlier to occur of (i) ten days following a public announcement that, without the prior consent of BNI, a person or group of affiliated or associated persons (a "BNI Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of securities having twenty percent or more of the voting power of all outstanding voting securities of BNI (the "BNI Stock Acquisition Date"), or (ii) ten days following the commencement of (or a public announcement of an intention to make) a tender offer or exchange offer which would result in any person or group and related persons having beneficial ownership of securities having twenty percent or more of such voting power, without the prior consent of BNI (the earlier of such dates being called the "BNI Distribution Date"), the BNI Rights will be evidenced, with respect to any of the BNI Common Stock certificates outstanding as of the BNI Rights Record Date, by such BNI Common Stock certificate. The BNI Rights Agreement provides that, until the BNI Distribution Date, the BNI Rights will be transferred with and only with BNI Common Stock certificates. From as soon as practicable after the BNI Rights Record Date and until the BNI Distribution Date (or earlier redemption or expiration of the BNI Rights), new BNI Common Stock certificates issued after the BNI Rights Record Date upon transfer or new issuance of the BNI Common Stock will contain a notation incorporating the BNI Rights Agreement by reference. Until the BNI Distribution Date (or earlier redemption or expiration of the BNI Rights), the surrender for transfer of any certificates for BNI Common Stock outstanding as of the BNI Rights Record Date will also constitute the transfer of the BNI Rights associated with the BNI Common Stock represented by such certificate. As soon

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

as practicable following the BNI Distribution Date, separate certificates evidencing the BNI Rights ("Rights Certificates") will be mailed to holders of record of the BNI Common Stock as of the close of business on the BNI Distribution Date, and the separate BNI Rights Certificates alone will evidence the BNI Rights.

  The BNI Rights are not exercisable until the BNI Distribution Date. The BNI Rights will expire on July 24, 1996, unless earlier redeemed or the term of the BNI Rights Agreement is extended by BNI as described below.

  The BNI Purchase Price payable, and the number of shares of the Junior Class A Preferred Stock or other securities or property issuable, upon exercise of the BNI Rights are subject to adjustment from time to time to prevent dilution
(i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Junior Class A Preferred Stock, (ii) upon the grant to holders of the Junior Class A Preferred Stock of certain rights or warrants to subscribe for Junior Class A Preferred Stock, certain convertible securities or securities having the same or more favorable rights, privileges and preferences as the Junior Class A Preferred Stock at less than the current market price of the Junior Class A Preferred Stock or (iii) upon the distribution to holders of the Junior Class A Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends out of earnings or retained earnings and dividends payable in Junior Class A Preferred Stock) or of subscription rights or warrants (other than those referred to above).

  In the event that BNI is acquired in a merger or other business combination transaction where BNI is not the surviving corporation or where the BNI Common Stock is exchanged or changed or fifty percent or more of its assets or earning power are sold (in one transaction or a series of transactions), proper provision shall be made so that each holder of a BNI Right shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the BNI Right, that number of shares of common stock of the acquiring company (or, in the event there is more than one acquiring company, the acquiring company receiving the greatest portion of the assets or earning power transferred) which at the time of such transaction would have a market value of two times the exercise price of the BNI Right (such right being called the "BNI Merger Right"). In the event that BNI is the surviving corporation in a merger and the BNI Common Stock is not changed or exchanged, or in the event that a BNI Acquiring Person engages in one of a number of self-dealing transactions specified in the BNI Rights Agreement, or a BNI Acquiring Person becomes the beneficial owner of securities having 25% or more of the voting power of all then outstanding voting securities of BNI (unless pursuant to an all-cash tender offer for all outstanding shares of BNI Common Stock), proper provision shall be made so that each holder of a BNI Right will for a 60-day period thereafter have the right to receive upon exercise that number of shares (or fractional shares) of Junior Class A Preferred Stock having a market value of two times the exercise price of the BNI Right, subject to the availability of a sufficient number of treasury shares on authorized but unissued shares (such right being called the "Subscription Right"). The holder of a BNI Right will continue to have the Merger Right whether or not such holder exercises the Subscription Right. Upon the occurrence of any of the events giving rise to the exercisability of the Subscription Right or the Merger Right, any BNI Rights that are or were at any time owned by a BNI Acquiring Person engaging in any of such transactions or receiving the benefits thereof on or after the time the BNI Acquiring Person becomes such shall become void insofar as they relate to the Subscription Right or the Merger Right.

  With certain exceptions, no adjustments in the BNI Purchase Price will be required until cumulative adjustments require an adjustment of at least one percent in such BNI Purchase Price. No fractions of shares (other than fractional shares of Junior Class A Preferred Stock that are integral multiples of one one-hundredth of a share) will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Junior Class A Preferred Stock on the last trading date prior to the date of exercise.

  At any time prior to the earlier to occur of (i) the close of business on the BNI Stock Acquisition Date or (ii) the expiration of the BNI Rights, BNI may redeem the BNI Rights in whole, but not in part, at a price of $.05 per BNI Right (the "BNI Redemption Price"), which redemption shall be effective upon the action of the BNI Board of Directors. Additionally, BNI may thereafter redeem the then outstanding BNI

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Rights in whole, but not in part, at the BNI Redemption Price, provided that such redemption is incidental to a merger or other business combination transaction or series of transactions involving BNI but not involving a BNI Acquiring Person or any person who was a BNI Acquiring Person or following an event giving rise to, and the expiration of the exercise period for, the BNI Subscription Right if and for as long as a BNI Acquiring Person beneficially owns securities representing less than twenty percent of the voting power of BNI's voting securities. BNI's right to redeem the BNI Rights may be reinstated if a BNI Acquiring Person reduces his beneficial ownership of securities to those having less than five percent of the voting power of all then outstanding voting securities of BNI in a transaction or series of transactions not involving BNI. The redemption of BNI Rights described in the two preceding sentences shall be effective only as of such time when the BNI Subscription Right is not exercisable, and in any event, only after ten business days prior notice. Upon the effective date of the redemption of the BNI Rights, the right to exercise the BNI Rights will terminate and the only right of the holders of BNI Rights will be to receive the BNI Redemption Price.

  The Junior Class A Preferred Stock purchasable upon exercise of the BNI Rights will be nonredeemable and junior to any other series of preferred stock BNI may issue (unless otherwise provided in the terms of such stock). Each share of Junior Class A Preferred Stock will have a preferential quarterly dividend in an amount equal to the greater of $10.00 and 100 times the dividend declared on each share of BNI Common Stock. In the event of liquidation, the holders of Junior Class A Preferred Stock will receive a preferred liquidation payment equal to the greater of $19,000 and 100 times the payment made per share of BNI Common Stock. Each share of Junior Class A Preferred Stock will have 100 votes, voting together with the shares of BNI Common Stock. In the event of any merger, consolidation or other transaction in which shares of BNI Common Stock are exchanged, each share of Junior Class A Preferred Stock will be entitled to receive 100 times the amount and type of consideration received per share of BNI Common Stock. The rights of the Junior Class A Preferred Stock as to dividends, liquidation and voting, and in the event of merger and consolidations, are protected by customary anti-dilution provisions. Fractional shares of Junior Class A Preferred Stock in integral multiples of one one-hundredth of a share of Junior Class A Preferred Stock will be issuable; however, BNI may elect to distribute depositary receipts in lieu of such fractional shares. In lieu of fractional shares other than fractions that are integral multiples of one one-hundredth of a share, an adjustment in cash will be made based on the market price of the Junior Class A Preferred Stock on the last trading date prior to the date of exercise.

  Until a BNI Right is exercised, the holder thereof, as such, will have no rights as a stockholder of BNI, including, without limitation, the right to vote or to receive dividends.

  SFP Rights Plan

  The following is a summary of SFP's rights plan. The SFP rights plan does not apply to any acquisition of shares of SFP Common Stock by BNI pursuant to the terms of the Merger Agreement and consequently the provisions described below with respect to the effects of the commencement of a tender offer or the acquisition of more than 10% of the outstanding SFP Common Stock would not apply to the Offer or the Merger. The summary does not purport to be complete and is qualified in its entirety by the Rights Agreement, dated as of November 28, 1994, between SFP and First Chicago Trust Company of New York, as Rights Agent (the "SFP Rights Agreement"), which is included as an exhibit to SFP's Registration Statement on Form 8-A dated November 29, 1994.

  On November 28, 1994, the Board of Directors of SFP declared a dividend distribution of one SFP Right for each outstanding share of SFP Common Stock to stockholders of record at the close of business on December 9, 1994 (the "SFP Rights Record Date"). Except as described below, each SFP Right, when exercisable, entitles the registered holder to purchase from SFP one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share (the "SFP Preferred Stock"), at a price of $50.00 per one one-hundredth share (the "SFP Purchase Price"), subject to adjustment.

  Initially, the SFP Rights will be attached to all SFP Common Stock certificates representing shares then outstanding, and no separate SFP Right certificates will be distributed. Until the earlier to occur of (i) 10

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days following a public announcement that a person or group of affiliated or associated persons (an "SFP Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding shares of SFP Common Stock (the "SFP Shares Acquisition Date") or (ii) 15 business days (or such later date as may be determined by action of the Board of Directors of SFP prior to the time that any person becomes an SFP Acquiring Person) following the commencement of (or public announcement of an intention to make) a tender or exchange offer if, upon consummation thereof, such person or group would be the beneficial owner of 10% or more of such outstanding shares of SFP Common Stock (the earlier of such dates being called the "SFP Distribution Date"), the SFP Rights will be evidenced by the SFP Common Stock certificates together with a copy of the Summary of Rights Plan and not by separate certificates.

  The SFP Rights Agreement also provides that, until the SFP Distribution Date, the SFP Rights will be transferred with and only with the SFP Common Stock. Until the SFP Distribution Date (or earlier redemption, expiration or termination of the SFP Rights), the transfer of any certificates for SFP Common Stock, with or without a copy of the Summary of Rights Plan, will also constitute the transfer of the SFP Rights associated with the SFP Common Stock represented by such certificates. As soon as practicable following the SFP Distribution Date, separate certificates evidencing the SFP Rights ("SFP Right Certificates") will be mailed to holders of record of the SFP Common Stock as of the close of business on the SFP Distribution Date and, thereafter, such separate SFP Right Certificates alone will evidence the SFP Rights.

  Under the SFP Rights Agreement, the SFP Board of Directors has the right, in its sole discretion, to delay the SFP Distribution Date prior to the time any person becomes an SFP Acquiring Person. The Board of Directors of SFP has postponed the occurrence of the SFP Distribution Date, which would have occurred as a result of the commencement of UPC's tender offer, to January 31, 1994 and has the right to further delay the SFP Distribution Date.

  The SFP Rights are not exercisable until the SFP Distribution Date and will expire at the earliest of (i) December 9, 2004 (the "SFP Final Expiration Date"), (ii) the redemption of the Rights by SFP as described below, (iii) the time immediately prior to the effectiveness of the merger of SFP with and into BNI pursuant to the Merger Agreement, and (iv) the exchange of all SFP Rights for SFP Common Stock as described below.

  In the event that any person (other than SFP, its affiliates or any person receiving newly-issued shares of SFP Common Stock directly from SFP) becomes the beneficial owner of 10% or more of the then outstanding shares of SFP Common Stock, each holder of an SFP Right will thereafter have the right to receive, upon exercise at the then current exercise price of the SFP Right, SFP Common Stock (or, in certain circumstances, cash, property or other securities of SFP) having a value equal to two times the exercise price of the SFP Right. The SFP Rights Agreement contains an exemption for any issuance of SFP Common Stock by SFP directly to any person (for example, in a private placement or an acquisition by SFP in which SFP Common Stock is used as consideration), even if that person would become the beneficial owner of 10% or more of the SFP Common Stock, provided that such person does not acquire any additional shares of SFP Common Stock.

  In the event that, at any time following the SFP Shares Acquisition Date, SFP is acquired in a merger or other business combination transaction or 50% or more of SFP's assets or earning power are sold, proper provision will be made so that each holder of an SFP Right will thereafter have the right to receive, upon exercise at the then current exercise price of the SFP Right, common stock of the acquiring or surviving company having a value equal to two times the exercise price of the SFP Right.

  Notwithstanding the foregoing, following the occurrence of any of the events set forth in the preceding two paragraphs (the "SFP Triggering Events"), any SFP Rights that are, or (under certain circumstances specified in the SFP Rights Agreement) were, beneficially owned by any SFP Acquiring Person will immediately become null and void.

  The SFP Purchase Price payable, and the number of shares of SFP Preferred Stock or other securities or property issuable, upon exercise of the SFP Rights, are subject to adjustment from time to time to prevent dilution, among other circumstances, in the event of a stock dividend on, or a subdivision, split, combination, consolidation or reclassification of, the SFP Preferred Stock or the SFP Common Stock, or a reverse split of the outstanding shares of SFP Preferred Stock or the SFP Common Stock.

  At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 10% or more of the outstanding SFP Common Stock and prior to the acquisition by such person or group of 50% or more of the outstanding SFP Common Stock, the Board of Directors of SFP may exchange the SFP Rights (other than SFP Rights owned by such person or group, which have become void), in whole or in part, at an exchange ratio of one share of SFP Common Stock per SFP Right (subject to adjustment).

  With certain exceptions, no adjustments in the SFP Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in the SFP Purchase Price. SFP will not be required to issue fractional shares of SFP Preferred Stock or SFP Common Stock (other than fractions in multiples of one one-hundredths of a share of SFP Preferred Stock) and, in lieu thereof, an adjustment in cash may be made based on the market price of the SFP Preferred Stock or SFP Common Stock on the last trading date prior to the date of exercise.

  At any time after the date of the SFP Rights Agreement until the time that a person becomes an SFP Acquiring Person, the Board of Directors of SFP may redeem the SFP Rights in whole, but not in part, at a price of $.01 per SFP Right (the "SFP Redemption Price"), which may (at the option of SFP) be paid in cash, shares of SFP Common Stock or other consideration deemed appropriate by the Board of Directors of SFP. Upon the effectiveness of any action of the Board of Directors of SFP ordering redemption of the SFP Rights, the SFP Rights will terminate and the only right of the holders of SFP Rights will be to receive the SFP Redemption Price.

  Until an SFP Right is exercised, the holder thereof, as such, will have no rights as a stockholder of SFP, including, without limitation, the right to vote or to receive dividends.

  The provisions of the SFP Rights Agreement may be amended by SFP, except that any amendment adopted after the time that a person becomes an SFP Acquiring Person may not adversely affect the interests of holders of SFP Rights.

  Two million five hundred thousand (2,500,000) shares of SFP Preferred Stock have been reserved for issuance in the event of exercise of the SFP Rights.

  The SFP Rights have certain anti-takeover effects. The SFP Rights will cause substantial dilution to a person or group that attempts to acquire SFP without conditioning the offer on the SFP Rights being redeemed or a substantial number of SFP Rights being acquired, and under certain circumstances the SFP Rights beneficially owned by such a person or group may become void. The SFP Rights should not interfere with any merger or other business combination approved by the Board of Directors of SFP because, if the SFP Rights would become exercisable as a result of such merger or business combination, the Board of Directors of SFP may, at its option, at any time prior to the time that any Person becomes an SFP Acquiring Person, redeem all (but not less than all) of the then outstanding SFP Rights at the SFP Redemption Price.

               CERTAIN ADDITIONAL INFORMATION CONCERNING HOLDINGS

DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of Holdings consists of 300,000,000 shares of Holdings Common Stock, 25,000,000 shares of Preferred Stock, par value $.01 per share ("Holdings Preferred Stock") and 50,000,000 shares of Class A Preferred Stock, par value $.01 per share ("Holdings Class A Preferred Stock"). The following description of Holdings' capital stock does not purport to be complete and is qualified in its entirety by reference to the Delaware Corporation Law and Holdings' Certificate of Incorporation.

 Holdings Common Stock

  At December 22, 1994, there were 1,000 shares of Holdings Common Stock outstanding. All of the outstanding shares of Holdings Common Stock are fully paid and nonassessable, and the shares of Holdings Common Stock, if any, to be issued in the Alternative Merger, when issued pursuant to the Merger Agreement, will be fully paid and nonassessable. Each holder of Holdings Common Stock is entitled to one vote per share in the election of directors and on all other matters submitted to a vote of stockholders. Subject to the rights and preferences of any of Holdings' preferred stock, each share of Holdings Common Stock is entitled to receive dividends as may be declared by the Board of Directors out of funds legally available therefor and to share ratably in all assets available for distribution to stockholders upon dissolution or liquidation. No holder of Holdings Common Stock has any preemptive right to subscribe for any securities of Holdings.

 Holdings Preferred Stock

  No Holdings Preferred Stock or Holdings Class A Preferred Stock is outstanding. Under Holdings' Certificate of Incorporation, Holdings' Board of Directors has the authority to issue up to the authorized number of such classes of preferred stock in one or more series, to fix the number of shares of each series and to fix the designations, rights and powers of each series. Any series of either class of preferred stock may be issued without stockholder approval. However, pursuant to the Merger Agreement, SFP and BNI have agreed not to permit Holdings to take any actions or undertake any operations except as may be necessary in connection with the consummation of the Alternative Merger and the transactions contemplated by the Merger Agreement.

RIGHTS OF HOLDINGS STOCKHOLDERS

  The Certificate of Incorporation and Bylaws of Holdings are substantially identical to those of BNI except that Holdings has no outstanding shares of preferred stock. In addition, Holdings does not have a rights plan. Accordingly, except for the foregoing, the rights of a holder of Holdings Common Stock are identical to those of a holder of BNI Common Stock. See "Comparison of Rights of Stockholders of BNI and SFP."

                                    EXPERTS

  The consolidated financial statements of BNI as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993, incorporated by reference in this Joint Proxy Statement/Prospectus, have been incorporated herein by reference in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The balance sheet of Holdings as of December 22, 1994, has been included in this Joint Proxy Statement/Prospectus in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The consolidated financial statements of SFP as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993, incorporated by reference in this Joint Proxy Statement/Prospectus to SFP's Form 8-K/A dated October 5, 1994, have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  Representatives of Coopers & Lybrand L.L.P. are expected to be present at the BNI Special Meeting and representatives of Price Waterhouse LLP are expected to be present at the SFP Special Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 LEGAL MATTERS

  The validity of the BNI Common Stock and the Holdings Common Stock offered hereby will be passed upon by Davis Polk & Wardwell, special counsel to BNI and Holdings.

                    OTHER BUSINESS AT THE SPECIAL MEETINGS;
                             STOCKHOLDER PROPOSALS

  BNI management and SFP management know of no other matters that may properly be, or which are likely to be, brought before the BNI Special Meeting or the SFP Special Meeting, respectively. However, if any other matters are properly brought before such Special Meetings, the persons named in the enclosed proxy or their substitutes will vote the proxies in accordance with the recommendations of management.

  In order to be considered for inclusion in the proxy statement for the next annual meeting of stockholders of BNI, any stockholder proposal intended to be presented at the meeting must have been received by BNI at its executive offices on or before November 19, 1994.

  In order to be considered for inclusion in the proxy statement for the 1995 annual meeting of stockholders of SFP, any stockholder proposal intended to be presented at the meeting must have been received by SFP at its executive offices no later than November 15, 1994.

                       REPORT OF INDEPENDENT ACCOUNTANTS

Stockholders
BNSF Corporation

  We have audited the accompanying balance sheet of BNSF Corporation as of December 22, 1994. This balance sheet is the responsibility of BNSF Corporation's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of BNSF Corporation at December 22, 1994, in conformity with generally accepted accounting principles.

/s/ Coopers & Lybrand L.L.P.

Fort Worth, Texas
December 22, 1994

                                BNSF CORPORATION

                                 BALANCE SHEET
                               DECEMBER 22, 1994

Assets:
  Cash.................................................................. $1,000
                                                                         ------
    Total assets........................................................ $1,000
                                                                         ======
Stockholders' equity:
  Common stock, par value $.01 per share, 1,000 shares issued and out-
   standing............................................................. $   10
  Additional paid-in capital............................................    990
                                                                         ------
    Total stockholders' equity.......................................... $1,000
                                                                         ======



       The accompanying notes are an integral part of the balance sheet.

                                BNSF CORPORATION

                             NOTES TO BALANCE SHEET

1. BACKGROUND OF ORGANIZATION:

  BNSF Corporation was incorporated under the Delaware General Corporation Law on December 16, 1994 for the purpose of effectuating the combination of Burlington Northern Inc. (BNI) and Santa Fe Pacific Corporation (SFP) in accordance with the terms of the Merger Agreement dated as of June 29, 1994, as amended by an Amendment thereto dated as of October 26, 1994 and Amendment No. 2 thereto dated as of December 18, 1994, if so elected by the parties thereto. BNSF Corporation is jointly owned by BNI and SFP and has not engaged in any other activity since its formation.

2. BASIS OF ACCOUNTING:

  The accompanying balance sheet includes all of the relevant assets and liabilities attributable to BNSF Corporation.

3. STOCKHOLDERS' EQUITY:

  The authorized capital stock of BNSF consists of 300,000,000 shares of BNSF Common Stock, par value $.01 per share, 25,000,000 shares of Preferred Stock, par value $.01 per share and 50,000,000 shares of Class A Preferred Stock, par value $.01 per share. The following summarizes the equity of the two stockholders:

       Burlington Northern Inc.......................................... $  500
       Santa Fe Pacific Corporation.....................................    500
                                                                         ------
                                                                         $1,000
                                                                         ======

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                  DATED AS OF

                                 JUNE 29, 1994,

                       AS AMENDED AS OF OCTOBER 26, 1994

                          AND AS OF DECEMBER 18, 1994,

                                    BETWEEN

                            BURLINGTON NORTHERN INC.

                                      AND

                          SANTA FE PACIFIC CORPORATION

                             TABLE OF CONTENTS(/1/)

                                                                            PAGE
                                   ARTICLE I

                                   THE MERGER

 1.1.  The Merger.........................................................   A-1
 1.2.  Conversion of Shares...............................................   A-1
 1.3.  Surrender and Payment..............................................   A-2
 1.4.  Stock Options......................................................   A-3
 1.5.  Adjustments........................................................   A-3
 1.6.  Closing............................................................   A-3
 1.7.  Fractional Shares..................................................   A-4
 1.8.  Alternative Transaction Structure .................................   A-4

                                   ARTICLE II

                        CERTAIN MATTERS RELATING TO BNI
                         AND THE SURVIVING CORPORATION

 2.1.  Directors of the Surviving Corporation.............................   A-7
 2.2.  Certificate of Incorporation and Bylaws of the Surviving
         Corporation......................................................   A-7

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF SFP

 3.1.  Corporate Existence and Power......................................   A-7
 3.2.  Corporate Authorization............................................   A-8
 3.3.  Governmental Authorization.........................................   A-8
 3.4.  Non-Contravention..................................................   A-8
 3.5.  Capitalization.....................................................   A-8
 3.6.  Material Subsidiaries..............................................   A-9
 3.7.  SEC Filings........................................................   A-9
 3.8.  Financial Statements...............................................  A-10
 3.9.  Disclosure Documents...............................................  A-10
 3.10. Information Supplied...............................................  A-11
 3.11. No Material Adverse Changes........................................  A-11
 3.12. Undisclosed Material Liabilities...................................  A-11
 3.13. Litigation.........................................................  A-11
 3.14. Taxes..............................................................  A-12
 3.15. ERISA..............................................................  A-12
 3.16. Finders' Fees......................................................  A-14
 3.17. Environmental Matters..............................................  A-14
 3.18. Takeover Statutes..................................................  A-14
 3.19. Compliance With Laws..............................................   A-14
- --------
(/1/)The Table of Contents is not a part of this Agreement.

 3.20. Spinoff Dividend...................................................  A-14
 3.21. Private Letter Ruling..............................................  A-15
 3.22. Excess Loss Accounts...............................................  A-15
 3.23. SFP Rights Agreement...............................................  A-15

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BNI

 4.1. Corporate Existence and Power.......................................  A-15
 4.2. Corporate Authorization.............................................  A-15
 4.3. Governmental Authorization..........................................  A-15
 4.4. Non-Contravention...................................................  A-15
 4.5. Capitalization......................................................  A-16
 4.6. Material Subsidiaries...............................................  A-16
 4.7. SEC Filings.........................................................  A-17
 4.8. Financial Statements................................................  A-17
 4.9. Disclosure Documents................................................  A-17
 4.10. Information Supplied...............................................  A-18
 4.11. No Material Adverse Changes........................................  A-18
 4.12. Undisclosed Material Liabilities...................................  A-18
 4.13. Litigation.........................................................  A-19
 4.14. Taxes..............................................................  A-19
 4.15. ERISA..............................................................  A-19
 4.16. Finders' Fees......................................................  A-21
 4.17. Environmental Matters..............................................  A-21
 4.18. Takeover Statutes..................................................  A-21
 4.19. Compliance with Laws...............................................  A-21
 4.20. BNI Rights Agreement...............................................  A-21

                                   ARTICLE V

                                COVENANTS OF SFP

 5.1. Conduct of SFP......................................................  A-22
 5.2. Stockholder Meeting.................................................  A-23
 5.3. Access to Information...............................................  A-23
 5.4. Notices of Certain Events...........................................  A-23
 5.5. Tax Matters.........................................................  A-24
 5.6. Rule 145 Affiliates.................................................  A-24
 5.7. The Spinoff.........................................................  A-24
 5.8. No Solicitations....................................................  A-24
 5.9. Registration Rights.................................................  A-25

                                   ARTICLE VI

                                COVENANTS OF BNI

 6.1. Conduct of BNI......................................................  A-25
 6.2. Stockholder Meeting.................................................  A-26
 6.3. Access to Information...............................................  A-26
 6.4. Notices of Certain Events...........................................  A-27
 6.5. Tax Matters.........................................................  A-27

 6.6. Director and Officer Liability......................................  A-27
 6.7. No Solicitations....................................................  A-28

                                  ARTICLE VII

                            COVENANTS OF BNI AND SFP

 7.1. Reasonable Best Efforts.............................................  A-28
 7.2. ICC Approval........................................................  A-28
 7.3. Certain Filings; Proxy Materials....................................  A-28
 7.4. Public Announcements................................................  A-29
 7.5. Further Assurances..................................................  A-29
 7.6. Antitakeover Statutes...............................................  A-29
 7.7. Cooperation.........................................................  A-29
 7.8. Dividends...........................................................  A-29

                                  ARTICLE VIII

                                   THE OFFER

 8.1 The Offer............................................................  A-30
 8.2. Action by SFP and BNI...............................................  A-30

                                   ARTICLE IX

                            CONDITIONS TO THE MERGER

 9.1. Conditions to the Obligations of Each Party.........................  A-31
 9.2. Conditions to the Obligations of BNI................................  A-31
 9.3. Conditions to the Obligations of SFP................................  A-32

                                   ARTICLE X

                                  TERMINATION

10.1. Termination.........................................................  A-32
10.2. Effect of Termination...............................................  A-33

                                   ARTICLE XI

                                 MISCELLANEOUS

11.1. Notices.............................................................  A-33
11.2. Entire Agreement; Survival of Representations and Warranties......... A-34
11.3. Amendments; No Waivers..............................................  A-34
11.4. Expenses............................................................  A-34
11.5. Successors and Assigns..............................................  A-35
11.6. Governing Law.......................................................  A-35
11.7. Jurisdiction........................................................  A-35
11.8. Counterparts; Effectiveness.........................................  A-35

EXHIBIT A Form of Affiliate Letter
ANNEX I Conditions to the Offer
ANNEX II Registration Rights

                              TABLE OF DEFINITIONS

TERM                                                                    SECTION
- ----                                                                    --------
1933 Act............................................................... 1.4(c)
1933 Act Affiliates.................................................... 5.6
6- 1/4% Convertible Preferred Stock.................................... 4.5(a)
Agreement.............................................................. Recitals
Acquiring Person....................................................... 4.20
Balance Sheet Date..................................................... 3.8
BNI.................................................................... Recitals
BNI Balance Sheet...................................................... 4.8
BNI Benefit Arrangements............................................... 4.16(e)
BNI Common Stock....................................................... 1.2(a)
BNI Disclosure Documents............................................... 4.9
BNI Employee Plans..................................................... 4.15(a)
BNI Form 10-K.......................................................... 4.7(a)
BNI Form 10-Q.......................................................... 4.7(a)
BNI Material Subsidiary................................................ 4.6(a)
BNI Offer Documents.................................................... 8.1(d)
BNI Option............................................................. 1.4(a)
BNI Pension Plans...................................................... 4.15(b)
BNI Post-Signing Returns............................................... 6.5
BNI Proxy Statement.................................................... 4.9
BNI Returns............................................................ 4.14
BNI Rights Agreement................................................... 4.20
BNI Securities......................................................... 4.5(a)
BNI Stockholder Meeting................................................ 6.2
BNI Subsidiary Securities.............................................. 4.6(b)
BNI Voting Debt........................................................ 4.5(b)
Class A Preferred Stock................................................ 4.5(a)
Closing................................................................ 1.6
Closing Date........................................................... 1.6
Code................................................................... Recitals
Common Shares Trust.................................................... 1.7
Confidentiality Agreement.............................................. 11.2
Customary Action....................................................... 5.1
Distribution Date...................................................... 4.20
DGCL................................................................... 3.18
Effective Time......................................................... 1.1(b)
Environmental Laws..................................................... 3.17(b)
Environmental Liabilities.............................................. 3.17(b)
ERISA.................................................................. 3.15(a)
ERISA Affiliate........................................................ 3.15(a)
Excess Shares.......................................................... 1.7
Exchange Act........................................................... 1.2(d)
Exchange Agent......................................................... 1.3(a)
Exchange Ratio......................................................... 1.2(a)
Form 10................................................................ 3.9(b)
Form S-1............................................................... 3.9(b)
Form S-4............................................................... 7.3(a)
Hazardous Substances................................................... 3.17(b)

TERM                                                                    SECTION
- ----                                                                    --------
HSR Act................................................................ 3.3
ICC.................................................................... 3.3
Indemnified Parties.................................................... 6.6
Indemnity Agreements................................................... 6.6
Lien................................................................... 3.4
Liquidation............................................................ 3.21
Material............................................................... 6.1(h)
Material Adverse Effect................................................ 3.1
Merger................................................................. 1.1(a)
Merger Consideration................................................... 1.2(b)
Multiemployer Plan..................................................... 3.16(b)
NYSE................................................................... 1.4(c)
Offer.................................................................. 8.1(a)
PBGC................................................................... 3.16(b)
Person................................................................. 1.2(d)
Private Letter Ruling.................................................. 3.21
Properties............................................................. 3.21
Schedule 14D-9......................................................... 8.2(b)
SEC.................................................................... 1.4(c)
SFP.................................................................... Recitals
SFP Balance Sheet...................................................... 3.8
SFP Common Stock....................................................... 1.2(a)
SFP Disclosure Documents............................................... 3.9(a)
SFP Employee Plans..................................................... 3.15(a)
SFP Form 10-K.......................................................... 3.7(a)
SFP Form 10-Q.......................................................... 3.7(a)
SFP Material Subsidiary................................................ 3.6(a)
SFP Offer Documents.................................................... 8.1(c)
SFP Pension Plans...................................................... 3.15(b)
SFP Post-Signing Returns............................................... 5.5
SFP Preferred Stock.................................................... 3.5(a)
SFP Proxy Statement.................................................... 3.9(a)
SFP Properties......................................................... 5.2
SFP Returns............................................................ 3.14(i)
SFP Rights Agreement................................................... 3.23
SFP Securities......................................................... 3.5(a)
SFP Stock Option....................................................... 1.4(a)
SFP Stockholder Meeting................................................ 5.2
SFP Subsidiary Securities.............................................. 3.6(b)
SFP Voting Debt........................................................ 3.5(b)
Share.................................................................. 1.2(a)
Shares................................................................. 1.2(a)
Spinoff................................................................ Recitals
Spinoff Company........................................................ Recitals
Spinoff Dividend....................................................... Recitals
Spinoff Registration Documents......................................... 3.9(b)
Stock Acquisition Date................................................. 4.20
Subsidiary............................................................. 1.2(c)
Surviving Corporation.................................................. 1.1(a)
Takeover Proposal...................................................... 5.8
Takeover Statute....................................................... 3.18

                          AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER dated as of June 29, 1994, as amended as of October 26, 1994 and as of December 18, 1994 (this "Agreement"), between Burlington Northern Inc., a Delaware corporation ("BNI"), and Santa Fe Pacific Corporation, a Delaware corporation ("SFP").

  WHEREAS, the respective Boards of Directors of BNI and SFP have determined that it is in the best interests of their respective stockholders to consummate the merger provided for herein;

  WHEREAS, the respective Boards of Directors of BNI and SFP have determined that this Agreement is in the best interests of BNI or SFP, as the case may be, and its respective stockholders and have duly approved this Agreement and authorized its execution and delivery;

  WHEREAS, the respective Boards of Directors of BNI and SFP have received the opinions of Lazard Freres & Co. and Goldman, Sachs & Co., respectively, that the Exchange Ratio (as defined in Section 1.2(a)(i)) is fair to their respective stockholders from a financial point of view;

  WHEREAS, BNI has been informed that (a) as a result of an initial public offering of shares of common stock of SFP Gold Corporation (the "Spinoff Company"), SFP presently owns approximately 85% of the outstanding capital stock of the Spinoff Company, (b) the Board of Directors of SFP has declared, pursuant to resolutions substantially in the form provided to BNI prior to the date hereof, a dividend (the "Spinoff Dividend") of the stock of the Spinoff Company owned by SFP, to be issued on September 30, 1994 to SFP shareholders of record as of September 12, 1994 (the issuance of the Spinoff Dividend shall be referred to as the "Spinoff"), and (c) SFP has received a private letter ruling from the Internal Revenue Service to the effect that the Spinoff qualifies as a tax-free distribution within the meaning of Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"); and

  WHEREAS, it is the intention of the parties to this Agreement that for Federal income tax purposes the Merger shall qualify as a "reorganization" within the meaning of Section 368 of the Code.

  NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

  SECTION 1.1. The Merger. (a) At the Effective Time (as defined in Section 1.1(b)), SFP shall be merged with and into BNI in accordance with Delaware Law (the "Merger"), whereupon the separate existence of SFP shall cease, and BNI shall be the surviving corporation (the "Surviving Corporation").

  (b) The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger (the "Effective Time"); such filing shall be made as soon as practicable after the Closing, as defined in Section 1.6 of this Agreement.

  (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of SFP and BNI, all as provided under Delaware Law.

  SECTION 1.2. Conversion of Shares. (a) At the Effective Time:

  (i) each share (a "Share" and, collectively, the "Shares") of SFP common stock, par value $1.00 per share (the "SFP Common Stock"), outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.2(a)(ii) below, be converted into 0.40 shares of the common stock, no par value (the "BNI Common Stock"), of BNI (0.40 being defined herein as the "Exchange Ratio"); and

  (ii) each Share held by SFP as treasury stock or owned by BNI or any Subsidiary (as defined in Section 1.2(c)) of BNI immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

  (b) The BNI Common Stock (accompanied by rights issued pursuant to the BNI Rights Agreement (as defined in Section 4.20)) to be received as consideration pursuant to the Merger by each holder of Shares is referred to herein as the "Merger Consideration".

  (c) For purposes of this Agreement, the word "Subsidiary" when used with respect to any Person means any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries or (ii) such Person or any other Subsidiary of such Person is a general partner, it being understood that representations and warranties of a Person concerning any former Subsidiary of such Person shall be deemed to relate only to the periods during which such former Subsidiary was a Subsidiary of such Person.

  (d) For purposes of this Agreement, the word "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof, or any affiliate (as that term is defined in the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the "Exchange Act")) of any of the foregoing.

  SECTION 1.3. Surrender and Payment. (a) Prior to the Effective Time, BNI shall appoint an agent reasonably satisfactory to SFP (the "Exchange Agent") for the purpose of exchanging certificates representing Shares as provided in
Section 1.2(a)(i). At the Effective Time, BNI will deposit with the Exchange Agent certificates representing the aggregate Merger Consideration to be paid in respect of the Shares. Promptly after the Effective Time, BNI will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent).

  (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

  (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

  (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article I.

  (e) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Section 1.3(a), and any portion of the Common Shares Trust (as defined in Section 1.7) that remains unclaimed by the holders of Shares twelve months after the Effective Time shall be returned to BNI, upon demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Article I prior to that time shall thereafter look only to BNI for his claim for BNI Common Stock, any cash in lieu of fractional shares of BNI Common Stock and any dividends or distributions with respect to BNI Common Stock. Notwithstanding the foregoing, BNI shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws.

  (f) No dividends or other distributions with respect to the BNI Common Stock constituting part of the Merger Consideration shall be paid to the holder of any unsurrendered certificates representing Shares until such certificates are surrendered as provided in this Section 1.3. Upon such surrender, there shall be paid, without interest, to the person in whose name the certificates representing the BNI Common Stock into which such Shares were converted are registered, (1) all dividends and other distributions in respect of BNI Common Stock that are payable on a date subsequent to, and the record date for which occurs after, the Effective Time and (2) all dividends or other distributions in respect of Shares that are payable on a date subsequent to, and the record date for which occurs before, the Effective Time.

  SECTION 1.4. Stock Options. (a) At the Effective Time, each outstanding option to purchase shares of SFP Common Stock (a "SFP Stock Option") granted under any employee stock option or compensation plan or arrangement of SFP shall be canceled and substituted with an option (a "BNI Option") to acquire BNI Common Stock. Such cancellation and substitution shall comply in all respects with, and shall be performed in accordance with, the methodology prescribed by the provisions of Section 424(a) of the Code and the regulations thereunder, and each BNI Option shall provide the option holder with rights and benefits that are no less favorable to him than were provided under the SFP Stock Option for which it was substituted.

  (b) At or as soon as practicable after the Effective Time, BNI shall issue to each holder of an SFP Stock Option which is cancelled pursuant to Section 1.4(a) an agreement that accurately reflects the terms of the BNI Option substituted therefor as contemplated by Section 1.4(a).

  (c) BNI shall take all corporate actions necessary to reserve for issuance such number of shares of BNI Common Stock as will be necessary to satisfy exercises in full of all BNI Options after the Effective Time. With respect to such BNI Common Stock, BNI shall (i) as soon as practicable after the Effective Time file with the Securities and Exchange Commission ("SEC") a Registration Statement on Form S-8 and use its reasonable best efforts to have such registration statement become and remain continuously effective under the Securities Act of 1933, as amended (the "1933 Act") and (ii) file with the New York Stock Exchange, Inc. (the "NYSE") a listing application and use its reasonable best efforts to have such shares admitted to trading thereon upon exercises of BNI Options. BNI shall also use its reasonable best efforts to ensure that all incentive stock options within the meaning of the Code continue to qualify as such at all times after the Effective Time.

  SECTION 1.5. Adjustments. If, prior to the Effective Time, BNI or SFP (as the case may be) should split or combine the BNI Common Stock or the SFP Common Stock, or pay a stock dividend or other stock distribution in BNI Common Stock or SFP Common Stock, or otherwise change the BNI Common Stock or SFP Common Stock into any other securities, or make any other dividend or distribution in respect of the BNI Common Stock or the SFP Common Stock (other than the Spinoff, stock options permitted or contemplated by this Agreement, and normal dividends as the same may be adjusted from time to time in accordance with this Agreement), then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

  SECTION 1.6. Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, at 10:00 A.M. on the second business day after all the conditions set forth in Article IX (other than those that are waived by the party or parties for whose benefit such conditions exist) are satisfied or (ii) at such other place and/or time and/or on such other date as the parties may agree. The date upon which the Closing shall occur is herein called the "Closing Date".

  SECTION 1.7. Fractional Shares. No certificates or scrip representing fractional shares of BNI Common Stock will be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fractional share of BNI Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 1.7, a cash payment in lieu of such fractional shares of BNI Common Stock representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent in one or more transactions (which sale transactions shall be made at such times, in such manner and on such terms as the Exchange Agent shall determine in its reasonable discretion) on behalf of all such holders of the aggregate of the fractional shares of BNI Common Stock which would otherwise have been issued (the "Excess Shares"). The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Shares, the Exchange Agent will hold such proceeds in trust (the "Common Shares Trust") for the holders of the Shares. BNI shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with this sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction the numerator of which is the amount of the fractional BNI Common Stock Interest to which such holder of Shares is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares in lieu of any fractional shares of BNI Common Stock, the Exchange Agent shall make available such amounts to such holders of Shares without interest.

  SECTION 1.8. Alternative Transaction Structure. (a) At any time prior to the Effective Time, either BNI or SFP, in its sole discretion, may notify the other party (the "Alternative Merger Notice") that it has determined to restructure the transaction in the manner contemplated by this Section 1.8. Upon delivery of the Alternative Merger Notice in the manner set forth in Section 11.1 hereof (the "Alternative Election"), the Merger contemplated by Section 1.1 of this Agreement shall be restructured in the manner set forth in this Section 1.8. In such event, all references to the term "Merger" in this Agreement shall be deemed references to the transactions contemplated by this Section 1.8, all references to the term "Surviving Corporation" shall be deemed references to BNSF Corporation, a Delaware corporation ("BNSF"), all references to the term "Effective Time" in this Agreement shall be deemed references to the time at which the certificates of merger are duly filed with the Secretary of State of the State of Delaware (or at such later time as is specified in the certificate of merger) with respect to the Merger as restructured in the manner contemplated by this Section 1.8 and Sections 1.2(a), 1.2(b), 1.4 and 1.7 shall no longer be of any force or effect and the provisions of this Section 1.8 shall govern the terms of the Merger. Prior to the Effective Time, BNSF will be controlled equally by BNI and SFP. The Merger, restructured as contemplated by this Section 1.8, is sometimes referred to as the "Alternative Merger".

  (b) Prior to the Effective Time, BNSF will be controlled equally by BNI and SFP. Prior to the Effective Time of the Alternative Merger, BNI and SFP will cause BNSF to incorporate two wholly owned subsidiaries as Delaware corporations ("BNI Merger Sub" and "SFP Merger Sub"). At the Effective Time of the Alternative Merger, (i) BNI Merger Sub will be merged with and into BNI in accordance with Delaware Law, whereupon the separate existence of BNI Merger Sub shall cease, and BNI shall be the surviving corporation, and (ii) SFP Merger Sub will be merged with and into SFP in accordance with Delaware Law, whereupon the separate existence of SFP Merger Sub shall cease, and SFP shall be the surviving corporation.

  (c) At the Effective Time of the Alternative Merger, (i) each share of SFP Common Stock outstanding immediately prior to such Effective Time shall, except as otherwise provided in Section 1.8(d) below, be converted into 0.40 shares of the common stock of BNSF, no par value (the "BNSF Common Stock"), and (ii) each share of BNI Common Stock outstanding immediately prior to such Effective Time shall, except as otherwise provided in Section 1.8(d) below, be converted into
1.0 share of BNSF Common Stock.

  (d) Each share of BNI Common Stock or SFP Common Stock (other than the SFP Common Stock owned by BNI, which shall remain outstanding) held by either of BNI or SFP as treasury stock or owned by BNI, SFP or any Subsidiary of either of them immediately prior to the Effective Time of the Alternative Merger shall be cancelled and no payments shall be made with respect thereto.

  (e) The BNSF Common Stock to be received as consideration in the Alternative Merger by holders of BNI Common Stock or SFP Common Stock is referred to herein as the "Merger Consideration".

  (f) (i) At the Effective Time of the Alternative Merger, each outstanding option to purchase shares of SFP Common Stock (a "SFP Stock Option") or BNI Common Stock (or "BNI Stock Option") granted under any employee stock option or compensation plan or arrangement of SFP or BNI, as the case may be, shall be cancelled and substituted with an option (a "BNSF Option") to acquire BNSF Common Stock. Such cancellation and substitution shall comply in all respects with, and shall be performed in accordance with, the methodology prescribed by the provisions of Section 424(a) of the Code and the regulations thereunder, and each BNSF Option shall provide the option holder with rights and benefits that are no less favorable to him than were provided under the SFP Stock Option or BNI Stock Option for which it was substituted.

  (ii) At or as soon as possible after the Effective Time of the Alternative Merger, BNSF shall issue to each holder of an SFP Stock Option or BNI Stock Option which is cancelled pursuant to Section 1.8(f)(i) an agreement that accurately reflects the terms of the BNSF Option substituted therefor as contemplated by Section 1.8(f)(i).

  (iii) BNSF shall take all corporate actions necessary to reserve such number of shares of BNSF Common Stock as will be necessary to satisfy exercises in full of all BNSF Options after the Effective Time. With respect to such BNSF Common Stock, BNSF shall (i) as soon as practicable after the Effective Time of the Alternative Merger file with the SEC a Registration Statement on Form S-8 and use its reasonable best efforts to have such registration statement become and remain continuously effective under the 1933 Act and (ii) file with the NYSE a listing application and use its reasonable best efforts to have such shares admitted to trading thereon upon exercises of BNSF Options. BNSF shall also use its reasonable best efforts to ensure that all incentive stock options within the meaning of the Code continue to qualify as such at all times after such Effective Time.

  (g) No certificates or scrip representing fractional shares of BNSF Common Stock will be issued in the Alternative Merger, but in lieu thereof each holder of SFP Common Stock otherwise entitled to a fractional share of BNSF Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 1.8 , a cash payment in lieu of such fractional shares of BNSF Common Stock which would otherwise have been issued (the "Excess Shares"). The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of SFP Common Stock, the Exchange Agent will hold such proceeds in trust (the "Common Shares Trust") for the holders of the SFP Common Stock. BNSF shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with this sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of SFP Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction the numerator of which is the amount of the fractional BNSF Common Stock interest to which such holder of SFP Common Stock is entitled and the denominator of which is the aggregate amount of fractional share interests to which such holder of SFP Common Stock is entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of SFP Common Stock in lieu of any fractional shares of BNSF Common Stock, the Exchange Agent shall make available such amounts to such holders of SFP Common Stock without interest.

  (h) Immediately prior to the Effective Time of the Alternative Merger, BNSF will become a party to this Agreement, assume all obligations of BNI hereunder in its capacity as the Surviving Corporation and make the following representations and warranties to each of BNI and SFP:

    (i) Corporate Existence and Power. At the Effective Time, BNSF will be a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and will have all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on the businesses of BNI and SFP as such business are now conducted. At the Effective Time, BNSF will be duly qualified to do business as a foreign corporation and will be in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on BNSF.

    (ii) Corporate Authorization. At the Effective Time, the execution, delivery and performance by BNSF of this Agreement and the consummation by BNSF of the transactions contemplated hereby will be within the corporate powers of BNSF and will have duly authorized by all necessary corporate action on the part of BNSF. At the Effective Time, this Agreement will constitute a valid and binding agreement of BNSF.

    (iii) Governmental Authorization. At the Effective Time, the execution, delivery and performance by BNSF of this Agreement and the consummation of the Merger by BNSF will require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of a certificate of merger in accordance with Delaware Law; (ii) compliance with any applicable requirements of the Exchange Act; (iii) compliance with the applicable requirements of the 1933 Act; (iv) compliance with any applicable foreign or state securities or Blue Sky laws; (v) immaterial actions or filings relating to ordinary operational matters; and (vi) actions that have theretofore been taken or filings that have theretofore been made.

    (iv) Non-Contravention. At the Effective Time, the execution, delivery and performance by BNSF of this Agreement and the consummation by BNSF of the transactions contemplated hereby will not (except, in the case of clauses (B), (C) and (D) of this Section 1.8(h)(iv), for any such matters that singly or in the aggregate have not had, and would not reasonably by expected to have, a Material Adverse Effect on BNSF (A) contravene or conflict with the certificate of incorporation or bylaws of BNSF, (B) assuming compliance with the matters referred to in Section 1.8(h)(iii), contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to BNSF or any Subsidiary of BNSF, (C) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of BNSF or any of its Subsidiaries or to a loss of any benefit to which BNSF or any of its Subsidiaries is entitled under any agreement, contract or other instrument binding upon BNSF or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by BNSF or any of its Subsidiaries or (D) result in the creation or imposition of any Lien on any asset of BNSF or any Subsidiary of BNSF.

  (i) Prior to the Effective Time of the Alternative Merger, BNI and SFP shall ensure that BNSF, BNI Merger Sub and SFP Merger Sub take no actions and undertake no operations except as may be necessary in connection with the consummation of the Merger and the transactions contemplated hereby.

  (j) At the time of the Alternative Election, and without any further action on the part of either SFP or BNI, this Agreement shall be deemed to have been amended as follows:

    (i) The phrase "BNSF," will be added (x) between the phrase "operation of the business of" and the phrase "BNI, SFP and their" in Section 9.1(iii) and (y) between the phrase "impose on" and "BNI, SFP or any" in clause (3) of Section 9.1(v).

    (ii) A new Section 9.2(iii) and 9.3(v) will be added as follows:

      BNSF shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, and the representations and warranties of BNSF shall have been accurate in all material respects at and as of the Effective Time.

    (iii) Section 9.3(ii) shall be amended to read in its entirety as follows:

      (ii) the BNSF Common Stock required to be issued hereunder shall have been approved for listing on the NYSE, subject to official notice of issuance.

  (k) BNI and SFP agree that in the event of the Alternative Election, any other appropriate adjustments shall be made to the other terms and conditions of this Agreement to reflect the transactions contemplated by this Section 1.8 with a view to ensuring that the parties hereto and their stockholders are placed in a position that is as close as possible to the position they would have been in but for such restructuring.

                                   ARTICLE II

                        CERTAIN MATTERS RELATING TO BNI
                         AND THE SURVIVING CORPORATION

  SECTION 2.1. Directors of the Surviving Corporation. The board of directors of the Surviving Corporation will be constituted as follows: two-thirds of the directors will be designated by BNI, and one-third of the directors will be designated by SFP.

  SECTION 2.2. Certificate of Incorporation and Bylaws of the Surviving Corporation. (a) The certificate of incorporation of BNI in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

  (b) The bylaws of BNI in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF SFP

  SFP represents and warrants to BNI that, except as disclosed in Schedule III hereto:

  SECTION 3.1. Corporate Existence and Power. SFP is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. SFP is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on SFP. SFP has heretofore delivered to BNI true and complete copies of SFP's certificate of incorporation and bylaws as currently in effect. For purposes of this Agreement, a "Material Adverse Effect" means, with respect to any Person, a material adverse effect, whether existing or prospective, on the financial condition, business or properties of such Person and its Subsidiaries taken as a whole or on the ability of such Person to perform its obligations hereunder. For purposes of this Agreement, any reference to any event, change or effect being "material" with respect to any Person means an event, change or effect, whether existing or prospective, which is material in relation to the financial condition, business or properties of such Person and its Subsidiaries taken as a whole or on the ability of such Person to perform its obligations hereunder.

  SECTION 3.2. Corporate Authorization. The execution, delivery and performance by SFP of this Agreement and the consummation by SFP of the transactions contemplated hereby are within SFP's corporate powers and, except as set forth in the next sentence, have been duly authorized by all necessary corporate action. The affirmative vote of the holders of a majority of the outstanding shares of SFP Common Stock entitled to vote thereon is the only vote of any class or series of SFP capital stock necessary to approve this Agreement and the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of SFP.

  SECTION 3.3. Governmental Authorization. The execution, delivery and performance by SFP of this Agreement and the consummation of the Offer and the Merger by SFP require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of a certificate of merger in accordance with Delaware Law; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"); (iii) compliance with any applicable requirements relating to approval of the Merger by the Interstate Commerce Commission (the "ICC"); (iv) compliance with any applicable requirements of the Exchange Act;
(v) compliance with any applicable requirements of the 1933 Act; (vi) compliance with any applicable foreign or state securities or Blue Sky Laws; and (vii) immaterial actions or filings relating to ordinary operational matters.

  SECTION 3.4. Non-Contravention. The execution, delivery and performance by SFP of this Agreement and the consummation by SFP of the transactions contemplated hereby do not and will not (except in the case of clauses (ii), (iii) and (iv) of this Section 3.4, for any such matters that singly or in the aggregate have not had, and would not reasonably be expected to have, a Material Adverse Effect on SFP) (i) contravene or conflict with the certificate of incorporation or bylaws of SFP, (ii) assuming compliance with the matters referred to in Section 3.3. contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to SFP or any of its Subsidiaries, (iii) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of SFP or any of its Subsidiaries or to a loss of any benefit to which SFP or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon SFP or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by SFP or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of SFP or any of its Subsidiaries. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

  SECTION 3.5. Capitalization. (a) The authorized capital stock of SFP consists of six hundred million (600,000,000) shares of SFP Common Stock and two hundred million (200,000,000) shares of preferred stock, $1.00 par value per share ("SFP Preferred Stock"). As of May 31, 1994, there were outstanding (i) 186,391,459 shares of SFP Common Stock and 3,629,728 shares were held in treasury, (ii) no shares of SFP Preferred Stock and (iii) employee stock options to purchase an aggregate of 9,953,575 Shares (of which options to purchase an aggregate of 7,004,884 Shares were exercisable). As of May 31, 1994, a total of 12,000,000 shares of SFP Common Stock were approved for awards under the SFP Long-Term Incentive Stock Plan, of which 5,281,405 remain available for grant. All outstanding shares of capital stock of SFP have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section or as contemplated by Section 5.1 and except for the exercise of employee stock options outstanding on May 31, 1994 or issued since that date in accordance with Section 5.1, there are outstanding (x) no shares of capital stock or other voting securities of SFP, (y) no securities of SFP or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of SFP and (z) no options or other rights to acquire from SFP or any of its Subsidiaries, and no obligation of SFP or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of SFP (the items in clauses (x), (y) and (z) being referred to collectively as the "SFP Securities").

There are no outstanding obligations of SFP or any of its Subsidiaries to repurchase, redeem or otherwise acquire any SFP Securities, except for the Offer.

  (b) As of the date hereof, there are no outstanding bonds, debentures, notes or other indebtedness of SFP having the right to vote (or convertible into or exercisable for SFP Securities having the right to vote) on any matters upon which holders of SFP Common Stock may vote (collectively, "SFP Voting Debt").

  SECTION 3.6. Material Subsidiaries. (a) Each Subsidiary of SFP as of the date of this Agreement is identified on Schedule 3.6(a). For purposes of this Agreement, the term "SFP Material Subsidiary" means each Subsidiary of SFP identified as material on Schedule 3.6(a). Each SFP Material Subsidiary is either (i) a corporation that is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on SFP, or (ii) a partnership that is duly formed and in good standing under the laws of its jurisdiction of formation and has all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on SFP.

  (b) Except as set forth in the SFP Form 10-K (as defined in Section 3.7), all of the outstanding capital stock of, or other ownership interests in, each SFP Subsidiary is owned by SFP, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Other than the Variable Rate Exchangeable Debentures Due 2010 issued by SFP Pipeline Holdings, Inc. and those obligations identified on
Schedule 3.6(b), there are no outstanding (i) securities of SFP or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of SFP, or
(ii) options or other rights to acquire from SFP or any of its Subsidiaries, and no other obligation of SFP or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any SFP Subsidiary (the capital stock of each Subsidiary of SFP, together with the items in clauses (i) and (ii), being referred to collectively as the "SFP Subsidiary Securities"). There are no outstanding obligations of SFP or any Subsidiary of SFP to repurchase, redeem or otherwise acquire any outstanding SFP Subsidiary Securities.

  SECTION 3.7. SEC Filings. (a) SFP has delivered to BNI (i) its annual reports on Form 10-K for its fiscal years ended December 31, 1989, December 31, 1990, December 31, 1991, December 31, 1992, and December 31, 1993 (this latest Form 10-K being referred to herein as the "SFP Form 10-K"), (ii) its quarterly report on Form 10-Q for its fiscal quarter ending March 31, 1994 (this Form 10-Q being referred to herein as the "SFP Form 10-Q"), (iii) its proxy statements (as defined in Regulation 14A issued pursuant to the Exchange Act) relating to meetings of the stockholders of SFP held since January 1, 1989, (iv) its report on Form 8-K dated June 25, 1993, as amended, and (v) all other reports, statements, schedules and registration statements filed by SFP and its Subsidiaries with the SEC since January 1, 1989 and through the date of this Agreement, but including only such pre-effective amendments to such registration statements as contain material information not fully reflected in any subsequent amendment to such registration statements (or to any prospectus included therein) delivered to BNI pursuant to this Section 3.7.

  (b) As of its filing date, each such report or statement, as supplemented or amended, if applicable, filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

  (c) Each such registration statement, as supplemented or amended, if applicable, filed pursuant to the 1933 Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

  SECTION 3.8. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of SFP included in the SFP Form 10-K and the SFP Form 10-Q fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of SFP and its consolidated Subsidiaries as of the dates thereof, their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of the unaudited consolidated interim financial statements) and, in the case of the SFP Form 10-K, stockholders' equity. For purposes of this Agreement, "SFP Balance Sheet" means the Consolidated Balance Sheet of SFP as of December 31, 1993 set forth in the SFP Form 10-K, and "Balance Sheet Date" means December 31, 1993.

  SECTION 3.9. Disclosure Documents. (a) Each document required to be filed by SFP with the SEC in connection with the transactions contemplated by this Agreement (the "SFP Disclosure Documents"), including, without limitation, (i) the SFP Offer Documents to be filed with the SEC in connection with the Offer and (ii) the definitive proxy statement of SFP (the "SFP Proxy Statement") to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the offer to purchase and form of related letter of transmittal contained in the SFP Offer Documents or any amendment or supplement thereto are first mailed to stockholders of SFP and at the time of consummation of the Offer, the SFP Offer Documents, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. At the time the SFP Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of SFP and at the time such stockholders vote on adoption of this Agreement, the SFP Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. At the time of the filing of any SFP Disclosure Document other than the SFP Offer Documents and the SFP Proxy Statement and at the time of any distribution thereof, such SFP Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.9(a) will not apply to statements or omissions included in SFP Disclosure Documents based upon information furnished to SFP in writing by BNI specifically for use therein.

  (b) The registration statements on Form S-1 (the "Form S-1") and the registration statement on Form 10 (the "Form 10") filed by SFP in connection with the Spinoff, and any amendments or supplements thereto, or other appropriate filings made to register the stock of the Spinoff Company under the 1933 Act or the Exchange Act, as amended and supplemented (the "Spinoff Registration Documents"), when they became effective, complied as to form in all material respects with the applicable requirements of the 1933 Act and the Exchange Act. At the time of the effectiveness and at the time that the sale of securities pursuant to the Spinoff Registration Documents was consummated, the Spinoff Registration Documents did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this
Section 3.9(b) shall not apply to statements or omissions included in the Spinoff Registration Documents based upon information furnished to SFP in writing by BNI specifically for use therein.

  SECTION 3.10. Information Supplied. The information supplied or to be supplied by SFP for inclusion or incorporation by reference in (i) the BNI Offer Documents or any amendment or supplement thereto will not, at the time the offer to purchase and form of related letter of transmittal contained in the BNI Offer Documents or any amendment or supplement thereto are first mailed to stockholders of SFP and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, (ii) the BNI Proxy Statement or any amendment or supplement thereto will not, at the time the BNI Proxy Statement is first mailed to stockholders of BNI and at the time such stockholders vote on adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, (iii) any BNI Disclosure Document (other than the BNI Offer Documents and the BNI Proxy Statement) will not, at the time of effectiveness of such BNI Disclosure Document and at the time of any distribution thereof contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and
(iv) the Form S-4 (as defined in Section 7.3(a)) will not, at the time the Form S-4 becomes effective under the 1933 Act and at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

  SECTION 3.11. No Material Adverse Changes. Except as contemplated by this Agreement or as publicly disclosed prior to the date of this Agreement, and except as set forth in Schedule 3.11, since the Balance Sheet Date, SFP and the SFP Material Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

    (a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably could be expected to have a Material Adverse Effect on SFP (other than as a result of (i) changes in conditions, including economic or political developments, applicable to the railroad industry generally and (ii) the Spinoff); or

    (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of SFP capital stock (other than (x) aggregate cash dividends on the Shares not in excess of $0.10 per Share in 1994, $0.18 per Share in 1995, $0.20 per Share in 1996 and $0.22 per
  Share in 1997, in each case having record and payment dates determined in accordance with Section 7.8 and (y) the Spinoff).

  SECTION 3.12. Undisclosed Material Liabilities. Except for (i) liabilities reflected in the SEC Reports listed in Section 3.7 and (ii) liabilities incurred in the ordinary course of business of SFP and its Subsidiaries consistent with past practice subsequent to the Balance Sheet Date, SFP and its Subsidiaries have no liabilities that are material to SFP and there is no existing condition or set of circumstances which would reasonably be expected to result in such a liability; provided, however, that this representation does not cover, and shall not be deemed to be breached as a result of, any such liability that results primarily from a Customary Action (as defined in Section
5.1 below).

  SECTION 3.13. Litigation. Except as set forth in the SFP Form 10-K or the SFP Form 10-Q, and except as set forth in the Joint Proxy Statement/Prospectus of SFP and BNI dated October 12, 1994 and the Supplemental Joint Proxy Statement/Prospectus thereto dated October 28, 1994, (i) there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of SFP threatened against or affecting, SFP or any of its Subsidiaries or any of their respective properties before any court or arbitrator or any governmental body, agency or official where there is a reasonable probability of a determination adverse to SFP or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect on SFP and (ii) as of the date of this Agreement, there is no such action, suit, investigation or proceeding which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger, the Spinoff or any of the other transactions contemplated hereby.

  SECTION 3.14. Taxes. Except as set forth in the SFP Balance Sheet (including the notes thereto) or on Schedule 3.14, (i) all material tax returns, statements, reports and forms (collectively, the "SFP Returns") required to be filed with any taxing authority as of the date hereof by, or with respect to, SFP and its Subsidiaries have been filed in accordance with all applicable laws; (ii) SFP and its Subsidiaries have timely paid all taxes shown as due and payable on the SFP Returns that have been so filed and as of the time of filing the SFP Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of SFP and its Subsidiaries in all material respects; (iii) SFP and its Subsidiaries have made provision for all material taxes payable by SFP and its Subsidiaries for which no Return has yet been filed or in respect of which a final determination has been made; (iv) the charges, accruals and reserves for taxes with respect to SFP and its Subsidiaries reflected in the SFP Balance Sheet are adequate under generally accepted accounting principles to cover the tax liabilities accruing through the date thereof; and (v) as of the date of this Agreement, there is no action, suit, proceeding, investigation, audit or claim now proposed or pending against or with respect to SFP or any of its Subsidiaries in respect of any tax where there is a reasonable possibility of a determination or decision against SFP or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect on SFP.

  SECTION 3.15. ERISA. (a) Schedule III identifies (i) each "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") (other than multiemployer plans (as defined in Section 3(37) of ERISA)), and (ii) each employment, severance or other similar contract, arrangement or policy and each retirement or deferred compensation plan, stock plan, incentive compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance (including self-insured arrangements) or hospitalization program, workers' compensation program, disability program, supplemental unemployment program or fringe benefit arrangement, whether maintained pursuant to contract or informal understanding, which does not constitute an "employee benefit plan" (as defined in Section 3(3) of ERISA), which, in the case of items described in both clauses (i) and (ii), is maintained, administered or contributed to by SFP or any of its ERISA Affiliates (as defined below), and covers any employee or former employee of SFP or any of its Subsidiaries or with respect to which SFP or any of its ERISA Affiliates has any liability (collectively, the "SFP Employee Plans"). True and correct copies of each of the SFP Employee Plans, all amendments thereto, any written interpretations thereof distributed to employees, and all contracts relating thereto or the funding thereof, including, without limitation, all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, recordkeeping agreements and summary plan descriptions, all as currently in effect, have been furnished or made available to BNI. SFP has supplied or made available to BNI an accurate description of any SFP Employee Plan that is not in written form. To the extent applicable, true and correct copies of the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any SFP Employee Plan and the most recent actuarial valuation report prepared in connection with any such plan have been furnished or made available to BNI. For purposes of this Agreement, "ERISA Affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code. SFP has made available to BNI with complete age, salary, service and related data as of the most recent practical date for employees and former employees of SFP and any of its Subsidiaries covered under the SFP Employee Plans.

  (b) The only SFP Employee Plans that are subject to Title IV of ERISA (the "SFP Pension Plans") are identified in the list of such plans provided or made available to BNI by SFP in accordance with Section 3.15(a). As of the most recent valuation date of each SFP Pension Plan, the present value of all benefits accrued under each SFP Pension Plan determined on a termination basis using the assumptions established by the Pension Benefit Guaranty Corporation (the "PBGC") as in effect on such date was exceeded by the fair market value of the assets of such SFP Pension Plan (excluding for these purposes any accrued but unpaid contributions). No "accumulated funding deficiency", as defined in
Section 412 of the Code, has been incurred with respect to any SFP Pension Plan, whether or not waived. SFP knows of no "reportable event", within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder, and no event described in Section 4041 (other than a standard termination), 4042, 4062 or 4063 of ERISA has occurred in connection with any SFP Pension Plan, other than a "reportable event" that will not have a Material Adverse Effect on SFP. No condition exists and no event has occurred that could constitute grounds for termination of or the appointment of a trustee to administer any SFP Pension Plan under Section 4042 of ERISA and, to SFP's knowledge, neither SFP nor any of its ERISA Affiliates has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction for which SFP or any of its ERISA Affiliates would have liability under Section 4069 or 4212(c) of ERISA. To SFP's knowledge, nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any SFP Employee Plan has or will make SFP or any of its ERISA Affiliates or any officer or director of SFP or any of its ERISA Affiliates subject to any liability under Title I or Section 4071 of ERISA or liable for any tax pursuant to Section 4975 or Chapters 43, 47, or 68 of the Code that could have a Material Adverse Effect.

  (c) Each SFP Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. SFP has furnished or made available to BNI copies of the most recent Internal Revenue Service determination letters with respect to each such SFP Employee Plan. Each SFP Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such SFP Employee Plan.

  (d) None of the payments contemplated by the contracts, plans or arrangements covering any employee or former employee of SFP or any of its ERISA Affiliates and arising solely as a result of the transactions contemplated hereby would, in the aggregate, constitute excess parachute payments as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).

  (e) Except for obligations arising pursuant to any collective bargaining agreements, no condition exists that would prevent SFP or any of its Subsidiaries from amending or terminating any SFP Employee Plan providing health or medical benefits in respect of any active or former employees of SFP and its Subsidiaries.

  (f) There has been no amendment to, written interpretation or announcement (whether or not written) by SFP or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any SFP Employee Plan which would increase materially the expense of maintaining such SFP Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended on the Balance Sheet Date.

  (g) To the extent applicable, each SFP Employee Plan which constitutes a "group health plan" (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code), including any plans of current or former affiliates which must be taken into account under Sections 4980B and 414(t) of the Code or
Section 601 of ERISA, has been operated in substantial compliance with applicable law, including the group health plan continuation coverage requirements of Section 4980B of the Code and Section 601 of ERISA.

  (h) There are no actions, suits or claims (other than routine claims for benefits) pending or, to SFP's knowledge, threatened involving any SFP Employee Plan or the assets thereof and no facts exist with could give rise to any such actions, suits or claims (other than routine claims for benefits).

  (i) SFP has provided or will promptly provide BNI with a list of each employee pension benefit plan (as defined in Section 3(2) of ERISA) which is a multiemployer plan with respect to which SFP or any of its ERISA Affiliates may have any liability (including any liability attributable to a current or former member of SFP's or any of its ERISA Affiliates' "controlled group" (as defined in Section 4001(a)(14) of ERISA)) and the maximum amount of such liability (determined as if a complete withdrawal occurred with respect to each such plan immediately after the Effective Time). With respect to each such plan, (i) all contributions have been made as required by the terms of the plans, the terms of any collective bargaining agreements and applicable law, (ii) neither SFP nor any of its ERISA Affiliates has withdrawn, partially withdrawn or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability that would have a Material Adverse Effect, and (iii) neither SFP nor any of its ERISA Affiliates has received any notice that any such plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code or that any plan is or may become insolvent.

  (j) As of the Balance Sheet Date, the Expected Postretirement Benefit Obligation (as defined in Statement of Financial Accounting Standards No. 106) in respect of postretirement health and medical benefits for current and former employees of SFP or any of its Subsidiaries calculated by SFP's actuary using reasonable actuarial assumptions was $291,200,000.

  SECTION 3.16. Finders' Fees. Except for Goldman, Sachs & Co., a copy of whose engagement agreement has been or will be provided to BNI, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of SFP or any of its Subsidiaries who might be entitled to any fee or commission from BNI or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

  SECTION 3.17. Environmental Matters. (a) Except as set forth in the SFP Form 10-K or otherwise previously disclosed in writing by SFP to BNI, there are no Environmental Liabilities (as defined below) of SFP that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on SFP.

  (b) As used in this Agreement, "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, whether now or hereafter in effect, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof. "Environmental Liabilities" with respect to any Person means any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of its Subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date. "Hazardous Substances" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, including, without limitation, any substance regulated under Environmental Laws.

  SECTION 3.18. Takeover Statutes. No "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (each a "Takeover Statute"), including, without limitation, Section 203 of the Delaware General Corporation Law (the "DGCL"), applicable to SFP or any of its Subsidiaries is applicable to the Merger or the other transactions contemplated hereby.

  SECTION 3.19. Compliance With Laws. Except as publicly disclosed, and except for any matter that would not reasonably be expected to have a Material Adverse Effect on SFP, neither SFP nor any of its Subsidiaries is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations.

  SECTION 3.20. Spinoff Dividend. The board of directors of SFP has declared the Spinoff Dividend, and the Liquidation of Properties (as those terms are defined in Section 3.21 below) has occurred prior to the date of this Agreement in conformity with the Private Letter Ruling (as defined below).

  SECTION 3.21. Private Letter Ruling. SFP has received from the Internal Revenue Service a valid and effective private letter ruling dated February 16, 1994 (and supplemented on May 18, 1994) (the "Private Letter Ruling") to the effect that (i) the Spinoff qualifies as a tax-free distribution under Section 355 of the Code and (ii) the merger of SFP Properties, Inc. ("Properties") with and into SFP (the "Liquidation") will be treated as a distribution by Properties to SFP in complete liquidation of Properties within the meaning of
Section 322 of the Code. A copy of the Private Letter Ruling has been provided to BNI.

  SECTION 3.22. Excess Loss Accounts. The income that will be recognized, for federal income tax purposes, upon the Spinoff arising from excess loss accounts in the stock of the Spinoff Company and its subsidiaries will be approximately $30 million.

  SECTION 3.23. SFP Rights Agreement. Under the Rights Agreement between SFP and First Chicago Trust Company of New York as Rights Agent, dated as of November 28, 1994 (the "SFP Rights Agreement"), BNI will not become an "Acquiring Person", no "Shares Acquisition Date" or "Distribution Date" (as such terms are defined in the SFP Rights Agreement) will occur, and SFP's shareholders will not be entitled to receive any benefits under the SFP Rights Agreement as a result of the approval, execution or delivery of this Agreement, the commencement or consummation of the Offer or the consummation of the Merger.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BNI

  BNI represents and warrants to SFP that, except as disclosed in Schedule IV hereto:

  SECTION 4.1. Corporate Existence and Power. BNI is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. BNI is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on BNI. BNI has heretofore delivered to SFP true and complete copies of the certificates of incorporation and bylaws of BNI as currently in effect.

  SECTION 4.2. Corporate Authorization. The execution, delivery and performance by BNI of this Agreement and the consummation by BNI of the transactions contemplated hereby are within the corporate powers of BNI and, except as set forth in the next sentence, have been duly authorized by all necessary corporate action. The affirmative vote of the holders of a majority of the outstanding shares of BNI Common Stock entitled to vote thereon is the only vote of any class or series of BNI capital stock necessary to approve this Agreement and the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of BNI.

  SECTION 4.3. Governmental Authorization. The execution, delivery and performance by BNI of this Agreement and the consummation of the Offer and the Merger by BNI require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of a certificate of merger in accordance with Delaware Law; (ii) compliance with any applicable requirements of the HSR Act; (iii) compliance with any applicable requirements relating to approval of the Merger by the ICC; (iv) compliance with any applicable requirements of the Exchange Act; (v) compliance with the applicable requirements of the 1933 Act; (vi) compliance with any applicable foreign or state securities or Blue Sky laws; and (vii) immaterial actions or filings relating to ordinary operational matters.

  SECTION 4.4. Non-Contravention. The execution, delivery and performance by BNI of this Agreement and the consummation by BNI of the transactions contemplated hereby do not and will not

(except, in the case of clauses (ii), (iii) and (iv) of this Section 4.4, for any such matters that singly or in the aggregate have not had, and would not reasonably be expected to have, a Material Adverse Effect on BNI) (i) contravene or conflict with the certificate of incorporation or bylaws of BNI,
(ii) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to BNI or any Subsidiary of BNI, (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of BNI or any of its Subsidiaries or to a loss of any benefit to which BNI or any of its Subsidiaries is entitled under any agreement, contract or other instrument binding upon BNI or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by BNI or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of BNI or any Subsidiary of BNI.

  SECTION 4.5. Capitalization. (a) The authorized capital stock of BNI consists of three hundred million (300,000,000) shares of BNI Common Stock and twenty-five million (25,000,000) shares of No Par Value Preferred Stock, including six million nine hundred thousand (6,900,000) shares of 6 1/4% Cumulative Convertible Preferred Stock, Series A No Par Value ("6 1/4% Convertible Preferred Stock") and fifty million (50,000,000) shares of Class A Preferred Stock, No Par Value ("Class A Preferred Stock"). As of May 31, 1994 there were outstanding (i) 89,208,870 shares of BNI Common Stock (including 7,800 shares issued after May 31, 1994 with effect prior to such date), 15,104,280 shares were reserved for issuance pursuant to stock option plans, 303,532 shares were reserved for issuance pursuant to "restricted stock" plans and 94,572 shares were held in the treasury, (ii) six million nine hundred thousand (6,900,000) shares of 6 1/4% Convertible Preferred Stock, (iii) no shares of Class A Preferred Stock, and (iv) employee stock options to purchase an aggregate of 4,170,536 shares of BNI Common Stock (of which options to purchase an aggregate of 2,925,611 shares were exercisable). All outstanding shares of capital stock of BNI have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section or as contemplated by
Section 6.1, except for the exercise of employee stock options outstanding on May 31, 1994 or issued since that date in accordance with Section 6.1 and except for changes since that date resulting from the conversion of shares of the 6 1/4% Convertible Preferred Stock, there are outstanding (x) no shares of capital stock or other voting securities of BNI, (y) no securities of BNI or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of BNI and (z) no options or other rights to acquire from BNI or any of its Subsidiaries, and no obligation of BNI or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of BNI (the items in clauses (x), (y) and (z) being referred to collectively as the "BNI Securities"). There are no outstanding obligations of BNI or any Subsidiary of BNI to repurchase, redeem or otherwise acquire any BNI Securities.

  (b) As of the date hereof, there are no outstanding bonds, debentures, notes or other indebtedness of BNI having the right to vote (or convertible into or exercisable for BNI Securities having the right to vote) on any matters on which holders of BNI Common Stock may vote (collectively, "BNI Voting Debt").

  SECTION 4.6. Material Subsidiaries. (a) Each Subsidiary of BNI is identified on Schedule 4.6(a). For purposes of this Agreement, the term "BNI Material Subsidiary" means each Subsidiary of BNI identified as material on Schedule 4.6(a). Each BNI Material Subsidiary is either (i) a corporation that is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on BNI, or (ii) a partnership that is duly formed and in good standing under the laws of its jurisdiction of formation and has all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on BNI.

  (b) Except as set forth in the BNI Form 10-K (as defined in Section 4.7(a)), all of the outstanding capital stock of, or other ownership interests in, each BNI Subsidiary, is owned by BNI, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Other than those obligations identified on Schedule 4.6(b), there are no outstanding (i) securities of BNI or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of BNI, and
(ii) options or other rights to acquire from BNI or any of its Subsidiaries, and no other obligation of BNI or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary of BNI (the capital stock of each Subsidiary of BNI, together with the items in clauses (i) and (ii), being referred to collectively as the "BNI Subsidiary Securities"). There are no outstanding obligations of BNI or any Subsidiary of BNI to repurchase, redeem or otherwise acquire any outstanding BNI Subsidiary Securities.

  SECTION 4.7. SEC Filings. (a) BNI has delivered to SFP (i) the annual reports on Form 10-K for its fiscal years ended December 31, 1989, December 31, 1990, December 31, 1991, December 31, 1992, and December 31, 1993 (this latest form 10-K being referred to herein as the "BNI Form 10-K"), (ii) its quarterly report on Form 10-Q for its fiscal quarter ending March 31, 1994 (this Form 10-Q being referred to herein as the "BNI Form 10-Q"), (iii) its proxy statements (as defined in Regulation 14A issued pursuant to the Exchange Act) relating to meetings of the stockholders of BNI held since January 1, 1989, and (iv) all other reports, statements, schedules and registration statements filed by BNI and its Subsidiaries with the SEC since January 1, 1989 and through the date of this Agreement, but including only such pre-effective amendments and such registration statements as contain material information not fully reflected in any subsequent amendments to such registration statements (or any prospectus included therein) delivered to SFP pursuant to this Section 4.7.

  (b) As of its filing date, each such report or statement, as supplemented or amended, if applicable, filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

  (c) Each such registration statement, as supplemented or amended, if applicable, filed pursuant to the 1933 Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

  SECTION 4.8. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of BNI included in the BNI Form 10-K and the BNI Form 10-Q fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of BNI and its consolidated Subsidiaries as of the dates thereof, their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of the unaudited consolidated interim financial statements) and, in the case of the BNI Form 10-K, stockholders' equity. For purposes of this Agreement, "BNI Balance Sheet" means the Consolidated Balance Sheet of BNI as of the Balance Sheet Date set forth in the BNI Form 10-K.

  SECTION 4.9. Disclosure Documents. Each document required to be filed by BNI with the SEC in connection with the transactions contemplated by this Agreement (the "BNI Disclosure Documents"), including, without limitation, (i) the BNI Offer Documents to be filed with the SEC in connection with the Offer and (ii) the definitive proxy statement of BNI (the "BNI Proxy Statement") to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the offer to purchase and form of related letter of transmittal contained in the BNI Offer Documents or any amendment or supplement thereto are first mailed to stockholders of SFP and at the time of consummation of the Offer, the BNI Offer Documents, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. At the time the BNI Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of BNI and at the time such stockholders vote on adoption of this Agreement, the BNI Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. At the time of the filing of any BNI Disclosure Document other than the BNI Offer Documents and the BNI Proxy Statement and at the time of any distribution thereof, such BNI Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.9 will not apply to statements or omissions included in BNI Disclosure Documents based upon information furnished to BNI in writing by SFP specifically for use therein.

  SECTION 4.10. Information Supplied. The information supplied or to be supplied by BNI for inclusion or incorporation by reference in (i) the SFP Offer Documents or any amendment or supplement thereto will not, at the time the offer to purchase and form of related letter of transmittal contained in the SFP Offer Documents or any amendment or supplement thereto are first mailed to stockholders of SFP and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, (ii) the SFP Proxy Statement or any amendment or supplement thereto will not, at the time the SFP Proxy Statement is first mailed to stockholders of SFP and at the time such stockholders vote on adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (iii) any SFP Disclosure Document (other than the SFP Offer Documents and the SFP Proxy Statement) will not, at the time of effectiveness of such SFP Disclosure Document and at the time of any distribution thereof contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

  SECTION 4.11. No Material Adverse Changes. Except as contemplated by this Agreement or as publicly disclosed prior to the date of this Agreement, and except as set forth in Schedule 4.11, since the Balance Sheet Date, BNI and the BNI Material Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

    (a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably could be expected to have a Material Adverse Effect on BNI (other than as a result of changes in conditions, including economic or political developments, applicable to the railroad industry generally); or

    (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of BNI Common Stock (other than aggregate cash dividends not in excess of $1.20 per share in 1994, $1.32 per share in 1995, $1.48 per share in 1996, and $1.64 per share in 1997, in each case having record and payment dates determined in accordance with
  Section 7.8).

  SECTION 4.12. Undisclosed Material Liabilities. Except for (i) liabilities reflected in the SEC Reports listed in Section 4.7 and (ii) liabilities incurred in the ordinary course of business of BNI and its Subsidiaries subsequent to the Balance Sheet Date, BNI and its Subsidiaries have no liabilities that are material to BNI and there is no existing condition or set of circumstances which could reasonably be expected to result in such a liability; provided, however, that this representation does not cover, and shall not be deemed to be breached as a result of, any such liability that primarily results from a Customary Action (as defined in Section
5.1 below).

  SECTION 4.13. Litigation. Except as set forth in the BNI Form 10-K or the BNI Form 10-Q, and except as set forth in the Joint Proxy Statement/Prospectus of SFP and BNI dated October 12, 1994 and the Supplemental Joint Proxy Statement/Prospectus thereto dated October 28, 1994, (i) there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of BNI threatened against or affecting, BNI or any of its Subsidiaries or any of their respective properties before any court or arbitrator or any governmental body, agency or official where there is a reasonable probability of a determination adverse to BNI or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect on BNI and (ii) as of the date of this Agreement, there is no such action, suit, investigation or proceeding which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

  SECTION 4.14. Taxes. Except as set forth in the BNI Balance Sheet (including the notes thereto) or on Schedule 4.14, (i) all material tax returns, statements, reports and forms (collectively, the "BNI Returns") required to be filed with any taxing authority as of the date hereof by, or with respect to, BNI and its Subsidiaries have been filed in accordance with all applicable laws; (ii) BNI and its Subsidiaries have timely paid all taxes shown as due and payable on the BNI Returns that have been so filed and as of the time of filing the BNI Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of BNI and its Subsidiaries in all material respects; (iii) BNI and its Subsidiaries have made provision for all material taxes payable by BNI and its Subsidiaries for which no Return has yet been filed or in respect of which a final determination has been made; (iv) the charges, accruals and reserves for taxes with respect to BNI and its Subsidiaries reflected on the BNI Balance Sheet are adequate under generally accepted accounting principles to cover the tax liabilities accruing through the date thereof; and (v) as of the date of this Agreement there is no action, suit, proceeding, investigation, audit or claim now proposed or pending against or with respect to BNI or any of its Subsidiaries in respect of any tax where there is a reasonable possibility of a determination or decision against BNI or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect on BNI.

  SECTION 4.15. ERISA. (a) Schedule IV identifies (i) each "employee benefit plan", as defined in Section 3(3) of ERISA (other than multiemployer plans (as defined in Section 3(37) of ERISA)), and (ii) each employment, severance or other similar contract, arrangement or policy and each retirement or deferred compensation plan, stock plan, incentive compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance (including self-insured arrangements) or hospitalization program, workers' compensation program, disability program, supplemental unemployment program or fringe benefit arrangement, whether maintained pursuant to contract or informal understanding, which does not constitute an "employee benefit plan" (as defined in Section 3(3) of ERISA), which, in the case, of items described in both clauses (i) and
(ii) is maintained, administered or contributed to by BNI or any of its ERISA Affiliates and covers any employee or former employee of BNI or any of its Subsidiaries or with respect to which BNI or any of its ERISA Affiliates has any liability (collectively, the "BNI Employee Plans"). True and correct copies of each of the BNI Employee Plans, all amendments thereto, any written interpretations thereof distributed to employees, and all contracts relating thereto or the funding thereof, including, without limitation, all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, recordkeeping agreements and summary plan descriptions, all as currently in effect, have been furnished or made available to SFP. BNI has supplied or made available to SFP an accurate description of any BNI Employee Plan that is not in written form. To the extent applicable, true and correct copies of the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any BNI Employee Plan and the most recent actuarial valuation report prepared in connection with any such plan have been furnished or made available to SFP. BNI has made available to SFP complete age, salary, service and related data as of the most recent practical date for employees and former employees of BNI and any of its Subsidiaries covered under the BNI Employee Plans.

  (b) The only BNI Employee Plans that are subject to Title IV of ERISA (the "BNI Pension Plans") are identified in the list of such Plans provided or made available to SFP by BNI in accordance with Section 4.15(a). As of the most recent valuation date of each BNI Pension Plan, the present value of all benefits accrued under each BNI Pension Plan, determined on a termination basis using the assumptions established by the PBGC as in effect on such date was exceeded by the fair market value of the assets of such BNI Pension Plan (excluding for these purposes any accrued but unpaid contributions). No "accumulated funding deficiency", as defined in Section 412 of the Code, has been incurred with respect to any BNI Pension Plan, whether or not waived. BNI knows of no "reportable event", within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder, and no event described in Sections 4041 (other than a standard termination), 4042, 4062 or 4063 of ERISA has occurred in connection with any BNI Pension Plan, other than a "reportable event" that will not have a Material Adverse Effect on BNI. No condition exists and no event has occurred that could constitute grounds for termination of or the appointment of a trustee to administer any BNI Pension Plan under Section 4042 of ERISA and, to BNI's knowledge, neither BNI nor any of its ERISA Affiliates has engaged in, or is a successor parent corporation to an entity that has engaged in, a transaction for which BNI or any of its ERISA Affiliates would have liability under Sections 4069 or 4212(c) of ERISA. To BNI's knowledge nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any BNI Employee Plan has or will make BNI or any of its ERISA Affiliates, any officer or director of BNI or any of its ERISA Affiliates subject to any liability under Title I or Section 4071 of ERISA or liable for any tax pursuant to Section 4975 or Chapters 43, 47 or 68 of the Code that could have a Material Adverse Effect.

  (c) Each BNI Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. BNI has furnished or made available to SFP copies of the most recent Internal Revenue Service determination letters with respect to each such BNI Employee Plan. Each BNI Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such BNI Plan.

  (d) None of the payments contemplated by the contracts, plans or arrangements covering any employee or former employee of BNI or any of its ERISA Affiliates and arising solely as a result of the transactions contemplated hereby would, in the aggregate, constitute excess parachute payments as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).

  (e) Except for obligations arising pursuant to any collective bargaining agreements, no condition exists that would prevent BNI or any of its Subsidiaries from amending or terminating any BNI Employee Plan providing health or medical benefits in respect of any active or former employees of BNI and its Subsidiaries.

  (f) There has been no amendment to, written interpretation or announcement (whether or not written) by BNI or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any BNI Employee Plan which would increase materially the expense of maintaining such BNI Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended on the Balance Sheet Date.

  (g) To the extent applicable, each BNI Employee Plan which constitutes a "group health plan" (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code), including any plans of current or former affiliates which must be taken into account under Sections 4980B and 414(t) of the Code or
Section 601 of ERISA, has been operated in substantial compliance with applicable law, including the group health plan continuation coverage requirements of Section 4980B of the Code and Section 601 of ERISA.

  (h) There are no actions, suits or claims (other than routine claims for benefits) pending or, to BNI's knowledge, threatened involving any BNI Employee Plan or the assets thereof and no facts exist which could give rise to any such actions, suits or claims (other than routine claims for benefits).

  (i) BNI has provided or will promptly provide SFP with a list of each employee pension benefit plan (as defined in Section 3(2) of ERISA) which is a multiemployer plan with respect to which BNI or any of its ERISA Affiliates may have any liability (including any liability attributable to a current or former member of BNI's or any of its ERISA Affiliates' "controlled group" (as defined in Section 4001(a)(14) of ERISA)) and the maximum amount of such liability (determined as if a complete withdrawal occurred with respect to each such plan immediately after the Effective Time). With respect to each such plan, (i) all contributions have been made as required by the terms of the plans, the terms of any collective bargaining agreements and applicable law, (ii) neither BNI nor any of its ERISA Affiliates has withdrawn, partially withdrawn or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability that would have a Material Adverse Effect, and (iii) neither BNI nor any of its ERISA Affiliates has received any notice that any such plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under
Section 412 of the Code or that any plan is or may become insolvent.

  (j) As of the Balance Sheet Date, the Expected Postretirement Benefit Obligation (as defined in Statement of Financial Accounting Standards No. 106) in respect of postretirement life, health and medical insurance benefits for current and former employees of BNI or any of its Subsidiaries calculated by BNI's actuary using reasonable actuarial assumptions was $17,000,000.

  SECTION 4.16. Finders' Fees. Except for Lazard Freres & Co., a copy of whose engagement agreement has been or will be provided to SFP and whose fees will be paid by BNI, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of BNI, the Surviving Corporation or any Subsidiary of BNI who might be entitled to any fee or commission from BNI, the Surviving Corporation or any Subsidiary of BNI upon consummation of the transactions contemplated by this Agreement.

  SECTION 4.17. Environmental Matters. Except as set forth in the BNI Form 10-K or otherwise previously disclosed in writing by BNI to SFP, there are no Environmental Liabilities of BNI that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on BNI.

  SECTION 4.18. Takeover Statutes. No Takeover Statute, including, without limitation, Section 203 of the DGCL, applicable to BNI or any of its Subsidiaries is applicable to the Merger or the other transactions contemplated hereby.

  SECTION 4.19. Compliance with Laws. Except as publicly disclosed, and except for any matter that would not reasonably be expected to have a Material Adverse Effect on BNI, neither BNI nor any of its Subsidiaries is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations.

  SECTION 4.20. BNI Rights Agreement. Under the Rights Agreement between BNI and The First National Bank of Boston, dated as of July 14, 1986 (the "BNI Rights Agreement"), SFP will not become an "Acquiring Person", no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the BNI Rights Agreement) will occur, and BNI's shareholders will not be entitled to receive any benefits under the BNI Rights Agreement as a result of the approval, execution or delivery of this Agreement or the consummation of the Merger.

                                   ARTICLE V

                                COVENANTS OF SFP

  SFP agrees that:

  SECTION 5.1. Conduct of SFP. From the date hereof until the Effective Time, except as provided in Schedule V, SFP and the SFP Material Subsidiaries shall conduct their business in the ordinary course of business consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties; provided that nothing in this Section shall be deemed to prevent SFP and its Subsidiaries from undertaking any action necessary, proper or advisable to effectuate the Spinoff and all related transactions in accordance with and subject to the conditions set forth in this Agreement; and provided further that nothing in this Section shall be deemed to prevent SFP and its Subsidiaries from taking any action referred to in clauses (b)(ii), (c), (f) or (g) of this Section 5.1 where the taking of such action is not consistent with the past practices of SFP and its Subsidiaries if, but only if, such action is a Customary Action. For purposes of this Agreement, an action shall be considered a "Customary Action" where such action occurs in the ordinary course of the relevant Person's business and where the taking of such action is generally recognized as being customary and prudent for other major enterprises in such Person's line of business. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

    (a) SFP will not adopt or propose any change in its certificate of incorporation or bylaws;

    (b) Except for the Offer, the Merger and the Spinoff, SFP will not, and will not permit any Subsidiary of SFP, (i) to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (ii) make any acquisition of any business or other assets, whether by means of merger, consolidation or otherwise, other than in the ordinary course of business consistent with past practices and other than acquisitions that are Customary Actions;

    (c) SFP will not, and will not permit any Subsidiary of SFP to, sell, lease, license or otherwise dispose of any material assets or property except (i) the Spinoff, (ii) pursuant to existing contracts or commitments,
  (iii) in the ordinary course of business consistent with past practice and
  (iv) any such sale, lease, license or other disposition that is a Customary Action;

    (d) SFP will not, and will not permit any Subsidiary of SFP to, declare, set aside, or pay any dividend or make any other distribution with respect to any shares of SFP capital stock other than (i) cash dividends on SFP Common Stock not in excess of the amounts set forth in Section 3.11(b) and having record and payment dates determined as set forth in Section 7.8, and
  (ii) the Spinoff;

    (e) Except (i) as expressly permitted by this Section 5.1, Section 5.7 or
  (ii) pursuant to existing contracts or commitments, SFP will not, and will not permit any Subsidiary of SFP to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any SFP Securities, any SFP Voting Debt, any SFP Subsidiary Securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any SFP Securities, SFP Voting Debt or SFP Subsidiary Securities;

    (f) Except for (i) borrowings under existing credit facilities, replacements therefor and refinancings thereof, (ii) borrowings not to exceed $1.75 billion in the aggregate under credit facilities in form and substance reasonably satisfactory to BNI to finance the Offer, to refinance SFP's currently outstanding 12.65% Senior Notes due October 1, 2000, 8 3/8% Notes due November 1, 2001 and 8 5/8% Notes due November 1, 2004, to pay penalties, premiums and make-whole payments required in connection with such refinancing and for working capital and other corporate purposes,
  (iii) borrowings in the ordinary course of business consistent with past practice or (iv) borrowings that are Customary Actions, SFP will not, and will not permit any Subsidiary of SFP to, incur any indebtedness for borrowed money or guarantee any such indebtedness;

    (g) Except for loans, advances, capital contributions or investments made in the ordinary course of business consistent with past practice and except for loans, advances, capital contributions or investments that are Customary Actions, SFP will not, and will not permit any Subsidiary of SFP to, make any loans, advances or capital contributions to, or investments in, any other Person (other than to SFP or any Subsidiary of SFP);

    (h) (i) Except for any of the actions referred to in this clause (i) that is taken in the ordinary course of business consistent in magnitude and character with past practice and with the terms of severance or termination arrangements in effect or pending on the date hereof with respect to individuals with comparable positions or responsibilities, and except for any of such actions which, in the aggregate, are not material, as hereinafter defined, SFP will not, and will not permit any of its Subsidiaries to, grant any severance or termination pay to, or enter into any termination or severance arrangement with, any of its directors, executive officers or employees and (ii) except for any of the actions referred to in this clause (ii) that is taken in the ordinary course of business consistent in aggregate in magnitude and character with past practice, and except for any of such actions which in the aggregate are not material, as hereinafter defined, SFP will not, and will not permit any of its Subsidiaries to, establish, adopt, enter into, amend or take action to accelerate any rights or benefits under, or grant awards under, (A) any plan or arrangement providing for options, stock, performance awards or other forms of incentive or deferred compensation or (B) any collective bargaining, bonus, profit sharing, thrift, compensation, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any of its directors, executive officers or employees. For purposes of this subsection (h), "material" shall mean material in relation to the overall compensation costs of SFP and its Subsidiaries.

    (i) SFP will not, and will not permit any Subsidiary of SFP to, agree or commit to do any of the actions prohibited by Sections 5.1(a) through 5.1(h).

  SECTION 5.2. Stockholder Meeting. SFP shall cause a special meeting of its stockholders (the "SFP Stockholder Meeting") to be duly called and held as soon as reasonably practicable after the date of this Agreement for the purpose of voting on the approval and adoption of this Agreement and the Merger. The board of directors of SFP shall recommend approval and adoption of this Agreement and the Merger by its stockholders; provided, however, that prior to the SFP Stockholder Meeting such recommendation may be withdrawn, modified or amended to the extent that, as a result of the commencement or receipt of a Takeover Proposal (as defined in Section 5.8) relating to SFP, the board of directors of SFP deems it necessary to do so in the exercise of its fiduciary obligations to SFP stockholders after being so advised by counsel.

  SECTION 5.3. Access to Information. Subject to any confidentiality agreements or other confidentiality obligations binding upon SFP or any of its Subsidiaries, from the date hereof until the Effective Time, SFP will give BNI, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of SFP and its Subsidiaries, will furnish to BNI, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct SFP's employees, counsel and financial advisors to cooperate with BNI in its investigation of the business of SFP and its Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by SFP to BNI hereunder; and provided further that access to certain information will require the entry of a protective order by the ICC, after which date full access will be granted to such information consistent with this paragraph and subject to the terms of such order.

  SECTION 5.4. Notices of Certain Events. SFP shall promptly notify BNI of:

    (i) any notice or other communication from any person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

    (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement including, without limitation, the Spinoff and the Liquidation; and

    (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting SFP or any Subsidiary of SFP which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13 or which relate to the consummation of the transactions contemplated by this Agreement.

  SECTION 5.5. Tax Matters. From the date hereof until the Effective Time, (i) SFP and its Subsidiaries will file all significant tax returns, statements, reports and forms (collectively, the "SFP Post-Signing Returns") required to be filed with any taxing authority in accordance with all applicable laws; (ii) SFP and its Subsidiaries will timely pay all taxes shown as due and payable on the SFP Post-Signing Returns that are so filed and as of the time of filing, the SFP Post-Signing Returns will correctly reflect the facts regarding the income, business, assets, operations, activities and the status of SFP and its Subsidiaries in all material respects; (iii) SFP and its Subsidiaries will make provision for all taxes payable by SFP and its Subsidiaries for which no SFP Post-Signing Return is due prior to the Effective Time; and (iv) SFP and its Subsidiaries will promptly notify BNI of any action, suit, proceeding, investigation, audit or claim pending against or with respect to SFP or any of its Subsidiaries in respect of any tax where there is a reasonable possibility of a determination or decision against SFP which would reasonably be expected to have a significant adverse effect on SFP's tax liabilities or other tax attributes.

  SECTION 5.6. Rule 145 Affiliates. At least 40 days prior to the Closing Date, SFP shall deliver to BNI a letter identifying all persons who are, at the time of the meeting of SFP Stockholders Meeting, deemed to be "affiliates" of SFP for purposes of Rule 145 under the 1933 Act (the "1933 Act Affiliates"). SFP shall use its reasonable best efforts to cause each Person who is identified as a possible 1933 Act Affiliate to deliver to BNI at least 30 days prior to the Closing Date an agreement substantially in the form of Exhibit A to this Agreement.

  SECTION 5.7. The Spinoff. SFP will not, and will not permit any of its Subsidiaries (other than the Spinoff Company and its Subsidiaries) to, enter into or undertake any transaction, arrangement or agreement with the Spinoff Company or its Subsidiaries except for (i) transactions, arrangements or agreements that have been entered into on or prior to the date of this Agreement which have been provided to BNI on or prior to the date hereof, (ii) the allocation to employees of the Spinoff Company of their share of the SFP employee benefit plans in accordance with applicable law or (iii) such other transactions, arrangements or agreements that are consented to by BNI (such consent not to be unreasonably withheld). Without limiting the generality of the foregoing, in no event may SFP or any of its Subsidiaries pay any dividend, or make any distribution, to holders of SFP Common Stock directly or indirectly in connection with the Spinoff, except for the Spinoff Dividend. Nothing in this Section 5.7 shall prevent SFP or the Spinoff Company from taking actions (including, but not limited to filings with and no-action requests of the SEC, communications with shareholders, and the liquidation of subsidiaries of the Spinoff Company) reasonably necessary to effectuate the Spinoff. It shall not be a breach of this Agreement for SFP to pay any taxes arising from excess loss accounts (not materially greater than the amount represented in Section 3.22) in the stock of the Spinoff Company or its subsidiaries. SFP will use its reasonable best efforts to ensure that the conditions specified in the Private Letter Ruling are satisfied.

  SECTION 5.8. No Solicitations. SFP will not, and SFP will use its reasonable best efforts to ensure that its officers, directors, employees or other agents of SFP do not, directly or indirectly: initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal of SFP, or, in the event of an unsolicited Takeover Proposal of SFP, except to the extent required by their fiduciary duties under applicable law if so advised by outside counsel, engage in negotiations or provide any confidential information or data to any Person relating to any such Takeover Proposal. SFP shall notify BNI orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it), within 48 hours of the receipt thereof and shall give BNI five days' advance notice of any agreement to be entered into with or any information to be supplied to any Person making such inquiry, offer or proposal. SFP shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any parties conducted heretofore with respect to any Takeover Proposal of SFP. As used in this Agreement, "Takeover Proposal" when used in connection with any Person shall mean any tender or exchange offer involving such Person, any proposal for a merger, consolidation or other business combination involving such Person or any Subsidiary of such Person, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, such Person or any Subsidiary of such Person, any proposal or offer with respect to any recapitalization or restructuring with respect to such Person or any Subsidiary of such Person or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to such Person or any Subsidiary of such Person other than pursuant to the transactions to be effected pursuant to this Agreement.

  SECTION 5.9. Registration Rights. SFP hereby grants BNI the registration and other rights set forth in Annex II hereto, which rights shall become effective without any action by any Person in the event that this Agreement is terminated for any reason after consummation of the Offer.

                                   ARTICLE VI

                                COVENANTS OF BNI

  BNI AGREES THAT:

  SECTION 6.1. Conduct of BNI. From the date hereof until the Effective Time, except as provided in Schedule VI, BNI and the BNI Material Subsidiaries shall conduct their business in the ordinary course of business consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties; provided that nothing in this Section shall be deemed to prevent BNI and its Subsidiaries from taking any action referred to in clauses (b)(ii), (c), (f) or (g) of this
Section 6.1 where the taking of such action is not consistent with the past practices of BNI and its Subsidiaries if, but only if, such action is a Customary Action. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

    (a) BNI will not adopt or propose any change in its certificate of incorporation or bylaws, except for an amendment to its certificate of incorporation authorizing the issuance of additional shares of Class A Preferred Stock in connection with the issuance of Rights to former holders of SFP Common Stock upon consummation of the Merger;

    (b) Except for the Offer and the Merger, BNI will not, and will not permit any Subsidiary of BNI, (i) to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (ii) make any acquisition, by means of merger, consolidation or otherwise, other than in the ordinary course of business consistent with past practices and other than acquisitions that are Customary Actions;

    (c) BNI will not, and will not permit any Subsidiary of BNI to, sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments, (ii) in the ordinary course of business consistent with past practice and (iii) any such sale, lease, license or other disposition that is a Customary Action;

    (d) BNI will not, and will not permit any Subsidiary of BNI to, declare, set aside, or pay any dividend or make any other distribution with respect to any shares of BNI capital stock (other than cash dividends on BNI Common Stock not in excess of the amounts set forth in Section 4.11(b) and having record and payment dates determined as set forth in Section 7.8);

    (e) Except (i) as expressly permitted by this Section 6.1, (ii) as necessary in connection with the transactions contemplated hereby (including the issuance of Rights to former holders of SFP Common Stock upon consummation of the Merger) or (iii) pursuant to existing contracts and commitments, BNI will not, and will not permit any Subsidiary of BNI to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any BNI Securities, any BNI Voting Debt or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any BNI Securities or BNI Voting Debt;

    (f) Except for (i) borrowings under existing credit facilities, replacements therefor and refinancings thereof, (ii) borrowings not to exceed $500 million in the aggregate under credit facilities in form and substance reasonably satisfactory to SFP to finance the Offer (iii) borrowings in the ordinary course of business consistent with past practice or (iv) borrowings that are Customary Actions, BNI will not, and will not permit any Subsidiary of BNI to, incur any indebtedness for borrowed money or guarantee any such indebtedness;

    (g) Except for loans, advances, capital contributions or investments made in the ordinary course of business consistent with past practice, except for loans, advances, capital contributions or investments that are Customary Actions and, except for loans, advances, capital contributions or investments for the purchase of shares of SFP Common Stock pursuant to the Offer, BNI will not, and will not permit any Subsidiary of BNI to, make any loans, advances or capital contributions to, or investments in, any other Person (other than to BNI or any Subsidiary of BNI);

    (h) (i) except for any of the actions referred to in this clause (i) that is taken in the ordinary course of business consistent in magnitude and character with past practice and with the terms of severance or termination arrangements in effect or pending on the date hereof with respect to individuals with comparable positions or responsibilities, and except for any of such actions which, in the aggregate, are not material, as hereinafter defined, BNI will not, and will not permit any of its Subsidiaries to, grant any severance or termination pay to, or enter into any termination or severance arrangement with, any of its directors, executive officers or employees and (ii) except for any of the actions referred to in this clause (ii) that is taken in the ordinary course of business consistent in aggregate in magnitude and character with past practice, and except for any of such actions which in the aggregate are not material, as hereinafter defined, BNI will not, and will not permit any of its Subsidiaries to, establish, adopt, enter into, amend or take action to accelerate any rights or benefits under, or grant awards under, (A) any plan or arrangement providing for options, stock, performance awards or other forms of incentive or deferred compensation or (B) any collective bargaining, bonus, profit sharing, thrift, compensation, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any of its directors, executive officers or employees. For purposes of this subsection (h), "material" shall mean material in relation to the overall compensation costs of BNI and its Subsidiaries.

    (i) BNI will not, and will not permit any Subsidiary of BNI to, agree or commit to do any of the actions prohibited by Sections 6.1(a) through 6.1(h).

  SECTION 6.2. Stockholder Meeting. BNI shall cause a special meeting of its stockholders (the "BNI Stockholder Meeting") to be duly called and held as soon as reasonably practicable after the date of this Agreement for the purpose of voting on the approval and adoption of this Agreement and the Merger. The board of directors of BNI shall recommend approval and adoption of this Agreement and the Merger by its stockholders; provided that prior to the BNI Stockholder Meeting such recommendation may be withdrawn, modified or amended to the extent that, as a result of the commencement or receipt of a Takeover Proposal (as defined in Section 5.8) relating to BNI, the board of directors of BNI deems it necessary to do so in the exercise of its fiduciary obligations to BNI stockholders after being so advised by counsel.

  SECTION 6.3. Access to Information. Subject to any confidentiality agreements or other confidentiality obligations binding upon BNI or any of its Subsidiaries, from the date hereof until the Effective Time, BNI will give SFP, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of BNI and its Subsidiaries, will furnish to SFP, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct BNI's employees, counsel and financial advisors to cooperate with SFP in its investigation of the business of BNI and its Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by BNI to SFP hereunder; and provided further that access to certain information will require the entry of a protective order by the ICC, after which date full access will be granted to such information consistent with this paragraph and subject to the terms of such order.

  SECTION 6.4. Notices of Certain Events. BNI shall promptly notify SFP of:

    (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

    (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

    (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting BNI or any BNI Material Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.13 or which relate to the consummation of the transactions contemplated by this Agreement.

  SECTION 6.5. Tax Matters. From the date hereof until the Effective Time, BNI and its Subsidiaries will file all significant tax returns, statements, reports and forms (collectively, the "BNI Post-Signing Returns") required to be filed with any taxing authority in accordance with all applicable laws; (ii) BNI and its Subsidiaries will timely pay all taxes shown as due and payable on the BNI Post-Signing Returns that are so filed and as of the time of filing, the BNI Post-Signing Returns will correctly reflect the facts regarding the income, business, assets, operations, activities and the status of BNI and its Subsidiaries in all material respects; (iii) BNI and its Subsidiaries will make provision for all taxes payable by BNI and its Subsidiaries for which no BNI Post-Signing Return has yet been filed; and (iv) BNI and its Subsidiaries will promptly notify SFP of any action, suit, proceeding, investigation, audit or claim pending against or with respect to BNI or any of its subsidiaries in respect of any tax where there is a reasonable possibility of a determination or decision against BNI which would reasonably be expected to have a significant adverse effect on BNI's tax liabilities or tax attributes.

  SECTION 6.6. Director and Officer Liability. (a) BNI shall indemnify and hold harmless each person who is, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of SFP, in respect of acts or omissions occurring prior to the Effective Time (the "Indemnified Parties") (including but not limited to the transactions contemplated by this Agreement) to the extent provided under SFP's certificate of incorporation, bylaws and (A) indemnity agreements between SFP and any of its officers or directors ("Indemnity Agreements") in effect on the date hereof or (B) Indemnity Agreements that may be entered into by SFP from and after the date hereof and prior to the Effective Time so long as such Agreements shall contain terms and provisions substantially similar to Indemnity Agreements in effect as of the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. For six years after the Effective Time, BNI shall provide, if available, officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time, including but not limited to the transactions contemplated by this Agreement, covering each such Person currently covered by SFP's officers' and directors' liability insurance policy, or who becomes covered by such policy prior to the Effective Time, on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that in satisfying its obligation under this Section, BNI shall not be obligated to pay premiums in excess of two-hundred percent (200%) of the amount per annum SFP paid in its last full fiscal year, which amount has been disclosed to BNI but provided further that BNI shall nevertheless be obligated to provide such coverage as may be obtained for such amount.

  (b) Any determination to be made as to whether any Indemnified Party has met any standard of conduct imposed by law shall be made by legal counsel reasonably acceptable to such Indemnified Party and BNI, retained at BNI's expense.

  (c) This Section 6.6 is intended to benefit the Indemnified Parties, their heirs, executors and personal representatives and shall be binding on successors and assigns of BNI.

  SECTION 6.7. No Solicitations. BNI will not, and BNI will use its reasonable best efforts to ensure that its officers, directors, employees or other agents of BNI do not, directly or indirectly: initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal of BNI, or, in the event of an unsolicited Takeover Proposal of BNI, except to the extent required by their fiduciary duties under applicable law if so advised by outside counsel, engage in negotiations or provide any confidential information or data to any Person relating to any such Takeover Proposal. BNI shall notify SFP orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it), within 48 hours of the receipt thereof and shall give SFP five days' advance notice of any agreement to be entered into with or any information to be supplied to any Person making such inquiry, offer or proposal. BNI shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any parties conducted heretofore with respect to any Takeover Proposal of BNI.

                                  ARTICLE VII

                            COVENANTS OF BNI AND SFP

  The parties hereto agree that:

  SECTION 7.1. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

  SECTION 7.2. ICC Approval. BNI and SFP shall, and each shall cause each of its Subsidiaries to, take all such actions as are necessary to (i) cooperate with one another to prepare and present to the ICC as soon as practicable all filings and other presentations in connection with seeking any ICC approval, exemption or other authorization necessary to consummate the transactions contemplated by this Agreement (including, without limitation, the matters contemplated by Sections 5.3 and 6.3), (ii) prosecute such filings and other presentations with diligence, (iii) diligently oppose any objections to, appeals from or petitions to reconsider or reopen any such ICC approval by persons not party to this Agreement, and (iv) take all such further action as reasonably may be necessary to obtain a final order or orders of the ICC approving such transactions consistent with this Agreement.

  SECTION 7.3. Certain Filings; Proxy Materials. (a) BNI (i) will promptly prepare and file with the SEC, will use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the BNI Proxy Statement and all other proxy materials for the BNI Stockholder Meeting, (ii) will use its reasonable best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby (provided that prior to the BNI Stockholder Meeting the BNI Board's recommendation may be withdrawn, modified or amended to the extent that, as a result of the commencement or receipt of a Takeover Proposal relating to BNI, the board of directors of BNI deems it necessary to do so in the exercise of its fiduciary obligations to BNI stockholders after being so advised by counsel), (iii) will otherwise comply with all legal requirements applicable to such meeting and (iv) will make all other filings or recordings required under applicable Delaware law in connection with the Merger. BNI will prepare and file with the SEC the registration statement on Form S-4 (the "Form S-4") (in which the BNI Proxy Statement will be included as a prospectus) and will take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state Blue Sky law in connection with the issuance of BNI Common Stock.

  (b) SFP (i) will promptly prepare and file with the SEC, will use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the SFP Proxy Statement and all other proxy materials for the SFP Stockholder Meeting, (ii) will use its reasonable best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby (provided that prior to the SFP Stockholder Meeting the SFP Board's recommendation may be withdrawn, modified or amended to the extent that, as a result of the commencement or receipt of a Takeover Proposal relating to SFP, the board of directors of SFP deems it necessary to do so in the exercise of its fiduciary obligations to SFP stockholders after being so advised by counsel), (iii) will otherwise comply with all legal requirements applicable to such meeting and (iv) will make all other filings or recordings required under applicable Delaware law in connection with the Merger.

  SECTION 7.4. Public Announcements. BNI and SFP will consult with each other before issuing any press release with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release prior to such consultation.

  SECTION 7.5. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of SFP, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of SFP, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of SFP acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

  SECTION 7.6. Antitakeover Statutes. If any Takeover Statute is or may become applicable to the transactions contemplated hereby, each of BNI and SFP and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement.

  SECTION 7.7. Cooperation. BNI and SFP shall together, or pursuant to an allocation of responsibility to be agreed between them, coordinate and cooperate (i) with respect to the timing of the BNI Stockholder Meeting and the SFP Stockholder Meeting and shall use their reasonable best efforts to hold such meetings on the same day, (ii) in connection with the preparation of the SFP Disclosure Documents and the BNI Disclosure Documents, (iii) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (iv) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the SFP Disclosure Documents and the BNI Disclosure Documents and timely seeking to obtain any such actions, consents, approvals or waivers. Subject to the terms and conditions of this Agreement, BNI and SFP will each use its reasonable best efforts to have the Form S-4 declared effective under the 1933 Act as promptly as practicable after the Form S-4 is filed, and (v) shall, subject to applicable law, confer on a regular and frequent basis with one or more representatives of one another to report operational matters of significance to the Merger and the general status of ongoing operations insofar as relevant to the Merger, provided that the parties will not confer on any matter to the extent inconsistent with law.

  SECTION 7.8. Dividends. From September 30, 1995 to the Effective Time, all dividends paid by SFP and BNI to their respective stockholders shall be paid on a quarterly basis, with identical record and payment dates, in amounts not exceeding the amounts set forth in Section 5.1(d) or Section 6.1(d), as the case may be.

                                  ARTICLE VIII

                                   THE OFFER

  SECTION 8.1. The Offer. (a) Provided that nothing shall have occurred that would result in a failure to satisfy any of the conditions set forth in Annex I hereto, SFP and BNI shall, as promptly as practicable, but in no event later than December 23, 1994, commence separate tender offers (together, the "Offer") to purchase, in the case of SFP, up to 38,000,000 shares of SFP Common Stock and, in the case of BNI, up to 25,000,000 shares of SFP Common Stock (in each case, together with the associated rights under the SFP Rights Plan), at a price of $20.00 per share, net to the seller in cash, with SFP to be severally obligated to purchase 0.60317 of any shares of SFP Common Stock accepted for payment pursuant to the Offer and BNI severally obligated to purchase 0.39683 of any shares of SFP Common Stock accepted for payment pursuant to the Offer. Notwithstanding any provision of this Agreement (or any Annex hereto) to the contrary, no term of the Offer may be amended or modified without the written consent of both parties hereto.

  (b) The several obligations of BNI and SFP under the Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn 63,000,000 shares of SFP Common Stock and to the other conditions set forth in Annex I hereto. Each of SFP and BNI expressly reserves the right to waive any of the conditions to its obligation under the Offer, except that the Minimum Condition may not be waived without the consent of each of SFP and BNI. Furthermore, each of SFP and BNI shall have the right to determine, in its sole reasonable discretion, whether the conditions to its obligations under the Offer have been satisfied.

  (c) As soon as practicable on the date of commencement of the Offer, SFP shall file with the SEC an Issuer Tender Offer Statement on Schedule 13E-4 with respect to the Offer which will contain the offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, collectively the "SFP Offer Documents"). SFP and BNI each agrees promptly to correct any information provided by it for use in the SFP Offer Documents if and to the extent that it shall have become false or misleading in any material respect. BNI and its counsel shall be given an opportunity to review and comment on the Schedule 13E-4 prior to its being filed with the SEC.

  (d) As soon as practicable on the date of commencement of the Offer, BNI shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer which will contain the offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, collectively the "BNI Offer Documents"). BNI and SFP each agrees promptly to correct any information provided by it for use in the BNI Offer Documents if and to the extent that it shall have become false or misleading in any material respect. SFP and its counsel shall be given an opportunity to review and comment on the Schedule 14D-1 prior to its being filed with the SEC.

  (e) Upon satisfaction (or, where permitted, waiver) of the conditions to the Offer, BNI and SFP shall purchase shares of SFP Common Stock pursuant to the Offer as set forth in Section 8.1(a) above, provided, however, that BNI shall not be obligated to purchase more than 25,000,000 shares of SFP Common Stock, and SFP shall not be obligated to purchase more than 38,000,000 shares of SFP Common Stock.

  SECTION 8.2. Action by SFP and BNI. (a) SFP represents that its Board of Directors at a meeting duly called and held unanimously resolved to recommend acceptance of the Offer by those of its stockholders who wish to receive cash for a portion of their shares of SFP Common Stock. SFP and BNI agree to take all steps necessary to cause the offer to purchase and form of the related letter of transmittal to be disseminated to holders of shares of SFP Common Stock as and to the extent required by applicable federal securities laws.

  (b) As soon as practicable on the day that the Offer is commenced, SFP will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") which shall reflect the recommendations of SFP's Board of Directors with respect to the Offer described in Section 8.2(a). SFP and

BNI each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. SFP agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of shares of SFP Common Stock, in each case as and to the extent required by applicable federal securities laws. BNI and its counsel shall be given an opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC.

                                   ARTICLE IX

                            CONDITIONS TO THE MERGER

  SECTION 9.1. Conditions to the Obligations of Each Party. The obligations of SFP and BNI to consummate the Merger are subject to the satisfaction (or waiver by the party for whose benefit such conditions exist except that the condition set forth in clause (vii) may not be waived) of the following conditions:

    (i) this Agreement shall have been adopted by the stockholders of SFP and BNI in accordance with Delaware Law;

    (ii) any applicable waiting period under the HSR Act relating to the Merger shall have expired;

    (iii) no court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the Merger or the effective operation of the business of BNI, SFP and their respective Subsidiaries after the Effective Time;

    (iv) all actions by or in respect of or filings with any governmental body, agency, official, or authority required to permit the consummation of the Merger (other than ICC approval, which is addressed in clause (v) below) shall have been obtained, but excluding any consent, approval, clearance or confirmation the failure to obtain which could not reasonably be expected to have a Material Adverse Effect on the Surviving Corporation after the Effective Time;

    (v) the ICC shall have issued a decision (which decision shall not have been stayed or enjoined) that (A) constitutes a final order approving, exempting or otherwise authorizing consummation of the Merger and all other transactions contemplated by this Agreement (or subsequently presented to the ICC by agreement of BNI and SFP) as may require such authorization and
  (B) does not (1) require the inclusion of any other rail carriers or rail properties material to the parties, (2) change the Exchange Ratio or (3) impose on BNI, SFP or any of their respective Subsidiaries any other terms or conditions (including, without limitation, labor protective provisions but excluding conditions heretofore imposed by the ICC in New York Dock Railway--Control--Brooklyn Eastern District, 360 I.C.C. 60 (1979)) that in the reasonable opinion of the board of directors of BNI or of SFP, respectively, significantly and adversely affect the economic benefits of the transactions contemplated by this Agreement to BNI and its stockholders or SFP and its stockholders, as the case may be;

    (vi) SFP and BNI shall have obtained an opinion of nationally recognized tax counsel to the effect that the Merger will be tax-free to BNI, SFP and their respective stockholders for federal income tax purposes;

    (vii) SFP and BNI shall have purchased shares of SFP Common Stock pursuant to the Offer.

  SECTION 9.2. Conditions to the Obligations of BNI. The obligations of BNI to consummate the Merger are subject to the satisfaction (or waiver by BNI) of the following further conditions:

    (i) SFP shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, and the representations and warranties of SFP shall have been accurate in all material respects both when made and at and as of the Effective Time as if made at and as of such time, except for the representations and warranties of SFP contained in Section

  3.5(a), which shall be accurate in all respects both when made and at and as of the Effective Time as if made at and as of that time;

    (ii) all other statutory requirements for the valid consummation by SFP of the transactions contemplated by this Agreement (including without limitation the Spinoff and the Liquidation) shall have been fulfilled.

  SECTION 9.3. Conditions to the Obligations of SFP. The obligations of SFP to consummate the Merger are subject to the satisfaction (or waiver by SFP) of the following further conditions:

    (i) BNI shall have performed in all material respects all of its respective obligations hereunder required to be performed by it at or prior to the Effective Time, and (A) the representations and warranties of BNI shall have been accurate in all material respects both when made and at and as of the Effective Time as if made at and as of such time, except for the representations and warranties of BNI in Section 4.5(a), which shall be accurate in all respects when made and at and as of the Effective Time as if made at and as of that time;

    (ii) the BNI Common Stock required to be issued hereunder shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

    (iii) all other statutory requirements for the valid consummation by SFP of the transactions contemplated by this Agreement shall have been fulfilled; and

    (iv) the Spinoff shall have been consummated.

                                   ARTICLE X

                                  TERMINATION

  SECTION 10.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of BNI or SFP):

    (i) by mutual written consent of BNI and SFP;

    (ii) by either BNI or SFP, if the Merger has not been consummated by December 31, 1997;

    (iii) by either BNI or SFP, if any judgment, injunction, order or decree enjoining BNI or SFP from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

    (iv) by BNI, if the Spinoff has not been completed by December 31, 1994 (it is understood that if BNI does not exercise the right to terminate pursuant to this Section 10.1(iv) by January 30, 1995 this provision will be deemed to be waived);

    (v) by BNI, if any Person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) other than BNI acquires beneficial ownership of 50% or more of the outstanding Shares;

    (vi) by SFP, if any Person, entity or group acquires beneficial ownership of 50% or more of the outstanding BNI Common Stock;

    (vii) by either BNI or SFP if the approvals of the stockholders of BNI or SFP contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or of any adjournment thereof;

    (viii) by BNI, if, prior to the SFP Stockholder Meeting, the board of directors of SFP shall have withdrawn, modified or changed in a manner adverse to BNI its approval or recommendation of this Agreement or the Merger;

    (ix) by SFP, if, prior to the BNI Stockholder Meeting, the board of directors of BNI shall have withdrawn, modified or changed in a manner adverse to SFP its approval or recommendation of this Agreement or the Merger;

    (x) by BNI, upon a breach of any representation, warranty, covenant or agreement of SFP, or if any representation or warranty of SFP shall become untrue, in either case such that the conditions set forth in Section 9.2(i) would be incapable of being satisfied by December 31, 1997 (or such later date extended), provided that a wilful breach shall be deemed to cause such conditions to be incapable of being satisfied by such date;

    (xi) by SFP, upon a breach of any representation, warranty, covenant or agreement of BNI, or if any representation or warranty of BNI shall become untrue, in either case such that the conditions set forth in Section 9.3(i) would be incapable of being satisfied by December 31, 1997 (or as otherwise extended), provided that a wilful breach shall be deemed to cause such conditions to be incapable of being satisfied by such date;

    (xii) by SFP, upon payment to BNI of the fee described in Section 11.4(b), if prior to the purchase of shares of SFP Common Stock pursuant to the Offer, (A) the board of directors of SFP shall have withdrawn or modified in a manner adverse to BNI its approval or recommendation of the Offer, this Agreement or the Merger in order to permit SFP to execute a definitive agreement in connection with a Takeover Proposal or in order to approve another tender offer for shares of SFP Common Stock, in either case, as determined by the board of directors of SFP, on terms more favorable to SFP's stockholders than the transactions contemplated hereby, or (B) the board of directors of SFP shall have recommended any other Takeover Proposal; and

    (xiii) by either BNI or SFP, if the Offer is terminated and SFP and BNI shall not have purchased shares of SFP Common Stock pursuant to the Offer.

  SECTION 10.2. Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (a) the agreements contained in Sections 3.16, 4.16, 5.9 and 11.4 shall survive the termination hereof and (b) no such termination shall relieve any party of any liability or damages resulting from any breach by that party of this Agreement.

                                   ARTICLE XI

                                 MISCELLANEOUS

  SECTION 11.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

  if to BNI, to:

    Burlington Northern Inc. Attn: Douglas J. Babb, Esq. 3800 Continental Place 777 Main Street Fort Worth, Texas 76102 Telecopy: (817) 333-2377

    with a copy to:
      Dennis S. Hersch, Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 Telecopy: (212) 450-4800

  if to SFP, to:

    Santa Fe Pacific Corporation Attn: Jeffrey R. Moreland 1700 East Golf Road Schaumburg, Illinois 60173 Telecopy: (708) 995-6847 with a copy to:
      Robert A. Helman, Esq. Mayer, Brown & Platt 190 South La Salle Street Chicago, Illinois 60603-3441 Telecopy: (312) 701-7711

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section.

  SECTION 11.2. Entire Agreement; Survival of Representations and
Warranties. (a) This Agreement (and any other agreements contemplated hereby or executed by the parties or their designees as of the date of this Agreement), and the Confidentiality and Standstill Agreement dated July 28, 1993 between SFP and BNI (the "Confidentiality Agreement") constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to such subject matter. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. None of this Agreement, the Confidentiality Agreement or any other agreement contemplated hereby or executed by the parties or their designees as of the date of this Agreement (or any provision hereof or thereof) is intended to confer upon any Person other than the parties hereto any rights or remedies (except that Section 6.6, is intended to confer rights and remedies on SFP's officers and directors).

  (b) The representations and warranties and agreements contained herein shall not survive the Effective Time or the termination of this Agreement except for the agreements set forth in Sections 6.6 and 11.4.

  SECTION 11.3. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by SFP and BNI or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of SFP, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of SFP, (ii) any term of the certificate of incorporation of the Surviving Corporation or (iii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of SFP.

  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

  SECTION 11.4. Expenses; Certain Payments. (a) Except as otherwise provided in this Section or agreed in writing by the parties, each party shall bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by it, incurred in connection with this Agreement and the transactions contemplated hereby.

  (b) SFP agrees that if this Agreement shall be terminated pursuant to Section 10.1(v), (vii), (viii), (xii) or (xiii), it will pay BNI an amount equal to $50,000,000 plus all out-of-pocket expenses, not to exceed $10,000,000, incurred by BNI in connection with this Agreement, the Merger, the Offer and all related transactions by wire transfer of immediately available funds promptly, but in no event later than two business days, after such termination; provided that no payment will be required pursuant to this Section 11.4(b) if this Agreement is terminated pursuant to Section 10.1(vii), (viii) or (xiii) unless, after December 18, 1994, a new Takeover Proposal involving SFP has been announced or made (it being understood that any modification of Union Pacific Corporation's Takeover Proposal in existence on December 18, 1994 shall be deemed a new Takeover Proposal).

  (c) SFP agrees that if this Agreement shall be terminated pursuant to Section 10.1(vii), (viii) or (xiii) and no payment is required by it pursuant to
Section 11.4(b), it will reimburse BNI for all out-of-pocket expenses incurred by BNI in connection with this Agreement, the Merger, the Offer and all related transactions. Such payment shall be made by wire transfer of immediately available funds promptly, but in no event later than two business days, after receipt by SFP from BNI of documentation of such expenses.

  SECTION 11.5. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

  SECTION 11.6. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware (without regard to principles of conflict of laws).

  SECTION 11.7. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought against any of the parties in the United States District Court for the District of Delaware or any state court sitting in the City of Wilmington, Delaware, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware. Without limiting the foregoing, each of the parties hereto agrees that service of process upon such party at the address referred in Section 11.1, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

  SECTION 11.8. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          Burlington Northern Inc.

                                                 /s/ Gerald Grinstein
                                          By: _________________________________
                                            Title: Chairman and Chief
                                                   Executive Officer

                                          Santa Fe Pacific Corporation

                                                  /s/ Robert D. Krebs
                                          By: _________________________________
                                            Title: Chairman, President and
                                                   Chief Executive Officer

                                                                       EXHIBIT A

                            FORM OF AFFILIATE LETTER

Burlington Northern Inc.
3800 Continental Plaza
777 Main Street
Ft. Worth, Texas 76102

Ladies and Gentlemen:

  I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Santa Fe Pacific Corporation, a Delaware corporation ("SFP"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of June 29, 1994 (the "Agreement"), between Burlington Northern Inc., a Delaware corporation ("BN"), and SFP, SFP will be merged with and into BN, with BN to be the survivor in the merger (the "Merger").

  As a result of the Merger, I may receive shares of Common Stock, no par value, of BN (the "BN Securities") in exchange for shares owned by me of Common Stock, par value $1.00 per share, of SFP.

  I represent, warrant and covenant to BN that in the event I receive any BN Securities as a result of the Merger:

    A. I shall not make any sale, transfer or other disposition of the BN Securities in violation of the Act or the Rules and Regulations.

    B. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the BN Securities to the extent I felt necessary with my counsel or counsel for SFP.

    C. I have been advised that the issuance of BN Securities to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the stockholders of SFP, I may be deemed to have been an affiliate of SFP and the distribution by me of the BN Securities has not been registered under the Act, I may not sell, transfer or otherwise dispose of the BN Securities issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to BN, or a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

    D. I understand that BN is under no obligation to register the sale, transfer or other disposition of the BN Securities by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

    E. I also understand that there will be placed on the certificates for the BN Securities issued to me, or any substitutions therefor, a legend stating in substance:

    "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A
    TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED BETWEEN THE REGISTERED HOLDER HEREOF AND BURLINGTON NORTHERN INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF BURLINGTON NORTHERN INC."

    F. I also understand that unless the transfer by me of my BN Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, BN reserves the right to put the following legend on the certificates issued to my transferee:

    "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

  It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if, in the judgment of BN, such legend is not required for purposes of the Act or this Agreement.

  Execution of this letter should not be considered an admission on my part that I am an "affiliate" of SFP as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                          Very truly yours,

                                          _____________________________________
                                          Name:

Accepted this   day of     , 1994 by
 BURLINGTON NORTHERN INC.

By: _________________________________
  Name: _____________________________
  Title: ____________________________

                                                                         ANNEX I

                            CONDITIONS TO THE OFFER

  Notwithstanding any other provision of the Offer, neither SFP nor BNI shall be required to accept for payment or pay for any shares of SFP Common Stock, and may terminate or amend its obligation to purchase shares of SFP Common Stock under the Offer or may postpone the acceptance for payment of and payment for shares of SFP Common Stock, if (i) at least 63,000,000 shares of SFP Common Stock shall not have been tendered and not withdrawn pursuant to the Offer (the "Minimum Condition"), (ii) this Agreement shall not have been adopted by the stockholders of SFP and BNI in accordance with Delaware Law, (iii) the applicable waiting period under the HSR Act shall not have expired or been terminated, (iv) BNI (in the case of SFP) and SFP (in the case of BNI) shall not have accepted (or shall not concurrently accept) shares of SFP Common Stock for payment under the Offer or (v) at any time on or after the date of this Agreement and prior to the acceptance for payment of shares of SFP Common Stock, any of the following conditions exist:

  (a) any court, arbitrator or governmental body, agency or official shall have issued any order, or there shall be any statute, rule or regulation, restraining or prohibiting the consummation of the Offer or the Merger or the effective operation of the business of BNI, SFP and their respective Subsidiaries after the Effective Time; or

  (b) any actions by or in respect of or filings with any governmental body, agency, official, or authority required to permit the consummation of the Offer (other than with respect to the HSR Act) or the Merger (other than ICC approval) shall not have been obtained, but excluding any consent, approval, clearance or confirmation the failure to obtain which could not reasonably be expected to have a Material Adverse Effect on the Surviving Corporation after the Effective Time; or

  (c) SFP (in the case of BNI) or BNI (in the case of SFP) shall have failed to perform in any material respect any of its respective obligations under this Agreement required to be performed by it at or prior to the consummation of the Offer, or the representations and warranties of SFP (in the case of BNI) or BNI (in the case of SFP) shall not have been accurate in all material respects both when made and at and as of any time prior to the consummation of the Offer as if made at and as of such time, except for the representations and warranties of SFP and BNI in Sections 3.5(a) and 4.5(a), respectively, of the Agreement, which shall be accurate in all respects when made and at and as of any time prior to the consummation of the Offer as if made at and as of that time; or

  (d) the Agreement shall have been terminated in accordance with its terms; or

  (e) (i) SFP shall not be satisfied, in its sole discretion, that it has obtained sufficient financing to enable it to satisfy its obligations under the Offer and to effect the other transactions referred to in Section 5.1(f)(ii), or (ii) BNI shall not be satisfied, in its sole discretion, that it has obtained sufficient financing to enable it to satisfy its obligations under the Offer (it being understood that each of SFP and BNI will use its reasonable best efforts to ensure that this condition to its obligations under the Offer is satisfied no later than December 31, 1994).

which, in the sole judgment of SFP or BNI in any such case, and regardless of the circumstances (including any action or omission by SFP or BNI) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment; provided that the Minimum Condition may be waived only with the consent of each of BNI and SFP.

                                     A-I-1

                                                                        ANNEX II

                              REGISTRATION RIGHTS

                                   ARTICLE I

                                  DEFINITIONS

  SECTION 1.1. Definitions. The following terms, as used herein, have the following meanings:

  "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under common control with such Person. For the purposes of this definition, "control" when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Demand Registration" means a Demand Registration as defined in Section 2.2.

  "Piggy-Back Registration" means a Piggy-Back Registration as defined in
Section 2.3.

  "Registrable Securities" means the shares of SFP Common Stock purchased by BNI pursuant to the Offer until (i) a registration statement covering such SFP Common Stock has been declared effective by the Commission and it has been disposed of pursuant to such effective registration statement, (ii) such SFP Common Stock is sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the 1933 Act are met, (iii) such SFP Common Stock may be sold without registration pursuant to Rule 144(k) or (iv) such SFP Common Stock has been otherwise transferred, SFP has delivered a new certificate or other evidence of ownership for such SFP Common Stock not bearing the legend required pursuant to this Agreement and such SFP Common Stock may be resold without subsequent registration under the 1933 Act.

  "Underwriter" means a securities dealer who purchases any Registrable Securities as principal and not as part of such dealer's market-making activities.

                                   ARTICLE II

                              REGISTRATION RIGHTS

  SECTION 2.1. Demand Registration. (a) Request for Registration. At any time or from time to time after the termination of the Agreement, BNI may make a written request for registration under the 1933 Act of all or part of its Registrable Securities (a "Demand Registration"); provided, that the SFP shall not be obligated to effect more than two Demand Registrations in total with respect to such issue of Registrable Securities. Such request will specify the number of shares of Registrable Securities proposed to be sold and will also specify the intended method of disposition thereof.

  (b) Effective Registration. A registration will not count as a Demand Registration until it has become effective.

  (c) Managing Underwriting; Additional Demand Registrations. If BNI shall so elect, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. BNI shall select the book-running managing Underwriter in connection with such offering and any additional investment bankers and managers to be used in connection with the offering; provided that such managing Underwriter and additional investment bankers and managers must be reasonably satisfactory to SFP. To the extent Registrable Securities so requested to be registered are excluded from the offering in accordance with Section 2.3, BNI shall have the right to one additional Demand Registration under this Section with respect to such Registrable Securities.

                                     A-II-1

  SECTION 2.2. Piggy-Back Registration. If at any time SFP proposes to file a registration statement under the 1933 Act with respect to an offering by SFP for its own account or for the account of any of its respective securityholders of any class of security (other than a registration statement on Form S-4 or S-8 (or any substitute form that may be adopted by the Commission or a registration filed), or filed in connection with an exchange offer or offering of securities solely to SFP's existing securityholders) then SFP shall give written notice of such proposed filing to BNI as soon as practicable (but in no event less than 10 days before the anticipated filing date), and such notice shall offer BNI the opportunity to register such number of shares of Registrable Securities as BNI may request (a "Piggy-Back Registration"). SFP shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration to be included on the same terms and conditions as any similar securities of SFP included therein.

  SECTION 2.3. Reduction of Offering. Notwithstanding anything contained herein, if the managing Underwriter or Underwriters of an offering described in
Section 2.1 or 2.2 deliver a written opinion to BNI that the size of the offering that is intended to be made is such that the success of the offering would be materially and adversely affected by inclusion of all of the Registrable Securities requested to be included, then the amount of securities to be offered for the account of BNI shall be reduced to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing Underwriter or Underwriters; provided that, in the case of a Piggy-Back Registration, if securities are being offered for the account of other persons or entities as well as SFP, then with respect to the Registrable Securities intended to be offered by BNI, the proportion by which the amount of such class of securities intended to be offered by BNI is reduced shall not exceed the proportion by which the amount of such class of securities intended to be offered by such other persons or entities is reduced.

                                  ARTICLE III

                            REGISTRATION PROCEDURES

  SECTION 3.1. Filings; Information. Whenever BNI requests that any Registrable Securities be registered pursuant to Section 2.1 hereof, SFP will use its reasonable best efforts to effect the registration of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as practicable, and in connection with any such request:

  (a) SFP will as expeditiously as reasonably practicable prepare and file with the SEC a registration statement on any form for which SFP then qualifies or which counsel for SFP shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its reasonable best efforts to cause such filed registration statement to become and remain effective for a period of not less than 270 days; provided that if SFP shall furnish to BNI a certificate signed by either its Chairman or the Vice Chairman stating that in his good faith judgment it would be significantly disadvantageous to SFP or its shareholders for such a registration statement to be filed as expeditiously as reasonably practicable, SFP shall have a period of not more than 90 days within which to file such registration statement measured from the date of receipt of the request in accordance with Section 2.1.

  (b) SFP will, if requested, prior to filing a registration statement or prospectus or any amendment or supplement thereto, furnish to BNI and each Underwriter, if any, of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, and thereafter furnish to BNI and such Underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as BNI or such Underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by BNI.


                                     A-II-2

  (c) After the filing of the registration statement, SFP will promptly notify BNI of any stop order issued or threatened by the SEC and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

  (d) SFP will use its reasonable best efforts to (i) register or qualify the Registrable Securities under such other securities or blue sky laws of such jurisdictions in the United States as BNI reasonably (in light of BNI's intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities in the United States as may be necessary by virtue of the business and operations of SFP and do any and all other acts and things that may be reasonably necessary or advisable to enable BNI to consummate the disposition of the Registrable Securities owned by BNI; provided that SFP will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d),
(B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

  (e) SFP will immediately notify BNI, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly make available to BNI any such supplement or amendment.

  (f) SFP will enter into customary agreements (including an underwriting agreement in form customary for SFP) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities.

  (h) Subject, in the case of BNI, to the Confidentiality Agreement between BNI and SFP dated as of July 28, 1993 or, in the case of any Underwriter or Inspector retained by any Underwriter, customary confidentiality obligations, SFP will make available for inspection by BNI, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by BNI or such Underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of SFP (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause SFP's officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement.

  (i) SFP will furnish to BNI and to each Underwriter, if any, a signed counterpart, addressed to BNI or such Underwriter, of (i) an opinion or opinions of counsel to SFP and (ii) a comfort letter or comfort letters from SFP's independent public accountants, each in form customary in primary offerings by SFP form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as BNI or the managing Underwriter reasonably requests.

  (j) SFP will otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security-holders, as soon as reasonably practicable, its most recent quarterly earnings statement beginning with the first full quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the 1933 Act and Rule 158 under the 1933 Act.

  (k) SFP will use its reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities of the same class issued by SFP are then listed.

  SFP may require BNI to promptly furnish in writing to SFP such information regarding the distribution of the Registrable Securities as SFP may from time to time reasonably request and such other information as may be legally required in connection with such registration.


                                     A-II-3

  BNI agrees that, upon receipt of any notice from SFP of the happening of any event of the kind described in Section 3.1(e) hereof, BNI will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until BNI's receipt of the copies of the supplemented or amended prospectus contemplated by Section 3.1(e) hereof, and, if so directed by SFP, BNI will deliver to SFP all copies, other than permanent file copies then in BNI's possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event SFP shall give such notice, SFP shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 3.1(a) hereof) by the number of days during the period from and including the date of the giving of notice pursuant to Section 3.1(e) hereof to the date when SFP shall make available to BNI a prospectus supplemented or amended to conform with the requirements of
Section 3.1(e) hereof.

  SECTION 3.2. Registration Expenses. In connection with any registration statement required to be filed hereunder, SFP shall pay the following registration expenses incurred in connection with the registration hereunder (the "Registration Expenses"): (i) all registration and filing fees, (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) printing expenses, (iv) internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (v) the fees and expenses incurred in connection with the listing of the Registrable Securities, (vi) reasonable fees and disbursements of counsel for SFP and customary fees and expenses for independent certified public accountants retained by SFP (including the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters requested pursuant to Section 3.1(h) hereof), and (vii) the reasonable fees and expenses of any special experts retained by SFP in connection with such registration. SFP shall have no obligation to pay any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities, or any out-of-pocket expenses of BNI or its Underwriters (or the agents who manage their accounts).

                                   ARTICLE IV

                        INDEMNIFICATION AND CONTRIBUTION

  SECTION 4.1. Indemnification by SFP. SFP agrees to indemnify and hold harmless BNI, its officers, directors and agents, and each Person, if any, who controls BNI within the meaning of Section 15 of the 1933 Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if SFP shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to SFP by BNI or on BNI's behalf expressly for use therein; provided, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of BNI, its officers, directors and agents, and each Person, if any, who controls BNI within the meaning of Section 15 of the 1933 Act or
Section 20 of the Exchange Act if it is determined that it was the responsibility of BNI to provide such person with a current copy of the prospectus and such current copy of the prospectus would have cured the defect giving rise to such loss, claim, damage or liability. SFP also agrees to indemnify any Underwriters of the Registrable Securities, their officers and directors and each person who controls such underwriters on substantially the same basis as that of the indemnification of BNI provided in this Section 4.1.

  SECTION 4.2. Indemnification by BNI. BNI agrees to indemnify and hold harmless SFP, its officers, directors and agents and each Person, if any, who controls SFP within the meaning of either Section 15 of the 1933 Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from

                                     A-II-4

SFP to BNI, but only with reference to information relating to BNI furnished in writing by BNI or on BNI's behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus. In case any action or proceeding shall be brought against SFP or its officers, directors or agents or any such controlling person, in respect of which indemnity may be sought against BNI, BNI shall have the rights and duties given to SFP, and SFP or its officers, directors or agents or such controlling person shall have the rights and duties given to BNI, by the preceding paragraph. BNI also agrees to indemnify and hold harmless Underwriters of the Registrable Securities, their officers and directors and each person who controls such Underwriters on substantially the same basis as that of the indemnification of SFP provided in this Section 4.2.

  SECTION 4.3. Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (an "Indemnified Party") shall promptly notify the person against whom such indemnity may be sought "Indemnifying Party") in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the third sentence of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 business days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability arising out of such proceeding.

  SECTION 4.4. Contribution. If the indemnification provided for in this
Article 4 is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) as between SFP and BNI on the one hand and the Underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by SFP and BNI on the one hand and the Underwriters on the other from the offering of the securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of SFP and BNI on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations and (ii) as between SFP on the one hand and BNI on the other, in such proportion as is appropriate to reflect the relative

                                     A-II-5
fault of SFP and of BNI in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by SFP and BNI on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by SFP and BNI bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of SFP and BNI on the one hand and of the Underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by SFP and BNI or by the Underwriters. The relative fault of SFP on the one hand and of BNI on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

  SFP and BNI agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and BNI shall not be required to contribute any amount in excess of the amount by which the total price at which BNI's securities were offered to the public exceeds the amount of any damages which BNI has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933
Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                                   ARTICLE V

                                 MISCELLANEOUS

  SECTION 5.1. Participation in Underwritten Registrations. No Person may participate in any underwritten registration filed pursuant to Section 2.1 hereunder unless such Person (a) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and these registration rights.

  SECTION 5.2. Rule 144. SFP covenants that it will file any reports required to be filed by it under the Exchange Act and that it will take such further action as BNI may reasonably request, all to the extent required from time to time to enable BNI to sell Registrable Securities without registration under the 1933 Act within the limitation of the exemptions provided by (a) Rule 144 under the 1933 Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the request of BNI, SFP will deliver to BNI a written statement as to whether it has complied with such requirements.


                                     A-II-6

  SECTION 5.3. Holdback Agreements. (a) Restrictions on Public Sale by BNI. To the extent not inconsistent with applicable law, when BNI's securities are included in a registration statement, BNI agrees not to effect any public sale or distribution of SFP Common Stock, or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144 under the 1933 Act, during the 14 days prior to, and during the 90-day period beginning on, the effective date of such registration statement (except as part of such registration), if and to the extent requested by SFP in the case of a non-underwritten public offering or if and to the extent requested by the managing Underwriter or Underwriters in the case of an underwritten public offering.

  (b) Restrictions on Public Sale by SFP and Others. SFP agrees not to effect any public sale or distribution of any securities of the class being registered in accordance with Section 2.1 hereof, or any securities convertible into or exchangeable or exercisable for such securities, during the 14 days prior to, and during the 90-day period beginning on, the effective date of any registration statement (except as part of such registration statement where BNI consents) or the commencement of a public distribution of Registrable Securities, including a sale pursuant to Rule 144 under the 1933 Act (except as part of any such registration, if permitted); provided, however, that the provisions of this paragraph (b) shall not prevent the conversion or exchange of any securities pursuant to their terms into or for other securities or sales or distributions pursuant to any dividend or interest reinvestment plan or director or employer compensation plan.


                                     A-II-7

                                                                      APPENDIX B

                                LETTER AGREEMENT

                                    BETWEEN

                            BURLINGTON NORTHERN INC.

                                      AND

                          SANTA FE PACIFIC CORPORATION

                                      LOGO

                            BURLINGTON NORTHERN INC.
                             3800 CONTINENTAL PLAZA
                                777 MAIN STREET
                          FORT WORTH, TEXAS 76102-5384

                                                                   June 29, 1994

Mr. Robert D. Krebs
Chairman, President and Chief Executive Officer
Santa Fe Pacific Corporation 1700 E. Golf Road
Schaumburg, IL 60173

Dear Rob:

  This letter will confirm our mutual agreement regarding corporate governance issues after the merger between Burlington Northern Inc. ("BNI") and Santa Fe Pacific Corporation ("SFP"):

    1. The Board of Directors of the merged company will be constituted as follows: two-thirds of the Directors will be designated by BNI, and one-third of the Directors will be designated by SFP. These designations will be made before the merger is consummated.

    2. I will serve as Chairman of the Board of the merged company, and you will be the President and Chief Executive Officer of the merged company.

    3. We will thoroughly review who would be best suited to be the officers of the merged company and its subsidiaries. We will then submit our mutual recommendations to the Board of Directors of the merged company, which will be responsible for the careful selection of the officers to be elected or appointed.

  This mutual agreement has been authorized by each of our respective Boards of Directors at meetings today. We acknowledge that this is an agreement contemplated by the Merger Agreement between our respective companies.

                                          Sincerely yours,


                                          /s/ Gerald Grinstein
                                          -------------------------------------
                                          Gerald Grinstein
                                          for BNI

Agreed and accepted:

/s/ Robert D. Krebs
- -------------------------------------
Robert D. Krebs
for SFP

                                                                      APPENDIX C

                         OPINION OF LAZARD FRERES & CO.

         Lazard Freres & Co.
        One Rockefeller Plaza
        New York, N.Y. 10020
                ----
      Telephone (212) 632-6000
      Facsimile (212) 632-6060

                                                                 New York



                                                                January  , 1995

The Board of Directors
Burlington Northern Inc.
3800 Continental Plaza
777 Main Street
Fort Worth, Texas 76102

Dear Members of the Board:

  We understand that Burlington Northern Inc. ("BN") and Santa Fe Pacific Corporation ("SF") have entered into an Agreement and Plan of Merger dated as of June 29, 1994, as amended by the Amendment thereto dated as of October 26, 1994 and the Amendment thereto dated as of December 18, 1994 (as so amended, the "Agreement"), pursuant to which, among other things, SF shall be merged with and into BN, with BN as the surviving corporation (the "Merger"). Under the terms of the Agreement, upon consummation of the Merger, each share of common stock, par value $1.00 per share (the "SF Common Stock"), of SF outstanding immediately prior to the effective time of the Merger, shall be converted into .40 of a share of common stock, no par value (the "BN Common Stock"), of BN (the "Exchange Ratio"). The Agreement also requires that promptly after the execution of the Amendment dated as of December 18, 1994, each of SF and BN will commence tender offers (the "Tender Offers") at $20 per share for an aggregate of 63 million of the outstanding shares of SF Common Stock, with SF tendering for 38 million such shares and BN tendering for 25 million such shares (the "BN Tender Offer"). The Tender Offers are being made pursuant to an Offer to Purchase dated December 23, 1994 (the "Offer to Purchase"). We understand that the closing of the Tender Offers by BN and SF are conditioned on BN's and SF's stockholders approval of the Merger. The terms and conditions of the Merger are more fully set forth in the Agreement and the terms and conditions of the Tender Offers are more fully set forth in the Offer to Purchase.

  You have requested our opinion as to the fairness, from a financial point of view, to the holders of BN Common Stock of the Exchange Ratio and the consideration to be paid in the BN Tender Offer, when taken as a whole.

  Lazard Freres & Co. has acted as financial advisor to BN in connection with this transaction (including acting as the dealer manager in the BN Tender Offer) and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the transaction. In connection with this opinion, we have:

    (i) reviewed the terms and conditions of the Agreement and the Offer to Purchase;

    (ii) analyzed certain historical business and financial information relating to BN and SF, including the Annual Reports to Stockholders and Annual Reports on Form 10-K of BN and SF for each of the fiscal years ended December 31, 1989 through 1993 (and any amendments thereto), Quarterly Reports on Form 10-Q of BN and SF for the quarters ended March 31, June 30 and September 30 for each of the same fiscal years and for the quarters ended March 31, June 30 and September 30, 1994 (and any amendments thereto), Current Reports on Form 8-K of BN dated June 29, October 6, October 26, November 18 and December 18, 1994 and Current Reports on Form 8-K of SF dated June 29, August 3, October 5, October 19, October 28, November 2 and November 28, 1994 (and any amendments thereto);

    (iii) reviewed certain financial forecasts and other data provided to us by BN and SF relating to their respective businesses;

    (iv) held discussions with members of the senior management of BN and SF with respect to the businesses and prospects of BN and SF, respectively, the strategic objectives of each, and possible benefits which might be realized following the Merger;

    (v) reviewed public information with respect to certain other companies in lines of businesses we believe to be comparable to the businesses of BN and SF;

    (vi) reviewed the financial terms of certain recent business combinations involving companies in lines of businesses we believe to be comparable to those of BN and SF, and in other industries generally;

    (vii) analyzed the pro forma financial impact of the Tender Offers and the Merger on BN and SF;

    (viii) reviewed the historical stock prices and trading volumes of the BN Common Stock and SF Common Stock;

    (ix) reviewed the Joint Proxy Statement/Prospectus dated October 12, 1994 and the Supplemental Joint Proxy Statement/Prospectus dated October 28, 1994 and the Joint Proxy Statement/Prospectus dated the date hereof; and

    (x) conducted such other financial studies, analyses and investigations as we deemed appropriate.

  We have relied upon the accuracy and completeness of the financial and other information provided by BN and SF to us and have not assumed any responsibility for independent verification of such information or any independent valuation or appraisal of any of the assets of BN or SF. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of BN and SF as to the future financial performance of their businesses. Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

  In rendering our opinion, we have also assumed that obtaining the necessary regulatory and governmental approvals for the Merger, including approval of the Interstate Commerce Commission, may significantly delay the consummation of the Merger, and that, in the course of obtaining such approvals, no restriction will be imposed that will have a material adverse effect on the contemplated benefits of the Merger to BN.

  Our engagement and the opinion expressed herein are solely for the benefit of BN's Board of Directors and are not on behalf of, and are not intended to confer rights or remedies upon, SF, any stockholders of BN or SF or any other person other than BN's Board of Directors. It is understood that, except for inclusion in a proxy statement relating to the Merger, this letter may not be disclosed or otherwise referred to without our prior written consent, except as may otherwise be required by law or by a court of competent jurisdiction.

  Based on and subject to the foregoing and such other factors as we deem relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio and the consideration to be paid by BN in the BN Tender Offer, when taken as a whole, is fair to the holders of BN Common Stock from a financial point of view.

                                          Very truly yours,

                                          LAZARD FRERES & CO.

                                                                      APPENDIX D

                        OPINION OF GOLDMAN, SACHS & CO.

Goldman, Sachs & Co.   85 Broad Street   New York, New York 10004
Tel: 212-902-1000
                                                                         Goldman
                                                                         Sachs

PERSONAL AND CONFIDENTIAL

January  , 1995

Board of Directors
Santa Fe Pacific Corporation
1700 East Golf Road
Schaumburg, Illinois 60173-5860

Gentlemen and Madame:

You have requested our opinion as to the fairness to the holders of the outstanding shares of common stock, par value $1.00 per share (the "Common Stock"), of Santa Fe Pacific Corporation (the "Company") of the Aggregate Consideration (as defined below) to be received pursuant to the Agreement and Plan of Merger, dated as of June 29, 1994, as amended to January , 1995, among Burlington Northern Inc. ("BNI") and the Company (the "Agreement") in connection with the merger of the Company with and into BNI (the "Merger").

The Agreement provides for a joint tender offer (the "Joint Tender Offer") pursuant to which the Company and BNI will pay $20 per share for an aggregate of 63 million shares of Common Stock. The Agreement further provides that following completion of the Joint Tender Offer and the appropriate regulatory approvals, the Company will be merged with and into BNI and each outstanding Share (other than Shares already owned by BNI) will be exchanged for 0.40 shares of common stock, with no par value, of Burlington Northern Inc. ("BNI Common Stock"). The aggregate of the cash and stock consideration to be received by all of the holders of outstanding shares of Common Stock of the Company pursuant to the Joint Tender Offer and Merger is herein referred to as the "Aggregate Consideration".

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having performed various investment banking services for the Company from time to time, including having acted as managing and co-managing underwriter of public offerings of Common Stock of the Company in October 1991 and June 1992, respectively, having acted as financial advisor on the asset exchange between the Company and Hanson Natural Resources Company in June 1993, having acted as managing underwriter of a public offering of Common Stock of Santa Fe Pacific Gold Corporation, a subsidiary of the Company, in June of 1994, having acted as co-managing underwriter of public offerings of 8 3/8% Notes due 2001 and 8 5/8% Notes due 2004 of the Company in January 1994, as well as having acted as the Company's financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have committed to participate as co-arranger and arranging agent on the Company's bank financing and co-dealer managers in connection with the Joint Tender Offer. We also have provided certain investment banking services to BNI from time to time, including acting as co-managing underwriter of a public offering of BNI Common Stock in November 1991, acting as managing underwriter of a public offering of 6 1/4% Cumulative Convertible Preferred Stock in November 1992, and acting as a co-managing underwriter in a public offering of 7 1/2% Debentures due 2002 in July 1993, and we may provide investment banking services to BNI in the future. We have also provided certain investment banking services to Union Pacific Corporation ("UPC") from time to time, including having acted as co-managing underwriter of a public offering of 7 7/8% Notes due 2002 in

February 1992, a public offering of 8 5/8% Sinking Fund Debentures due 2022 in May 1992, a public offering of 6% Notes due 2003 in August 1993, a public offering of 7% Notes due 2000 in June 1994, a public offering of 6 1/8% Notes due 2004 in January 1994, and as sole managing underwriter of a public offering of 6.12% Equipment Trust Certificates due February 1, 2004 in January 1994.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Offer to Purchase dated December 23, 1994 of SFP and BNI; the Joint Proxy Statement/Prospectus dated October 12, 1994, as amended and supplemented to the date hereof; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and BNI for the five years ended December 31, 1993 (and any amendments thereto); certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and BNI (and any amendments thereto); certain other communications from the Company and BNI to their respective stockholders; certain Current Reports on Form 8-K of the Company and BNI; and certain internal financial analyses and forecasts for the Company and BNI prepared by their respective managements. We also have reviewed the Proxy Statement, dated October 28, 1994, as amended and supplemented to the date hereof, of UPC, which solicits proxies in opposition to the Merger and the Offer to Purchase, dated November 9, 1994 of UPC, as amended and supplemented to the date hereof, which sets forth the proposal of UPC to acquire the outstanding shares of Common Stock of the Company by means of a cash tender offer and merger (the "UPC Proposal"). We also have held discussions with members of the senior management of the Company and BNI regarding the past and current business operations, financial condition and future prospects of their respective companies. Furthermore, we have considered the views of the senior management of the Company regarding the strategic importance of, and potential synergies expected to be realized from, the Merger. In addition, we have reviewed the reported price and trading activity for the Common Stock and BNI Common Stock, compared certain financial and stock market information for the Company and BNI with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the railroad industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes for this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or BNI or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed with your consent that the transaction will receive regulatory approval in the manner contemplated by the Company.

Management of the Company has advised us that in its opinion there are significant contingencies associated with the UPC Proposal and counsel to the Company has advised the Company's Board of Directors and management that there are significant legal uncertainties relating to whether or under what circumstances regulatory authorities would permit a combination of the Company and UPC. We have assumed with your consent that this advice was correct. We believe that the effect upon the common stock of UPC resulting from the failure to consummate the combination of the Company and UPC or from the conditions which UPC may be required to accept in order to consummate such a combination is uncertain. This uncertainty limits our ability to compare the aggregate consideration to be received by the holders of the Common Stock of the Company pursuant to the UPC Proposal with the Aggregate Consideration to be received pursuant to the Joint Tender Offer and the Merger.

Based upon and subject to the foregoing and based upon such other matters as we considered relevant, it is our opinion that as of the date hereof the Aggregate Consideration to be received by all of the holders of the outstanding shares of Common Stock of the Company pursuant to the Joint Tender Offer and the Merger, considered as a unitary transaction, is fair to such stockholders.

Very truly yours,

Goldman, Sachs & Co.

                                                                      BURLINGTON
                                                                      NORTHERN
                                                                      INC.
- --------------------------------------------------------------------------------

                                        NOTICE OF

YOUR VOTE IS IMPORTANT                  SPECIAL MEETING
YOUR MANAGEMENT WILL APPRECIATE THE     OF STOCKHOLDERS
PROMPT RETURN OF YOUR SIGNED PROXY SO   AND
THE SHARES YOU OWN WILL BE REPRESENTED  PROXY STATEMENT
AT THE SPECIAL MEETING OF STOCKHOLDERS.
- --------------------------------------------------------------------------------

                                        TO BE HELD AT
                                        BURLINGTON NORTHERN RAILROAD COMPANY
                                        3017 LOU MENK DRIVE
                                        FORT WORTH, TEXAS
                                        JANUARY 27, 1995
                                        10:00 A.M. FORT WORTH TIME

                                                         SANTA FE
                                                         PACIFIC
                                                         CORPORATION
- --------------------------------------------------------------------------------

                                        NOTICE OF

YOUR VOTE IS IMPORTANT                  SPECIAL MEETING
YOUR MANAGEMENT WILL APPRECIATE THE     OF STOCKHOLDERS
PROMPT RETURN OF YOUR SIGNED PROXY SO   AND
THE SHARES YOU OWN WILL BE REPRESENTED  PROXY STATEMENT
AT THE SPECIAL MEETING OF STOCKHOLDERS.
- --------------------------------------------------------------------------------

                                        TO BE HELD AT
                                        WYNDHAM NORTHWEST CHICAGO
                                        400 PARK BOULEVARD
                                        ITASCA, ILLINOIS
                                        JANUARY 27, 1995
                                        3:00 P.M. CHICAGO TIME

                            BURLINGTON NORTHERN INC.

                        SPECIAL MEETING OF STOCKHOLDERS

                      SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints Gerald Grinstein and Edmund W. Burke,
P and each of them, proxy for the undersigned, with power of substitution, R to vote as specified herein, all Common Stock held by the undersigned, O with the same force and effect as the undersigned would be entitled to X vote if personally present, at the special meeting of stockholders of the Y Company to be held at Burlington Northern Railroad Company, 3017 Lou Menk
   Drive, Fort Worth, Texas on January 27, 1995, at 10:00 a.m. Fort Worth time, and at any adjournment or postponement thereof. In their discretion, the parties are authorized to vote upon such other business as is properly brought before the meeting.

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX. SEE REVERSE SIDE. YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF THIS PROXY IS SUBMITTED, BUT NO DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" THE MERGER. A VOTE INDICATED ON A PREVIOUSLY SUBMITTED PROXY CARD WILL BE DEEMED TO BE A CORRESPONDING VOTE ON THE MERGER UNLESS YOU SUBMIT A SUBSEQUENT PROXY CARD CHANGING YOUR VOTE. A VOTE "FOR" THE MERGER WILL ALSO CONSTITUTE A VOTE "FOR" THE ALTERNATIVE MERGER.

     IF YOU HAVE PREVIOUSLY GIVEN YOUR PROXY TO ANY PERSON, YOU MAY REVOKE OR CHANGE YOUR PREVIOUS PROXY BY SUBMITTING A LATER DATED PROXY CARD.

                      PLEASE SIGN AND DATE ON REVERSE SIDE

                                                                         SEE
                                                                       REVERSE
                                                                         SIDE

[X] Please mark your vote as in this example.                         ----- 0444

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE MERGER.
- --------------------------------------------------------------------------------

 Approval and Adoption of the                  FOR    AGAINST   ABSTAIN
 Agreement and Plan of Merger dated           [_]       [_]        [_]
 as of June 29, 1994, between
 Burlington Northern Inc. and Santa
 Fe Pacific Corporation and any
 amendments thereto.


                                          Please sign exactly as name appears
                                          hereon. Joint owners should each
                                          sign. When signing as attorney,
                                          executor, administrator, trustee or
                                          guardian, please give full title as
                                          such. This Proxy votes all shares
                                          held in all capacities.

                                          -------------------------------------
                                          DATE

                                          -------------------------------------
                                          SIGNATURE

                                          -------------------------------------
                                          SIGNATURE(S) (IF HELD JOINTLY)

                                          -------------------------------------
                                          TITLE OR AUTHORITY
PLEASE VOTE YOUR PROXY PROMPTLY

                          SANTA FE PACIFIC CORPORATION
                   1700 EAST GOLF ROAD, SCHAUMBURG, IL 60173

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

  The undersigned hereby appoints Denis E. Springer and Marsha K. Morgan, and each of them, proxy for the undersigned, with power of substitution, to vote as specified herein, all Common Stock held by the undersigned, with the same force and effect as the undersigned would be entitled to vote if personally present, at the special meeting of stockholders of the Company to be held in the Wyndham Northwest Chicago, 400 Park Boulevard, Itasca, Illinois, on January 27, 1995, at 3:00 P.M. and at any adjournment or postponement thereof. In their discretion, the proxies are authorized to vote upon such other business as is properly brought before the meeting.

  YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX. SEE REVERSE SIDE. YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF THIS PROXY IS SUBMITTED, BUT NO DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" THE MERGER. A VOTE INDICATED ON A PREVIOUSLY SUBMITTED PROXY CARD WILL BE DEEMED TO BE A CORRESPONDING VOTE ON THE MERGER UNLESS YOU SUBMIT A SUBSEQUENT PROXY CARD CHANGING YOUR VOTE. A VOTE "FOR" THE MERGER WILL ALSO CONSTITUTE A VOTE "FOR" THE ALTERNATIVE MERGER.

  IF YOU HAVE PREVIOUSLY GIVEN YOUR PROXY TO ANY PERSON, YOU MAY REVOKE OR CHANGE YOUR PREVIOUS PROXY BY SUBMITTING A LATER DATED PROXY CARD.

                      PLEASE SIGN AND DATE ON REVERSE SIDE

[X] Please mark your vote as in this example.                         ----- 8664

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE MERGER.
- --------------------------------------------------------------------------------

 Approval and Adoption of the
 Agreement and Plan of Merger dated            FOR    AGAINST   ABSTAIN
 as of June 29, 1994 between                  [_]       [_]        [_]
 Burlington Northern Inc. and Santa
 Fe Pacific Corporation and any
 amendments thereto.


                                          Please sign exactly as name appears
                                          hereon. Joint owners should each
                                          sign. When signing as attorney,
                                          executor, administrator, trustee or
                                          guardian, please give full title as
                                          such. This Proxy votes all shares
                                          held in all capacities.

                                          -------------------------------------
                                          DATE

                                          -------------------------------------
                                          SIGNATURE

                                          -------------------------------------
                                          SIGNATURE(S) (IF HELD JOINTLY)

                                          -------------------------------------
PLEASE VOTE YOUR PROXY PROMPTLY           TITLE OR AUTHORITY

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  As authorized by Section 145 of the General Corporation Law of the State of Delaware ("Delaware Corporation Law"), BNI and Holdings may indemnify directors, officers, employees and certain other individuals against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of any threatened, pending, or completed legal proceeding (other than an action by or in the right of BNI or Holdings) in which they are involved by reason of the fact that they are or were a director, officer, employee, or other qualified individual if they acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of BNI or Holdings, as the case may be, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that their conduct was unlawful. If the legal proceeding is by or in the right of BNI or Holdings directors, officers, employees, or other qualified individuals may not be indemnified in respect of any claim, issue, or matter as to which they have been adjudged to be liable to BNI or Holdings, as the case may be, unless a Delaware Court of Chancery determines otherwise. Article EIGHTH of BNI's and Holdings' Certificate of Incorporation and Article X of the By-Laws of BNI and Holdings provide for indemnification of BNI's and Holdings' directors, officers, employees, and certain other individuals to the full extent authorized by the Delaware Corporation Law.

  Pursuant to Section 102(b)(7) of the Delaware Corporation Law, Article EIGHTH of BNI's and Holdings' Certificate of Incorporation provides that the directors of BNI and Holdings, individually or collectively, shall not be held personally liable to BNI or Holdings, as the case may be, or its stockholders for monetary damages for breach of fiduciary duty as directors, except that any director shall remain liable (i) for any breach of the director's fiduciary duty of loyalty to BNI or Holdings, as the case may be, or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

  BNI and Holdings maintain officers' and directors' liability insurance, which insures against liabilities that the officers and directors may incur in such capacities.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     EXHIBIT
     NUMBER                              DESCRIPTION
     -------                             -----------
       2.1   Agreement and Plan of Merger dated as of June 29, 1994, between
              Burlington Northern Inc. and Santa Fe Pacific Corporation as
              amended by an Amendment thereto dated as of October 26, 1994 and
              Amendment No. 2 thereto dated as of December 18, 1994 (schedules thereto omitted but available to the Securities and Exchange Com-
              mission upon request) and related letter agreements (June 30,
              1994 Form 10-Q, filed August 1994).***
       3.1   Certificate of Incorporation of Burlington Northern Inc. as
              Amended through February 28, 1992 (1993 Form 10-K, filed February
              1994).**
       3.2   Certificate of Increase of Number of Shares of Series A Junior
              Participating Class A Preferred Stock of Burlington Northern
              Inc., dated January 9, 1992 (1991 Form 10-K, filed February
              1992).**
       3.3   By-Laws of Burlington Northern Inc. as Amended through July 17,
              1991 (1993 Form 10-K, filed February 1994).**
       3.4   Amended and Restated Certificate of Incorporation of BNSF Corpora-
              tion as amended through December 23, 1994.***
       3.5   By-Laws of BNSF Corporation as amended through December 21,
              1994.***

     EXHIBIT
     NUMBER                              DESCRIPTION
     -------                             -----------
       4.1   Form of Rights Agreement dated as of July 14, 1986, between Bur-
              lington Northern Inc. and The First National Bank of Boston which includes, as Exhibit A thereto, the Form of Certificate of Desig-
              nation specifying the terms of the Preferred Stock and as Exhib-
              it B thereto, the form of Rights Certificate (Form 8-A, No. 1-
              8159, filed July 1986). Burlington Northern Inc. and its subsidi-
              aries either have previously filed with the Securities and Ex-
              change Commission or upon request will furnish a copy of any in-
              strument with respect to long-term debt of Burlington Northern
              Inc. and its subsidiaries.**
       4.2   Certificate of Designation of 6 1/4% Cumulative Convertible Pre-
              ferred Stock, Series A, No Par Value of Burlington Northern Inc.,
              dated November 24, 1992 (1992 Form 10-K, filed February 1993).**
       5.1   Opinion of counsel as to the legality of the securities being reg-
              istered.***
      10.1   Form of Tax Sharing Agreement between Burlington Northern Inc. and
              Burlington Resources Inc. (1988 Form 10-K Amendment No. 1, filed
              March 1989).**
      10.2   1987 Burlington Northern Inc. Stock Option Incentive Plan as filed on Form S-8
              No. 33-18082.**
      10.3   1982 Burlington Northern Inc. Stock Option Incentive Plan as filed on Form S-8
              No. 2-80478.**
      10.4   Burlington Northern Inc. Incentive Compensation Plan as filed on
              Form S-8
              No. 33-25806.**
      10.5   Burlington Northern Inc. Senior Executive Survivor Benefit Plan as
              of April 1, 1986 (1987 Form 10-K Amendment No. 1, filed March
              1988).**
      10.6   Burlington Northern Inc. Deferred Compensation Plan as of January
              1, 1988 (1987 Form 10-K Amendment No. 1, filed March 1988).**
      10.7   Burlington Northern Inc. Performance Share Unit Plan (1981) as of
              January 1, 1988 (1987 Form 10-K Amendment No. 1, filed March
              1988).**
      10.8   Burlington Northern Inc. 1987 Performance Share Unit Plan as of
              January 1, 1988 (1987 Form 10-K Amendment No. 1, filed March
              1988).**
      10.9   Burlington Northern Inc. Supplemental Benefits Plan as of January
              1987 (1987 Form 10-K Amendment No. 1, filed March 1988).**
      10.10  1989 Burlington Northern Inc. Restricted Stock Incentive Plan
              (1990 Form 10-K, filed March 1991).**
      10.11  1990 Burlington Northern Inc. Directors Stock Option Plan (1990
              Form 10-K, filed March 1991).**
      10.12  1990 Burlington Northern Inc. Directors Restricted Stock Plan
              (1990 Form 10-K, filed March 1991).**
      10.13  1992 Burlington Northern Inc. Stock Option Incentive Plan (1992
              Form 10-K, filed February 1993).**
      10.14  1993 Burlington Northern Inc. Employee Stock Purchase Plan (1992
              Form 10-K, filed February 1993).**
      10.15  Employment Agreement, dated as of December 20, 1988, by and be-
              tween Burlington Northern Inc. and Mr. Gerald Grinstein (1988
              Form 10-K Amendment No. 1, filed March 1989).**
      10.17  Employment Agreement, dated as of April 27, 1992, by and between
              Burlington Northern Inc. and Mr. Gerald Grinstein (1992 Form 10-K,
              filed February 1993).**

     EXHIBIT
     NUMBER                           DESCRIPTION
     -------                          -----------
      10.19  Employment Agreement, dated as of August 21, 1991, by and between Burlington Northern Inc. and Mr. David C. Anderson
              (1991 Form 10-K, filed February 1992).**
      10.22  Form of Severance Agreements.***
      11.1   Computation of Earnings per Common Share.***
      21.1   Subsidiaries of Burlington Northern Inc.***
      23.1   Consent of Coopers & Lybrand L.L.P.*
      23.2   Consent of Coopers & Lybrand L.L.P.*
      23.3   Consent of Price Waterhouse LLP.*
      23.4   Consent of Lazard Freres & Co.*
      23.5   Consent of Goldman, Sachs & Co.*
      23.6   Consent of Davis Polk & Wardwell (included in the opinion
              filed as Exhibit 5.1).*
      23.7   Consent of Barry C. Harris***
      23.8   Consent of Paul Lamboley***
      23.9   Consent of Robert D. Krebs*
      24.1   Power of Attorney***
      99.1   October 5, 1994 letter from Drew Lewis, Chairman, Union
              Pacific Corporation to Robert D. Krebs, Chairman, President
              and Chief Executive Officer, Santa Fe Pacific
              Corporation.***
      99.2   October 6, 1994 letter from Robert D. Krebs to Drew
              Lewis.***
      99.3   October 11, 1994 letter from Drew Lewis to Robert D.
              Krebs.***
      99.4   Statement of Barry C. Harris (Form S-4 (File No. 33-56183)
              filed on October 27, 1994).**

- --------
   *Exhibit is being filed herewith.
  **Exhibit is being incorporated by reference as indicated.
 ***Previously filed.

ITEM 22. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of Holdings pursuant to the foregoing provisions, or otherwise, Holdings has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Holdings of expenses incurred or paid by a director, officer, or controlling person of Holdings in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Holdings will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  Holdings hereby undertakes as follows:

  (1) Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party which is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (2) Every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Holdings hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request. Holdings hereby further undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of or included in the registration statement when it became effective.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS POST-EFFECTIVE AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF FORT WORTH, STATE OF TEXAS, ON JANUARY 13, 1995.

                                         Burlington Northern Inc.

                                                   /s/ Edmund W. Burke
                                         BY: _________________________________
                                             EDMUND W. BURKE EXECUTIVE VICE
                                              PRESIDENT, LAW AND SECRETARY

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS POST-EFFECTIVE AMENDMENT NO. 3 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURES                      TITLE                 DATE

      /s/ Gerald Grinstein            Chairman, Chief
- ------------------------------------   Executive Officer       January 13,
         GERALD GRINSTEIN*             and Director             1995

      /s/ David C. Anderson           Executive Vice
- ------------------------------------   President, Chief        January 13,
         DAVID C. ANDERSON*            Financial Officer        1995
                                       and Chief
                                       Accounting Officer

       /s/ Jack S. Blanton            Director
- ------------------------------------                           January 13,
          JACK S. BLANTON*                                      1995

      /s/ Daniel P. Davison           Director
- ------------------------------------                           January 13,
         DANIEL P. DAVISON*                                     1995

       /s/ Daniel J. Evans            Director
- ------------------------------------                           January 13,
          DANIEL J. EVANS*                                      1995

      /s/ Barbara C. Jordan           Director
- ------------------------------------                           January 13,
         BARBARA C. JORDAN*                                     1995

*By: /s/ Douglas J. Babb
____________________________________
  Attorney-in-Fact

             SIGNATURES                         TITLE                DATE

         /s/ Ben F. Love                Director
- -------------------------------------                            January 13,
            BEN F. LOVE*                                          1995

       /s/ Arnold R. Weber              Director
- -------------------------------------                            January 13,
          ARNOLD R. WEBER*                                        1995

   /s/ Edward E. Whitacre, Jr.          Director
- -------------------------------------                            January 13,
      EDWARD E. WHITACRE, JR.*                                    1995

      /s/ Michael B. Yanney             Director
- -------------------------------------                            January 13,
         MICHAEL B. YANNEY*                                       1995

*By: /s/ Douglas J. Babb
_____________________________________
  Attorney-in-Fact

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 2 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF FORT WORTH, STATE OF TEXAS, ON JANUARY 13, 1995.

                                          BNSF Corporation

                                                   /s/ Douglas J. Babb
                                          BY: ________________________________
                                                     Douglas J. Babb
                                                        President

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 2 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURES                         TITLE                DATE

         /s/ Douglas J. Babb            President and
- -------------------------------------    Director                January 13,
           DOUGLAS J. BABB                                        1995

        /s/ Denis E. Springer           Vice President,
- -------------------------------------    Treasurer and Chief     January 13,
         DENIS E. SPRINGER*              Accounting Officer       1995
                                         and Director

       /s/ Jeffrey R. Moreland          Vice President and
- -------------------------------------    Secretary and           January 13,
        JEFFREY R. MORELAND*             Director                 1995

        /s/ David C. Anderson           Vice President and
- -------------------------------------    Chief Financial         January 13,
         DAVID C. ANDERSON*              Officer and              1995
                                         Director

*By: /s/ Douglas J. Babb
_____________________________________
  Attorney-in-Fact

                                LIST OF EXHIBITS

  The following exhibits are filed as part of this report.

 EXHIBIT                                                                  PAGE
 NUMBER                           DESCRIPTION                            NUMBER
 -------                          -----------                            ------
   2.1   Agreement and Plan of Merger dated as of June 29, 1994, be-
          tween Burlington Northern Inc. and Santa Fe Pacific Corpora-
          tion as amended by an Amendment thereto dated as of October
          26, 1994 and Amendment No. 2 thereto dated as of December
          18, 1994 (schedules thereto omitted but available to the Se-
          curities and Exchange Commission upon request) and related letter agreements (June 30, 1994 Form 10-Q, filed August
          1994).***
   3.1   Certificate of Incorporation of Burlington Northern Inc. as
          Amended through February 28, 1992 (1993 Form 10-K, filed
          February 1994).**
   3.2   Certificate of Increase of Number of Shares of Series A Ju-
          nior Participating Class A Preferred Stock of Burlington
          Northern Inc., dated January 9, 1992 (1991 Form 10-K, filed
          February 1992).**
   3.3   By-Laws of Burlington Northern Inc. as Amended through July
          17, 1991 (1993 Form 10-K, filed February 1994).**
   3.4   Amended and Restated Certificate of Incorporation of BNSF
          Corporation as amended through December 23, 1994.***
   3.5   By-Laws of BNSF Corporation as amended through December 21,
          1994.***
   4.1   Form of Rights Agreement dated as of July 14, 1986, between
          Burlington Northern Inc. and The First National Bank of Bos-
          ton which includes, as Exhibit A thereto, the Form of Cer-
          tificate of Designation specifying the terms of the Pre-
          ferred Stock and as Exhibit B thereto, the form of Rights
          Certificate (Form 8-A, No. 1-8159, filed July 1986). Bur-
          lington Northern Inc. and its subsidiaries either have pre-
          viously filed with the Securities and Exchange Commission or upon request will furnish a copy of any instrument with re-
          spect to long-term debt of Burlington Northern Inc. and its subsidiaries.**
   4.2   Certificate of Designation of 6 1/4% Cumulative Convertible
          Preferred Stock, Series A, No Par Value of Burlington North-
          ern Inc., dated November 24, 1992 (1992 Form 10-K, filed
          February 1993).**
   5.1   Opinion of counsel as to the legality of the securities being registered.***
  10.1   Form of Tax Sharing Agreement between Burlington Northern
          Inc. and Burlington Resources Inc. (1988 Form 10-K Amendment
          No. 1, filed March 1989).**
  10.2   1987 Burlington Northern Inc. Stock Option Incentive Plan as
          filed on Form S-8
          No. 33-18082.**
  10.3   1982 Burlington Northern Inc. Stock Option Incentive Plan as
          filed on Form S-8
          No. 2-80478.**
  10.4   Burlington Northern Inc. Incentive Compensation Plan as filed on Form S-8
          No. 33-25806.**
  10.5   Burlington Northern Inc. Senior Executive Survivor Benefit
          Plan as of April 1, 1986 (1987 Form 10-K Amendment No. 1,
          filed March 1988).**
  10.6   Burlington Northern Inc. Deferred Compensation Plan as of
          January 1, 1988 (1987 Form 10-K Amendment No. 1, filed March
          1988).**
  10.7   Burlington Northern Inc. Performance Share Unit Plan (1981)
          as of January 1, 1988 (1987 Form 10-K Amendment No. 1, filed
          March 1988).**

 EXHIBIT                                                                  PAGE
 NUMBER                           DESCRIPTION                            NUMBER
 -------                          -----------                            ------
  10.8   Burlington Northern Inc. 1987 Performance Share Unit Plan as
          of January 1, 1988 (1987 Form 10-K Amendment No. 1, filed
          March 1988).**
  10.9   Burlington Northern Inc. Supplemental Benefits Plan as of
          January 1987 (1987 Form 10-K Amendment No. 1, filed March
          1988).**
  10.10  1989 Burlington Northern Inc. Restricted Stock Incentive Plan
          (1990 Form 10-K, filed March 1991).**
  10.11  1990 Burlington Northern Inc. Directors Stock Option Plan
          (1990 Form 10-K, filed March 1991).**
  10.12  1990 Burlington Northern Inc. Directors Restricted Stock Plan
          (1990 Form 10-K, filed March 1991).**
  10.13  1992 Burlington Northern Inc. Stock Option Incentive Plan
          (1992 Form 10-K, filed February 1993).**
  10.14  1993 Burlington Northern Inc. Employee Stock Purchase Plan
          (1992 Form 10-K, filed February 1993).**
  10.15  Employment Agreement, dated as of December 20, 1988, by and between Burlington Northern Inc. and Mr. Gerald Grinstein
          (1988 Form 10-K Amendment No. 1, filed March 1989).**
  10.17  Employment Agreement, dated as of April 27, 1992, by and be-
          tween Burlington
          Northern Inc. and Mr. Gerald Grinstein (1992 Form 10-K,
          filed February 1993).**
  10.19  Employment Agreement, dated as of August 21, 1991, by and be-
          tween Burlington Northern Inc. and Mr. David C. Anderson
          (1991 Form 10-K, filed February 1992).**
  10.22  Form of Severance Agreements.***
  11.1   Computation of Earnings per Common Share.***
  21.1   Subsidiaries of Burlington Northern Inc.***
  23.1   Consent of Coopers & Lybrand L.L.P.*
  23.2   Consent of Coopers & Lybrand L.L.P.*
  23.3   Consent of Price Waterhouse LLP.*
  23.4   Consent of Lazard Freres & Co.*
  23.5   Consent of Goldman, Sachs & Co.*
  23.6   Consent of Davis Polk & Wardwell (included in the opinion
          filed as Exhibit 5.1).*
  23.7   Consent of Barry C. Harris.***
  23.8   Consent of Paul Lamboley.***
  23.9   Consent of Robert D. Krebs.*
  24.1   Power of Attorney.***
  99.1   October 5, 1994 letter from Drew Lewis, Chairman, Union Pa-
          cific Corporation to Robert D. Krebs, Chairman, President
          and Chief Executive Officer, Santa Fe Pacific Corpora-
          tion.***
  99.2   October 6, 1994 letter from Robert D. Krebs to Drew Lewis.***
  99.3   October 11, 1994 letter from Drew Lewis to Robert D.
          Krebs.***
  99.4   Statement of Barry C. Harris (Form S-4 (File No. 33-56183)
          filed on October 27, 1994).**

- --------
   *Exhibit is being filed herewith.
  **Exhibit is being incorporated by reference as indicated.
 ***Previously filed.

                                       2